Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Exhibit 99.1

    , 2024

Dear SITE Centers Corp. Shareholder:

We are pleased to inform you that the Board of Directors of SITE Centers Corp., or SITE Centers, has declared the distribution of all the common stock of Curbline Properties Corp., or Curbline, a wholly owned subsidiary of SITE Centers, to SITE Centers’ shareholders.

SITE Centers’ Board of Directors has determined upon careful review and consideration that Curbline’s separation from SITE Centers is in the best interests of SITE Centers and its shareholders as it unlocks a unique, first-to-market opportunity and provides investors with two distinct investment strategies.

As of June 30, 2024, Curbline owned a portfolio of 72 convenience retail properties comprising approximately 2.4 million square feet of Gross Leasable Area. Following the separation and distribution, we believe that Curbline will be the first publicly traded real estate investment trust exclusively focused on the convenience real estate sector. Its properties are generally located on the curbline of well-trafficked intersections and major vehicular corridors in some of the wealthiest submarkets in the United States.

We believe that the separation will allow SITE Centers and Curbline to focus on their respective portfolios and distinct business strategies. Specifically, we believe Curbline’s embedded organic growth profile and net cash and debt-free position upon its separation from SITE Centers will allow it to significantly grow the size of its convenience property portfolio. The property type’s site plan and depth of leasing prospects that can utilize existing square footage generally reduce operating capital expenditures relative to other retail real estate formats and provide significant tenant diversification. Further, SITE Centers expects to focus on maximizing value in its curated portfolio of open-air shopping centers through leasing, tactical redevelopment projects and, subject to market conditions, additional sales of its properties.

The distribution of Curbline common stock will occur on    , 2024 by way of a pro rata special distribution to SITE Centers shareholders of record at the close of business on     , 2024, the record date of the distribution. The distribution is expected to be taxable. Each SITE Centers shareholder will be entitled to receive two shares of Curbline common stock for every one SITE Centers common share held by such shareholder on the record date. The shares of Curbline common stock will be issued in book-entry form only, which means that no physical stock certificates will be issued.

Shareholder approval of the distribution is not required and you are not required to take any action to receive your shares of Curbline common stock.

Following the distribution, you will own shares in both SITE Centers and Curbline. The number of SITE Centers shares you own will not change as a result of the distribution. SITE Centers’ common shares will continue to trade on the New York Stock Exchange under the symbol “SITC.” We intend to apply to list Curbline’s common stock on the New York Stock Exchange under the symbol “CURB.”

The Information Statement, which is being mailed to all holders of SITE Centers common shares on the record date for the distribution, describes the distribution in detail and contains important information about Curbline, its business, financial condition and operations. We urge you to read the Information Statement carefully.

We want to thank you for your continued support of SITE Centers, and we look forward to your future support of Curbline.

Sincerely,

David R. Lukes
President and Chief Executive Officer SITE Centers Corp.

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

    , 2024

Dear Future Curbline Stockholder:

It is our pleasure to welcome you as a stockholder of our company, Curbline Properties Corp., or Curbline. Following the separation of our company from SITE Centers Corp., or SITE Centers, and the distribution of our common stock, we will be a unique, newly listed public real estate investment trust, or REIT, formed to own convenience retail properties.

SITE Centers began investing in convenience properties over five years ago, and after reviewing transaction activity, data analytics, including mobile phone geolocation data, financial returns, and tenant credit and performance, determined that convenience properties operate as a distinctive sector within retail real estate and that the sector has unique attributes that differentiate it from other retail property formats and presents a compelling growth opportunity.

Convenience properties are generally positioned on the curbline of well-trafficked intersections and major vehicular corridors, offering excellent access and visibility, dedicated parking and often include drive-thru units, with 62% of our properties having at least one drive-thru unit as of June 30, 2024. Convenience properties generally consist of a homogenous row of primarily small-shop units leased to a diversified mixture of national and local service and restaurant tenants that cater to daily convenience trips from the growing suburban population and typically experience more customer foot traffic per square foot than anchored retail. The property type has the opportunity to generate above-average, occupancy-neutral cash flow growth driven by high retention rates and limited operating capital expenditures given the standardized site plan and depth of leasing prospects that can utilize existing square footage and provide significant tenant diversification. As of June 30, 2024, the median Gross Leasable Area, or GLA, of a property in the Curbline portfolio was 21,000 square feet with 92% of base rent generated by units less than 10,000 square feet.

We believe the creation of the first publicly traded REIT focused exclusively on the convenience real estate sector positions us to take advantage of the highly fragmented but liquid marketplace for convenience properties in order to aggregate this type of real estate. We expect to be in a net cash and debt-free position at the time of our separation from SITE Centers with approximately $600 million of cash on hand plus significant access to debt capital in order to grow our asset base through acquisitions with no additional near-term equity required. Additionally, with over 68,000 convenience properties in the United States (950 million square feet of GLA) and over $41 billion of convenience assets traded in the period of 2019 to 2023 (primarily among private investors), the market provides a substantial addressable opportunity for our company to scale and differentiate itself as the first mover public REIT exclusively focused on convenience assets.

We intend to focus on the wealthiest submarkets in the United States with significant barriers to entry. The portfolio is generally located in submarkets with compelling long-term population and employment growth prospects and above-average household incomes of over $115,000 (91st percentile as compared to all shopping centers in the United States as of June 30, 2024).

As of June 30, 2024, the Curbline portfolio consisted of approximately 2.4 million square feet of GLA of convenience retail real estate and was 95.9% leased and 93.7% occupied with Annualized Base Rent per square foot of $35.27. All of Curbline’s properties are located in the United States and are geographically diversified, principally across the Southeast, Mid-Atlantic, Southwest and Mountain regions, along with Texas.

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

We intend to apply to list Curbline’s common stock on the New York Stock Exchange under the symbol “CURB.”

We invite you to learn more about Curbline by carefully reviewing the enclosed Information Statement, which contains important information about Curbline and our business, financial condition and operations, as well as certain risks. The Information Statement also explains how you will receive your shares of Curbline common stock. We look forward to your support as a stockholder of Curbline.

Sincerely,

David R. Lukes
President and Chief Executive Officer Curbline Properties Corp.

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Information contained herein is subject to completion or amendment. A Draft Registration Statement on Form 10 relating to these securities has been confidentially submitted to the Securities and Exchange Commission under the Securities Exchange Act of 1934.

Preliminary and Subject to Completion, dated August 16, 2024

INFORMATION STATEMENT

CURBLINE PROPERTIES CORP.

COMMON STOCK

This Information Statement is being furnished in connection with the distribution by SITE Centers Corp., or SITE Centers, an Ohio corporation and self-administered and self-managed real estate investment trust, or REIT, whose common shares are listed on the New York Stock Exchange, or NYSE, to its shareholders of all of the outstanding common stock of Curbline Properties Corp. (together with its consolidated subsidiaries, the Company or Curbline), a wholly owned subsidiary of SITE Centers. The Company is a Maryland corporation and, as of June 30, 2024, the Curbline portfolio consisted of 2.4 million square feet of Gross Leasable Area, or GLA, of convenience retail real estate.

For every one common share of SITE Centers held of record by you as of the close of business on     , 2024, or the distribution record date, you will receive two shares of the Company’s common stock, or the distribution. However, as discussed under “The Company’s Separation from SITE Centers—Market for Common Stock—Trading Prior to the Distribution Date,” if you sell your common shares of SITE Centers in the “regular-way” market after the distribution record date and before the Company’s separation from SITE Centers, or the separation, you also will be selling your right to receive the Company’s common stock in connection with the separation. The Company expects its common stock will be distributed by SITE Centers to you on or about     , 2024, or the distribution date.

No vote of SITE Centers’ shareholders is required in connection with the distribution. Therefore, you are not being asked for a proxy, and you are requested not to send either SITE Centers or the Company a proxy, in connection with the separation. You will not be required to pay any consideration or to exchange or surrender your existing common shares of SITE Centers or take any other action to receive your shares of Curbline common stock on the distribution date.

There is no current trading market for the Company’s common stock, although the Company expects that a limited market, commonly known as a “when-issued” trading market, will develop on the third trading day prior to the distribution date, and the Company expects “regular-way” trading of the Company’s common stock to begin on the distribution date. The Company intends to apply to list its common stock on the NYSE under the symbol “CURB.”

The Company intends to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes, commencing with its taxable year ending December 31, 2024. To assist the Company in maintaining its qualification as a REIT for U.S. federal income tax purposes, the Company’s charter, or the Charter, contains certain restrictions on ownership of the Company’s common stock. See “Description of Securities—Description of Common Stock—Restrictions on Ownership and Transfer.”

The Company is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and may elect to comply with certain reduced public company reporting requirements.

Owning the Company’s common stock involves risks. See “Risk Factors” beginning on page 25 of this Information Statement for a description of various risks you should consider in owning the Company’s common stock.

Neither the Securities and Exchange Commission, or the SEC, nor any state or other securities commission has approved or disapproved of these securities or determined if this Information Statement is truthful or complete. Any representation to the contrary is a criminal offense.

This Information Statement was first provided to SITE Centers shareholders on or about     , 2024.

The date of this Information Statement is      , 2024.

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

CURBLINE

STARBUCKS COFFEE

Broadway Center
PHOENIX MSA

Crocker Commons
CLEVELAND MSA

WHERE RETAILERS STAY AHEAD OF THE CURB.

Shops at Power & Baseline
PHOENIX MSA

CURBLINE.COM

CURBLINE WHERE RETAILERS STAY AHEAD OF THE CURB. CURBLINE.COM

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Shops at Boca Center
MIAMI MSA

MOE's
SOUTHWEST GRILL
T Mobile

Fairfax Pointe
WASHINGTON, D.C. MSA

SMASH
BURGER
SMASH
BURGER
STARBUCKS
COFFEE

Shops at Power & Baseline
PHOENIX MSA

Briarcroft Center
HOUSTON MSA

TORCHYS

Oaks at Slaughter
AUSTIN MSA

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

SUMMARY

This summary highlights some of the information in this Information Statement. You should read carefully the more detailed information set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Company’s Separation from SITE Centers,” and the other information included in this Information Statement. Unless otherwise indicated, the information contained in this Information Statement, including the combined financial statements, assumes the completion of all the transactions referred to in this Information Statement in connection with the separation, which will be completed on the distribution date.

The Company

Curbline is a Maryland corporation formed to own, manage, lease, acquire and develop a portfolio of convenience retail properties. As of June 30, 2024, Curbline’s portfolio consisted of 72 properties comprising approximately 2.4 million square feet of GLA. All of Curbline’s properties are located in the United States and are geographically diversified, principally across the Southeast, Mid-Atlantic, Southwest and Mountain regions, along with Texas. The portfolio is generally located in submarkets with compelling long-term population and employment growth prospects and above-average household incomes of over $115,000 (91st percentile as compared to all shopping centers in the United States as of June 30, 2024).1 As of June 30, 2024, the Curbline portfolio’s largest Metropolitan Statistical Areas, or MSAs, included Miami (18.1% of Annualized Base Rent, or ABR), Atlanta (11.1%), Phoenix (10.4%), Orlando (7.0%) and San Francisco (6.7%).

Convenience properties are generally positioned on the curbline of well-trafficked intersections and major vehicular corridors, offering excellent access and visibility, dedicated parking and often include drive-thru units, with 62% of Curbline properties having at least one drive-thru unit as of June 30, 2024. The properties generally consist of a homogenous row of primarily small-shop units leased to a diversified mixture of national and local service and restaurant tenants that cater to daily convenience trips from the growing suburban population. The property type’s site plan and depth of leasing prospects that can utilize existing square footage generally reduce operating capital expenditures relative to other retail real estate formats and provide significant tenant diversification. In 2023, the Curbline portfolio achieved cash blended leasing spreads of 14.7% for both new leases and renewals. As of June 30, 2024, the median GLA of a property in the Curbline portfolio was 21,000 square feet with 92% of base rent generated by units less than 10,000 square feet.

As of June 30, 2024, the Curbline portfolio was 95.9% leased and 93.7% occupied with ABR per square foot of $35.27. The positioning of the Curbline portfolio’s properties, their location in affluent markets, and their standardized unit sizes attract a diversified group of primarily national, high credit quality tenants operating across a wide range of primarily service and restaurant businesses. As of June 30, 2024, national tenants accounted for over 72% of the portfolio’s total ABR, public company tenants comprised over 34% of the portfolio’s total ABR and only one tenant represented more than 2% of the portfolio’s total ABR. Curbline believes its diversification of primarily national tenants along with the depth of leasing prospects for its homogenous store unit sizes mitigates credit risk and will allow it to maintain elevated leased rates across the portfolio. As of June 30, 2024, the Curbline portfolio’s largest tenants included Starbucks (2.6% of ABR), Darden (1.7%), Total Wine & More (1.6%), Verizon (1.3%) and JPMorgan Chase (1.2%), and the portfolio’s top ten tenants comprised less than 14% of total ABR.

The Company is expected to be in a net cash position at the time of its separation from SITE Centers with approximately $600 million of cash on hand, a $400 million unsecured, undrawn line of credit, a $100 million unsecured, delayed draw term loan and no indebtedness. As of December 31, 2023, there were over 68,000 convenience properties in the United States (950 million square feet of GLA) representing approximately 60% of all shopping centers by count and 13% by GLA.2 Over $41 billion of convenience assets traded in the period of 2019 to 2023, primarily among private investors.3 This highly fragmented but liquid market, along with the Company’s net cash and liquidity position, provides a substantial addressable opportunity for Curbline to scale and differentiate itself as the first mover public REIT exclusively focused on convenience assets.

[1]	Source: CoStar, “Open-Air Shopping Centers.”
[2]	Source: ICSC, “U.S. Marketplace Count and Gross Leasable Area by Type.”
[3]	Source: Real Capital Analytics.

1

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Below is a map showing the geographic locations of the portfolio’s assets as of June 30, 2024:

The Company plans to elect to be treated as a REIT for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2024, and intends to maintain its status as a REIT for U.S. federal income tax purposes in future periods. The Company also intends to operate through an umbrella partnership, commonly referred to as an “UPREIT” structure, in which substantially all of the Company’s properties and assets are held through a subsidiary, Curbline Properties LP, or the Operating Partnership, a Delaware limited partnership. As the sole general partner of the Operating Partnership, the Company will have exclusive control of the Operating Partnership’s day-to-day management. The Company is not expected to conduct any material business itself, other than acting as the sole general partner of the Operating Partnership, guaranteeing certain debt of the Operating Partnership and issuing equity from time to time.

Reasons for the Separation

Upon careful review and consideration, SITE Centers’ Board of Directors, or the SITE Centers Board, determined that the Company’s separation from SITE Centers is in the best interests of SITE Centers and its shareholders. This determination was based on a number of factors, including those set forth below.

•

Focused company executing a distinct business strategy. SITE Centers’ current portfolio is comprised of several different types of retail real estate, including grocery, lifestyle, convenience, net lease and regional power center properties. The Company believes that its focus on the convenience property sector resulting from the separation and its ability to pursue a strategy based on the unique characteristics of convenience real estate will allow the Company to create value for its stockholders more effectively. Furthermore, the separation will enable investors and the financial community to evaluate Curbline and SITE Centers separately and better assess the merits, performance and future prospects of each business given their distinct property types and investment strategies. Additionally, the separation of the Company’s convenience properties from SITE Centers will create the first publicly traded REIT exclusively focused on convenience assets, providing a unique investment opportunity.

•

Convenience real estate represents a significant total addressable market. As of December 31, 2023, there were over 68,000 convenience properties in the United States (950 million square feet of GLA) representing approximately 60% of all shopping centers by count and 13% by GLA. Over $41 billion of convenience assets traded in the period of 2019 to 2023, primarily among private investors. This highly fragmented but liquid market provides a substantial addressable opportunity for Curbline to scale and differentiate itself.

•

Curated portfolio capitalizes on strong demographic and economic trends. Real estate located on the curbline overwhelmingly caters to frequent, short and targeted trips from the daily suburban population, which has grown in recent years as a result of demographic shifts. Curbline is well positioned to capitalize on these trends with properties generally concentrated

2

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

in MSAs and affluent suburban submarkets exhibiting compelling long-term population and employment growth, barriers to entry and above-average household incomes.

The SITE Centers Board also considered a number of potentially negative factors in evaluating the Company’s separation from SITE Centers and concluded that the potential benefits of the Company’s separation from SITE Centers outweighed these factors. For more information, see “The Company’s Separation from SITE Centers—Reasons for the Separation.”

The anticipated benefits of the separation are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event that the separation does not result in such benefits, the costs associated with the separation could have a material adverse effect on the Company and SITE Centers individually and in the aggregate. The estimated costs of the separation are approximately $35 million, which will be paid by SITE Centers on behalf of Curbline for expenses incurred prior to the separation and distribution, as specified in the Separation and Distribution Agreement. In addition, the Company will incur costs associated with its agreements with SITE Centers. For more information about the risks associated with the separation, see “Risk Factors.”

Competitive Strengths and Business

Convenience Lease Structure Positions Company for Above-Average Relative Organic Growth. Convenience properties offer the opportunity for above-average, occupancy-neutral cash flow growth through rental income increases from either fixed annual rental increases or renewal option increases embedded in tenant leases, elevated retention rates limiting lost rent resulting from vacancy, and positive mark-to-market of leases at renewal. In addition, the generally shorter duration of convenience tenant leases provides Curbline with more frequent opportunities to increase rents to market levels and to mitigate the risk and impact of inflation.

Limited Capital Expenditure Requirements Promote Cash Flow Efficiency. Convenience properties’ standardized site plans, high tenant retention rates, higher annualized base rents per square foot and depth of leasing prospects that can utilize existing square footage generally result in lower operating capital expenditure levels as a percentage of annualized base rents over time relative to other retail real estate formats including grocery, lifestyle and regional power center properties. Curbline generally does not expend a significant amount of capital on lease renewals, which constitute the majority of overall leasing activity. The weighted-average cost of tenant improvements and lease commissions estimated to be incurred over the expected lease term for all leases executed during the year ended December 31, 2023, was $2.09 per rentable square foot.

Diversified National Tenant Exposure Reduces Risk. The positioning of the Curbline portfolio’s properties, generally located on the curbline of well-trafficked intersections and major vehicular corridors in affluent markets, and its standardized unit sizes attract a diversified group of primarily national, high credit quality tenants operating across a wide range of primarily service and restaurant businesses, including quick-service restaurants, healthcare and wellness, financial services, beverage retail, telecommunications, beauty and hair salons, and fitness, among others. As of June 30, 2024, national tenants accounted for over 72% of the portfolio’s total ABR, public company tenants comprised over 34% of the portfolio’s total ABR and only one tenant represented more than 2% of the portfolio’s total ABR. Curbline believes its diversification of primarily national tenants along with the depth of leasing prospects for its homogenous store unit sizes mitigates credit risk and will allow it to maintain elevated leased rates across the portfolio.

Convenience Center Access and Site Plans Drive Higher Customer Traffic and Rents. Convenience-oriented properties are generally positioned to drive customer volume with ease of access, visibility, parking, and often include drive-thru units. As a result, convenience centers such as those owned by the Company typically experience more customer foot traffic per square foot than anchored retail, justifying higher rents and broad tenant demand. The Curbline portfolio leased rate has averaged 96.3% over the last seven years during its ownership of the applicable assets highlighting the portfolio and property type’s supply and demand imbalance along with steady demand from a broad range of service-based tenants for its space. As of June 30, 2024, the Curbline portfolio was 95.9% leased and 93.7% occupied with ABR per square foot of $35.27 as compared to a leased rate of 95.0% and ABR per square foot of $22.67 at June 30, 2024 for a peer group comprised of Brixmor Property Group Inc., Federal Realty Investment Trust, Kimco Realty Corp., Kite Realty Group Trust, Regency Centers Corporation, Retail Opportunities Investment Corp. and Urban Edge Properties. These seven entities were chosen because they were considered to be most similar to the Company in terms of geographic market overlap.

3

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Curated Portfolio Located in Affluent Submarkets. Curbline’s portfolio was curated based on a number of real estate and financial factors including demographics, access, visibility, vehicular traffic, tenant credit profile, rent mark-to-market opportunities and prospects for cash flow growth. The portfolio is generally located in submarkets with compelling long-term population and employment growth prospects and above-average household incomes of over $115,000 (91st percentile as compared to all shopping centers in the United States as of June 30, 2024).

Unlevered Balance Sheet and First Mover Advantage Positions Company for External Growth in a Liquid Property Type. The Company is expected to be in a net cash and debt-free position at the time of its separation from SITE Centers. As a result, the Company is expected to have approximately $600 million of cash on hand plus significant access to debt capital in order to grow its asset base through acquisitions with no additional near-term equity required. Additionally, with over 68,000 convenience properties in the United States (950 million square feet of GLA) and over $41 billion of convenience assets traded in the period of 2019 to 2023 (primarily among private investors), the highly fragmented but liquid market provides a substantial addressable opportunity for Curbline to scale and differentiate itself as the first mover public REIT exclusively focused on convenience assets.

Experienced and Well-Regarded Executives with Proven Track Record of Proactive Asset Management and Value Creation. The Company expects to benefit from the experience and significant expertise of members of SITE Centers’ executive team, which has a successful strategic track record, including having completed a spin-off of 50 properties to Retail Value Inc., or RVI, as well as a high volume of portfolio, single-property and joint venture transactions. The team has extensive transaction, property management, asset management, leasing and capital markets experience. Furthermore, the members of the management team have developed strong relationships with brokers and tenants that will provide additional value-added benefits.

Properties

The table below show the Curbline portfolio’s 72 assets as of June 30, 2024:

#	Property	MSA	City	State	Owned GLA(1)	ABR PSF(2)
1	Chandler Center	Phoenix-Mesa-Scottsdale	Chandler	AZ	7	$43.58
2	Shops at Gilbert Crossroads	Phoenix-Mesa-Scottsdale	Gilbert	AZ	15	$38.36
3	Shops at Power and Baseline	Phoenix-Mesa-Scottsdale	Mesa	AZ	4	$56.22
4	Shops at Lake Pleasant	Phoenix-Mesa-Scottsdale	Peoria	AZ	47	$40.52
5	Deer Valley Plaza	Phoenix-Mesa-Scottsdale	Phoenix	AZ	38	$34.56
6	Paradise Village Plaza	Phoenix-Mesa-Scottsdale	Phoenix	AZ	84	$35.68
7	Artesia Village	Phoenix-Mesa-Scottsdale	Scottsdale	AZ	21	$40.90
8	Northsight Plaza	Phoenix-Mesa-Scottsdale	Scottsdale	AZ	10	$35.00
9	Broadway Center	Phoenix-Mesa-Scottsdale	Tempe	AZ	11	$37.74
10	Red Mountain Corner	Phoenix-Mesa-Scottsdale	Phoenix	AZ	6	$24.18
11	Shops on Summit	Los Angeles-Long Beach-Anaheim	Fontana	CA	27	$45.21
12	Creekside Plaza	Sacramento-Roseville-Arden-Arcade	Roseville	CA	32	$42.83
13	Creekside Shops	Sacramento-Roseville-Arden-Arcade	Roseville	CA	57	$40.07
14	La Fiesta Square	San Francisco-Oakland-Hayward	Lafayette	CA	74	$50.97
15	Lafayette Mercantile	San Francisco-Oakland-Hayward	Lafayette	CA	53	$59.20
16	Parker Keystone	Denver-Aurora-Lakewood	Denver	CO	17	$41.14
17	Shops at University Hills	Denver-Aurora-Lakewood	Denver	CO	25	$45.28
18	Shops on Montview	Denver-Aurora-Lakewood	Denver	CO	9	$37.90
19	Parker Station	Denver-Aurora-Lakewood	Parker	CO	45	$28.85

4

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

#	Property	MSA	City	State	Owned GLA(1)	ABR PSF(2)
20	Shops at Boca Center	Miami-Fort Lauderdale-West Palm Beach	Boca Raton	FL	117	$42.46
21	Shoppes at Addison Place	Miami-Fort Lauderdale-West Palm Beach	Delray Beach	FL	56	$46.66
22	Concourse Village	Miami-Fort Lauderdale-West Palm Beach	Jupiter	FL	134	$19.15
23	Collection at Midtown Miami	Miami-Fort Lauderdale-West Palm Beach	Miami	FL	119	$39.26
24	Shops at the Fountains	Miami-Fort Lauderdale-West Palm Beach	Plantation	FL	14	$35.38
25	Shops at Midway	Miami-Fort Lauderdale-West Palm Beach	Tamarac	FL	10	$39.67
26	Shops at Carillon	Naples-Immokalee-Marco Island	Naples	FL	15	$26.95
27	Shops at Casselberry	Orlando-Kissimmee-Sanford	Casselberry	FL	8	$30.80
28	Sunrise Plaza	Sebastian-Vero Beach-West Vero Corridor	Vero Beach	FL	16	$24.05
29	Estero Crossing	Cape Coral-Fort Myers	Estero	FL	34	$33.58
30	Shops at the Grove	Orlando-Kissimmee-Sanford	Orlando	FL	131	$42.63
31	Shops at Lake Brandon	Tampa-St. Petersburg-Clearwater	Brandon	FL	12	$40.50
32	Shoppes of Boot Ranch	Tampa-St. Petersburg-Clearwater	Palm Harbor	FL	52	$29.49
33	Southtown Center	Tampa-St. Petersburg-Clearwater	Tampa	FL	44	$40.51
34	Roswell Market Center	Atlanta-Sandy Springs-Roswell	Roswell	GA	82	$17.26
35	Alpha Soda Center	Atlanta-Sandy Springs-Roswell	Alpharetta	GA	15	$39.98
36	Shoppes of Crabapple	Atlanta-Sandy Springs-Roswell	Alpharetta	GA	8	$30.04
37	Hammond Springs	Atlanta-Sandy Springs-Roswell	Atlanta	GA	69	$32.17
38	Parkwood Shops	Atlanta-Sandy Springs-Roswell	Atlanta	GA	20	$25.78
39	Marketplace Plaza North	Atlanta-Sandy Springs-Roswell	Cumming	GA	44	$30.54
40	Marketplace Plaza South	Atlanta-Sandy Springs-Roswell	Cumming	GA	37	$33.55
41	Plaza at Market Square	Atlanta-Sandy Springs-Roswell	Douglasville	GA	9	$16.28
42	Barrett Corners	Atlanta-Sandy Springs-Roswell	Kennesaw	GA	19	$47.14
43	Presidential Plaza South	Atlanta-Sandy Springs-Roswell	Snellville	GA	10	$39.36
44	Presidential Plaza North	Atlanta-Sandy Springs-Roswell	Snellville	GA	11	$42.50
45	Wilmette Center	Chicago-Naperville-Elgin	Wilmette	IL	9	$29.59
46	Shops at Framingham	Boston-Cambridge-Newton	Framingham	MA	19	$61.23
47	Foxtail Center	Baltimore-Columbia-Townson	Timonium	MD	30	$35.26
48	Carolina Station	Charlotte-Concord-Gastonia	Charlotte	NC	10	$41.59
49	Belgate Plaza	Charlotte-Concord-Gastonia	Charlotte	NC	20	$36.65
50	Point at University	Charlotte-Concord-Gastonia	Charlotte	NC	14	$38.58
51	Shops at The Fresh Market	Charlotte-Concord-Gastonia	Cornelius	NC	132	$18.48
52	Meadowmont Village	Raleigh	Chapel Hill	NC	62	$29.33
53	Freehold Marketplace	New York-Newark-Jersey City	Freehold	NJ	21	$37.18
54	Shops at Hamilton	Trenton	Hamilton	NJ	62	$28.14
55	Shops on Polaris(3)	Columbus	Columbus	OH	71	$31.81
56	Shops at Tanasbourne(4)	Portland-Vancouver-Hillsboro	Hillsboro	OR	5	$32.60
57	Shops at Echelon Village	Philadelphia-Camden-Wilmington	Voorhees	NJ	4	$49.52
58	Oaks at Slaughter	Austin	Austin	TX	26	$35.62

5

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

#	Property	MSA	City	State	Owned GLA(1)	ABR PSF(2)
59	Vintage Plaza	Austin	Round Rock	TX	41	$28.03
60	Grove at Harper’s Preserve	Houston-The Woodlands-Sugar Land	Conroe	TX	21	$33.00
61	Briarcroft Center	Houston-The Woodlands-Sugar Land	Houston	TX	33	$42.49
62	Marketplace at 249	Houston-The Woodlands-Sugar Land	Houston	TX	17	$38.36
63	Shops at Tanglewood	Houston-The Woodlands-Sugar Land	Houston	TX	26	$48.17
64	Bandera Corner	San Antonio-New Braunfels	San Antonio	TX	3	$22.46
65	Shops at Bandera Pointe	San Antonio-New Braunfels	San Antonio	TX	48	$25.77
66	Emmet Street North	Charlottesville	Charlottesville	VA	2	$78.55
67	Emmet Street Station	Charlottesville	Charlottesville	VA	11	$52.08
68	Towne Crossing Shops	Richmond	Midlothian	VA	7	$39.79
69	Boulevard Marketplace	Washington-Arlington-Alexandria	Fairfax	VA	19	$42.07
70	Fairfax Marketplace	Washington-Arlington-Alexandria	Fairfax	VA	19	$58.70
71	Fairfax Pointe	Washington-Arlington-Alexandria	Fairfax	VA	10	$50.34
72	White Oak Plaza	Richmond	Richmond	VA	34	$35.47

(1)	In thousands of square feet.
(2)	ABR per square foot as of June 30, 2024.
(3)	A portion of this property is subject to a 99-year ground lease expiring in February 2123, at a fixed, prepaid rent of $1.00 with an option to renew for an additional 99-year term.
(4)	This property is subject to a 90-year ground lease expiring in February 2114, at a fixed, prepaid rent of $1.00 with an option to renew for an additional 99-year term.

Tenant Lease Expirations and Renewals

The following table shows the impact of tenant lease expirations through 2033 for all of the Curbline portfolio’s properties, assuming that none of the tenants exercise any of their renewal options as of June 30, 2024:

Expiration Year	No. of Leases Expiring	Approximate GLA in Square Feet (Thousands)	ABR Under Expiring Leases (Thousands)	ABR per Square Foot Under Expiring Leases	Percentage of Total GLA Represented by Expiring Leases	Percentage of Total Base Rental Revenues Represented by Expiring Leases
2024	25	45	$1,404	$31.20	2.0%	1.8%
2025	87	235	8,318	35.40	10.3%	10.4%
2026	80	189	7,061	37.36	8.3%	8.8%
2027	98	263	9,997	38.01	11.5%	12.5%
2028	134	462	15,544	33.65	20.2%	19.4%
2029	76	201	6,969	34.67	8.8%	8.7%
2030	49	169	6,204	36.71	7.4%	7.7%
2031	40	95	3,394	35.73	4.1%	4.2%
2032	68	198	7,346	37.10	8.6%	9.2%
2033	66	196	7,150	36.48	8.6%	8.9%

Total	723	2,053	$73,387	$35.75	10.2%	8.4%

6

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

The Company’s Financing

The Company does not expect to have any debt at the time of the separation, with approximately $600 million of cash on hand, $400 million of immediate liquidity from an unsecured, undrawn line of credit and a $100 million unsecured, delayed draw term loan.

Summary Risk Factors

You should consider carefully the risks in owning the Company’s common stock discussed below and under the heading “Risk Factors” beginning on page 25 of this Information Statement. If any of these risks occur, the Company’s business, financial condition, results of operations, cash flows and prospects, as well as its ability to make distributions to the Company’s stockholders, could be materially and adversely affected. In that case, the market price of the Company’s common stock could decline significantly, and you could lose all or a part of the value of your ownership in the Company’s common stock.

Risks Related to the Company’s Business, Properties and Strategies

•	The Company was recently organized and is employing a business model with a limited track record, and it may not be able to operate its business successfully or execute its business plan.

•

The historical combined and pro forma financial information are not necessarily indicative of the Company’s future financial condition, results of operations or cash flows nor do they reflect what the Company’s financial condition, results of operations or cash flows would have been as an independent public company during the periods presented.

•

The economic performance and value of the Company’s convenience properties depend on many factors, including broad economic and local conditions, each of which could have an adverse impact on the Company’s results of operations and cash flows.

•	The Company’s dependence on rental income may adversely affect the Company’s results of operations in the event of significant occupancy loss.

•	Inflation could adversely impact the Company’s real estate operations due to increases in construction costs or operating expenses in excess of rental income.

•	The Company’s expenses may remain constant or increase even if income from the Company’s properties decreases.

•	The Company’s acquisition activities may not produce the cash flows that it expects and may be limited by competitive pressures or other factors.

•	The Company may be unable to manage its growth effectively and be unable to capture the efficiencies of scale that it expects from expansion.

•	The Company may not be able to obtain additional capital to finance its operations or make investments.

•	Real estate investments are illiquid; therefore, the Company may not be able to dispose of properties if desired on favorable terms.

•	The Company’s real estate investments may contain environmental risks that could adversely affect its results of operations.

•	Changes in consumer trends, distribution channels and suburban populations may negatively affect revenues.

•	Expectations relating to sustainability considerations expose the Company to potential liabilities, increased costs, reputational harm and other adverse effects on the Company’s business.

•	The Company may be adversely affected by laws, regulations or other issues related to climate change.

•

The Company’s properties could be subject to climate change, damage from natural disasters, public health crises and weather-related factors; an uninsured loss on the Company’s properties or a loss that exceeds the limits of the Company’s insurance policies could subject the Company to lost capital or revenue on those properties.

•	Crime or civil unrest may affect the markets in which the Company operates its business and its profitability.

•	The Company’s real estate assets may be subject to impairment charges.

•	A disruption, failure or breach of the networks or systems on which the Company relies, including as a result of cyber-attacks, could harm its business.

•	The Company may be subject to litigation that could adversely affect its results of operations.

Risks Related to the Separation and the Company’s Relationship with SITE Centers

•	The Company may have conflicts of interest with SITE Centers.

•	The agreements with SITE Centers were not negotiated on an arm’s-length basis and may not be on the same terms as if they had been negotiated with an unaffiliated third party.

7

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

•	After the distribution, the Company will be subject to additional regulatory and reporting requirements that will increase legal, accounting and financial compliance costs.

•	The distribution of the Company’s common stock is not expected to qualify for tax-free treatment and will be taxable to you as a dividend.

•	It is possible that the Company may not obtain a fair market value tax basis in the Company’s assets as a result of the distribution.

•

The Company may not achieve some or all of the expected benefits of the separation, and the separation may have a material adverse effect on the Company’s business, financial condition and results of operations.

Risks Related to the Company’s Taxation as a REIT

•

If the Company fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income tax as a regular corporation and could have significant tax liability, which may have a significant adverse consequence to the value of the Company’s stock.

•	If certain subsidiaries fail to qualify as partnerships or disregarded entities for U.S. federal income tax purposes, the Company may not qualify as a REIT.

•	Compliance with REIT requirements may negatively affect the Company’s operating decisions.

•

The Company may be forced to borrow funds to maintain its REIT status, and the unavailability of such capital on favorable terms at the desired times, or at all, may cause the Company to curtail its investment activities and/or to dispose of assets at inopportune times, which could materially and adversely affect the Company.

•	Distributions paid by REITs generally do not qualify for reduced tax rates.

•

Certain foreign stockholders may be subject to U.S. federal income tax on a gain recognized on a disposition of the Company’s common stock if the Company does not qualify as a “domestically controlled” REIT.

•	Legislative or other actions affecting REITs could have a negative effect on the Company or its stockholders.

•	If SITE Centers fails to qualify as a REIT for the year in which the distribution occurs, the Company may not be eligible to elect to be taxed as a REIT.

Risks Related to Company’s Ownership of Interests in the Operating Partnership

•

Certain Operating Partnership assets may have book-tax differences, which may cause the Company to recognize taxable income in excess of cash proceeds and affect the Company’s ability to comply with REIT distribution requirements.

•	The Company will be liable for any under-withholdings with respect to any non-U.S. limited partner’s share of Operating Partnership income.

•

The Operating Partnership and any subsidiary partnerships may be subject to a U.S. federal income tax audit and the Company may be required to bear the economic cost of its attributable share of taxes.

Risks Related to the Company’s Organization, Structure and Ownership

•

Provisions in the Charter and the Company’s bylaws, or the Bylaws, could have the effect of delaying, deferring or preventing a change in control, even if that change may be considered beneficial by some of the Company’s stockholders.

•	The Company’s authorized but unissued common and preferred stock may prevent a change in the Company’s control.

•

After the separation, the Company will have significant stockholders who may exert influence on the Company as a result of their considerable beneficial ownership of the Company’s common stock, and their interests may differ from the interests of the other stockholders.

•	The Curbline Board may change significant corporate policies without stockholder approval.

•	Maryland law may limit the ability of a third party to acquire control of the Company.

•	Conflicts of interest may exist or could arise in the future with the Operating Partnership and its limited partners, which may impede business decisions that could benefit stockholders.

•	Curbline Properties Corp. is a holding company with no direct operations and expects to rely on distributions received from the Operating Partnership to make distributions to stockholders.

Risks Related to the Company’s Common Stock

•

No public market currently exists for the Company’s common stock and if an active trading market does not develop or is not sustained, your ability to sell stock when desired and the prices obtained will be adversely affected.

•	The Company has not established a minimum distribution payment level, and it cannot assure you of its ability to make distributions in the future.

•	Substantial sales of the Company’s common stock may occur in connection with the distribution, which could cause the stock price to decline.

8

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

•	Shares eligible for future sale may have adverse effects on the Company’s stock price.

•	Offerings of debt or equity securities, which would rank senior to the Company’s common stock, may adversely affect the market price for the Company’s common stock.

•	The Company is an “emerging growth company,” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies make its securities less attractive to investors.

•	The Company’s ability to make distributions is limited by the requirements of Maryland law.

•	Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect the Company’s business.

The Company’s Agreements with SITE Centers

Following the distribution, Curbline will operate as an independent public company. To govern certain ongoing relationships between the Company, the Operating Partnership and SITE Centers after the distribution, and to provide for the allocation among the Company, the Operating Partnership, and SITE Centers of SITE Centers’ assets, liabilities and obligations attributable to periods both prior to and following the separation of the Company and the Operating Partnership from SITE Centers, the Company, the Operating Partnership and SITE Centers intend to enter into agreements pursuant to which certain services and rights will be provided following the distribution, and the Company, the Operating Partnership and SITE Centers will indemnify each other against certain liabilities arising from its respective businesses. The Separation and Distribution Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Shared Services Agreement (each as defined below) and other agreements governing ongoing relationships have been and will be negotiated between related parties and their terms, including fees and other amounts payable, may not be on the same terms as if they had been negotiated at arm’s length with an unaffiliated third party.

For more information on the agreements with SITE Centers, including the fees and expenses to be paid by the Company in connection with the services contemplated by the agreements with SITE Centers, see “The Company’s Relationship and Agreements with SITE Centers—Agreements with SITE Centers.”

Separation and Distribution Agreement

The Company, the Operating Partnership and SITE Centers will enter into a separation and distribution agreement, or the Separation and Distribution Agreement, which will set forth, among other things, the Company’s and the Operating Partnership’s agreements with SITE Centers regarding the principal transactions necessary to separate the Company and the Operating Partnership from SITE Centers, including providing for the allocation among the Company, the Operating Partnership and SITE Centers of SITE Centers’ assets, liabilities and obligations attributable to periods both prior to and following the separation of the Company and the Operating Partnership from SITE Centers. Furthermore, the Separation and Distribution Agreement will govern the rights and obligations among the Company, the Operating Partnership and SITE Centers regarding the distribution both prior to and following the completion of the separation. See “Certain Relationships and Related Transactions—Agreements with SITE Centers—Separation and Distribution Agreement.”

Tax Matters Agreement

The Company and the Operating Partnership will enter into a tax matters agreement, or the Tax Matters Agreement, with SITE Centers that will govern the respective rights, responsibilities and obligations of the Company, the Operating Partnership and SITE Centers after the distribution with respect to various tax matters. The Tax Matters Agreement will require (i) SITE Centers to (a) represent that commencing with its taxable year ending in December 31, 1993 through its taxable year ending on December 31, 2023, SITE Centers was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code of 1986, or the Code and (b) covenant to qualify as a REIT under the Code for its taxable year ending December 31, 2024 (unless SITE Centers obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the U.S. Internal Revenue Service, or IRS, to the effect that SITE Centers’ failure to maintain its REIT status will not cause the Company to fail to qualify as a REIT) and (ii) the Company to covenant to (a) be organized and operated so that it will qualify as a REIT for its initial taxable year ending December 31, 2024 and (b) elect to be taxed as a REIT commencing with its initial taxable year ending December 31, 2024. The Tax Matters Agreement will also provide for the allocation between the Company and SITE Centers of SITE Centers’ tax-related assets, liabilities and obligations attributable to periods prior to the separation of the Company from SITE Centers. See “Certain Relationships and Related Transactions—Agreements with SITE Centers—Tax Matters Agreement.”

9

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Employee Matters Agreement

In connection with the separation and distribution, the Company and the Operating Partnership will enter into an employee matters agreement, or the Employee Matters Agreement, with SITE Centers that will govern the respective rights, responsibilities, and obligations of the Company, the Operating Partnership and SITE Centers after the separation with respect to transitioning employees, equity plans and retirement plans, health and welfare benefits, and other employment, compensation, and benefit-related matters. See “Certain Relationships and Related Transactions—Agreements with SITE Centers—Employee Matters Agreement.”

Shared Services Agreement

The Company, the Operating Partnership and SITE Centers will enter into a shared services agreement, or the Shared Services Agreement, pursuant to which SITE Centers will provide the Operating Partnership with certain services and the Operating Partnership or its affiliates will provide SITE Centers with certain services, in each case for the term of the Shared Services Agreement. Pursuant to the Shared Services Agreement, the Operating Partnership or its affiliates will provide SITE Centers (i) leadership and management services that are of a nature customarily performed by leadership and management overseeing the business and operation of a REIT similarly situated to SITE Centers, including supervising various business functions of SITE Centers necessary for the day-to-day management operations of SITE Centers and its affiliates and (ii) transaction services that are of a nature customarily performed by a dedicated transactions team within an organization similarly situated to SITE Centers. Additionally, SITE Centers will provide to the Operating Partnership the services of its employees and the use or benefit of SITE Centers’ assets, offices and other resources as may be necessary or useful to establish and operate various business functions of the Operating Partnership or its affiliates in a manner as would be established and operated for a REIT similarly situated to the Company. See “Certain Relationships and Related Transactions—Agreements with SITE Centers—Shared Services Agreement.”

Ownership Structure

The simplified structure of SITE Centers prior to the separation and distribution is set forth below:

10

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

The simplified structure of each of SITE Centers and Curbline immediately following the separation and distribution is set forth below:

Distribution Policy

The Company anticipates making distributions to holders of its common stock to satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax (other than with respect to operations conducted through a taxable REIT subsidiary, or TRS, of the Company). U.S. federal income tax law generally requires that a REIT distribute annually to holders of its capital stock at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. The Company generally intends to make distributions to holders of common stock with respect to each taxable year in an amount at least equal to its REIT taxable income for such taxable year. Although the Company expects to declare and make distributions on a quarterly basis, the Curbline Board of Directors, or the Curbline Board, will evaluate its distribution policy regularly. The Curbline Board may choose not to declare a distribution in 2024, unless necessary to satisfy certain requirements for the Company to be taxed as a REIT.

To the extent cash available for distribution is less than the Company’s REIT taxable income, the Company may make a portion of its distributions in the form of common stock, and any such distribution of common stock may be taxable as a dividend to stockholders.

Any distributions the Company makes to its stockholders will be at the discretion of the Curbline Board and will depend upon, among other things, the Company’s actual and anticipated results of operations and liquidity, which will be affected by various factors, including the income from its properties, its operating expenses and any other expenditures. For more information, see “Distribution Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity, Capital Resources and Financing Activities.”

Distributions to the Company’s stockholders will be generally taxable to them as ordinary income, although a portion of the Company’s distributions may be designated by the Company as capital gain or qualified dividend income or may constitute a return of capital. U.S. stockholders that are individuals, trusts and estates generally may deduct up to 20% of the ordinary dividends (e.g., REIT dividends that are not designated as capital gain dividends or qualified dividend income) received from a REIT for taxable years beginning after

11

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

December 31, 2017 and before January 1, 2026. See “Certain U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Holders of the Company’s Common Stock.”

REIT Qualification

The Company intends to elect to qualify as a REIT for U.S. federal income tax purposes commencing with its initial taxable year ending on December 31, 2024. The Company’s qualification as a REIT depends upon its ability to meet on a continuing basis, through actual investment and results of operations, various complex requirements under the Code relating to, among other things, the sources of the Company’s gross income, the composition and values of its assets, the Company’s distribution levels and the diversity of ownership of its stock. The Company believes that it has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that the Company’s intended manner of operation will enable it to meet the requirements for qualification and taxation as a REIT.

So long as the Company qualifies as a REIT, it generally will not be subject to U.S. federal income tax on its REIT taxable income that the Company distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year and does not qualify for certain statutory relief provisions, it will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which the Company lost its REIT qualification. Even if the Company qualifies for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes on its income (including on any gain from a “prohibited transaction”) or property, and any income or gain derived through a TRS will be subject to U.S. federal corporate income taxes.

Restrictions on Ownership and Transfer

In order for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. “Individual” is defined in the Code to include certain entities. In addition, the Company’s capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Additionally, certain other requirements must be satisfied.

To help ensure that five or fewer individuals do not own more than 50% in value of the Company’s outstanding common stock, the Charter provides that, subject to certain exceptions (including those set forth below), no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8% of the Company’s outstanding common stock prior to an exempt holder reduction event or more than 9.8% of the Company’s outstanding common stock from and after an exempt holder reduction event, which the Company refers to as the ownership limit. Under the Charter, an “exempt holder reduction event” means the date on which the Curbline Board determines, based on the annual written notice delivered by the exempt holder to the Company pursuant to the Charter, that the beneficial ownership of the exempt holder is 7.5% or less of the Company’s outstanding common stock. The Charter provides that the “exempt holder” may own, or be deemed to own by virtue of the attribution provisions of the Code, no more than 17.5% of the Company’s outstanding common stock prior to an exempt holder reduction event. Pursuant to the Charter, the “exempt holder” includes, collectively, (a) Professor Werner Otto, his wife Maren Otto and/or all descendants of Professor Werner Otto, including, without limitation, Alexander Otto, (b) trusts or family foundations established for the benefit of the individuals named in (a) above and (c) any partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other legal entity, in which the individuals or entities named under (a) hold (either directly or indirectly) more than 50% of the voting rights or more than 50% of the equity capital of any such partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other legal entity; provided that, from and after an exempt holder reduction event, no person, individually or collectively with any other persons, shall be, or shall be deemed an exempt holder for purposes of the Charter.

As rent from a related party tenant (any tenant 10% of which is owned, directly or constructively, by a REIT, including an owner of 10% or more of a REIT) is not qualifying rent for purposes of the gross income tests under the Code, the Charter provides that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions

12

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

applied to the ownership limit), in excess of 9.8% of the Company’s outstanding common stock, which the Company refers to as the related party limit. In connection with the separation from SITE Centers, the Company will enter into a waiver agreement pursuant to which it will waive the related party limit contained in its Charter that would otherwise have prohibited Alexander Otto and his family (and other persons who may be deemed to have constructive ownership of common stock owned by the Otto family) from constructively owning more than 9.8% of the Company’s outstanding common stock.

The Curbline Board may exempt a person from the ownership limit if the person would not be deemed an “individual” and may exempt a person from the related party limit if the Curbline Board is satisfied that the ownership will not then or in the future jeopardize its status as a REIT. The Curbline Board may also exempt the exempt holder and any person who would constructively own common stock constructively owned by the exempt holder from the related party limit in its sole discretion. As a condition of any exemption, the Curbline Board will require appropriate representations and undertakings from the applicant with respect to preserving its REIT status.

Finally, the Charter prohibits any transfer of common stock that would cause it to cease to be a “domestically controlled qualified investment entity” as defined in Section 897(h)(4)(B) of the Code.

The preceding restrictions on transferability and ownership of common stock may apply even if the Curbline Board determines that it is no longer in the Company’s best interests to continue to qualify as a REIT. The ownership limit and the related party limit will not be automatically removed even if the REIT provisions of the Code are changed to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving the Company’s status as a REIT, the effects of the ownership limit and the related party limit are to prevent any person or small group of persons from acquiring unilateral control of the Company. Any change in the ownership limit, other than modifications that may be made by the Curbline Board as permitted by the Charter, requires an amendment to the Charter, even if the Curbline Board determines that maintenance of REIT status is no longer in its best interests.

The Charter provides that upon a transfer or non-transfer event that results in a person beneficially or constructively owning common stock in excess of the applicable ownership limits or that results in the Company being “closely held” within the meaning of Section 856(h) of the Code, the person, which is referred to as a prohibited owner, will not acquire or retain any rights or beneficial economic interest in the stock that would exceed such applicable ownership limits or result in the Company being closely held. Such shares are referred to as excess shares. Instead, the excess shares will be automatically transferred to a person or entity unaffiliated with and designated by the Company to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by the Company within five days after the discovery of the transaction that created the excess shares. The trustee will have the exclusive right to designate a person who may acquire the excess shares without violating the applicable restrictions, which the Company refers to as a permitted transferee, to acquire all of the stock held by the trust. The permitted transferee must pay the trustee an amount equal to the fair market value (determined at the time of transfer to the permitted transferee) for the excess shares. The trustee will pay to the prohibited owner the lesser of (a) the value of the shares at the time they became excess shares and (b) the price received by the trustee from the sale of the excess shares to a permitted transferee. The beneficiary will receive the excess of (x) the sale proceeds from the transfer to a permitted transferee over (y) the amount paid to the prohibited owner, if any, in addition to any dividends paid with respect to the excess shares.

The Charter provides that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of its outstanding common stock must give written notice to the Company stating the name and address of such person, the number of shares owned, and a description of how such shares are held each year by January 31. In addition, each of those stockholders must provide supplemental information that the Company may request, in good faith, in order to determine its status as a REIT.

13

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Emerging Growth Company Status

Upon completion of the distribution, the Company is expected to be an “emerging growth company,” as defined in the JOBS Act and may take advantage of certain exemptions from various reporting requirements that are otherwise applicable to other public companies that are not emerging growth companies. These provisions include, but are not limited to:

•	not being required to comply with the auditor attestations of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•	reduced disclosure obligations regarding executive compensation in the Company’s periodic reports, proxy statements and registration statements and

•

exemptions from the requirements of holding a nonbinding advisory vote to approve named executive officer compensation and stockholder approval of any golden parachute payments not previously approved.

The Company may take advantage of some or all of the reduced regulatory and reporting requirements that will be available to it so long as it qualifies as an emerging growth company.

The Company will, in general, qualify as an emerging growth company until the earliest of:

•	the last day of the Company’s fiscal year following the fifth anniversary of the date of the separation;

•	the last day of its fiscal year in which the Company has annual gross revenue of $1.235 billion or more;

•	the date on which the Company has, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities and

•

the date on which the Company is deemed to be a “large accelerated filer,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, or the Exchange Act, which will occur at such time as the Company

•	has an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of its most recently completed second fiscal quarter;

•	has been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and

•	has filed at least one annual report pursuant to the Exchange Act.

In addition, Section 107(b) of the JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. However, the Company has chosen to “opt out” of such extended transition period, and as a result, the Company will comply with new or revised accounting standards on the relevant dates adoption of such standards is required for non-emerging growth companies. The Company’s decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Corporate Information

The Company was organized as a Maryland corporation and a wholly owned subsidiary of SITE Centers on October 25, 2023. Prior to and after the completion of the separation, the Company’s principal executive offices will be located at 320 Park Avenue, New York, New York 10022, and its telephone number will be (216) 755-5500.

Commencing shortly prior to the separation, the Company will maintain a website at www.curbline.com. The information on the Company’s website is not a part of, or incorporated by reference into, this Information Statement.

14

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Questions and Answers about the Company and the Separation

Why is the separation structured as a distribution?	SITE Centers believes that a distribution of the Company’s common stock is an efficient way to separate its assets and that the separation will create benefits and value for SITE Centers and its shareholders.

How will the separation work?	SITE Centers will distribute the Company’s common stock to the holders of SITE Centers’ common shares on a pro rata basis. Each holder of SITE Centers common shares will receive two shares of the Company’s common stock for every one SITE Centers common share held on , 2024, the distribution record date.

When will the distribution occur?	The Company expects that SITE Centers will distribute the Company’s common stock on a pro rata basis on , 2024 to holders of record of SITE Centers’ common shares on the distribution record date, subject to certain conditions described under “—The Separation and the Distribution—Conditions to the distribution.”

What do shareholders of SITE Centers need to do to participate in the distribution?	Nothing, but the Company urges you to read this entire Information Statement carefully. Holders of SITE Centers’ common shares as of the distribution record date will not be required to take any action to receive the Company’s common stock on the distribution date. No shareholder approval of the distribution is required or sought. The Company is not asking you for a proxy, and you are requested not to send the Company or SITE Centers a proxy. You will not be required to make any payment, or to surrender or exchange your SITE Centers common shares or take any other action to receive the Company’s common stock on the distribution date to which you are entitled. If you own SITE Centers common shares as of the close of business on the distribution record date, SITE Centers, with the assistance of Computershare Trust Company, N.A., or the distribution agent, will electronically issue the Company’s common stock to you or to your brokerage firm on your behalf by way of direct registration in book-entry form. The distribution agent will send you a book-entry account statement that reflects the Company’s common stock to which you are entitled, or your bank or brokerage firm will credit your account for the stock. If you sell SITE Centers common shares in the “regular-way” market prior to the distribution date, you will be selling your right to receive the Company’s common stock in the distribution even if you were the record holder of those shares on the distribution record date. Following the distribution, stockholders whose stock is held in book-entry form may request that their common stock held in book-entry form be transferred to a brokerage or other account at any time, without charge.

Will I be taxed on the common stock that I receive in the distribution?	Yes. The distribution will be in the form of a taxable special distribution to SITE Centers shareholders. An amount equal to the fair market value of the Company’s common stock received by you, which is expected to be determined based on the average closing price per share of the Company’s common stock on its first three trading days beginning with the distribution date, will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of SITE Centers, with the excess treated as a non-taxable return of capital to the extent of your tax basis in SITE Centers common shares and any remaining excess treated as capital gain. If this special distribution is distributed in the structure and timeframe currently anticipated, the special dividend is expected to satisfy a portion of SITE Centers’ 2024 REIT taxable income distribution requirements. SITE Centers or other applicable withholding agents may be required to withhold on all or a portion of the distribution payable to non-U.S. shareholders. For a more detailed discussion, see “The Company’s Separation from SITE Centers—Certain U.S. Federal Income Tax Consequences of the Separation” and “Certain U.S. Federal Income Tax Considerations.”

Can SITE Centers decide to cancel the distribution of the Company’s common stock even if all the conditions have been met?	Yes. The distribution is subject to the satisfaction or waiver of certain conditions. See “—The Separation and the Distribution—Conditions to the distribution.” SITE Centers has the right to terminate the distribution, even if all of the conditions are satisfied, if at any time the SITE Centers Board determines that the Company’s separation from it is not in the best interests of SITE Centers or its shareholders or that market conditions are such that the separation is not advisable.

15

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Does the Company plan to pay dividends?

The Company anticipates making distributions to holders of its common stock to satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax. U.S. federal income tax law generally requires that a REIT distribute annually to holders of its capital stock at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. The Company generally intends to make distributions to holders of common stock with respect to each taxable year in an amount at least equal to its REIT taxable income for such taxable year. Although the Company expects to declare and pay distributions on a quarterly basis, the Curbline Board will evaluate its distribution policy regularly. The Curbline Board may choose not to declare a distribution in 2024, unless necessary to satisfy certain requirements for the Company to be taxed as a REIT.

To the extent that cash available for distribution is less than the Company’s REIT taxable income, the Company may make a portion of its distributions in the form of common stock, and any such distribution of common stock may be taxable as a dividend to stockholders.

Any distributions the Company makes to its stockholders will be at the discretion of the Curbline Board and will depend upon, among other things, the Company’s actual and anticipated results of operations and liquidity, which will be affected by various factors, including the income from its properties and its operating expenses. For more information, see “Distribution Policy.”

What is an UPREIT?	UPREIT stands for “Umbrella Partnership Real Estate Investment Trust.” An UPREIT is a REIT that holds all or substantially all of its properties through an operating partnership in which the REIT holds a general partnership interest. Using an UPREIT structure may give the Company a competitive advantage when acquiring assets from private sellers. Generally, a sale of property directly to a REIT, or a contribution in exchange for REIT shares, is a taxable transaction to the selling property owner. However, in an UPREIT structure, a seller of a property who desires to defer taxable gain on the sale of his property may instead contribute the property to the partnership in exchange for limited partnership units.

Will the Company have any debt?

The Company does not expect to have any debt at the time of the separation. In addition to approximately $600 million of cash on hand, the Company expects to have $400 million of immediate liquidity from an unsecured, undrawn line of credit and a $100 million unsecured, delayed draw term loan.

For more information see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity, Capital Resources and Financing Activities.”

What will the separation cost?	The estimated costs of the separation are approximately $35 million, which will be paid by SITE Centers on behalf of Curbline for expenses incurred prior to the separation and distribution, as specified in the Separation and Distribution Agreement. In addition, the Company will incur costs associated with its agreements with SITE Centers. For a full description of such fees, see “The Company’s Relationship and Agreements with SITE Centers.”

How will the separation affect my tax basis and holding period in SITE Centers common shares?	Your tax basis in shares of SITE Centers held at the time of the distribution will be reduced (but not below zero) to the extent the fair market value of the Company’s stock distributed by SITE Centers in the distribution exceeds SITE Centers’ current and accumulated earnings and profits. Your holding period for such SITE Centers shares will not be affected by the distribution. See “The Company’s Separation from SITE Centers—Certain U.S. Federal Income Tax Consequences of the Separation.” You should consult your own tax advisor as to the particular tax consequences of the distribution to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws.

16

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

What will my tax basis and holding period be for the Company stock that I receive in the distribution?

Your tax basis in the Company’s common stock received will equal the fair market value of such stock, which is expected to be determined based on the average closing price per share of the Company’s common stock on its first three trading days beginning with the distribution date. Your holding period for such stock will begin the day after the distribution date. See “The Company’s Separation from SITE Centers—Certain U.S. Federal Income Tax Consequences of the Separation.”

You should consult your own tax advisor as to the particular tax consequences of the distribution to you, including the applicability of any U.S. federal, state, local and non-U.S. tax laws.

What will be the relationships between SITE Centers and the Company following the separation?	The Company, the Operating Partnership and SITE Centers will enter into the Separation and Distribution Agreement to effect the separation and provide a framework for certain of the Company’s and the Operating Partnership’s relationships with SITE Centers after the separation. This agreement will primarily govern the relationships among the Company, the Operating Partnership and SITE Centers subsequent to the completion of the separation with respect to the allocation among the Company, the Operating Partnership and SITE Centers of SITE Centers’ assets, liabilities and obligations attributable to periods both prior to and following the separation. See “The Company’s Relationship and Agreements with SITE Centers—Agreements with SITE Centers—Separation and Distribution Agreement.” In addition, the Company and the Operating Partnership will enter into the Tax Matters Agreement that will govern the respective rights, responsibilities and obligations of the Company, the Operating Partnership and SITE Centers after the distribution with respect to various tax matters. See “The Company’s Relationship and Agreements with SITE Centers—Agreements with SITE Centers—Tax Matters Agreement.” The Company and the Operating Partnership will also enter into an Employee Matters Agreement with SITE Centers that will govern the respective rights, responsibilities, and obligations of the Company, the Operating Partnership and SITE Centers after the separation with respect to transitioning employees, equity plans and retirement plans, health and welfare benefits, and other employment, compensation, and benefit-related matters. See “The Company’s Relationship and Agreements with SITE Centers—Agreements with SITE Centers—Employee Matters Agreement.” Furthermore, the Company, the Operating Partnership and SITE Centers will enter into a Shared Services Agreement for certain business services to be provided by (i) SITE Centers to the Operating Partnership, and (ii) the Operating Partnership to SITE Centers, in each case for the term of the Shared Services Agreement. See “The Company’s Relationship and Agreements with SITE Centers—Agreements with SITE Centers—Shared Services Agreement.” These and other agreements governing ongoing relationships have been negotiated between related parties, and the Company cannot assure you that the terms of these agreements are the same as those that could be achieved in agreements with independent third parties.

Will I receive physical certificates representing the Company’s common stock following the separation?	No. Following the separation, neither SITE Centers nor the Company will be issuing physical certificates representing the Company’s common stock. Instead, SITE Centers, with the assistance of the distribution agent, will electronically issue the Company’s common stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. The distribution agent will mail you a book-entry account statement that reflects the Company’s common stock to which you are entitled, or your bank or brokerage firm will credit your account for the stock. A benefit of issuing stock electronically in book-entry form is that there will be none of the physical handling and safekeeping responsibilities that are inherent in owning physical stock certificates.

Will I receive a fractional number of the Company common stock?	A fractional number of the Company’s common stock will not be issued in the distribution. Instead, the distribution agent will aggregate all fractional shares that would otherwise be issued to registered holders in the distribution into whole shares of common stock of the Company and sell them on behalf of stockholders in the open market, when, how and through which broker-dealers as determined in its sole discretion without any influence by SITE Centers or the Company, at prevailing market prices, and distribute the proceeds pro rata to each SITE Centers shareholder who would otherwise have been entitled to receive a fractional share of the Company in the distribution. You will not be entitled to any interest on the amount of payment made to you in lieu of a fractional share of the Company. The distribution agent is not an affiliate of SITE Centers or the Company. See “The Company’s Separation from SITE Centers—General—Treatment of Fractional Shares” for further information.

17

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

What if I want to sell my SITE Centers common shares or my Curbline common stock?

You should consult with your financial advisors, such as your stockbroker, bank or tax advisor. Neither SITE Centers nor the Company makes any recommendations on the purchase, retention or sale of SITE Centers common shares or the Company’s common stock to be distributed.

If you decide to sell any shares before the distribution, you should make sure your stockbroker, bank or other nominee understands whether you want to sell your SITE Centers common shares or the Company’s common stock you will receive in the distribution or both.

Where will I be able to trade the Company’s common stock?	There is not currently a public market for the Company’s common stock. The Company intends to apply to list its common stock on the NYSE under the symbol “CURB.” The Company anticipates that trading in its common stock will begin on a “when-issued” basis on the third trading day prior to the distribution date and will continue through the last trading day prior to the distribution date and that “regular-way” trading in the Company’s common stock will begin on the distribution date. If trading begins on a “when-issued” basis, you may purchase or sell the Company’s common stock prior to the distribution date, but your transaction will not settle until the distribution date. The Company cannot predict the trading prices for its common stock before, on or after the distribution date.

Will the number of SITE Centers shares I own change as a result of the distribution?	No. The number of SITE Centers common shares you own will not change as a result of the distribution.

What will happen to the listing of SITE Centers common shares?	Nothing. SITE Centers common shares will continue to be traded on the NYSE under the symbol “SITC.”

How will existing SITE Centers equity incentive awards be treated in the separation?

The Company currently expects that SITE Centers equity-based compensation awards outstanding immediately prior to the separation will generally be treated as follows, subject to changes as may be necessary or desirable under applicable tax or other law:

•  SITE Centers time-based restricted share units, or RSUs, held immediately prior to the separation by SITE Centers employees who continue to be employed by SITE Centers immediately after the separation will remain SITE Centers RSUs that will continue to be payable in SITE Centers common shares, and will continue to be subject to substantially the same terms and conditions after the separation as the terms and conditions that applied to such awards prior to the separation, except the number of SITE Centers common shares underlying each such RSU award will be adjusted as provided for in the Employee Matters Agreement so that the award generally retains, immediately after the separation, substantially the same intrinsic value that it had immediately prior to the separation (rounding down to the nearest whole number of RSUs).

•  SITE Centers time-based RSUs held immediately prior to the separation by awardees who are employed by the Company immediately after the separation will continue to be subject to substantially the same terms and conditions after the separation as the terms and conditions that applied to such awards prior to the separation, except:

•  the awards will be adjusted into Company time-based RSU awards payable in Company common stock;

•  the number of shares of Company common stock underlying each such RSU award will be adjusted as provided for in the Employee Matters Agreement so that the award generally retains, immediately after the separation, substantially the same intrinsic value that it had immediately prior to the separation (rounding down to the nearest whole number of RSUs) and

18

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

•  with respect to any continuous employment requirement associated with such Company RSU awards, such requirement will be satisfied after the separation by the Company employee based on continuous employment with the Company.

•  SITE Centers performance-based RSUs, or PRSUs, held immediately prior to the separation by SITE Centers employees who continue to be employed by SITE Centers immediately after the separation will be adjusted into SITE Centers time-based RSUs payable in SITE Centers common shares and subject to substantially the same terms and conditions after the separation as the terms and conditions that applied to such PRSUs prior to the separation, except:

•  the number of PRSUs earned under each PRSU award will be determined by evaluating performance under the PRSU award as of the separation date and will equal the greater of (1) the number of PRSUs earned based on actual performance through the separation date and (2) 150% of the target number of PRSUs;

•  such number of PRSUs determined to be earned as of the separation date will be converted into SITE Centers time-based RSUs, subject to the same continued employment requirements as the PRSUs, with any unearned PRSUs forfeited and

•  the number of such SITE Centers RSUs will be adjusted as provided for in the Employee Matters Agreement so that each such adjusted SITE Centers RSU award generally retains, immediately after the separation, substantially the same intrinsic value that the number of PRSUs determined to have been earned as of the separation date had immediately prior to the separation (rounding down to the nearest whole number of RSUs and thereafter earning current dividend equivalent payments in cash).

•  SITE Centers PRSUs held immediately prior to the separation by awardees who are employed by the Company immediately after the separation will be adjusted into Company time-based RSUs payable in Company common stock and subject to substantially the same terms and conditions after the separation as the terms and conditions that applied to such PRSUs prior to the separation, except:

•  the number of PRSUs earned under each PRSU award will be determined by evaluating performance under the PRSU award as of the separation date and will equal the greater of (1) the number of PRSUs earned based on actual performance through the separation date and (2) 150% of the target number of PRSUs;

•  such number of PRSUs determined to be earned as of the separation date will be converted into Company time-based RSUs, subject to the same continued employment requirements as the PRSUs, with any unearned PRSUs forfeited (provided that, with respect to such continuous employment requirement associated with such Company RSU awards, such requirement will be satisfied after the separation by the Company employee based on continuous employment with the Company) and

•  the number of such Company RSUs will be adjusted as provided for in the Employee Matters Agreement so that each such adjusted Company RSU award generally retains, immediately after the separation, substantially the same intrinsic value that the number of PRSUs determined to have been earned as of the separation date had immediately prior to the separation (rounding down to the nearest whole number of RSUs and thereafter earning current dividend equivalent payments in cash).

19

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

•  Outstanding options to purchase SITE Centers common shares (whether held immediately after the separation by a SITE Centers employee or a Company employee) will be retained by the awardee and continue to be payable in SITE Centers common shares, and will continue to be subject to substantially the same terms and conditions after the separation as the terms and conditions that applied to such awards prior to the separation, except:

•  the number of shares subject to, and per-share exercise price for, each SITE Centers stock option award will be adjusted as provided for in the Employee Matters Agreement so that the award generally retains, immediately after the separation, substantially the same intrinsic value that it had immediately prior to the separation (subject to specific rounding conventions described in the Employee Matters Agreement) and

•  with respect to any continuous employment requirement associated with such retained SITE Centers stock option award held immediately after the separation by awardees who are employed by the Company, such requirement will be satisfied after the separation by the Company employee based on continuous employment with the Company.

•  With respect to SITE Centers share units held under SITE Centers’ directors’ deferred compensation plan, the number of such SITE Centers share units will be increased to reflect substantially the value of the distribution of Company common stock in the separation, but holders of such share units will not receive any of such shares of Company common stock specifically as a result of the separation.

Will the distribution affect the market price of my SITE Centers shares?	Yes. As a result of the distribution, SITE Centers expects the trading price of SITE Centers common shares immediately following the distribution to be lower than immediately prior to the distribution because their market price will no longer reflect the value of the Company’s assets. Furthermore, until the market has fully analyzed the value of SITE Centers without the assets owned by Curbline, the market price of SITE Centers common shares may fluctuate significantly. In addition, the combined market prices of SITE Centers common shares and the Company’s common stock after the distribution may be equal to or less than the market price of SITE Centers common shares before the distribution.

Are there risks to owning the Company’s common stock?	Yes. The Company’s business is subject to various risks, including risks relating to the separation. These risks are described in the “Risk Factors” section of this Information Statement beginning on page 25. The Company encourages you to read that section carefully.

Where can SITE Centers shareholders get more information?	Before the separation, if you have any questions relating to the separation, you should contact: SITE Centers Corp. 3300 Enterprise Parkway Beachwood, Ohio 44122 Tel: 216-755-5500 www.sitecenters.com

After the separation, if you have any questions relating to the Company’s common stock, you should contact:

Curbline Properties Corp.

3300 Enterprise Parkway

Beachwood, Ohio 44122

Tel: 216-755-5500

www.curbline.com

20

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

The Separation and the Distribution

The following is a summary of the material terms of the separation and distribution and other related transactions.

Distributing company	SITE Centers Corp.

After the separation, SITE Centers will not own any of the Company’s common stock.

Distributed company

Curbline Properties Corp.

Curbline is a Maryland corporation and, prior to the separation, a wholly owned subsidiary of SITE Centers. After the separation, the Company will be an independent publicly traded company and intends to conduct its business as a REIT for U.S. federal income tax purposes. The Company also intends to operate through an UPREIT structure, in which substantially all of the Company’s properties and assets are held through the Operating Partnership.

Distribution ratio	Each holder of SITE Centers common shares will receive two shares of the Company’s common stock for every one SITE Centers common share held on the distribution record date. If you are a registered owner of SITE Centers common shares and would be entitled to a fractional share of the Company’s common stock, you will instead receive a cash payment in lieu of the fractional share. See “The Company’s Separation from SITE Centers—General—Treatment of Fractional Shares.”

Distributed securities

All of the shares of the Company’s common stock owned by SITE Centers, which is 100% of the Company’s common stock outstanding immediately prior to the separation.

Based on the     SITE Centers common shares outstanding on     , 2024, and the distribution ratio of two shares of the Company’s common stock for every one SITE Centers common share, approximately     shares of the Company’s common stock will be distributed to SITE Centers shareholders.

Distribution record date	The distribution record date is the close of business on , 2024.

Distribution date	The distribution date is on or about , 2024.

Distribution	On the distribution date, SITE Centers, with the assistance of the distribution agent, will electronically issue the Company’s common stock to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. You will not be required to make any payment or to surrender or exchange your SITE Centers common shares or take any other action to receive the Company’s common stock on the distribution date to which you are entitled. If you sell SITE Centers common shares in the “regular-way” market prior to the distribution date, you will be selling your right to receive the Company’s common stock in the distribution, even if you were the record holder on the distribution record date. Registered stockholders will receive additional information from the distribution agent shortly after the distribution date. Following the distribution, stockholders whose common stock is held in book-entry form may request that their common stock be transferred to a brokerage or other account at any time, without charge. Beneficial stockholders that hold stock through brokerage firms will receive additional information from their brokerage firms shortly after the distribution date.

Conditions to the distribution

The distribution of the Company’s common stock by SITE Centers is subject to the satisfaction, or waiver by SITE Centers in its sole and absolute discretion, of the following conditions:

•  the SEC shall have declared effective the Company’s Registration Statement on Form 10, of which this Information Statement is a part, under the Exchange Act, no stop order relating to the Registration Statement shall be in effect, and no proceedings for such purposes shall have been instituted or threatened by the SEC;

21

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

•  the Information Statement shall have been mailed to record holders of SITE Centers common shares on the distribution record date;

•  the transfer of the assets and liabilities from SITE Centers to the Company and from the Company to SITE Centers, in each case pursuant to the terms of the Separation and Distribution Agreement shall have been completed;

•  the actions and filings necessary or appropriate under applicable law shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable governmental authority;

•  each of the various agreements contemplated by the Separation and Distribution Agreement shall have been executed;

•  no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the separation and distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the Separation and Distribution Agreement, shall be in effect;

•  the Company’s common stock to be distributed shall have been accepted for listing on the NYSE, subject to official notice of distribution;

•  an independent appraisal firm acceptable to SITE Centers shall have delivered one or more opinions to the SITE Centers Board confirming the solvency and financial viability of SITE Centers and the Company after consummation of the distribution, and such opinions shall be acceptable to SITE Centers in form and substance in SITE Centers’ sole discretion and such opinions shall not have been withdrawn or rescinded;

•  the Company shall have received an opinion of its counsel, satisfactory to it, to the effect that the manner in which the Company is organized and its proposed method of operation will enable it to qualify to be taxed as a REIT under the Code commencing with its initial taxable year ending December 31, 2024 and

•  no other events or developments shall exist or have occurred that, in the judgment of the SITE Centers Board, in its sole and absolute discretion, makes it inadvisable to effect the separation, distribution or other related transactions.

SITE Centers has the right not to complete the distribution if, at any time, the SITE Centers Board determines, in its sole discretion, that the Company’s separation from SITE Centers is not in the best interests of SITE Centers or its shareholders or that market conditions are such that it is not advisable to separate the Company from SITE Centers.

Stock exchange listing

The Company intends to apply to list its common stock on the NYSE under the symbol “CURB.” The Company anticipates that on the third trading day prior to the distribution date, trading of the Company’s common stock will begin on a “when-issued” basis and will continue through the last trading day prior to the distribution date. See “The Company’s Separation from SITE Centers—Market for Common Stock—Trading Prior to the Distribution Date.”

After the separation and distribution, SITE Centers common shares will continue to be traded on the NYSE under the symbol “SITC.”

Distribution agent	Computershare Trust Company, N.A.

Tax considerations	The distribution of the Company’s common stock is not expected to qualify for tax-free treatment, and an amount equal to the fair market value of the stock received by you on the distribution date, which is expected

22

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

to be determined based on the average closing price per share of the Company’s common stock on its first three trading days beginning with the distribution date, will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of SITE Centers. The excess will be treated as a non-taxable return of capital to the extent of your tax basis in SITE Centers common shares and any remaining excess will be treated as capital gain. Your tax basis in shares of SITE Centers held at the time of the distribution will be reduced (but not below zero) to the extent the fair market value of the Company’s stock distributed by SITE Centers in the distribution exceeds SITE Centers’ current and accumulated earnings and profits. Your holding period for such SITE Centers shares will not be affected by the distribution. Your holding period for the Company’s common stock will begin the day following the distribution of the Company’s common stock, and your basis in the Company’s common stock will equal the fair market value of the stock received by you on the distribution date, which is expected to be determined based on the average closing price per share of the Company’s common stock on its first three trading days beginning with the distribution date. SITE Centers will not be able to advise shareholders of the amount of earnings and profits of SITE Centers until after the end of the 2024 calendar year. SITE Centers or other applicable withholding agents may be required to withhold on all or a portion of the distribution payable to non-U.S. shareholders. For a more detailed discussion, see “The Company’s Separation from SITE Centers—Certain U.S. Federal Income Tax Consequences of the Separation” and “Certain U.S. Federal Income Tax Considerations.”

Summary Selected Financial Information

The following table sets forth selected combined financial information and other data, which was carved-out from the financial information of SITE Centers at their historical carrying amounts. As of December 31, 2023, Curbline did not conduct any business and did not have any material assets or liabilities. The selected historical financial information and other data set forth below as of December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022 and 2021 has been derived from the audited combined financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, which are included elsewhere in this Information Statement. The selected historical financial information and other data set forth as of June 30, 2024 and for the six-month periods ended June 30, 2024 and 2023 have been derived from the unaudited combined financial statements prepared in accordance with GAAP, which are included elsewhere in this Information Statement. Curbline Predecessor’s results of operations for the six months ended June 30, 2024 are not necessarily indicative of the Company’s results of operations for the year ending December 31, 2024.

The combined financial statements include the revenues and direct expenses of the portfolio of convenience retail properties intended to be separated from the rest of SITE Centers, or Curbline Predecessor. Additionally, the combined financial statements also include an allocation of indirect costs and expenses incurred by SITE Centers related to Curbline Predecessor’s business, primarily consisting of general and administrative costs that have been allocated using the relative percentage of GLA of Curbline Predecessor and SITE Centers and management’s knowledge of the Curbline Predecessor business. The amounts allocated in the accompanying combined financial statements are not necessarily indicative of the actual amount of such indirect expenses that would have been recorded had Curbline Predecessor been a separate independent entity. The Company and SITE Centers believe the assumptions underlying SITE Centers’ allocation of indirect expenses are reasonable.

The Company anticipates making distributions to holders of its common stock to satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax (other than with respect to operations through a TRS of the Company). U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. The Company generally intends to make distributions to holders of common stock with respect to each taxable year in an amount at least equal to its REIT taxable income for such taxable year.

23

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Summary Selected Financial Information is presented below (in thousands):

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2024	2023	2023	2022	2021
Operating Data:
Revenues	$56,195	$43,955	$93,660	$73,136	$52,317
Rental operation expenses	34,323	27,889	59,122	45,777	29,079
Net income attributable to Curbline Predecessor	14,211	14,606	31,013	25,730	20,658

	June 30,	December 31,
	2024	2023	2022
Balance Sheet Data:
Real estate (at cost)	$1,087,919	$1,010,806	$834,568
Real estate, net of accumulated depreciation	938,539	874,638	721,007
Total assets	1,004,658	921,632	758,019
Total liabilities	39,138	58,994	66,241
Total equity	965,520	862,638	691,778

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2024	2023	2023	2022	2021
Cash Flow Data:
Cash flow provided by (used for)
Operating activities	$32,331	$31,604	$59,241	$49,885	$36,227
Investing activities	(80,876)	(87,177)	(186,024)	(323,464)	(78,103)
Financing activities	49,350	56,058	126,914	273,334	41,088
Other Data:
FFO	$32,822	$29,800	$62,635	$52,357	$35,662

Funds from Operations, or FFO, is generally defined and calculated by Curbline Predecessor as net income (computed in accordance with GAAP), adjusted to exclude (i) gains and losses from disposition of real estate property, which are presented net of taxes, (ii) impairment charges on real estate property and (iii) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles. Curbline Predecessor’s calculation of FFO is consistent with the definition of FFO provided by the National Association of Real Estate Investment Trusts, or NAREIT.

This measure of performance is used by Curbline Predecessor for several business purposes and by other REITs. Curbline Predecessor uses FFO in part (i) as a disclosure to improve the understanding of Curbline Predecessor’s operating results among the investing public, (ii) as a measure of a real estate asset company’s performance, (iii) to influence acquisition, disposition and capital investment strategies and (iv) to compare Curbline Predecessor’s performance to that of other publicly traded shopping center REITs.

A reconciliation of net income computed in accordance with GAAP to FFO is as follows (in thousands).

	For the Six Months Ended June 30,		For the Year Ended December 31,
	2024	2023	2023	2022	2021
Net income attributable to Curbline Predecessor	$14,211	$14,606	$31,013	$25,730	$20,658
Depreciation and amortization of real estate investments	18,611	15,194	31,993	26,627	15,004
Gain on disposition of real estate	—	—	(371)	—	—

FFO	$32,822	$29,800	$62,635	$52,357	$35,662

24

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

RISK FACTORS

The following are certain risk factors that could affect the Company’s business, financial condition and results of operations. The risks that are highlighted below are not the only ones that the Company faces. You should carefully consider each of the following risks and all of the other information contained in this Information Statement. Some of these risks relate principally to the Company’s separation from SITE Centers, while others relate principally to the Company’s business and the industry in which it operates or to the securities markets generally and ownership of the Company’s common stock. If any of the following risks actually occur, the Company’s business, financial condition or results of operations could be negatively affected.

Risks Related to the Company’s Business, Properties and Strategies

The Company was recently organized and is employing a business model with a limited track record, and it may not be able to operate its business successfully or execute its business plan.

The Company was organized in 2023 and has a very limited operating history. Furthermore, the Company expects to be the first publicly traded REIT focused exclusively on the convenience real estate sector. Convenience real estate sector assets have historically been owned and managed by private and individual investors in local markets or as part of larger, more diversified real estate portfolios. The Company’s business strategy involves creating a pure-play convenience retail REIT that exclusively owns and manages these types of properties. No publicly traded peer REITs exist. Therefore, there are limited long-term track records available that might assist it in predicting whether its business model and investment strategy can be scaled and sustained over an extended period of time. The Company cannot assure you that it will be able to operate its business successfully or implement its business strategy as described in this Information Statement. If the Company encounters unanticipated problems as it continues to refine its business model or is unable to scale or operate its business successfully, it could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows and adversely affect the price of the Company’s common stock, and you could lose all or a portion of the value of your ownership in its common stock.

It may also be difficult for you to evaluate the Company’s potential future performance without the benefit of established long-term track records from companies implementing a similar business model. As a result, ownership of the Company’s common stock may entail more risk than an investment in the common stock of a more conventional real estate company or one with a substantial operating history.

The historical combined and pro forma financial information are not necessarily indicative of the Company’s future financial condition, results of operations or cash flows nor do they reflect what the Company’s financial condition, results of operations or cash flows would have been as an independent public company during the periods presented.

The historical combined financial information included in this Information Statement does not reflect what the Company’s financial condition, results of operations or cash flows would have been as an independent public company during the periods presented and is not necessarily indicative of the Company’s future financial condition, future results of operations or future cash flows. This is primarily a result of the following factors:

•

the historical combined financial results reflect allocations of expenses for services historically provided by SITE Centers, and may not fully reflect the increased costs associated with being an independent public company, including significant changes that will occur in the Company’s cost structure, management and business operations as a result of the separation from SITE Centers and

•

the working capital requirements and capital expenditures historically have been satisfied as part of SITE Centers’ corporate-wide capital access, capital allocation and cash management programs; the Company’s capital structure may be significantly different from that reflected in the historical combined financial statements.

25

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

The pro forma adjustments are based on available information and assumptions that the Company believes are reasonable; however, the Company’s assumptions may prove not to be accurate. In addition, the unaudited pro forma combined financial information may not give effect to various ongoing additional costs that the Company may incur in connection with being an independent public company. Accordingly, the unaudited pro forma combined financial information does not reflect what the Company’s financial condition, results of operations or cash flows would have been as an independent public company and are not necessarily indicative of the Company’s future financial condition, future results of operations or future cash flows. Please refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Combined Financial Information,” and the combined financial statements and corresponding notes included elsewhere in this Information Statement.

The economic performance and value of the Company’s convenience properties depend on many factors, including broad economic and local conditions, each of which could have an adverse impact on the Company’s results of operations and cash flows.

The economic performance and value of the Company’s real estate holdings can be affected by many factors, including the following:

•	changes in the national, regional, local and international economic climate;

•	local conditions, such as an excess amount of space or a reduction in demand for real estate in the area and population, demographic and employment trends;

•	the attractiveness of the properties to tenants;

•	the Company’s ability to provide adequate management services and to maintain its properties and

•	the expense of renovating, repairing and re-letting spaces.

Because of the nature of the Company’s business and property format, the Company’s performance is also linked to general economic conditions in the retail industry, including conditions that affect consumers’ spending behaviors and disposable income. To the extent that any of these conditions occur, they may affect market rents for convenience space. In addition, the Company may face challenges in the management and maintenance of its properties or incur increased operating costs, such as real estate taxes, insurance and utilities, that may make its properties unattractive to tenants.

In addition, the Company’s properties compete with numerous other shopping and commercial venues in attracting and retaining tenants. As of June 30, 2024, leases at the Company’s properties were scheduled to expire on a total of approximately 2.0% of leased GLA during 2024. For those leases that renew, rental rates upon renewal may be lower than current rates. For those leases that do not renew, the Company may not be able to promptly re-lease the space on favorable terms. In these situations, the Company’s financial condition, results of operations and cash flows could be adversely impacted.

The Company’s dependence on rental income may adversely affect the Company’s results of operations in the event of significant occupancy loss.

Substantially all of the Company’s income is derived from rental income from real property. As a result, the Company’s performance depends on the ability of its tenants to pay timely the full amount of rent due under their leases. The Company’s income would be negatively affected in the event of the bankruptcy or insolvency of, or a downturn in the business of, a significant number of its tenants, or in the event that such tenants decline to extend or renew leases upon expiration. In the event the Company is able to re-lease spaces vacated by bankrupt, distressed or non-renewing tenants, the downtime and capital expenditures required in the re-leasing process may adversely affect the Company’s results of operations.

26

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Inflation could adversely impact the Company’s real estate operations due to increases in construction costs or operating expenses in excess of rental income.

Inflationary pressures pose risks to the Company’s business, tenants and the U.S. economy. Inflation could cause construction costs, maintenances costs, operating and general and administrative expenses and interest expense to rise. The Company may incur construction costs for a project that exceed its original estimates due to high interest rates, increased materials, labor, leasing or other costs, material shortages or supply chain delays, or unanticipated technical difficulties, which could make completion of the project less profitable because market rents may not increase sufficiently to compensate for the increase in construction costs.

Inflationary pressures and rising interest rates could also result in reductions in retail-sector profitability and consumer discretionary spending, which could impact tenant demand for new and existing locations and the Company’s ability to grow rents. Increasing interest rates or capital availability constraints may also adversely impact the transaction market, including the availability of acquisition financing, asset values and the Company’s ability to buy properties. A sustained or further increase in inflation could have a negative impact on variable-rate debt that the Company may incur in the future. Any of the foregoing risks could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company’s expenses may remain constant or increase even if income from the Company’s properties decreases.

Costs associated with the Company’s business, such as utilities, insurance and real estate taxes, are relatively inflexible and generally do not decrease in the event that a property is not fully occupied, rental rates decrease, a tenant fails to pay rent or other circumstances cause the Company’s revenues to decrease. Although most of the Company’s leases require tenants to pay their share of property operating expenses, some tenants may be unable to absorb large expense increases and such increased expenses may limit tenants’ ability to pay higher base rents upon renewal, or renew leases at all. Other aspects of the Company’s operating costs may also increase for reasons beyond the Company’s control, including insurance and real estate taxes. If the Company is unable to lower its operating costs when property-level revenues decline and/or is unable to pass along cost increases to tenants, the Company’s results of operations and cash flows could be adversely impacted.

The Company’s acquisition activities may not produce the cash flows that it expects and may be limited by competitive pressures or other factors.

Growth through convenience property acquisitions is a primary element of the Company’s strategy. Acquisitions of commercial properties entail risks such as the following:

•	the Company may not have sufficient operational capacity to scale its business at a rapid enough pace, including by failing to achieve desired volume targets for property acquisitions;

•

the Company also may incur significant costs in connection with evaluating and negotiating potential acquisitions that the Company subsequently abandons or is otherwise unable to complete, including due to unexpected discoveries in due diligence investigations or insufficient available resources;

•	the Company may be unable to identify, or may have difficulty identifying, acquisition opportunities that fit its investment strategy and cost of capital;

•	the Company may be unable to secure necessary financing on favorable terms, or at all;

•	the Company’s estimates of expected occupancy and rental rates may differ from actual conditions;

•	the properties may become subject to environmental liabilities that the Company was unaware of at the time the Company acquired the property or

•	the Company may be unable to successfully integrate new properties into its existing operations.

27

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

In addition, the Company may face challenges in acquiring suitable convenience properties in the future due to competition for such properties. Competition from an increased number of investors may also adversely impact the Company’s financial returns by making it more expensive to acquire convenience real estate assets. If the Company is not able to execute its acquisition strategy, it could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows and adversely affect the price of the Company’s common stock.

The Company may be unable to manage its growth effectively and be unable to capture the efficiencies of scale that it expects from expansion.

Significant rapid growth could strain the Company’s internal resources, including its personnel, management systems and infrastructure. The Company’s ability to manage future growth effectively will also require the Company to successfully attract, train, motivate, retain, and manage new employees and continue to update and improve its operational, financial, and management controls and procedures.

If the Company is unable to successfully manage the potential difficulties associated with growth for these or any other reasons, the Company may not be able to capture the efficiencies of scale that it expects from expansion, which could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows and adversely affect the price of the Company’s common stock.

The Company may not be able to obtain additional capital to make investments or finance its operations.

The Company does not expect to have any debt at the time of the separation, with approximately $600 million of cash on hand, $400 million of immediate liquidity from an unsecured, undrawn line of credit and a $100 million unsecured, delayed draw term loan. As part of its growth strategy, the Company may incur a substantial amount of debt to finance future acquisitions, including debt that refinances or replaces borrowings under the line of credit.

Incurring debt or other preferred obligations, such as preferred equity, including any refinancing or replacement thereof, could have important consequences for the Company, including (i) decreasing the Company’s overall profitability, (ii) increasing the Company’s vulnerability to adverse economic or industry conditions, (iii) limiting the Company’s ability to obtain additional financing on acceptable terms, or at all, to fund capital expenditures and acquisitions, particularly when the availability of financing in the capital markets is limited, (iv) subjecting the Company to financial and other restrictive covenants, which could limit its operating flexibility and performance, (v) requiring a substantial portion of the Company’s cash flows from operations for the payment of interest on debt and reducing the Company’s ability to use its cash flows to fund working capital, capital expenditures, acquisitions, and general corporate requirements, and to make distributions and (vi) placing the Company at a competitive disadvantage to less leveraged competitors.

In addition, to qualify as a REIT, the Company must, among other things, distribute at least 90% of its REIT taxable income (excluding any net capital gains) to its stockholders each year. Because of these distribution requirements, the Company may require third-party sources of capital, including secured debt and common and preferred equity financings, to fund capital needs and expenses. Economic conditions and conditions in the capital markets may not be favorable at the time the Company needs to raise capital, which may cause the Company to seek alternative sources of potentially less attractive financing and may require it to adjust its business plan accordingly. Disruptions in the financial markets may also have a material adverse effect on the market value of the Company’s common stock and other adverse effects on the Company.

Real estate investments are illiquid; therefore, the Company may not be able to dispose of properties if desired on favorable terms.

Real estate investments generally cannot be disposed of quickly. In addition, the Code imposes restrictions, which are not applicable to other types of real estate companies, on the ability of a REIT to dispose of properties.

28

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Therefore, the Company may not be able to diversify or alter its portfolio in response to economic conditions or trends in convenience real estate sector or consumer behavior promptly or on favorable terms. The Company’s inability to quickly respond to such changes or dispose of properties could adversely affect the value of the Company’s portfolio.

The Company’s real estate investments may contain environmental risks that could adversely affect its results of operations.

The acquisition and ownership of properties may subject the Company to liabilities, including environmental liabilities. The Company’s operating expenses could be higher than anticipated due to the cost of complying with existing or future environmental laws and regulations. In addition, under various federal, state and local laws, ordinances and regulations, the Company may be considered an owner or operator of real property or to have arranged for the disposal or treatment of hazardous or toxic substances. As a result, the Company may become liable for the costs of removal or remediation of certain hazardous substances released on or in its properties. The Company may also be liable for other potential costs that could relate to hazardous or toxic substances (including governmental fines and injuries to persons and property). The Company may incur such liability whether or not it knew of, or was responsible for, the presence of such hazardous or toxic substances. Such liability could be of substantial magnitude and divert management’s attention from other aspects of the Company’s business and, as a result, could have a material adverse effect on the Company’s financial condition, results of operations, cash flow and its ability to make distributions to stockholders.

Changes in consumer trends, distribution channels and suburban populations may negatively affect revenues.

The Company’s properties are primarily convenience-driven shopping centers generally positioned on the curbline of well-trafficked intersections and major vehicular corridors and the Company’s tenants are largely dependent on the volume of customer traffic around and within their locations to generate revenue. Therefore, demand for space may be adversely affected by changing consumer trends, changes in shopping or alternative shopping methods and service locations, and overall changes in suburban population or other demographic factors and trends. Decreases in the number of daily convenience trips to the Company’s properties for any of the foregoing reasons could have a material adverse effect on the Company’s financial condition and results of operations.

Expectations relating to sustainability considerations expose the Company to potential liabilities, increased costs, reputational harm and other adverse effects on the Company’s business.

There are certain governments, regulators, investors, employees, customers and other stakeholders that are focused on sustainability considerations relating to businesses, including climate change and greenhouse gas emissions, human capital and diversity, equity and inclusion. The Company anticipates that it will make statements about its sustainability initiatives through information provided on its website, press releases and other communications. Disclosures regarding sustainability considerations and the implementation of related initiatives involve risks and uncertainties. Some stakeholders may disagree with the Company’s initiatives and stakeholders’ views related to sustainability may change and evolve over time. Reporting certain environmental metrics also involves the use of estimates and assumptions and reliance on third-party information that cannot be independently verified by the Company if it is available at all. The Company expects to incur additional costs and devote additional resources to implement sustainability initiatives and comply with increasing environmental disclosure obligations, including disclosures relating to the impact of climate change on the Company’s business. Any failure, or perceived failure, by the Company to further its initiatives, adhere to its public statements, accurately report sustainability metrics and progress, comply with federal or state laws and regulations, or meet evolving and varied stakeholder expectations and standards could result in legal and regulatory proceedings against the Company and/or materially adversely affect the Company’s business, reputation, financial condition, results of operations and stock price.

29

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

The Company may be adversely impacted by laws, regulations or other issues related to climate change.

The Company may become subject to laws or regulations related to climate change, which could cause its business, financial condition and results of operations to be impacted adversely. The federal government and some states and localities have enacted certain climate change laws and regulations and have begun regulating carbon footprints and greenhouse gas emissions. Although these laws and regulations have not had any known material impact on the Company’s business to date, they could result in substantial costs, including compliance costs, increased energy costs, retrofit costs, including monitoring and reporting costs, and capital expenditures for environmental control facilities and other new equipment. The Company cannot predict how future laws and regulations related to climate change will affect the Company’s business, results of operations and financial condition.

The Company’s properties could be subject to climate change, damage from natural disasters, public health crises and weather-related factors; an uninsured loss on the Company’s properties or a loss that exceeds the limits of the Company’s insurance policies could subject the Company to lost capital or revenue on those properties.

Extreme weather conditions may impact the profitability of the Company’s tenants by decreasing traffic at or hindering access to the Company’s properties, which may decrease the amount of rent the Company collects. Furthermore, several of the Company’s properties are located in regions or states that have exposure or the potential for exposure to natural disasters. Such properties could therefore be affected by hurricanes, tropical storms, earthquakes and wildfires. The potential impacts of climate change on the Company’s operations are highly uncertain but could include local changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperature averages or extremes. More generally, a public health crisis or other catastrophic event could adversely affect economies and financial markets and lead to an economic downturn, which could harm the Company’s business, financial condition, and results of operations.

The potential increase in the frequency and intensity of natural disasters, extreme weather-related events and climate change in the future may limit the types of insurance coverage and the coverage limits the Company is able to obtain on commercially reasonable terms.

Should a loss occur that is uninsured or is in an amount exceeding the aggregate limits for the applicable insurance policy, or in the event of a loss that is subject to a substantial deductible under an insurance policy, the Company could lose all or part of its capital invested in, and anticipated revenue from, one or more of the properties, which could have a material adverse effect on the Company’s financial condition and results of operations.

Crime or civil unrest may affect the markets in which the Company operates its business and its profitability.

While the Company’s properties are generally located in suburban areas, they are generally located near major metropolitan areas or other areas that are susceptible to property and violent crime, including mass shootings. Increased incidence of property crime, such as shoplifting or damage caused by civil unrest, could reduce tenant profitability or demand for space and, as a result, decrease the rents the Company is able to collect from affected properties. Furthermore, any kind of violent criminal acts or civil unrest could alter shopping habits or otherwise deter customers from visiting the Company’s convenience properties. The Company may also incur increased expenses as a result of its efforts to provide enhanced security measures at its properties to contend with criminal or other threats. Any of the foregoing circumstances could have a negative effect on the Company’s business, the operations of its tenants and the value of its properties.

The Company’s real estate assets may be subject to impairment charges.

On a periodic basis, the Company assesses whether there are any indicators that the value of its real estate assets may be impaired. A property’s value is impaired only if the estimate of the aggregate future cash flows

30

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

(undiscounted and without interest charges) to be generated by the property are less than the carrying value of the property. In the Company’s estimate of projected cash flows, it considers factors such as expected future operating income, trends and prospects, the effects of demand, competition and other factors. If the Company is evaluating the potential sale of an asset, the undiscounted future cash flows considerations include the most likely course of action at the balance sheet date based on current plans, intended holding periods and available market information. The Company is required to make subjective assessments as to whether there are impairments in the value of its real estate assets. These assessments have a direct impact on the Company’s earnings because recording an impairment charge results in an immediate negative adjustment to earnings. There can be no assurance that the Company will not take significant impairment charges in the future. Any future impairment could have a material adverse effect on the Company’s results of operations in the period in which the charge is taken.

A disruption, failure or breach of the networks or systems on which the Company relies, including as a result of cyber-attacks, could harm its business.

The Company relies extensively on computer systems to manage its business. The Company primarily depends on third parties, including SITE Centers, to provide important information technology services relating to several key business functions, such as payroll, human resources, electronic communications and certain finance functions. These systems are subject to damage or interruption from power outages, facility damage, computer or telecommunications failures, computer viruses, security breaches, vandalism, natural disasters, catastrophic events, human error and potential cyber threats, including phishing attacks, ransomware and other sophisticated cyber-attacks. Although such third parties employ a number of measures to prevent, detect and mitigate cyber threats, including password protection, firewalls, backup servers, threat monitoring and periodic penetration testing, the techniques used to obtain unauthorized access change frequently and there is no guarantee that the efforts to prevent unauthorized access will be successful. Should they occur, these threats could compromise the confidential information of the Company’s tenants, employees and third-party vendors; disrupt the Company’s business operations and the availability and integrity of data in the Company’s systems; and result in litigation, violation of applicable privacy and other laws, investigations, actions, fines or penalties. In the event of damage or disruption to the Company’s business due to these occurrences, the Company may not be able to successfully and quickly recover all of its critical business functions, assets and data.

The Company may be subject to litigation that could adversely affect its results of operations.

The Company may become a defendant from time to time in major lawsuits and regulatory proceedings relating to its business. Due to the inherent uncertainties of litigation and regulatory proceedings, the Company cannot accurately predict the ultimate outcome of any such litigation or proceedings. An unfavorable outcome could adversely affect the Company’s business, financial condition or results of operations. Any such litigation could also lead to increased volatility of the trading price of the Company’s common stock. For a further discussion of litigation risks, see “Legal Matters” in Note 9, “Commitments and Contingencies,” to the combined financial statements for the year ended December 31, 2023 and Note 6, “Commitments and Contingencies,” to the unaudited combined financial statements for the six months ended June 30, 2024 included elsewhere in this Information Statement.

Risks Related to the Separation and the Company’s Relationship with SITE Centers

The Company may have conflicts of interest with SITE Centers.

The Company is subject to conflicts of interest arising out of its relationship with SITE Centers. Conflicts with the Company’s business and interests may arise from involvement in activities related to the allocation of SITE Centers and Company management’s time and services between the Company and SITE Centers. For example, David Lukes is initially expected to serve as a director and Chief Executive Officer of both SITE Centers and the Company, which could cause him to devote less time and attention to the Company’s business than he would if he only served as the director and Chief Executive Officer of the Company. It is also expected that some of SITE Centers’ current or former directors and executive officers will become directors or executive officers of

31

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Curbline following the separation. Members of management may become subject to certain financial conflicts of interest, including conflicts of interest associated with their incentive compensation from the Company and/or SITE Centers. Furthermore, members of the Curbline Board and the Company’s management are expected to own shares of SITE Centers, which could create, or appear to create, potential conflicts of interest if the Company’s directors and executive officers are faced with decisions that could have different implications for SITE Centers and the Company.

In addition, the Company’s agreements with SITE Centers could also lead to, or appear to cause, conflicts of interest. For example, pursuant to the Shared Services Agreement, the Operating Partnership or its affiliates will provide SITE Centers (i) leadership and management services that are of a nature customarily performed by leadership and management overseeing the business and operation of a REIT similarly situated to SITE Centers, including supervising various business functions of SITE Centers necessary for the day-to-day management operations of SITE Centers and its affiliates and (ii) transaction services that are of a nature customarily performed by a dedicated transactions team within an organization similarly situated to SITE Centers, and SITE Centers will provide the Operating Partnership the services of its employees and the use or benefit of SITE Centers’ assets, offices and other resources as may be necessary or useful to establish and operate various business functions of the Operating Partnership or its affiliates in a manner as would be established and operated for a REIT similarly situated to the Company. Under the Shared Services Agreement, the personnel providing services to the Operating Partnership will be employees of SITE Centers, and the personnel providing leadership and management services to SITE Centers will be employees of the Company, the Operating Partnership or one of their affiliates. As such, conflicts of interest may arise in connection with the performance of the services provided by the Operating Partnership or SITE Centers and the allocation of priority to providing such services. Conflicts of interest could likewise arise in connection with the resolution of any dispute among SITE Centers, the Company and the Operating Partnership regarding the terms of the agreements governing the separation, including expense and revenue allocation determinations among SITE Centers, the Company and the Operating Partnership. Conflicts of interest may also arise from the lease of vacant space or renewal of existing leases at the Company’s properties, which may be located near and compete with properties owned or managed by affiliates of SITE Centers.

The agreements with SITE Centers were not negotiated on an arm’s-length basis and may not be on the same terms as if they had been negotiated with an unaffiliated third party.

The Separation and Distribution Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Shared Services Agreement and other agreements governing ongoing relationships have been negotiated between related parties and the terms, including fees and other amounts payable, may not be on the same terms as if they had been negotiated at arm’s length with an unaffiliated third party.

For example, the allocation of assets, liabilities, expenses, rights, durations, indemnification and other obligations among SITE Centers, the Company and the Operating Partnership under these agreements may have been different if agreed to by unaffiliated parties. It is unlikely that an unaffiliated third party would be willing or able to perform certain of these agreements or provide similar services to the Company on the same terms or at all. See “The Company’s Relationship and Agreements with SITE Centers—Agreements with SITE Centers.”

After the distribution, the Company will be subject to additional regulatory and reporting requirements that will increase legal, accounting and financial compliance costs.

After the completion of the distribution, the Company will be subject to the reporting requirements under the Exchange Act, the Sarbanes-Oxley Act, and the listing standards of the NYSE. The Company expects that the requirements of these rules and regulations will continue to increase its legal, accounting and financial compliance costs and make some activities more difficult, time consuming and costly.

The Sarbanes-Oxley Act requires, among other things, that the Company maintain effective disclosure controls and procedures and internal control over financial reporting. The Company is developing and refining its

32

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

disclosure controls and other procedures that are designed to ensure that information required to be disclosed by the Company in the reports that it will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to its principal executive and financial officers.

The Company’s current controls and any new controls that it develops may become inadequate because of changes in conditions in its business. Further, weaknesses in the Company’s disclosure controls or its internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm the Company’s results of operations or cause it to fail to meet its reporting obligations and may result in a restatement of its financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of management evaluations and independent registered public accounting firm audits of its internal control over financial reporting that the Company will eventually be required to include in its periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in the Company’s reported financial and other information, which would likely have a negative effect on the trading price of its common stock. In addition, if the Company is unable to continue to meet these requirements, it may not be able to remain listed on the NYSE.

The Company is not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act, and is therefore not required to make a formal assessment of the effectiveness of its internal control over financial reporting for that purpose. Upon becoming a public company, the Company will be required to provide an annual management report on the effectiveness of its internal control over financial reporting commencing with its second Annual Report on Form 10-K. The Company’s independent registered public accounting firm is not required to audit the effectiveness of its internal control over financial reporting until after it is no longer an “emerging growth company,” as defined in the JOBS Act. At such time, the Company’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed or operating.

Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on the Company’s business and results of operations, and cause a decline in the price of its common stock.

The distribution of the Company’s common stock is not expected to qualify for tax-free treatment and will be taxable to you as a dividend.

The distribution of the Company’s common stock is not expected to qualify for tax-free treatment, and an amount equal to the fair market value of the stock received by you, which is expected to be determined based on the average closing price per share of the Company’s common stock on its first three trading days beginning with the distribution date, will be treated as a taxable dividend to the extent of your ratable share of any current or accumulated earnings and profits of SITE Centers. As only a limited and insubstantial amount of cash will be paid in connection with the distribution, and such limited and insubstantial amount of cash will only be paid to stockholders who would otherwise be issued fractional shares, you will need to have alternative sources from which to pay your resulting U.S. federal income tax liability. The amount in excess of earnings and profits will be treated as a non-taxable return of capital to the extent of your tax basis in SITE Centers common shares and any remaining excess will be treated as capital gain. Your tax basis in shares of SITE Centers held at the time of the distribution will be reduced (but not below zero) to the extent the fair market value of the Company’s stock distributed by SITE Centers in the distribution exceeds SITE Centers’ current and accumulated earnings and profits. Your holding period for such SITE Centers shares will not be affected by the distribution. Your holding period for the Company’s common stock will begin the day following the distribution of the Company’s common stock, and your basis in the Company’s common stock will equal the fair market value of the stock received by you. SITE Centers will not be able to advise shareholders of the amount of earnings and profits of SITE Centers

33

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

until after the end of the 2024 calendar year. SITE Centers or other applicable withholding agents may be required or permitted to withhold at the applicable rate on all or a portion of the distribution payable to non-U.S. shareholders, and any such withholding would be satisfied by SITE Centers or such agent by withholding and selling a portion of the Company’s stock otherwise distributable to non-U.S. shareholders. For a more detailed discussion, see “The Company’s Separation from SITE Centers—Certain U.S. Federal Income Tax Consequences of the Separation” and “Certain U.S. Federal Income Tax Considerations.”

Although SITE Centers will be ascribing a fair market value to the Company’s stock in the distribution for tax purposes, and will report that value to shareholders and the IRS, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to the Company’s stock, particularly if the Company’s stock trades at prices significantly above the value ascribed to the Company’s stock by SITE Centers in the period following the distribution. Such a higher valuation may cause a larger reduction in the tax basis of your SITE Centers shares or may cause you to recognize additional dividend or capital gain income. You should consult your own tax advisor as to the particular tax consequences of the distribution to you.

It is possible that the Company may not obtain a fair market value tax basis in the Company’s assets as a result of the distribution.

The distribution has been structured, and SITE Centers and the Company intend to treat it for U.S. federal income tax purposes as, a taxable distribution of shares in the Company to you. SITE Centers and the Company intend (and are generally obligated pursuant to the Tax Matters Agreement) to take the position for tax purposes that such shares are distributed to you at the close of business on the day of the distribution, and that immediately prior to such distribution, the Company shall be treated as acquiring all of its assets (and assuming all of its liabilities) from SITE Centers in exchange for the Company’s stock. It is possible, however, that the IRS may conclude that the tax basis of the Company’s assets equals their historic tax basis.

The Company may not achieve some or all of the expected benefits of the separation, and the separation may have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company may not be able to achieve the full strategic and financial benefits expected to result from the separation, or such benefits may be delayed due to a variety of circumstances, not all of which may be under the Company’s control. These circumstances include, among others: (i) disruption of the Company’s ongoing business or inconsistencies in its services, standards, controls, procedures and policies, which could adversely affect its ability to maintain relationships with tenants and (ii) increased susceptibility to market fluctuations and other adverse events following the separation. Failure to achieve some or all of the benefits expected to result from the separation, or a delay in realizing such benefits, may have a material adverse effect on the Company’s business, financial condition and results of operations.

Risks Related to the Company’s Taxation as a REIT

If the Company fails to qualify as a REIT in any taxable year, it will be subject to U.S. federal income tax as a regular corporation and could have significant tax liability, which may have a significant adverse consequence to the value of the Company’s stock.

The Company intends to operate in a manner that allows it to qualify as a REIT for U.S. federal income tax purposes. However, REIT qualification requires that the Company satisfy numerous requirements (some on an annual or quarterly basis) established under highly technical and complex provisions of the Code, for which there are a limited number of judicial or administrative interpretations. The Company’s status as a REIT requires an analysis of various factual matters and circumstances that are not entirely within its control. Accordingly, the Company’s ability to qualify and remain qualified as a REIT for U.S. federal income tax purposes is not certain.

34

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Even a technical or inadvertent violation of the REIT requirements could jeopardize the Company’s REIT qualification. Furthermore, Congress or the IRS might change the tax laws or regulations and the courts could issue new rulings, in each case potentially having a retroactive effect that could make it more difficult or impossible for the Company to continue to qualify as a REIT. If the Company fails to qualify as a REIT in any tax year, the following will result:

•

the Company would be taxed as a regular domestic corporation, which, among other things, means that it would be unable to deduct distributions to its stockholders in computing its taxable income and would be subject to U.S. federal income tax on its taxable income at regular corporate rates;

•

any resulting tax liability could be substantial and would reduce the amount of cash available for distribution to stockholders and could force the Company to liquidate assets or take other actions that could have a detrimental effect on its results of operations and

•

unless the Company were entitled to relief under applicable statutory provisions, it would be disqualified from treatment as a REIT for the four taxable years following the year during which the Company lost its qualification, and its cash available for distribution to its stockholders, therefore, would be reduced for each of the years in which the Company does not qualify as a REIT.

Even if the Company remains qualified as a REIT, it may face other tax liabilities that directly or indirectly reduce its cash flow. The Company may also be subject to certain federal, state and local taxes on its income and property either directly or at the level of its subsidiaries. Any of these taxes would decrease cash available for distribution to the Company’s stockholders.

If certain subsidiaries fail to qualify as partnerships or disregarded entities for U.S. federal income tax purposes, the Company may not qualify as a REIT.

The Company believes the Operating Partnership and other subsidiary partnerships and limited liability companies that do not elect REIT or TRS status have been and/or will be classified as disregarded entities for U.S. federal income tax purposes. The Company’s ownership of interests in such subsidiaries involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If one or more of the Company’s subsidiary partnerships or disregarded entities were treated as an association taxable as a corporation, the subsidiary partnership or disregarded entity would be subject to U.S. federal income taxes on its income. In that case, the character of the entity and its income would change for purposes of the asset and income tests applicable to REITs and could prevent the Company from satisfying these tests. This, in turn, could prevent the Company from qualifying as a REIT.

Compliance with REIT requirements may negatively affect the Company’s operating decisions.

To maintain its status as a REIT for U.S. federal income tax purposes, the Company must meet certain requirements on an ongoing basis, including requirements regarding its sources of income, the nature and diversification of its assets, the amounts the Company distributes to its stockholders and the ownership of its stock. The Company may also be required to make distributions to its stockholders when it does not have funds readily available for distribution or at times when the Company’s funds are otherwise needed to fund capital expenditures.

As a REIT, the Company must distribute at least 90% of its annual net taxable income (excluding net capital gains) to its stockholders. To the extent that the Company satisfies this distribution requirement, but distributes less than 100% of its net taxable income, the Company will be subject to U.S. federal corporate income tax on its undistributed taxable income. In addition, the Company will be subject to a 4% non-deductible excise tax if the actual amount paid to its stockholders in a calendar year is less than the minimum amount specified under U.S.

35

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

federal tax laws. From time to time, the Company may generate taxable income greater than its income for financial reporting purposes, or its net taxable income may be greater than its cash flows available for distribution to its stockholders. If the Company does not have other funds available in these situations, it could be required to borrow funds, sell its securities or a portion of its properties at unfavorable prices or find other sources of funds in order to meet the REIT distribution requirements and avoid corporate income tax and the 4% excise tax.

In addition, the REIT provisions of the Code impose a 100% tax on income from “prohibited transactions.” Prohibited transactions generally include sales of assets, other than foreclosure property, that constitute inventory or other property held for sale to customers in the ordinary course of business. This 100% tax could affect the Company’s decisions to sell property if it believes such sales could be treated as a prohibited transaction. However, the Company would not be subject to this tax if it were to sell assets through a TRS. The Company will also be subject to a 100% tax on certain amounts if the economic arrangements between the Company and a TRS are not comparable to similar arrangements among unrelated parties.

The Company may be forced to borrow funds to maintain its REIT status, and the unavailability of such capital on favorable terms at the desired times, or at all, may cause the Company to curtail its investment activities and/or to dispose of assets at inopportune times, which could materially and adversely affect the Company.

To qualify as a REIT, the Company generally must distribute to stockholders at least 90% of its REIT taxable income each year, determined without regard to the dividends paid deduction and excluding any net capital gains, and the Company will be subject to regular corporate income taxes on its undistributed taxable income to the extent that the Company distributes less than 100% of its REIT taxable income, determined without regard to the dividends paid deduction and including any net capital gains, each year. In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which distributions paid by the Company in any calendar year are less than the sum of 85% of the Company’s ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. The Company could have a potential distribution shortfall as a result of, among other things, differences in timing between the actual receipt of cash and recognition of income for U.S. federal income tax purposes or the effect of nondeductible capital expenditures or the creation of reserves. In order to maintain REIT status and avoid the payment of income and excise taxes, the Company may need to borrow funds to meet the REIT distribution requirements. The Company may not be able to borrow funds on favorable terms or at all. The Company’s access to third-party sources of capital depends on a number of factors, including the market’s perception of the Company’s growth potential, the market price of its common stock and current and potential future earnings. The Company cannot assure stockholders that it will have access to such capital on favorable terms at the desired times, or at all, which may cause the Company to curtail its investment activities and/or to dispose of assets at inopportune times and could materially and adversely affect the Company. The Company may make taxable in-kind distributions of its common stock, which may cause stockholders to be required to pay income taxes with respect to such distributions in excess of any cash received, or the Company may be required to withhold taxes with respect to such distributions in excess of any cash stockholders receive.

Distributions paid by REITs generally do not qualify for reduced tax rates.

In general, the maximum U.S. federal income tax rate for dividends paid to individual U.S. stockholders is 20%. Due to its REIT status, the Company’s distributions to individual stockholders generally are not eligible for the reduced rates. However, U.S. stockholders that are individuals, trusts or estates generally may deduct up to 20% of the ordinary dividends (e.g., REIT dividends that are not designated as capital gain dividends or qualified dividend income) received from a REIT for taxable years beginning after December 31, 2017, and before January 1, 2026. Although this deduction reduces the effective tax rate applicable to certain dividends paid by REITs (generally to 29.6%, assuming the stockholder is subject to the 37% maximum rate), such tax rate is still higher than the tax rate applicable to corporate dividends that constitute qualified dividend income. Accordingly,

36

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

investors who are individuals, trusts or estates may perceive investments in REITs to be relatively less attractive than investments in stocks of non-REIT corporations that pay dividends, which could materially and adversely affect the value of the stock of REITs, including the per share trading price of the Company’s common stock.

Certain foreign stockholders may be subject to U.S. federal income tax on a gain recognized on a disposition of the Company’s common stock if the Company does not qualify as a “domestically controlled” REIT.

A foreign person disposing of a U.S. real property interest, including stock of a U.S. corporation whose assets consist principally of U.S. real property interests, is generally subject to U.S. federal income tax on any gain recognized on the disposition. This tax does not apply, however, to the disposition of stock in a REIT if the REIT is “domestically controlled.” In general, the Company will be a domestically controlled REIT if at all times during the five-year period ending on the applicable stockholder’s disposition of the Company’s stock, less than 50% in value of the stock was held directly or indirectly by non-U.S. persons. Recently finalized regulations require a REIT to “look through” certain foreign controlled domestic corporations to their owners when determining whether the REIT is domestically controlled. If the Company were to fail to qualify as a domestically controlled REIT, gain recognized by a foreign stockholder on a disposition of the Company’s common stock would be subject to U.S. federal income tax unless the common stock was traded on an established securities market and the foreign stockholder did not at any time during a specific testing period directly or indirectly own more than 10% of the Company’s outstanding common stock.

Legislative or other actions affecting REITs could have a negative effect on the Company or its stockholders.

The laws and regulations dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the Department of the Treasury. Changes to the tax laws, with or without retroactive application, could materially and adversely affect the Company or its stockholders. The Company cannot predict how changes in the tax laws might affect stockholders or the Company. New legislation, Treasury regulations, administrative interpretations or court decisions could significantly and negatively affect the Company’s ability to qualify as a REIT, the U.S. federal income tax consequences of such qualification or the U.S. federal income tax consequences of an investment in the Company. In addition, the law relating to the tax treatment of other entities, or an investment in other entities, could change, making an investment in such other entities more attractive relative to an investment in a REIT. Furthermore, potential amendments and technical corrections, as well as interpretations and implementation of regulations by the Treasury and IRS, may have or may in the future occur or be enacted, and, in each case, they could lessen or increase the impact of the Tax Cuts and Jobs Act of 2017, or the TCJA. In addition, states and localities, which often use federal taxable income as a starting point for computing state and local tax liabilities, continue to react to the TCJA, and these may exacerbate its negative, or diminish its positive, effects on the Company. It is impossible to predict the nature or extent of any new tax legislation, regulation or administrative interpretations, but such items could adversely affect the Company’s financial condition, results of operations or future business planning.

If SITE Centers fails to qualify as a REIT for the year in which the distribution occurs, the Company may not be eligible to elect to be taxed as a REIT.

A rule against electing REIT status would apply to the Company if SITE Centers fails to qualify as a REIT for the year in which the distribution occurs and the Company is treated as a successor to SITE Centers for U.S. federal income tax purposes. Although SITE Centers will represent in the Tax Matters Agreement that commencing with its taxable year ending in December 31, 1993 through its taxable year ending on December 31, 2023, SITE Centers was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and will covenant to qualify as a REIT under the Code for its taxable year ending December 31, 2024 (unless SITE Centers obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS to the effect that SITE Centers’ failure to maintain its REIT status will not cause the Company to fail to qualify as a REIT under the successor REIT rule referred to above), no assurance

37

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

can be given that such representation and covenant would prevent the Company from failing to qualify as a REIT. Although, in the event of a breach, the Company may be able to seek damages from SITE Centers, there can be no assurance that such damages, if any, would appropriately compensate the Company.

Risks Related to Company’s Ownership of Interests in the Operating Partnership

Certain Operating Partnership assets may have book-tax differences, which may cause the Company to recognize taxable income in excess of cash proceeds and affect the Company’s ability to comply with REIT distribution requirements.

In general, when property is contributed to a partnership in exchange for a partnership interest, the partnership inherits the carry-over tax basis of the contributing partner in the contributed property. Any difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution is referred to as a “book-tax difference.” Certain of the Operating Partnership’s assets may have book-tax differences, and the agreement of limited partnership of the Operating Partnership requires such allocations to be made in a manner consistent with Section 704(c) of the Code. As a result, the Company may be allocated lower amounts of depreciation and other deductions for tax purposes, and possibly greater amounts of taxable income in the event of a disposition, as compared to its share of such items for economic or book purposes. Thus, these rules may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company’s ability to comply with the REIT distribution requirements.

The Company will be liable for any under-withholdings with respect to any non-U.S. limited partner’s share of Operating Partnership income.

In the event the Company admits a non-U.S. limited partner into the Operating Partnership, the Operating Partnership generally will be required to withhold with respect to the non-U.S. limited partner’s share of the Operating Partnership income (with such rates based on the character of the items comprising the income and the status of the limited partner for U.S. federal income tax purposes), regardless of the amounts distributed to such non-U.S. limited partner. The Operating Partnership may also be required to withhold on distributions made to a transferee who acquires units from a non-U.S. limited partner if the transferee did not properly withhold. The Company will be liable for any under-withholdings (including interest and penalties).

The Operating Partnership and any subsidiary partnerships may be subject to a U.S. federal income tax audit and the Company may be required to bear the economic cost of its attributable share of taxes.

Under the rules applicable to federal income tax audits of partnerships (such as the Operating Partnership), the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of “partnership-related items” on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected direct or indirect partners (often referred to as a “push-out election”), subject to a higher rate of interest than otherwise would apply. It is possible that these rules could result in partnerships in which we directly or indirectly invest, including the Operating Partnership, being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties, including in situations where we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.

38

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Risks Related to the Company’s Organization, Structure and Ownership

Provisions in the Charter and Bylaws could have the effect of delaying, deferring or preventing a change in control, even if that change may be considered beneficial by some of the Company’s stockholders.

The Charter and the Bylaws contain provisions that could have the effect of rendering more difficult, delaying or preventing an acquisition deemed undesirable by the Curbline Board. Among other things, the Charter and Bylaws include provisions:

•	initially dividing the Curbline Board into three classes;

•	providing that removal of a member of the Curbline Board can only be for cause prior to the conclusion of the annual meeting of the stockholders to be held in 2027;

•

prohibiting any person, except for certain stockholders as set forth in the Charter, from owning more than 8% of the Company’s outstanding common stock prior to an exempt holder reduction event or more than 9.8% of the Company’s outstanding common stock from and after an exempt holder reduction event in order to maintain the Company’s status as a REIT;

•

authorizing “blank check” preferred stock, which could be issued by the Curbline Board without stockholder approval and may contain voting, liquidation, dividend and other rights superior to the Company’s common stock;

•	providing that the Curbline Board may increase its size and that any vacancy on the Curbline Board may be filled only by the affirmative vote of a majority of the remaining directors then in office;

•

providing that special meetings of the stockholders may only be called by the Curbline Board, certain executive officers of the Company or upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at such meeting;

•

providing that stockholders may not act by written consent unless (a) such written consent is unanimous or (b) the action is advised, and submitted to the stockholders for approval, by the Curbline Board and such written consent of a majority of votes entitled to be cast is delivered to the Company in accordance with the Maryland General Corporation Law, or the MGCL and

•	requiring advance notice of stockholder proposals for business to be conducted at meetings of the Company’s stockholders and for nominations of candidates for election to the Curbline Board.

These provisions, alone, together or together with others, could delay or prevent hostile takeovers and changes in control or changes in the Company’s management. The Company believes these provisions protect its stockholders from coercive or otherwise unfair takeover tactics and are not intended to make the Company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some stockholders and could delay, defer or prevent an acquisition that the Curbline Board determines is not in the best interests of the Company and its stockholders, which under certain circumstances could reduce the market price of its common stock.

The Company’s authorized but unissued common and preferred stock may prevent a change in the Company’s control.

The Charter authorizes the Company to issue additional authorized but unissued common or preferred stock. In addition, the Curbline Board may, without stockholder approval, amend the Charter to increase the aggregate number of its shares of capital stock or the number of its shares of capital stock of any class or series that the Company has authority to issue and classify or reclassify any unissued common or preferred stock and set the preferences, rights and other terms of the classified or reclassified stock. As a result, the Curbline Board may establish a class of common or preferred stock that could delay or prevent a transaction or a change in control that might involve a premium price for the Company’s common stock or otherwise be in the best interest of the Company’s stockholders.

39

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

After the separation, the Company will have significant stockholders who may exert influence on the Company as a result of their considerable beneficial ownership of the Company’s common stock, and their interests may differ from the interests of other stockholders.

After the completion of the separation, the Company will have stockholders, including Mr. Alexander Otto, who has been designated as a member of the Curbline Board, who will be in a position to exert significant influence over the Company because of their considerable beneficial ownership of the Company’s common stock. These stockholders may exert influence with respect to matters that are brought to a vote of the Curbline Board and/or the holders of the Company’s common stock. Among others, these matters include the election of the Curbline Board, corporate finance transactions and joint venture activity, merger, acquisition and disposition activity, and amendments to the Charter and Bylaws. In the context of major corporate events, the interests of the Company’s significant stockholders may differ from the interests of other stockholders. For example, if a significant stockholder does not support a merger, tender offer, sale of assets or other business combination because the stockholder judges it to be inconsistent with the stockholder’s investment strategy, the Company may be unable to enter into or consummate a transaction that would enable other stockholders to realize a premium over the then-prevailing market prices for common stock. Furthermore, significant stockholders of the Company have in the past sold substantial amounts of SITE Centers’ common shares, and may sell in the future substantial amounts of the Company’s common stock in the public market to enhance the stockholders’ liquidity positions, fund alternative investments or for other reasons. This has caused in the past the trading price of SITE Centers’ common shares and may in the future cause the trading price of the Company’s common stock, to decline significantly, resulting in other stockholders being unable to sell their common stock at favorable prices. The Company cannot predict or control how the Company’s significant stockholders may use the influence they have as a result of their common stock holdings.

The Curbline Board may change significant corporate policies without stockholder approval.

The Company’s strategies and investment, financing and distribution policies will be determined by the Curbline Board. These strategies and policies may be amended or revised at any time at the discretion of the Curbline Board without a vote of the Company’s stockholders. A change in any of these strategies and policies could have an adverse effect on the Company’s financial condition, results of operations and cash flow and on its ability to make distributions to stockholders.

Maryland law may limit the ability of a third party to acquire control of the Company.

The MGCL provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. The duties of directors of Maryland corporations do not require them to (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) authorize the corporation to redeem any rights under, or modify or render inapplicable, any stockholder rights plan, (c) make a determination under the Maryland Business Combination Act, or (d) act or fail to act solely because of the effect the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under the MGCL, the act of a director of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control is not subject to any higher duty or greater scrutiny than is applied to any other act of a director. The MGCL also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under the MGCL.

The MGCL also provides that, unless exempted, certain Maryland corporations may not engage in business combinations, including mergers, dispositions of 10% or more of its assets, certain issuances of shares of stock and other specified transactions, with an “interested stockholder” or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder became an interested stockholder, and thereafter unless specified criteria are met. An interested stockholder is generally a person owning or controlling,

40

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

directly or indirectly, 10% or more of the voting power of the outstanding stock of the Maryland corporation, unless the stock had been obtained in a transaction approved by its board of directors. These and other provisions of the MGCL could have the effect of delaying, deferring or preventing a proxy contest, tender offer, merger or other change in control, which may have a material adverse effect on the Company’s business, financial condition and results of operations.

Conflicts of interest may exist or could arise in the future with the Operating Partnership and its limited partners, which may impede business decisions that could benefit stockholders.

Conflicts of interest may exist or could arise as a result of the relationships between the Company and its affiliates, on the one hand, and the Operating Partnership or any partner thereof, on the other. The Company’s directors and officers have duties to the Company and its stockholders under applicable Maryland law in connection with their management of the Company. At the same time, the Company, as general partner of the Operating Partnership, has duties to the Operating Partnership and to its limited partners under Delaware law in connection with the management of the Operating Partnership. The Company’s duties to the Operating Partnership and its limited partners as the general partner may come into conflict with the duties of the Company’s directors and officers to the Company and its stockholders. These conflicts may be resolved in a manner that is not in the best interest of the Company’s stockholders.

Curbline Properties Corp. is a holding company with no direct operations and expects to rely on distributions received from the Operating Partnership to make distributions to stockholders.

The Company operates through an UPREIT structure. Therefore, Curbline Properties Corp. is a holding company that conducts all of its operations through the Operating Partnership, a subsidiary, and expects to rely on distributions from the Operating Partnership to make any distributions to stockholders and to meet any of its obligations. The ability of the Operating Partnership to make distributions to Curbline Properties Corp., and the ability of subsidiaries of the Operating Partnership to make distributions to the Operating Partnership, will depend on the respective results of operations and any restrictions imposed on them by creditors or otherwise. In addition, the claims of the Company’s stockholders will be structurally subordinated to all existing and future liabilities and other obligations and any preferred equity of the Operating Partnership and its subsidiaries, including in the case of any liquidation, bankruptcy or reorganization of the Company.

Risks Related to the Company’s Common Stock

No public market currently exists for the Company’s common stock and if an active trading market does not develop or is not sustained, your ability to sell stock when desired and the prices obtained will be adversely affected.

There will not be any public market for the Company’s common stock prior to the distribution. The Company intends to apply to have its common stock listed on the NYSE under the trading symbol “CURB”. However, there can be no assurance that an active trading market for the Company’s common stock will develop, or, if one develops, be maintained. Accordingly, no assurance can be given as to the ability of the Company’s stockholders to sell their common stock or the price that its stockholders may obtain for their common stock.

Some of the factors that could negatively affect the market price of the Company’s common stock include:

•	the Company’s actual or projected financial condition, results of operations, cash flows and liquidity, or changes in business strategies or prospects;

•	the market’s perception of the Company’s potential and future cash dividends;

•	changes in the valuation and capitalization rates applicable to the Company’s properties;

•	the ability to acquire additional assets on a timely basis and on attractive terms;

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Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

•	actual or perceived conflicts of interest with SITE Centers and individuals, including the Company’s executives, or any termination of the agreements with SITE Centers;

•	equity issuances by the Company, or stock resales by its significant stockholders, or the perception that such issuances or resales may occur;

•	the publication of research reports about the Company or the real estate industry;

•	changes in market valuations of similar companies;

•	adverse market reaction to any indebtedness the Company incurs in the future;

•	additions to or departures of key personnel or members of the Curbline Board;

•	speculation in the press or investment community;

•	the Company’s failure to meet, or the lowering of, its earnings estimates or those of any securities analysts;

•	the extent of institutional investor interest in the Company;

•	increases in market interest rates, which may have a negative impact on the number of potential buyers for the Company’s properties and the prices such buyers are willing to pay;

•	ability to pay distributions to the Company’s stockholders pursuant to its operating strategy;

•	changes to the debt markets could adversely affect the Company’s ability to raise capital;

•	failure of the Company to qualify as a REIT and the Company’s continued qualification as a REIT;

•	the reputation of REITs generally and the reputation of REITs with similar businesses;

•

the attractiveness of the securities of REITs in comparison to securities issued by other entities (including securities issued by other real estate companies or sovereign governments), bank deposits or other investments;

•	price and volume fluctuations in the stock market generally;

•	natural disasters and environmental hazards affecting areas in which the Company’s properties are located;

•	political or economic turmoil impacting the economy of areas in which the Company’s properties are located and

•	general market and economic conditions, including the current state of the credit and capital markets and the market for sales and investments in properties similar to those owned by the Company.

Market factors unrelated to the Company’s performance could also negatively impact the market price of its common stock. One of the factors that investors may consider in deciding whether to buy or sell the Company’s common stock is its distribution rate as a percentage of its stock price relative to market interest rates. If market interest rates increase, prospective investors may demand a higher distribution rate or seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market value of the Company’s common stock. For instance, if interest rates rise, it is likely that the market price of its common stock will decrease as market rates on interest-bearing securities increase.

The Company has not established a minimum distribution payment level, and it cannot assure you of its ability to make distributions in the future.

The Company anticipates making distributions to holders of its common stock to satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax (other than with respect to

42

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

operations conducted through a TRS of the Company). U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. The Company generally intends to make distributions to holders of common stock with respect to each taxable year in an amount at least equal to its REIT taxable income for such taxable year. Although the Company expects to declare and pay distributions on a quarterly basis, the Curbline Board will evaluate its distribution policy regularly. The Curbline Board may choose not to declare a distribution in 2024, unless necessary to satisfy certain requirements for the Company to be taxed as a REIT.

To the extent cash available for distribution is less than the Company’s REIT taxable income, the Company may make a portion of its distributions in the form of common stock, and any such distribution of common stock may be taxable as a dividend to stockholders. The Company may also distribute debt or other securities in the future, which also may be taxable as a dividend to stockholders.

Any distributions the Company makes to its stockholders will be at the discretion of the Curbline Board and will depend upon, among other things, the Company’s actual and anticipated results of operations and liquidity, which will be affected by various factors, including the income from its properties, its operating expenses and any other expenditures. For more information, see “Distribution Policy.”

As a result, no assurance can be given that the Company will be able to make distributions to its stockholders at any time in the future or the level or timing of any distributions the Company does make.

Substantial sales of the Company’s common stock may occur in connection with the distribution, which could cause the stock price to decline.

The shares of the Company that SITE Centers intends to distribute to its shareholders generally may be sold immediately in the public market. Upon completion of the distribution, based on the number of outstanding SITE Centers common shares as of    , 2024, the Company expects that it will have an aggregate of approximately    shares of common stock issued and outstanding. These shares will be freely tradable without restriction or further registration under the Securities Act of 1933, or the Securities Act, unless the shares are owned by one of the Company’s “affiliates,” as that term is defined in Rule 405 under the Securities Act.

It is possible that some SITE Centers shareholders, including possibly some of its large shareholders, will sell the Company’s common stock that they receive in the distribution. For example, SITE Centers shareholders may sell the Company’s common stock because the Company’s business profile or market capitalization as an independent company does not fit their investment objectives or because the Company’s common stock is not included in certain indices after the distribution. The sales of significant amounts of the Company’s common stock, or the perception in the market that this will occur, may result in the lowering of the market price of the Company’s common stock.

Shares eligible for future sale may have adverse effects on the Company’s stock price.

The effect of any future sales of the Company’s common or preferred stock on the market price of its common stock cannot be predicted. Sales of substantial amounts of common stock or preferred stock, or the perception that such sales could occur, may adversely affect the prevailing market price for the Company’s common stock. The Company is not required to offer any such shares to existing stockholders on a preemptive basis. Therefore, it may not be possible for existing stockholders to participate in such future issuances, which may dilute the existing stockholders’ interests in the Company.

43

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Offerings of debt or equity securities, which would rank senior to the Company’s common stock, may adversely affect the market price for the Company’s common stock.

If the Company decides in the future to issue debt or preferred equity securities ranking senior to its common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting the Company’s operating flexibility. Additionally, any convertible or exchangeable securities that the Company issues in the future may have rights, preferences and privileges more favorable than those of its common stock and may result in dilution to owners of its common stock. The Company and, indirectly, its stockholders, will bear the cost of issuing and servicing such securities. Because the Company’s decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond its control, the Company cannot predict or estimate the amount, timing or nature of its future offerings. Thus holders of the Company’s common stock will bear the risk of its future offerings reducing the market price of its common stock and diluting the value of their stockholdings in the Company.

In addition, the Company’s governing documents authorize it to issue, without the approval of the common stockholders, one or more classes or series of preferred stock having such designation, voting powers, preferences, rights and other terms, including preferences over the common stock respecting dividends and distributions, as the Curbline Board generally may determine. The terms of one or more classes or series of preferred stock could dilute the voting power or reduce the value of the Company’s common stock. For example, the Company could grant the holders of preferred stock the right to elect some number of the Company’s directors in all events or on the occurrence of specified events, or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences the Company could assign to holders of preferred stock could affect the residual value or market price of the common stock.

The Company is an “emerging growth company,” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies make its securities less attractive to investors.

The Company is an “emerging growth company,” as defined in the JOBS Act. For so long as the Company remains an emerging growth company, the Company is not required to comply with, among other things, the auditor attestation requirements of the Sarbanes-Oxley Act. In addition, the Company is subject to reduced disclosure obligations regarding executive compensation in the Company’s periodic reports, proxy statements and registration statements. Investors may find the Company’s common stock less attractive because it relies on these provisions. If investors find the Company’s common stock less attractive as a result, there may be a less active trading market for the Company’s stock and the Company’s stock price may be more volatile.

In addition, Section 107(b) of the JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. However, the Company has chosen to “opt out” of such extended transition period, and as a result, the Company will comply with new or revised accounting standards on the relevant dates adoption of such standards is required for non-emerging growth companies. The Company’s decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

The Company’s ability to make distributions is limited by the requirements of Maryland law.

The Company’s ability to make distributions on its common stock is limited by the laws of Maryland. Under the MGCL, a Maryland corporation, including Curbline, generally may not make a distribution (including a dividend or redemption) if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter provides otherwise, the amount that would be needed, if the corporation were dissolved at the time of the dividend, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the dividend. Any dividends or redemption payments may be delayed or prohibited. As a result, the price of the Company’s common stock may decrease, which may have a material adverse effect on the Company’s business, financial condition and results of operations.

44

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect the Company’s business.

The Company’s financial statements are subject to the application of GAAP, which are periodically revised and/or expanded. From time to time, the Company is required to adopt new or revised accounting standards issued by recognized authoritative bodies, including the Financial Accounting Standards Board, or the FASB, and the SEC. It is possible that accounting standards the Company is required to adopt may require changes to the current accounting treatment that it applies to its combined financial statements and may require it to make significant changes to its systems. Changes in accounting standards could result in a material adverse impact on the Company’s business, financial condition and results of operations.

45

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

FORWARD-LOOKING STATEMENTS

This Information Statement contains “forward-looking” statements within the meaning of federal securities laws. Forward-looking statements include, without limitation, statements related to acquisitions (including any related pro forma financial information) and other business development activities, future capital expenditures, financing sources and availability and the effects of environmental and other regulations. Although the Company believes that the expectations reflected in these forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not statements of historical fact should be deemed to be forward-looking statements. Without limiting the foregoing, the words “will,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. Readers should exercise caution in interpreting and relying on forward-looking statements because such statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company’s control and that could cause actual results to differ materially from those expressed or implied in the forward-looking statements and that could materially affect the Company’s actual results, performance or achievements.

Factors that could cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following:

•

The Company is subject to general risks affecting the real estate industry, including the need to enter into new leases or renew leases on favorable terms to generate rental revenues, and any economic downturn may adversely affect the ability of the Company’s tenants, or new tenants, to enter into new leases or the ability of the Company’s existing tenants to renew their leases at rates at least as favorable as their current rates;

•	The Company could be adversely affected by changes in the local markets where its properties are located, as well as by adverse changes in regional or national economic and market conditions;

•

The Company may fail to anticipate the effects on its properties of changes in consumer practices, retailing practices and space needs of its tenants, or a general downturn in its tenants’ businesses, which may cause tenants to close stores or default in payment of rent;

•

The Company is subject to competition for tenants from other owners of retail properties, and its tenants are subject to competition from other sectors, including those who utilize different methods of distribution. The Company is dependent upon the successful operations and financial condition of its tenants and could be adversely affected by the bankruptcy of those tenants;

•

The Company may fail to identify, acquire, construct or develop additional properties that produce a desired yield on invested capital, or may fail to effectively integrate acquisitions of properties or portfolios of properties. The acquisition of certain assets may subject the Company to liabilities, including environmental liabilities. In addition, the Company may be limited in its acquisition opportunities due to competition, the inability to obtain financing on reasonable terms or any financing at all and other factors;

•

Real estate investments can be illiquid, particularly as prospective buyers may experience increased costs of financing or difficulties obtaining financing due to local or global conditions, and could limit the Company’s ability to promptly make changes to its portfolio to respond to economic and other conditions;

•

Changes in interest rates could adversely affect the market price of the Company’s common stock, its ability to finance acquisitions and prices realized, as well as its performance, interest expense levels and cash flow;

•	Debt and/or equity financing necessary for the Company to continue to grow and operate its business may not be available or may not be available on favorable terms;

46

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

•

Disruptions in the financial markets could affect the Company’s ability to obtain financing on reasonable terms and have other adverse effects on the Company and the market price of the Company’s common stock;

•

Inflationary pressures could result in reductions in tenant profitability, consumer discretionary spending and tenant demand to lease space. Inflation could also increase the costs incurred by the Company to operate its properties and finance its operations and could adversely impact the valuation of its properties, all of which could have an adverse effect on the market price of the Company’s common stock;

•	The Company is subject to complex regulations related to its status as a REIT and would be adversely affected if it failed to qualify as a REIT;

•

The Company must make distributions to stockholders to continue to qualify as a REIT, and if the Company must borrow funds to make distributions, those borrowings may not be available on favorable terms or at all;

•	The outcome of litigation, including litigation with tenants, may adversely affect the Company’s results of operations and financial condition;

•

Property damage, expenses related thereto, and other business and economic consequences (including the potential loss of revenue) resulting from extreme weather conditions or natural disasters in locations where the Company owns properties may adversely affect the Company’s results of operations and financial condition;

•

Sufficiency and timing of any insurance recovery payments related to damages and lost revenues from extreme weather conditions or natural disasters may adversely affect the Company’s results of operations and financial condition;

•	The Company and its tenants could be negatively affected by the impacts of pandemics and other public health crises;

•	The Company is subject to potential environmental liabilities;

•	The Company may incur losses that are uninsured or exceed policy coverage due to its liability for certain injuries to persons, property or the environment occurring on its properties;

•

The Company could be subject to potential liabilities, increased costs, reputation harm and other adverse effects on the Company’s business due to stakeholders’, including regulators’, views regarding the Company’s sustainability initiatives, and the impact of factors outside of our control on such initiatives;

•

The Company could incur additional expenses to comply with or respond to claims under the Americans with Disabilities Act or otherwise be adversely affected by changes in government regulations, including changes in environmental, zoning, tax and other regulations;

•	Changes in accounting standards or other standards may adversely affect the Company’s business;

•

The Curbline Board, which regularly reviews the Company’s business strategy and objectives, may change the Company’s strategic plan based on a variety of factors and conditions, including in response to changing market conditions;

•

The Company and its vendors could sustain a disruption, failure or breach of their respective networks and systems, including as a result of cyber-attacks, which could disrupt the Company’s business operations, compromise the confidentiality of sensitive information and result in fines or penalties;

•	A change in the Company’s relationship with SITE Centers;

•	The Company is subject to potential conflicts of interest with SITE Centers;

47

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

•	The ability of SITE Centers and the Company to complete the separation in a timely and cost effective manner and

•	Factors referenced in this Information Statement, including those set forth under the section captioned “Risk Factors.”

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this Information Statement. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect the Company’s views as of the date of this Information Statement. The matters summarized under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Certain Relationships and Related Transactions” and elsewhere in this Information Statement could cause the Company’s actual results and performance to differ materially from those set forth in, or implied by, its forward-looking statements. Accordingly, the Company cannot guarantee future results or performance. Furthermore, except as required by law, the Company is under no duty to, and it does not intend to, update any of its forward-looking statements after the date of this Information Statement, whether as a result of new information, future events or otherwise.

48

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

THE COMPANY’S SEPARATION FROM SITE CENTERS

General

The SITE Centers Board determined upon careful review and consideration that the separation of the Company’s assets from the rest of SITE Centers and the establishment of the Company as a separate, publicly traded company is in the best interests of SITE Centers and its shareholders.

In furtherance of this plan, SITE Centers will distribute all of the shares of the Company’s common stock held by SITE Centers to holders of SITE Centers common shares, subject to certain conditions. The distribution of the Company’s common stock will take place on    , 2024. On the distribution date, each holder of SITE Centers common shares will receive two shares of the Company’s common stock for every one SITE Centers common share held at the close of business on the distribution record date, as described below. You will not be required to make any payment, surrender or exchange your SITE Centers common shares or take any other action to receive the Company’s common stock on the distribution date to which you are entitled.

The distribution of the Company’s common stock as described in this Information Statement is subject to the satisfaction or waiver of certain conditions. The Company cannot provide any assurances that the distribution will be completed. For a more detailed description of these conditions, see the section entitled “—Conditions to the Distribution.”

The Number of Shares You Will Receive

For every one SITE Centers common share that you owned at the close of business on    , 2024, the distribution record date, you will receive two shares of the Company’s common stock on the distribution date.

Transferability of Shares You Receive

Except as described in “Description of Securities—Description of Common Stock—Restrictions on Ownership and Transfer,” the Company’s common stock distributed to SITE Centers shareholders will be freely transferable, except for shares received by persons who may be deemed to be the Company’s “affiliates” under the Securities Act. Persons who may be deemed to be the Company’s affiliates after the separation generally include individuals or entities that control, are controlled by or are under common control with the Company and may include directors and certain officers or principal stockholders of the Company. The Company’s affiliates will be permitted to sell their common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Rule 144.

When and How You Will Receive the Distributed Shares

SITE Centers will distribute the Company’s common stock on     , 2024, the distribution date. Computershare Trust Company, N.A. will serve as distribution agent and registrar for the Company’s common stock and as distribution agent in connection with the distribution.

If you own SITE Centers common shares as of the close of business on the distribution record date, the Company’s common stock that you are entitled to receive in the distribution will be issued electronically, as of the distribution date, to you or to your bank or brokerage firm on your behalf by way of direct registration in book-entry form. Registration in book-entry form refers to a method of recording stock ownership when no physical stock certificates are issued to stockholders, as is the case in the distribution. No physical stock certificates of the Company will be issued.

If you sell SITE Centers common shares in the “regular-way” market prior to the distribution date, you will be selling your right to receive the Company’s common stock in the distribution.

For more information see the section entitled “—Market for Common Stock—Trading Prior to the Distribution Date.”

49

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Commencing on or shortly after the distribution date, if you hold physical stock certificates that represent your SITE Centers common shares, or if you hold your shares in book-entry form, and you are the registered holder of such shares, the distribution agent will send to you an account statement that indicates the number of the Company’s common stock that have been registered in book-entry form in your name.

Most SITE Centers shareholders hold their SITE Centers common shares through a bank or brokerage firm. In such cases, the bank or brokerage firm would be said to hold the stock in “street name” and ownership would be recorded on the bank’s or brokerage firm’s books. If you hold your SITE Centers common shares through a bank or brokerage firm, your bank or brokerage firm will credit your account for the Company’s common stock that you are entitled to receive in the distribution. If you have any questions concerning the mechanics of having the Company’s common stock held in “street name,” the Company encourages you to contact your bank or brokerage firm.

Treatment of Fractional Shares

The distribution agent will not deliver any fractional shares of the Company’s common stock in connection with the delivery of the Company’s common stock to registered holders pursuant to the separation. Instead, the distribution agent will aggregate all fractional shares and sell them on behalf of those registered stockholders who otherwise would be entitled to receive fractional shares. The distribution agent will determine, in its sole discretion, when, how and through which broker-dealers such sales will be made without any influence by the SITE Centers or the Company. These sales will occur as soon as practicable after the distribution date. Those stockholders will then receive a cash payment, in the form of a check, in an amount equal to their pro rata share of the total proceeds of those sales. Any applicable expenses, including brokerage fees, will be paid by the Company.

The Company expects that all fractional shares held in street name will be aggregated and sold by brokers or other nominees according to their standard procedures, and that brokers or other nominees may request the distribution agent to sell the fractional shares on their behalf. You should contact your broker or other nominee for additional details. None of SITE Centers, the Company or its distribution agent will guarantee any minimum sale price for fractional shares or pay any interest on the proceeds from the sale of fractional shares. The receipt of cash in lieu of fractional shares will generally be taxable to the recipient stockholder. See “—Certain U.S. Federal Income Tax Consequences of the Separation.”

Results of the Separation

After the separation, the Company will be a separate, publicly traded company. Immediately following the distribution, the Company expects to have approximately    common stockholders of record, based on the number of registered shareholders of SITE Centers common shares on     , 2024 and the distribution of the Company’s common stock. The actual number of shares of common stock to be distributed will be determined on the distribution record date and will reflect any changes in the number of SITE Centers common shares between    , 2024 and the distribution record date.

The Company, the Operating Partnership and SITE Centers will enter into a Separation and Distribution Agreement to effect the separation and provide a framework for certain aspects of the Company’s and the Operating Partnership’s relationships with SITE Centers after the separation. This agreement will primarily govern the relationship among the Company, the Operating Partnership and SITE Centers subsequent to the completion of the separation plan and provide for the allocation among the Company, the Operating Partnership, and SITE Centers of SITE Centers’ assets, liabilities and obligations attributable to periods both prior to and following the separation of the Company and the Operating Partnership from SITE Centers. Furthermore, the Company, the Operating Partnership and SITE Centers will enter into the Shared Services Agreement, pursuant to which, among other things, the Operating Partnership or its affiliates will provide SITE Centers (i) leadership and management services that are of a nature customarily performed by leadership and management overseeing

50

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

the business and operation of a REIT similarly situated to SITE Centers, including supervising various business functions of SITE Centers necessary for the day-to-day management operations of SITE Centers and its affiliates and (ii) transaction services that are of a nature customarily performed by a dedicated transactions team within an organization similarly situated to SITE Centers, and SITE Centers will provide the Operating Partnership the services of its employees and the use or benefit of SITE Centers’ assets, offices and other resources as may be necessary or useful to establish and operate various business functions of the Operating Partnership or its affiliates in a manner as would be established and operated for a REIT similarly situated to the Company. The Company and the Operating Partnership will also enter into an Employee Matters Agreement with SITE Centers that will govern the respective rights, responsibilities, and obligations of the Company, the Operating Partnership and SITE Centers after the separation with respect to transitioning employees, equity plans and retirement plans, health and welfare benefits, and other employment, compensation, and benefit-related matters. The Company and the Operating Partnership will enter into the Tax Matters Agreement with SITE Centers that will govern the respective rights, responsibilities and obligations of the Company, the Operating Partnership and SITE Centers after the distribution with respect to various tax matters.

For a more detailed description of these and other agreements governing ongoing relationships, see the section entitled “The Company’s Relationship and Agreements with SITE Centers—Agreements with SITE Centers.”

The distribution will not affect the number of outstanding SITE Centers common shares or any rights of SITE Centers shareholders.

Treatment of Outstanding SITE Centers Equity Incentive Awards

The Company currently expects that SITE Centers equity-based compensation awards outstanding immediately prior to the separation will generally be treated as follows, subject to changes as may be necessary or desirable under applicable tax or other law:

•

SITE Centers time-based RSUs held immediately prior to the separation by SITE Centers employees who continue to be employed by SITE Centers immediately after the separation will remain SITE Centers RSUs that will continue to be payable in SITE Centers common shares, and will continue to be subject to substantially the same terms and conditions after the separation as the terms and conditions that applied to such awards prior to the separation, except the number of SITE Centers common shares underlying each such RSU award will be adjusted as provided for in the Employee Matters Agreement so that the award generally retains, immediately after the separation, substantially the same intrinsic value that it had immediately prior to the separation (rounding down to the nearest whole number of RSUs).

•

SITE Centers time-based RSUs held immediately prior to the separation by awardees who are employed by the Company immediately after the separation will continue to be subject to substantially the same terms and conditions after the separation as the terms and conditions that applied to such awards prior to the separation, except:

•	the awards will be adjusted into Company time-based RSU awards payable in Company common stock;

•

the number of shares of Company common stock underlying each such RSU award will be adjusted as provided for in the Employee Matters Agreement so that the award generally retains, immediately after the separation, substantially the same intrinsic value that it had immediately prior to the separation (rounding down to the nearest whole number of RSUs) and

•

with respect to any continuous employment requirement associated with such Company RSU awards, such requirement will be satisfied after the separation by the Company employee based on continuous employment with the Company.

51

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

•

SITE Centers PRSUs held immediately prior to the separation by SITE Centers employees who continue to be employed by SITE Centers immediately after the separation will be adjusted into SITE Centers time-based RSUs payable in SITE Centers common shares and subject to substantially the same terms and conditions after the separation as the terms and conditions that applied to such PRSUs prior to the separation, except:

•

the number of PRSUs earned under each PRSU award will be determined by evaluating performance under the PRSU award as of the separation date and will equal the greater of (1) the number of PRSUs earned based on actual performance through the separation date and (2) 150% of the target number of PRSUs;

•

such number of PRSUs determined to be earned as of the separation date will be converted into SITE Centers time-based RSUs, subject to the same continued employment requirements as the PRSUs, with any unearned PRSUs forfeited and

•

the number of such SITE Centers RSUs will be adjusted as provided for in the Employee Matters Agreement so that each such adjusted SITE Centers RSU award generally retains, immediately after the separation, substantially the same intrinsic value that the number of PRSUs determined to have been earned as of the separation date had immediately prior to the separation (rounding down to the nearest whole number of RSUs and thereafter earning current dividend equivalent payments in cash).

•

SITE Centers PRSUs held immediately prior to the separation by awardees who are employed by the Company immediately after the separation will be adjusted into Company time-based RSUs payable in Company common stock and subject to substantially the same terms and conditions after the separation as the terms and conditions that applied to such PRSUs prior to the separation, except:

•

the number of PRSUs earned under each PRSU award will be determined by evaluating performance under the PRSU award as of the separation date and will equal the greater of (1) the number of PRSUs earned based on actual performance through the separation date and (2) 150% of the target number of PRSUs;

•

such number of PRSUs determined to be earned as of the separation date will be converted into Company time-based RSUs, subject to the same continued employment requirements as the PRSUs, with any unearned PRSUs forfeited (provided that, with respect to such continuous employment requirement associated with such Company RSU awards, such requirement will be satisfied after the separation by the Company employee based on continuous employment with the Company) and

•

the number of such Company RSUs will be adjusted as provided for in the Employee Matters Agreement so that each such adjusted Company RSU award generally retains, immediately after the separation, substantially the same intrinsic value that the number of PRSUs determined to have been earned as of the separation date had immediately prior to the separation (rounding down to the nearest whole number of RSUs and thereafter earning current dividend equivalent payments in cash).

•

Outstanding options to purchase SITE Centers common shares (whether held immediately after the separation by a SITE Centers employee or a Company employee) will be retained by the awardee and continue to be payable in SITE Centers common shares, and will continue to be subject to substantially the same terms and conditions after the separation as the terms and conditions that applied to such awards prior to the separation, except:

•

the number of shares subject to, and per-share exercise price for, each SITE Centers stock option award will be adjusted as provided for in the Employee Matters Agreement so that the award generally retains, immediately after the separation, substantially the same intrinsic value that it had immediately prior to the separation (subject to specific rounding conventions described in the Employee Matters Agreement) and

52

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

•

with respect to any continuous employment requirement associated with such retained SITE Centers stock option award held immediately after the separation by awardees who are employed by the Company, such requirement will be satisfied after the separation by the Company employee based on continuous employment with the Company.

•

With respect to SITE Centers share units held under SITE Centers’ directors’ deferred compensation plan, the number of such SITE Centers share units will be increased to reflect substantially the value of the distribution of Company common stock in the separation, but holders of such share units will not receive any of such shares of Company common stock specifically as a result of the separation.

Certain U.S. Federal Income Tax Consequences of the Separation

The following is a discussion of certain material U.S. federal income tax consequences of the separation, and in particular the distribution by SITE Centers of the Company’s common stock to shareholders of SITE Centers. For purposes of this section under the heading “Certain U.S. Federal Income Tax Consequences of the Separation”: (1) any references to the “separation” shall mean only the distribution of the Company’s common stock by SITE Centers to shareholders of SITE Centers; (2) references to “the Company,” “we,” “our” and “us” mean only Curbline and not its subsidiaries or other lower-tier entities, except as otherwise indicated; and (3) references to SITE Centers refer to SITE Centers Corp. This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The Company has not sought and does not intend to seek an advance ruling from the IRS regarding any matter discussed herein. The summary is also based upon the assumption that SITE Centers, the Company and their respective subsidiaries and affiliated entities will operate in accordance with their applicable organizational documents or partnership agreements and the agreements and other documents applicable to the separation. This summary is for general information only and is not tax advice. The Code provisions governing the U.S. federal income tax treatment of REITs (such as SITE Centers) and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof. This summary does not address all possible tax considerations that may be material to an investor and does not constitute legal or tax advice. Moreover, this summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:

•	financial institutions;

•	insurance companies;

•	broker-dealers;

•	regulated investment companies;

•	REITS;

•	partnerships and trusts;

•	persons holding 10% or more (by vote or value) of the Company’s outstanding common stock, except to the extent discussed below;

•	foreign sovereigns and their controlled entities;

•	qualified foreign pension funds;

•	partnerships and trusts;

•	persons who hold the Company’s stock on behalf of other persons as nominees;

53

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

•	persons who receive the Company’s stock through the exercise of employee share options or otherwise as compensation;

•	persons holding the Company’s stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment and

•	except to the extent discussed below, tax-exempt organizations and foreign investors.

This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.

For purposes of this discussion under the heading “Certain U.S. Federal Income Tax Consequences of the Separation,” a domestic holder is a shareholder of SITE Centers that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation created or organized in the United States or under the laws of the United States, or of any state thereof, or Washington, D.C.;

•	an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source or

•

a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

A “non-U.S. holder” is a shareholder of SITE Centers that is neither a domestic holder nor a partnership (or other entity treated as a partnership) for federal income tax purposes. If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds SITE Centers stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the separation.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE SEPARATION TO SHAREHOLDERS OF SITE CENTERS DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF THE SEPARATION TO ANY PARTICULAR SHAREHOLDER OF SITE CENTERS WILL DEPEND ON THE SHAREHOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO YOU OF THE SEPARATION IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES.

Tax Classification of the Separation in General

For U.S. federal income tax purposes, the separation is not expected to be eligible for treatment as a tax-free distribution by SITE Centers with respect to its stock. Accordingly, the separation will be treated as if SITE Centers had distributed to each SITE Centers shareholder an amount equal to the fair market value of the Company’s common stock received by such shareholder (including any fractional shares deemed received by the shareholder, as described below), determined as of the date of the separation, or, such amount, the distribution amount. The tax consequences of the separation on SITE Centers’ shareholders are thus generally the same as the tax consequences of SITE Centers’ cash distribution. The discussion below describes the U.S. federal income tax consequences to a domestic holder, a non-U.S. holder, and a tax-exempt holder of SITE Centers stock upon the receipt of the Company’s common stock in the separation.

Although SITE Centers will ascribe a fair market value to the Company stock distributed in the separation, which is expected to be determined based on the average closing price per share of the Company’s common stock on its

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first three trading days beginning with the distribution date, this valuation is not binding on the IRS or any other tax authority. These taxing authorities could ascribe a higher valuation to the Company’s stock, particularly if, following the separation, those shares trade at prices significantly above the value ascribed to those shares by SITE Centers. Such a higher valuation may affect the distribution amount and thus the tax consequences of the separation to SITE Centers’ shareholders.

SITE Centers will be required to recognize any gain, but will not be permitted to recognize any loss, with respect to the Company’s stock that it distributes in the separation.

Any cash received by a SITE Centers shareholder in lieu of a fractional share of the Company’s common stock will be treated as if such fractional share was received by the shareholder in the separation and then sold by such shareholder, via the distribution agent, for the amount of cash received. As discussed below, a SITE Centers shareholder’s basis in the common stock of the Company generally will equal the fair market value of such shares on the date of the separation.

Tax Basis and Holding Period of the Company’s Stock Received by Holders of SITE Centers Shares

A SITE Centers shareholder’s tax basis in the Company’s common stock received in the separation will equal the fair market value of such stock on the distribution date, which is expected to be determined based on the average closing price per share of the Company’s common stock on its first three trading days beginning with the distribution date. A SITE Centers shareholder’s holding period for the Company’s common stock received in the separation will begin the day after the distribution date.

Tax Treatment of the Separation to Domestic Holders

The following discussion describes the U.S. federal income tax consequences to a domestic holder of SITE Centers stock upon the receipt of the Company’s common stock in the separation.

Ordinary Dividend Distributions

The portion of the distribution amount received by a domestic holder that is payable out of SITE Centers’ current or accumulated earnings and profits and that is not designated by SITE Centers as a capital gain dividend will generally be taken into account by such domestic holder as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, dividends paid by SITE Centers are not eligible for taxation at the preferential income tax rates for qualified dividends received by domestic holders that are individuals, trusts and estates from taxable C corporations. Such domestic holders, however, are taxed at the preferential rates on dividends designated by and received from a REIT such as SITE Centers to the extent that the dividends are attributable to dividends received by the REIT from TRSs or other taxable C corporations. Domestic holders that are individuals, trusts and estates generally may deduct up to 20% of the ordinary dividends (e.g., REIT dividends that are not designated as capital gain dividends or qualified dividend income) received from a REIT for taxable years beginning after December 31, 2017 and before January 1, 2026. This deduction reduces the effective tax rate applicable to certain dividends paid by REITs (generally to 29.6% assuming the shareholder is subject to the 37% maximum rate).

Capital Gain Dividend Distributions

A distribution that SITE Centers designates as a capital gain dividend will generally be taxed to domestic holders as long-term capital gain, to the extent that such distribution does not exceed SITE Centers’ actual net capital gain for the taxable year, without regard to the period for which the holder that receives such distribution has held its SITE Centers stock. Corporate domestic holders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum federal rates in the case of domestic holders that are individuals, trusts and estates, and ordinary income rates in the case of stockholders that are corporations.

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Non-Dividend Distributions

A distribution to SITE Centers’ domestic holders in excess of SITE Centers’ current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distribution does not exceed the adjusted basis of the holder’s SITE Centers shares in respect of which the distribution was made. Rather, the distribution will reduce the adjusted basis of the holder’s shares in SITE Centers. To the extent that such distribution exceeds the adjusted basis of a domestic holder’s SITE Centers shares, the holder generally must include such distribution in income as long-term capital gain, or short-term capital gain if the holder’s SITE Centers shares have been held for one year or less.

Medicare Tax

Certain domestic holders of SITE Centers’ common shares that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare tax on, among other things, dividends on and capital gains from the sale or other disposition of stock. Domestic holders should consult their tax advisors regarding the effect, if any, of the 3.8% Medicare tax on the distribution.

Backup Withholding

Under the backup withholding rules, a shareholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A domestic holder that does not provide SITE Centers with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowed as a credit against a domestic holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Tax Treatment of the Separation to Non-U.S. Holders

The following discussion describes the U.S. federal income tax consequences to a non-U.S. holder of SITE Centers stock upon the receipt of the Company’s common stock in the separation.

Ordinary Dividend Distributions

The portion of the distribution amount received by a non-U.S. holder that is (1) payable out of SITE Centers’ earnings and profits, (2) not attributable to SITE Centers’ capital gains, and (3) not effectively connected with a U.S. trade or business of the non-U.S. holder, will be treated as a dividend that is subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.

In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of SITE Centers stock. In cases where the dividend income from a non-U.S. holder’s investment in SITE Centers stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as domestic holders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.

Capital Gain Distributions

Under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, a distribution (whether or not paid from SITE Centers’ earnings and profits) that SITE Centers makes to a non-U.S. holder, to the extent attributable

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to gains from dispositions of U.S. real property interests, or USRPIs, that SITE Centers held directly or through pass-through subsidiaries, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations. SITE Centers will generally be required to withhold a 21% tax on such distributions. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. A distribution is not attributable to USRPI capital gain if SITE Centers held an interest in the underlying asset that gave rise to such gain solely as a creditor. It is anticipated that all or a portion of the distribution amount will be attributable to gain from the disposition of USRPIs by SITE Centers.

Distributions received by a non-U.S. holder that are attributable to dispositions of SITE Centers’ assets other than USRPIs are not subject to U.S. federal income tax, unless (1) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, or (2) the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. holder will incur a 30% tax on his capital gains.

A distribution that would otherwise have been treated as attributable to a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, but instead will be treated in the same manner as ordinary distributions (discussed above), provided that (1) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (2) the recipient non-U.S. holder does not own more than 10% of that class of stock at any time during the year ending on the date on which the distribution is received. The stock of SITE Centers is “regularly traded” on an established securities exchange.

Non-Dividend Distributions

Unless SITE Centers’ stock constitutes a USRPI, the distribution amount, to the extent not made out of SITE Centers’ earnings and profits, and not attributable to gain from the disposition of USRPIs (including gain realized in the separation distribution), will not be subject to U.S. income tax. If SITE Centers cannot determine at the time of the separation whether or not the distribution amount will exceed current and accumulated earnings and profits, the separation distribution will be subject to withholding at the rate applicable to ordinary dividends, as described above.

If SITE Centers’ stock constitutes a USRPI, a determination made as described below, distributions that it makes in excess of the sum of (1) the shareholder’s proportionate share of SITE Centers’ earnings and profits, plus (2) the shareholder’s basis in its SITE Centers stock, will be taxed under FIRPTA in the same manner as if the SITE Centers stock had been sold. In such situations, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment and same tax rates as a domestic holder with respect to such excess, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals.

SITE Centers’ stock will not be treated as a USRPI if less than 50% of SITE Centers’ assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor.

In addition, SITE Centers’ stock will not constitute a USRPI if SITE Centers is a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period. While recently finalized regulations require a REIT to “look through” certain foreign controlled domestic corporations to their owners when determining whether the REIT is domestically controlled, it is anticipated that SITE Centers will be a domestically controlled qualified investment entity, and that a distribution with respect to SITE Centers’ stock in excess of SITE Centers’ earnings and profits will not be subject to taxation under FIRPTA. No assurance can be given that SITE Centers is or will remain a domestically controlled qualified investment entity.

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In the event that SITE Centers is not a domestically controlled qualified investment entity, but its stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a distribution to a non-U.S. holder nonetheless would not be subject to tax under FIRPTA, provided that the non-U.S. holder held 10% or less of SITE Centers’ stock at all times during a specified testing period. It is anticipated that SITE Centers’ stock will be regularly traded.

In addition, if a non-U.S. holder owning more than 10% of SITE Centers’ common shares disposes of such shares during the 30-day period preceding the ex-dividend date of any dividend payment by SITE Centers, and such non-U.S. holder acquires or enters into a contract or option to acquire SITE Centers’ common shares within 61 days of the first day of such 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as USRPI capital gain (as defined below) to such non-U.S. holder under FIRPTA, then such non-U.S. holder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.

Gain in respect of a non-dividend distribution that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (1) if the non-U.S. holder’s investment in SITE Centers stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a domestic holder with respect to such gain; or (2) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.

Withholding of Amounts Distributable to Non-U.S. Holders in the Separation

If SITE Centers is required to withhold any amounts otherwise distributable to a non-U.S. holder in the separation, SITE Centers or other applicable withholding agents will collect the amount required to be withheld by reducing to cash for remittance to the IRS a sufficient portion of the Company’s common stock that such non-U.S. holder would otherwise receive, and such holder may bear brokerage or other costs for this withholding procedure. A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the amounts withheld exceeded the holder’s U.S. tax liability for the year in which the separation occurred.

FATCA Withholding

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act and Treasury Regulations thereunder, commonly referred to as “FATCA,” imposes a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source dividends and gross proceeds from the sale or other disposition of certain securities producing such U.S.-source dividends made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Under final Treasury Regulations, as modified by certain IRS guidance, the withholding obligations described above generally apply to payments of U.S.-source dividends made on or after July 1, 2014. Under proposed Treasury Regulations, the preamble to which specified that taxpayers may rely on them pending finalization, the FATCA withholding requirement on gross proceeds was eliminated. The rules under FATCA are complex. Non-U.S. holders and holders that hold SITE Centers’ common shares through a non-U.S. intermediary should consult their own tax advisors regarding the implications of FATCA on an investment in SITE Centers’ common shares.

Backup Withholding

Payments of dividends made to a non-U.S. holder may be subject to backup withholding (currently at a rate of 24%) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-United

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States status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either SITE Centers or its paying agent has actual knowledge, or reason to know, that the holder is a United States person. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowed as a credit against a SITE Centers shareholder’s U.S. federal income tax liability and may entitle such shareholder to a refund, provided the required information is timely furnished to the IRS. Each non-U.S. holder is urged to consult its own tax advisors regarding the application of information reporting and backup withholding rules to its particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

Time for Determination of the Tax Impact of the Separation

The tax consequences of the separation will be affected by a number of facts that are yet to be determined, including SITE Centers’ final earnings and profits for 2024 (including as a result of the gain, if any, SITE Centers recognizes in the separation), the fair market value of the Company’s common stock on the date of the separation, the extent to which SITE Centers recognizes gain on the sales of FIRPTA or other capital assets. Thus, a definitive calculation of the U.S. federal income tax consequences of the separation will not be possible until after the end of the 2024 calendar year. SITE Centers will provide its shareholders with tax information on an IRS Form 1099-DIV, informing them of the character of distributions made during the taxable year, including the separation.

Market for Common Stock

There is currently no public market for the Company’s common stock. A condition to the distribution is the listing on the NYSE of the Company’s common stock. The Company’s intends to apply to list its common stock on the NYSE under the symbol “CURB.”

Trading Prior to the Distribution Date

Beginning three trading days before the distribution date and continuing up to but not including the distribution date, the Company expects that there will be two markets in SITE Centers common shares: a “regular-way” market and an “ex-distribution” market. SITE Centers common shares that trade on the regular-way market will trade with an entitlement to the Company’s common stock distributed pursuant to the distribution. Shares that trade on the ex-distribution market will trade without an entitlement to the Company’s common stock distributed pursuant to the distribution. Therefore, if you sell SITE Centers common shares in the “regular-way” market up to but not including the distribution date, you will be selling your right to receive the Company’s common stock in the distribution. If you own SITE Centers common shares at the close of business on the distribution record date and sell those shares on the “ex-distribution” market up to but not including the distribution date, you will still receive the Company’s common stock that you would be entitled to receive pursuant to your ownership of the SITE Centers common shares on the distribution record date.

Furthermore, beginning three trading days prior to the distribution date and continuing up to but not including the distribution date, the Company expects that there will be a “when-issued” market in the Company’s common stock. “When-issued” trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. The “when-issued” trading market will be a market for the Company’s common stock that will be distributed to SITE Centers shareholders on the distribution date. If you owned SITE Centers common shares at the close of business on the distribution record date, you would be entitled to the Company’s common stock distributed pursuant to the distribution. You may trade this entitlement to the Company’s common stock, without trading the SITE Centers common shares you own, on the “when-issued” market. On the distribution date, “when-issued” trading with respect to the Company’s common stock will end and “regular-way” trading will begin.

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Conditions to the Distribution

The distribution of the Company’s common stock by SITE Centers is subject to the satisfaction, or waiver by SITE Centers in its sole and absolute discretion, of the following conditions:

•

the SEC shall have declared effective the Company’s Registration Statement on Form 10, of which this Information Statement is a part, under the Exchange Act, no stop order relating to the Registration Statement shall be in effect, and no proceedings for such purposes shall have been instituted or threatened by the SEC;

•	the Information Statement shall have been mailed to record holders of SITE Centers common shares on the distribution record date;

•

the transfer of the assets and liabilities from SITE Centers to the Company and from the Company to SITE Centers, in each case pursuant to the terms of the Separation and Distribution Agreement shall have been completed;

•

the actions and filings necessary or appropriate under applicable law shall have been taken or made, and, where applicable, have become effective or been accepted by the applicable governmental authority;

•	each of the various agreements contemplated by the Separation and Distribution Agreement shall have been executed;

•

no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the separation and distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the Separation and Distribution Agreement, shall be in effect;

•	the Company’s common stock to be distributed shall have been accepted for listing on the NYSE, subject to official notice of distribution;

•

an independent appraisal firm acceptable to SITE Centers shall have delivered one or more opinions to the SITE Centers Board confirming the solvency and financial viability of SITE Centers and the Company after consummation of the distribution, and such opinions shall be acceptable to SITE Centers in form and substance in SITE Centers’ sole discretion and such opinions shall not have been withdrawn or rescinded;

•

the Company shall have received an opinion of its counsel, satisfactory to it, to the effect that the manner in which the Company is organized and its proposed method of operation will enable it to qualify to be taxed as a REIT under the Code commencing with its initial taxable year ending December 31, 2024 and

•

no other events or developments shall exist or have occurred that, in the judgment of the SITE Centers Board, in its sole and absolute discretion, makes it inadvisable to effect the separation, distribution or other related transactions.

SITE Centers has the right not to complete the distribution if, at any time, the SITE Centers Board determines, in its sole discretion, that the Company’s separation from SITE Centers is not in the best interests of SITE Centers or its shareholders or that market conditions are such that it is not advisable to separate the Company from SITE Centers.

Reasons for the Separation

Upon careful review and consideration, the SITE Centers Board determined that the Company’s separation from SITE Centers is in the best interests of SITE Centers and its shareholders. This determination was based on a number of factors, including those set forth below.

•	Focused company executing a distinct business strategy. SITE Centers’ current portfolio is comprised of several different types of retail real estate, including grocery, lifestyle, convenience, net

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lease and regional power center properties. The Company believes that its focus on the convenience property sector resulting from the separation and its ability to pursue a strategy based on the unique characteristics of convenience real estate will allow the Company to create value for its stockholders more effectively. Furthermore, the separation will enable investors and the financial community to evaluate Curbline and SITE Centers separately and better assess the merits, performance and future prospects of each business given their distinct property types and investment strategies. Additionally, the separation of the Company’s convenience properties from SITE Centers will create the first publicly traded REIT exclusively focused on convenience assets, providing a unique investment opportunity.

•

Convenience real estate represents a significant total addressable market. As of December 31, 2023, there were over 68,000 convenience properties in the United States (950 million square feet of GLA) representing approximately 60% of all shopping centers by count and 13% by GLA. Over $41 billion of convenience assets traded in the period of 2019 to 2023, primarily among private investors. This highly fragmented but liquid market provides a substantial addressable opportunity for Curbline to scale and differentiate itself.

•

Curated portfolio capitalizes on strong demographic and economic trends. Real estate located on the curbline overwhelmingly caters to frequent, short and targeted trips from the daily suburban population, which has grown in recent years as a result of demographic shifts. Curbline is well positioned to capitalize on these trends with properties generally concentrated in MSAs and affluent suburban submarkets exhibiting compelling long-term population and employment growth, barriers to entry and above-average household incomes.

The SITE Centers Board also considered a number of potentially negative factors in evaluating the Company’s separation from SITE Centers, including the following:

•

Assumption of certain costs and liabilities. Certain costs and liabilities of SITE Centers will have an increased impact on Curbline as a stand-alone company, and Curbline and SITE Centers will separately bear certain costs, such as the costs associated with being a public company.

•

One-time costs of the separation. The separation will entail additional costs in connection with the Company’s transition to being a separate, stand-alone public company, that may include accounting, tax, legal and other professional services costs and costs to separate information systems.

•

Inability to realize anticipated benefits of the separation. The Company may not achieve the anticipated benefits of the separation for a variety of reasons, including: (i) following the separation, the Company may be more susceptible to market fluctuations and other adverse events than if the Company were still a part of SITE Centers and (ii) following the separation, both Curbline’s and SITE Centers’ businesses will be less diversified than prior to the separation.

•

Taxability of the distribution. The distribution is expected to be treated as a taxable distribution to SITE Centers common shareholders for U.S. federal income tax purposes. For a more detailed discussion, see “The Company’s Separation from SITE Centers—Certain U.S. Federal Income Tax Consequences of the Separation” and “Certain U.S. Federal Income Tax Considerations.”

The SITE Centers Board concluded that the potential benefits of the separation and distribution outweighed these potentially negative factors.

The anticipated benefits of the separation are based on a number of assumptions, and there can be no assurance that such benefits will materialize to the extent anticipated, or at all. In the event that the separation does not result in such benefits, the costs associated with the separation could have a material adverse effect on SITE Centers and Curbline individually and in the aggregate. The estimated costs of the separation are approximately

$35 million, which will be paid by SITE Centers on behalf of Curbline for expenses incurred prior to the separation and distribution, as specified in the Separation and Distribution Agreement. In addition, the

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Company will incur costs associated with its agreements with SITE Centers. For more information about the risks associated with the separation, see “Risk Factors.”

Reasons for Furnishing this Information Statement

This Information Statement is being furnished solely to provide information to SITE Centers shareholders who are entitled to receive the Company’s common stock in the distribution. The Information Statement is not, and is not to be construed as, an inducement or encouragement to buy, hold or sell any of the Company’s securities or securities of SITE Centers. The Company believes that the information in this Information Statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither SITE Centers nor the Company undertake any obligation to update such information.

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DISTRIBUTION POLICY

The Company anticipates making distributions to holders of its common stock to satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax (other than with respect to operations conducted through a TRS of the Company). U.S. federal income tax law generally requires that a REIT distribute to holders of its capital stock annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. The Company generally intends to make distributions to holders of common stock with respect to each taxable year in an amount at least equal to its REIT taxable income for such taxable year. Although the Company expects to declare and make distributions on a quarterly basis, the Curbline Board will evaluate its dividend policy regularly. The Curbline Board may choose not to declare a distribution in 2024, unless necessary to satisfy certain requirements for the Company to be taxed as a REIT.

To the extent cash available for distribution is less than the Company’s REIT taxable income, the Company may make a portion of its distributions in the form of common stock, and any such distribution of common stock may be taxable as a dividend to stockholders.

Any distributions the Company makes to its stockholders will be at the discretion of the Curbline Board and will depend upon, among other things, the Company’s actual and anticipated results of operations and liquidity, which will be affected by various factors, including the income from its properties, its operating expenses and any other expenditures.

Distributions to the Company’s stockholders will be generally taxable to them as ordinary income, although a portion of the Company’s distributions may be designated by the Company as capital gain or qualified dividend income or may constitute a return of capital. U.S. stockholders that are individuals, trusts and estates generally may deduct up to 20% of the ordinary dividends (e.g., REIT dividends that are not designated as capital gain dividends or qualified dividend income) received from a REIT for taxable years beginning after December 31, 2017 and before January 1, 2026. The Company will furnish annually to each of its stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. See “Certain U.S. Federal Income Tax Considerations—Taxation of Taxable U.S. Holders of the Company’s Common Stock.”

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UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following tables present unaudited pro forma combined financial statements of Curbline Predecessor consisting of pro forma combined results of operations for the six months ended June 30, 2024 and year ended December 31, 2023 and a pro forma combined balance sheet as of June 30, 2024. The financial information of Curbline Predecessor is comprised of the results and financial condition of 72 convenience assets.

The unaudited pro forma combined statement of operations for the year ended December 31, 2023 has been derived from Curbline Predecessor’s audited combined financial statements for the year ended December 31, 2023, which are included elsewhere in this Information Statement, and Curbline Predecessor’s unaudited pro forma combined statement of operations for the six months ended June 30, 2024 and Curbline Predecessor’s unaudited pro forma combined balance sheet as of June 30, 2024 have been derived from Curbline Predecessor’s unaudited combined financial statements as of and for the six months ended June 30, 2024, which are included elsewhere in this Information Statement.

The unaudited pro forma adjustments include the following:

•	issuance of approximately 104.8 million shares of Curbline common stock;

•	performance of the Separation and Distribution Agreement and the Shared Services Agreement with SITE Centers and the Operating Partnership as described in this Information Statement and

•	transfer to Curbline of unrestricted cash of $600 million upon consummation of the separation pursuant to the terms of the Separation and Distribution Agreement.

The unaudited pro forma combined statements of operations represent the results of Curbline Predecessor for the six months ended June 30, 2024 and year ended December 31, 2023 and give effect to the separation from SITE Centers and other transactions described above as if they occurred on January 1, 2023. The unaudited pro forma combined balance sheet assumes the separation and other transactions described above occurred on June 30, 2024.

The unaudited pro forma combined financial statements of Curbline Predecessor are not necessarily indicative of what our financial condition or results of operations would have been for the periods presented, nor are they representative of the future financial condition or results of operations of Curbline. The unaudited pro forma combined financial statements of Curbline Predecessor should be read in conjunction with the audited combined financial statements and the notes thereto of Curbline Predecessor, the unaudited combined financial statements and notes thereto of Curbline Predecessor, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all of which are included elsewhere in this Information Statement.

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The following tables present the unaudited pro forma combined statements of operations of Curbline Predecessor for the six months ended June 30, 2024 and year ended December 31, 2023:

Curbline Properties Corp. Predecessor Unaudited Pro Forma Combined Statement of Operations For the Six Months ended June 30, 2024 (in thousands, except per share data)

	Curbline Predecessor	Autonomous Entity Adjustments			Pro Forma Combined
Revenues from operations:
Rental income	$55,810				$55,810
Other income	385				385

	56,195	—			56,195

Rental operation expenses:
Operating and maintenance	5,991				5,991
Real estate taxes	5,996				5,996
General and administrative	3,725		(A	)	3,725
Depreciation and amortization	18,611				18,611

	34,323	—			34,323

Other income (expense):
Interest expense	(416)				$(416)
Other expense	(7,245)				(7,245)

	(7,661)	—			(7,661)

Net income	$14,211	$—			$14,211

Net income attributable to Curbline Predecessor per share of common stock (dollars)
Basic and Diluted					$0.14	(B	)

Weighted average common shares outstanding
Basic and Diluted					104,781	(B	)

See accompanying Notes to Unaudited Pro Forma Combined Financial Information

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Curbline Properties Corp. Predecessor Unaudited Pro Forma Combined Statement of Operations For the Year ended December 31, 2023 (in thousands, except per share data)

	Curbline Predecessor	Autonomous Entity Adjustments			Pro Forma Combined
Revenues from operations:
Rental income	$93,004				$93,004
Other income	656				656

	93,660	—			93,660

Rental operation expenses:
Operating and maintenance	10,653				10,653
Real estate taxes	11,261				11,261
General and administrative	5,215		(A	)	5,215
Depreciation and amortization	31,993				31,993

	59,122	—			59,122

Other income (expense):
Interest expense	(1,520)				(1,520)
Other expense	(2,376)				(2,376)
Gain on disposition of real estate	371				371

	(3,525)	—			(3,525)

Net income	$31,013	$—			$31,013

Net income attributable to Curbline Predecessor per share of common stock (dollars)
Basic and Diluted					$0.30	(B	)

Weighted average common shares outstanding
Basic and Diluted					104,781	(B	)

See accompanying Notes to Unaudited Pro Forma Combined Financial Information

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Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

The following table presents the unaudited pro forma combined balance sheet as of June 30, 2024:

Curbline Properties Corp. Predecessor Unaudited Pro Forma Combined Balance Sheet As of June 30, 2024 (in thousands)

	Curbline Predecessor	Transaction Accounting Adjustments		Pro Forma Combined
Assets
Land	$341,666			$341,666
Buildings	667,281			667,281
Fixtures and tenant improvements	66,120			66,120

	1,075,067	—		1,075,067
Less: Accumulated depreciation	(149,380)			(149,380)

	925,687	—		925,687
Construction in progress	12,852			12,852

Total real estate assets, net	938,539	—		938,539

Cash and cash equivalents	1,526	598,474	(C)	600,000
Accounts receivable, net	11,535	34,400	(D)	45,935
Intangible assets, net	50,720			50,720
Other assets	2,338			2,338

	$1,004,658	$632,874		$1,637,532

Liabilities and Equity
Below-market leases, net	$21,961			$21,961
Accounts payable and other liabilities	17,177			17,177

Total liabilities	39,138	—		39,138

Commitments and contingencies (Note 9)
Equity
Common stock, $0.01 par value		1,048	(E)	1,048
Curbline Predecessor equity	965,520	(965,520)	(E)	—
Additional paid-in-capital		1,597,346	(E)	1,597,346

Total equity	965,520	632,874		1,598,394

	$1,004,658	$632,874		$1,637,532

See accompanying Notes to Unaudited Pro Forma Combined Financial Information

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Curbline Properties Corp. Predecessor

Notes to the Unaudited Pro Forma Combined Financial Information

For further information regarding the historical combined financial statements, please refer to the annual audited combined financial statements and unaudited combined financial statements as of June 30, 2024, included in this Information Statement. The unaudited pro forma combined balance sheet as of June 30, 2024 and unaudited pro forma combined statement of operations for the six months ended June 30, 2024 and year ended December 31, 2023, include adjustments related to the following:

Autonomous Entity Adjustments:

(A)

The allocation of general and administrative expenses to Curbline Predecessor for the periods presented approximates the contractually supportable general and administrative expenses expected to be incurred by Curbline relating to employee salaries for employees that will move to Curbline plus amounts that Curbline will pay to SITE Centers under the Shared Services Agreement. The Company expects to incur additional general and administrative costs following the separation relating to our employees, including bonus payments and time-based and performance-based equity awards, and, resulting from becoming a stand-alone publicly-traded company, expenses for legal, insurance, accounting and other compliance matters. The unaudited combined pro forma financial information was not adjusted for such additional general and administrative expenses as such expenses are projected amounts based on estimates that are not currently contractually supportable.

(B)

The calculations of pro forma basic and diluted earnings per share and weighted average shares outstanding for the periods presented are based on the number of shares expected to be issued as described in (E) below.

SITE Centers time-based RSUs held immediately prior to the separation by awardees who are employed by Curbline immediately after the separation will be converted into Curbline time-based RSUs payable in shares of Curbline common stock. SITE Centers PRSUs held immediately prior to the separation by awardees who are employed by Curbline immediately after the separation will also be converted into Curbline time-based RSUs payable in shares of Curbline common stock. Curbline time-based RSUs have not been considered in the computation of diluted earnings per share for the periods presented as the number of RSUs that will be outstanding is not yet known and will be based on calculations following the separation date described in the Employee Matters Agreement. Time-based RSUs are the only potentially dilutive securities that will be outstanding on the date of the separation.

Transaction Accounting Adjustments:

(C)

Reflects the transfer of unrestricted cash of $600.0 million and corresponding equity contribution from SITE Centers upon consummation of the separation pursuant to the terms of the Separation and Distribution Agreement. No pro forma income statement adjustment has been reflected as Curbline is not expected to hold this cash for the purpose of earning interest. Instead, such cash is expected to be used for future acquisitions.

(D)

Represents future funding commitments from SITE Centers included in the Separation and Distribution Agreement for all costs and expenses in connection with redevelopment projects at Boca Raton, Florida, Miami, Florida and Freehold, New Jersey estimated at approximately $34.4 million as of June 30, 2024.

(E)

Represents the distribution of approximately 104.8 million shares of Curbline’s common stock at par value $0.01 per share to holders of SITE Centers’ common shares for a total par amount of $1.0 million and the resulting elimination of the Curbline Predecessor’s equity. The number of shares is based on a ratio of two shares of Curbline common stock being distributed for each SITE Centers common share held as of the anticipated record date, which incorporates the impact of SITE Centers’ 1-for-4 reverse stock split of its common shares, which took place on August 16, 2024.

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MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with “Summary Selected Financial Information,” “Business” and the historical audited combined financial statements and related notes thereto included elsewhere in this Information Statement. This discussion contains forward-looking statements based upon the Company’s current expectations that involve risks and uncertainties. The historical audited combined financial statements do not represent the financial statements of a legal entity, but rather a combination of entities under common control that have been “carved-out” of SITE Centers’ consolidated financial statements. Accordingly, the Company’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Forward-Looking Statements” or in other parts of this Information Statement.

On October 30, 2023, SITE Centers announced that it intended to separate its portfolio of convenience retail properties from the rest of its operations. The separation will be effectuated by means of a pro rata distribution by SITE Centers to its common shareholders of all the shares of Curbline common stock held by SITE Centers. On     , 2024, the SITE Centers Board declared the distribution of all the shares of Curbline common stock to SITE Centers shareholders in the distribution on the basis of two shares of Curbline common stock for every one SITE Centers common share held of record as of the close of business on     , 2024, which is the record date for the distribution by SITE Centers.

Overview

Curbline is a Maryland corporation formed to own, manage, lease, acquire and develop a portfolio of convenience retail properties. As of June 30, 2024, Curbline Predecessor’s portfolio consisted of 72 properties comprising approximately 2.4 million square feet of GLA. All of Curbline Predecessor’s convenience properties are located in the United States and are geographically diversified principally across the Southeast, Mid-Atlantic, Southwest, and Mountain regions along with Texas. The portfolio is generally located in submarkets with compelling long-term population and employment growth prospects and above-average household incomes of over $115,000 (91st percentile as compared to all shopping centers in the United States as of June 30, 2024). As of June 30, 2024, the Curbline portfolio’s largest MSAs included Miami (18.1% of Annualized Base Rent, or ABR), Atlanta (11.1%), Phoenix (10.4%), Orlando (7.0%) and San Francisco (6.7%). At June 30, 2024, the leased and occupancy rates of Curbline Predecessor’s convenience property portfolio were 95.9% and 93.7%, respectively, and the annualized base rent per square foot was $35.27.

Convenience properties are generally positioned on the curbline of well-trafficked intersections and major vehicular corridors, offering excellent access and visibility, dedicated parking and often include drive-thru units, with 62% of our properties having at least one drive-thru unit as of June 30, 2024. The properties generally consist of a homogenous row of primarily small-shop units leased to a diversified mixture of national and local service and restaurant tenants that cater to daily convenience trips from the growing suburban population and typically experience more customer foot traffic per square foot than anchored retail. The property type has the opportunity to generate above-average, occupancy-neutral cash flow growth driven by high retention rates and limited operating capital expenditures given the standardized site plan and depth of leasing prospects that can utilize existing square footage and provide significant tenant diversification. In 2023, Curbline Predecessor’s portfolio achieved cash blended leasing spreads of 14.7% for both new leases and renewals. As of June 30, 2024, the median GLA of a property in Curbline Predecessor’s portfolio was 21,000 square feet with 92% of base rent generated by units less than 10,000 square feet.

Tenant Demand and Company Fundamentals

The Company continues to see steady demand from a broad range of service-based tenants, who are continuing to expand their store fleets and launch new concepts. As a result, the Company believes that its prospects to

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backfill spaces vacated by non-renewing tenants are generally favorable.

The tenants of the convenience retail properties typically cater to the consumer’s desire for value, service and convenience and offer day-to-day necessities. The properties often include restaurants, healthcare and wellness, financial services, beverage retail, telecommunications, beauty and hair salons, and fitness, among others as tenants.

Curbline Predecessor’s portfolio had a leased rate of 95.9% and an occupancy rate of 93.7%, respectively, as of June 30, 2024, highlighting the portfolio and property type’s supply and demand imbalance. Convenience-oriented properties are generally positioned to drive customer volume with ease of access, visibility, and parking. As a result, convenience retail properties typically experience more customer foot traffic per square foot than anchored retail, justifying higher rents and broad tenant demand.

Curbline Predecessor’s portfolio is highly diversified by tenant composition. As of June 30, 2024, the portfolio’s top ten tenants comprised less than 14% of Curbline Predecessor’s total ABR with only one tenant whose annualized rental revenue equaled or exceeded 2% of Curbline Predecessor’s annualized combined revenues. Curbline Predecessor’s largest tenants based on the total annualized base rental revenues as of June 30, 2024, were as follows:

Tenant	% of Shopping Center Base Rental Revenues	% of Owned Shopping Center GLA
Starbucks	2.6%	1.5%
Darden(A)	1.7%	1.9%
Total Wine & More	1.6%	2.0%
Verizon	1.3%	0.9%
Inspire Brands(B)	1.2%	1.0%
JPMorgan Chase	1.2%	0.9%
Wells Fargo	1.1%	0.9%
Chipotle	1.1%	0.8%
AT&T	1.1%	0.9%
Cracker Barrel(C)	1.1%	1.4%
Brinker (Chili’s)	1.0%	1.2%
FedEx Office	1.0%	0.9%
Nordstrom Rack	1.0%	1.3%
Williams-Sonoma	1.0%	0.7%

(A)	Includes Longhorn Steakhouse and Olive Garden.
(B)	Includes Buffalo Wild Wings, Dunkin Donuts and Jimmy John’s.
(C)	Includes Cracker Barrel and Maple Street Biscuit.

Critical Accounting Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions in certain circumstances that affect amounts reported in the accompanying combined financial statements and related notes. In preparing these financial statements, management has used available information, including Curbline Predecessor’s history, industry standards and the current economic environment, among other factors, in forming its estimates and judgments of certain amounts included in Curbline Predecessor’s combined financial statements, giving due consideration to materiality. It is possible that the

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ultimate outcome as anticipated by management in formulating its estimates inherent in these financial statements might not materialize. Application of the critical accounting policies described below involves the exercise of judgment and the use of assumptions as to future uncertainties. Accordingly, actual results could differ from these estimates. In addition, other companies may use different estimates that may affect the comparability of Curbline Predecessor’s results of operations to those of companies in similar businesses.

Purchase Price Allocations of Property Acquisitions

For the acquisition of real estate assets, Curbline Predecessor allocates the purchase price to assets acquired and liabilities assumed at the date of acquisition. Curbline Predecessor applies various valuation methods, all of which require significant estimates by management, including discount rates, exit capitalization rates, estimated land values (per square foot), capitalization rates and certain market leasing assumptions. Further, the valuation of above- and below-market lease values are significantly impacted by management’s estimate of fair market lease rates for each corresponding in-place lease. If Curbline Predecessor determines that an event has occurred after the initial allocation of the asset or liability that would change the estimated useful life of the asset, Curbline Predecessor will reassess the depreciation and amortization of the asset. Curbline Predecessor is required to make subjective estimates in connection with these valuations and allocations.

Real Estate Allocation of Carved-out Assets

As of June 30, 2024, Curbline Predecessor’s portfolio consisted of 72 convenience retail properties, of which 27 properties were carved out of existing shopping centers owned by SITE Centers. Curbline Predecessor’s process of allocating the land value to the carved-out properties was to conclude on the acquisition date fair value per square foot of convenience retail land with the residual value allocated to the existing shopping center which was validated with market comparisons. Curbline Predecessor’s process of allocating the building value at the carved-out convenience retail property as compared to the shopping center, is based on ABR as of the date of acquisition or based on specific identification of costs for ground up developments as of the date placed in service. Curbline Predecessor’s process of allocating mortgage indebtedness and interest expense for these properties was based on the percentage of total assets at acquisition date or refinancing. The mortgages related to the carved-out properties were repaid during the years ended December 31, 2022 and 2021.

Measurement of Fair Value—Real Estate

Curbline Predecessor is required to periodically assess for impairment the value of its combined real estate assets. The fair value of real estate investments used in Curbline Predecessor’s impairment calculations is estimated based on the price that would be received for the sale of an asset in an orderly transaction between marketplace participants at the measurement date. Real estate assets without a public market are valued based on assumptions made and valuation techniques used by Curbline Predecessor. The lack of availability of observable transaction data and inputs can make it more difficult and/or subjective to determine the fair value of such real estate assets. As a result, amounts ultimately realized by Curbline Predecessor from real estate assets sold may differ from the fair values presented, and the differences could be material.

The valuation of real estate assets for impairment is determined using widely accepted valuation techniques including the income capitalization approach or discounted cash flow analysis on the expected cash flows of each asset considering prevailing market capitalization rates, analysis of recent comparable sales transactions, actual sales negotiations, bona fide purchase offers received from third parties and/or consideration of the amount that currently would be required to replace the asset, as adjusted for obsolescence. In general, Curbline Predecessor utilizes a valuation technique that is based on the characteristics of the specific asset when measuring fair value of an investment. However, a single valuation technique is generally used for Curbline Predecessor’s property type.

For operating real estate assets, the significant assumptions include the capitalization rate used in the income capitalization valuation, as well as the projected property net operating income. Valuation of real estate assets is

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calculated based on market conditions and assumptions made by management at the measurement date, which may differ materially from actual results if market conditions or the underlying assumptions change.

Results of Operations

Comparison for the six months ended June 30, 2024 to the same period in 2023

For the comparison of 2024 performance to 2023, presented below, shopping center properties owned as of January 1, 2023 are referred to herein as the “Comparable Portfolio Properties.”

Revenues from Operations (in thousands)

	Six Months Ended June 30,
	2024	2023	$ Change
Rental income(A)	$55,810	$43,636	$12,174
Other income	385	319	66

Total revenues	$56,195	$43,955	$12,240

(A)	The following table summarizes the key components of rental income (in thousands):

	Six Months Ended June 30,
Contractual Lease Payments	2024	2023	$ Change
Base and percentage rental income(1)	$41,090	$33,935	$7,155
Recoveries from tenants(2)	11,683	9,842	1,841
Uncollectible revenue(3)	(479)	(348)	(131)
Lease termination fees, ancillary and other rental income(4)	3,516	207	3,309

Total contractual lease payments	$55,810	$43,636	$12,174

(1)	The changes in base and percentage rental income were due to the following (in millions):

Increase (Decrease)
Acquisition of convenience retail centers	$5.0
Comparable Portfolio Properties	2.2

Total	$7.2

At June 30, 2024 and 2023, Curbline Predecessor owned 72 and 58 properties, respectively, which had an aggregate leased rate of 95.9% and 96.5%, respectively, an occupancy rate of 93.7% and 92.2%, respectively, and annualized base rent per square foot of $35.27 and $35.17, respectively.

(2)

Recoveries from tenants were approximately 97.5% and 94.8% of operating expenses and real estate taxes for the six months ended June 30, 2024 and 2023, respectively. The higher recovery rate was primarily the result of an increase in occupancy.

(3)	The net amount reported was primarily attributable to the impact of tenants on the cash basis of accounting and related reserve adjustments.
(4)	The increase includes the assumption of buildings due to ground lease terminations of $2.7 million.

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Expenses from Operations (in thousands)

	Six Months Ended June 30,
	2024	2023	$ Change
Operating and maintenance(A)	$5,991	$5,009	$982
Real estate taxes(A)	5,996	5,377	619
General and administrative(B)	3,725	2,309	1,416
Depreciation and amortization(A)	18,611	15,194	3,417

	$34,323	$27,889	$6,434

(A)	The changes for the six months ended June 30, 2024 were due to the following (in millions):

	Operating and Maintenance	Real Estate Taxes	Depreciation and Amortization
Acquisition of convenience retail centers	$0.9	$0.5	$3.1
Comparable Portfolio Properties	0.1	0.1	0.3

	$1.0	$0.6	$3.4

(B)

Primarily represents the allocation of indirect costs and expenses incurred by SITE Centers related to Curbline Predecessor’s business consisting of compensation and other general and administrative expenses that have been allocated using the GLA of Curbline Predecessor. Included in the allocation in 2023 are charges aggregating $0.3 million related to SITE Centers’ restructuring plan, which included a voluntary retirement offer and other costs.

Other Income and Expenses (in thousands)

	Six Months Ended June 30,
	2024	2023	$ Change
Interest expense(A)	$(416)	$(779)	$363
Other expense(B)	(7,245)	(681)	(6,564)

	$(7,661)	$(1,460)	$(6,201)

(A)	Consists of interest expense incurred on secured mortgages. Mortgages were repaid in December 2023 and May 2024.
(B)	Amounts primarily related to transaction costs.

Net Income (in thousands)

	Six Months Ended June 30,
	2024	2023	$ Change
Net income attributable to Curbline Predecessor(A)	$14,211	$14,606	(395)

(A)

The decrease in net income attributable to Curbline Predecessor as compared to the prior-year period was primarily attributable to an increase in transaction costs offset by the net impact of property acquisitions.

Comparison of 2023, 2022 and 2021

For the comparison of 2023 performance to 2022, presented below, shopping center properties owned as of January 1, 2022 are referred to herein as the “Comparable Portfolio Properties.” For the comparison of 2022 performance to 2021, presented below, shopping center properties owned as of January 1, 2021 are referred to herein as the “Comparable Portfolio Properties.”

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Revenues from Operations (in thousands)

	2023	2022	2021	2023 vs 2022 $ Change	2022 vs 2021 $ Change
Rental income(A)	$93,004	$72,855	$52,194	$20,149	$20,661
Other income	656	281	123	375	158

Total revenues	$93,660	$73,136	$52,317	$20,524	$20,819

(A)	The following table summarizes the key components of rental income (in thousands):

Contractual Lease Payments	2023	2022	2021	2023 vs 2022 $ Change	2022 vs 2021 $ Change
Base and percentage rental income(1)	$71,354	$57,041	$40,237	$14,313	$16,804
Recoveries from tenants(2)	21,602	15,294	10,938	6,308	4,356
Uncollectible revenue(3)	(407)	(205)	372	(202)	(577)
Lease termination fees, ancillary and other rental income	455	725	647	(270)	78

Total contractual lease payments	$93,004	$72,855	$52,194	$20,149	$20,661

(1)	The changes in base and percentage rental income were due to the following (in millions):

	2023 vs. 2022 Increase (Decrease)	2022 vs. 2021 Increase (Decrease)
Acquisition of convenience retail centers	$11.3	$15.3
Comparable Portfolio Properties	3.0	1.5

Total	$14.3	$16.8

At December 31, 2023, 2022 and 2021, Curbline Predecessor owned 65, 53 and 38 properties, respectively, which had an aggregate leased rate of 96.7%, 96.9%, and 93.4%, respectively, an occupancy rate of 94.8%, 90.4% and 89.3%, respectively, and annualized base rent per square foot of $35.84, $34.61 and $30.76, respectively.

(2)

Recoveries from tenants were approximately 98.6%, 99.5% and 101.5% of operating expenses and real estate taxes for the years ended December 31, 2023, 2022 and 2021, respectively, as a result of a change in the mix of assets owned.

(3)	The net amount reported was primarily attributable to the impact of tenants on the cash basis of accounting and related reserve adjustments.

Expenses from Operations (in thousands)

	2023	2022	2021	2023 vs 2022 $ Change	2022 vs 2021 $ Change
Operating and maintenance(A)	$10,653	$7,385	$4,671	$3,268	$2,714
Real estate taxes(A)	11,261	7,990	6,105	3,271	1,885
General and administrative(B)	5,215	3,775	3,299	1,440	476
Depreciation and amortization(A)	31,993	26,627	15,004	5,366	11,623

	$59,122	$45,777	$29,079	$13,345	$16,698

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(A)	The changes for 2023 were due to the following (in millions):

	Operating and Maintenance	Real Estate Taxes	Depreciation and Amortization
Acquisition of convenience retail centers	$2.7	$2.8	$7.3
Comparable Portfolio Properties	0.6	0.5	(1.9)

	$3.3	$3.3	$5.4

The changes for 2022 were due to the following (in millions):

	Operating and Maintenance	Real Estate Taxes	Depreciation and Amortization
Acquisition of convenience retail centers	$2.5	$2.0	$10.4
Comparable Portfolio Properties	0.2	(0.1)	1.2

	$2.7	$1.9	$11.6

(B)

Primarily represents the allocation of indirect costs and expenses incurred by SITE Centers related to Curbline Predecessor’s business consisting of compensation and other general and administrative expenses that have been allocated using the GLA of Curbline Predecessor. Included in the allocation in 2023 are charges aggregating $0.4 million related to SITE Centers’ restructuring plan, which included a voluntary retirement offer and other costs.

Other Income and Expenses (in thousands)

	2023	2022	2021	2023 vs 2022 $ Change	2022 vs 2021 $ Change
Interest expense(A)	$(1,520)	$(1,619)	$(2,146)	$99	$527
Other expense(B)	(2,376)	(10)	(7)	$(2,366)	(3)
Gain on disposition of real estate	371	—	—	$371	—

	$(3,525)	$(1,629)	$(2,153)	$(1,896)	$524

(A)

Consists of interest expense incurred on secured mortgages. Mortgages were repaid in December 2021, March 2022, December 2023 with the remainder repaid in May 2024. Mortgages are presented in Note 7, “Mortgage Indebtedness,” to Curbline Predecessor’s combined financial statements included herein.

(B)	Amounts primarily related to transaction costs.

Non-Controlling Interest and Net Income (in thousands)

	2023	2022	2021	2023 vs 2022 $ Change	2022 vs 2021 $ Change
Non-controlling interest	$—	$—	$(427)	$—	$427
Net income attributable to Curbline Predecessor(A)	31,013	25,730	20,658	5,283	5,072

(A)	The increase in net income attributable to Curbline Predecessor as compared to the prior-year period, was primarily attributable to the net impact of property acquisitions.

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Non-GAAP Financial Measures

Funds from Operations and Operating Funds from Operations

Definition and Basis of Presentation

Curbline Predecessor believes that FFO and Operating FFO (as defined below), both non-GAAP financial measures, provide additional and useful means to assess the financial performance of REITs. FFO and Operating FFO are frequently used by the real estate industry, as well as securities analysts, investors and other interested parties, to evaluate the performance of REITs. The Company also believes that FFO and Operating FFO more appropriately measure the core operations of the Company and provide benchmarks to its peer group.

FFO excludes GAAP historical cost depreciation and amortization of real estate and real estate investments, which assume that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions, and many companies use different depreciable lives and methods. Because FFO excludes depreciation and amortization unique to real estate and gains and losses from property dispositions, it can provide a performance measure that, when compared year over year, reflects the impact on operations from trends in occupancy rates, rental rates, operating costs, interest costs and acquisition, disposition and development activities. This provides a perspective of Curbline Predecessor’s financial performance not immediately apparent from net income determined in accordance with GAAP.

FFO is generally defined and calculated by Curbline Predecessor as net income (computed in accordance with GAAP), adjusted to exclude (i) gains and losses from disposition of real estate property, which are presented net of taxes, (ii) impairment charges on real estate property and (iii) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles. Curbline Predecessor’s calculation of FFO is consistent with the definition of FFO provided by NAREIT.

Curbline Predecessor believes that certain charges, income and gains recorded in its operating results are not comparable or reflective of its core operating performance. Operating FFO is useful to investors as Curbline Predecessor removes non-comparable charges, income and gains to analyze the results of its operations and assess performance of the core operating real estate portfolio. As a result, Curbline Predecessor also computes Operating FFO and discusses it with the users of its financial statements, in addition to other measures such as net income determined in accordance with GAAP and FFO. Operating FFO is generally defined and calculated by Curbline Predecessor as FFO excluding transaction and severance costs that management believes are not comparable and indicative of the results of Curbline Predecessor’s operating real estate portfolio. The disclosure of these adjustments is regularly requested by users of Curbline Predecessor’s financial statements.

The adjustment for these charges, income and gains may not be comparable to how other REITs or real estate companies calculate their results of operations, and Curbline Predecessor’s calculation of Operating FFO differs from NAREIT’s definition of FFO. Additionally, the Company provides no assurances that these charges, income and gains are non-recurring. These charges, income and gains could reasonably be expected to recur in future results of operations.

These measures of performance are used by Curbline Predecessor for several business purposes and by other REITs. Curbline Predecessor uses FFO and/or Operating FFO in part (i) as a disclosure to improve the understanding of Curbline Predecessor’s operating results among the investing public, (ii) as a measure of a real estate asset company’s performance, (iii) to influence acquisition, disposition and capital investment strategies and (iv) to compare Curbline Predecessor’s performance to that of other publicly traded shopping center REITs.

For the reasons described above, management believes that FFO and Operating FFO provide Curbline Predecessor and investors with an important indicator of Curbline Predecessor’s operating performance. They provide recognized measures of performance other than GAAP net income, which may include non-cash items. Other real estate companies may calculate FFO and Operating FFO in a different manner.

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Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Management recognizes the limitations of FFO and Operating FFO when compared to GAAP’s net income. FFO and Operating FFO do not represent amounts available for dividends, capital replacement or expansion, debt service obligations or other commitments and uncertainties. Management does not use FFO or Operating FFO as an indicator of Curbline Predecessor’s cash obligations and funding requirements for future commitments, acquisitions or development activities. Neither FFO nor Operating FFO represents cash generated from operating activities in accordance with GAAP, and neither is necessarily indicative of cash available to fund cash needs. Neither FFO nor Operating FFO should be considered an alternative to net income (computed in accordance with GAAP) or as an alternative to cash flow as a measure of liquidity. FFO and Operating FFO are simply used as additional indicators of Curbline Predecessor’s operating performance. Curbline Predecessor believes that to further understand its performance, FFO and Operating FFO should be compared with Curbline Predecessor’s reported net income and considered in addition to cash flows determined in accordance with GAAP, as presented in its combined financial statements. Reconciliations of these measures to their most directly comparable GAAP measure of net income have been provided below.

Reconciliation Presentation

A reconciliation of net income to FFO and Operating FFO is as follows (in thousands). The Company provides no assurances that these charges and gains adjusted in the calculation of Operating FFO are non-recurring. These charges and gains could reasonably be expected to recur in future results of operations.

	Six Months Ended June 30,		For the Year Ended December 31,
	2024	2023	2023	2022	2021
Net income attributable to Curbline Predecessor	$14,211	$14,606	$31,013	$25,730	$20,658
Depreciation and amortization of real estate investments	18,611	15,194	31,993	26,627	15,004
Gain on disposition of real estate	—	—	(371)	—	—

FFO	32,822	29,800	62,635	52,357	35,662
Separation and other charges	118	265	488	—	—
Other expense	7,223	666	2,376	—	—

Operating FFO	$40,163	$30,731	$65,499	$52,357	$35,662

Comparison of Six Months Ended June 30, 2024 to June 30, 2023

The increase in FFO was primarily due to the impact of property acquisitions offset by increase in transaction costs. The increase in Operating FFO primarily was due to the impact of property acquisitions.

Comparison of 2023 to 2022 and 2022 to 2021

The increase in both FFO and Operating FFO primarily was due to the impact of property acquisitions.

Liquidity, Capital Resources and Financing Activities

The Company requires capital to fund its business plan including investment activities, capital expenditures and operating expenses. Immediately following its separation from SITE Centers, the Company’s primary sources of capital are expected to consist of approximately $600 million of cash on hand, a $400 million unsecured, undrawn line of credit and a $100 million unsecured, delayed draw term loan, along with cash flow from operations. The Company may also raise additional capital as appropriate to finance the growth of its business.

Debt outstanding was $25.8 million and $38.8 million at December 31, 2023 and 2022, respectively. As of June 30, 2024, there was no indebtedness outstanding.

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Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Revolving Credit Facility and Term Loan Facility

In connection with the separation, the Company and the Operating Partnership are expected to enter into (i) an unsecured revolving credit facility, or the Revolving Credit Facility and (ii) an unsecured, delayed draw term loan facility, or the Term Loan Facility, and, together with the Revolving Credit Facility, the Facilities, with a syndicate of financial institutions and Wells Fargo Bank, National Association, or Wells Fargo, as administrative agent. The Facilities are expected to become effective substantially concurrently with the separation.

The Revolving Credit Facility is expected to provide for borrowings of up to $400 million if certain borrowing conditions are satisfied. The Revolving Credit Facility is also expected to provide a $35 million sublimit for letters of credit. The Revolving Credit Facility maturity date is expected to be October 2028 subject to two six-month options to extend the maturity to October 2029 upon the Operating Partnership’s request (subject to satisfaction of certain conditions).

The Term Loan Facility is expected to provide the Operating Partnership with the ability to borrow up to $100 million in the aggregate of term loans during the six-month period commencing on the distribution date, if certain borrowing conditions are satisfied. The Company does not expect to borrow any amounts under the Term Loan Facility on the distribution date. The Term Loan Facility is expected to mature in October 2027 subject to two one-year options to extend the maturity upon the Operating Partnership’s request (subject to satisfaction of certain conditions).

Borrowings under the Facilities are expected to bear interest at variable rates at the Operating Partnership’s election, based on either (i) an adjusted daily simple Secured Overnight Financing Rate, or SOFR, rate, (ii) an adjusted term SOFR rate or (iii) the alternative base rate, in each case plus an applicable margin. The Revolving Credit Facility is anticipated to require the payment of a quarterly facility fee and the Term Loan Facility is anticipated to require the payment of a ticking fee. The Company and the Operating Partnership would be required to comply with certain covenants under the Facilities customary for financings of this type.

The Facilities are expected to have an accordion feature for expansion of aggregate availability under the Facilities of up to $250 million, provided that new lenders agree to the existing terms of the applicable Facility or existing lenders increase their commitment level and subject to other customary conditions precedent.

The Company and the Operating Partnership can provide no assurance that they will enter into either Facility on these terms or at all.

As part of its growth strategy, the Company may incur a substantial amount of debt to finance future acquisitions, including debt that refinances or replaces borrowings under the Revolving Credit Facility or the Term Loan Facility. While the Company believes it has several viable sources to obtain capital and fund its business, the sources of funds could be affected by various risks and uncertainties. For more information about risks related to the Company’s financings, see “Risk Factors.”

Dividend Distributions

The Company anticipates making distributions to holders of its common stock to satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax (other than with respect to operations conducted through a TRS of the Company). U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its REIT taxable income. The Company generally intends to make distributions with respect to each taxable year in an amount at least equal to its REIT taxable income for such taxable year. To the extent that cash available for distribution is less than the Company’s REIT taxable income, the Company may make a portion of its distributions in the form of additional shares of common stock, and any such distribution of such common stock may be taxable as a dividend to stockholders.

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Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Although the Company generally expects to declare and pay distributions on a quarterly basis, the Curbline Board will evaluate its distribution policy regularly in order to maintain sufficient liquidity for operations and in order to maximize the Company’s free cash flow while still adhering to REIT payout requirements and minimizing federal income taxes (excluding federal income taxes applicable to its taxable REIT subsidiary activities). The Curbline Board may choose not to declare a distribution in 2024, unless necessary to satisfy certain requirements for the Company to be taxed as a REIT.

Any distributions the Company makes to its stockholders will be at the discretion of the Curbline Board and will depend upon, among other things, the Company’s actual and anticipated results of operations and liquidity, which will be affected by various factors, including the income from its portfolio, its operating expenses and any other expenditures.

Cash Flow Activity

The Company expects that its core business of leasing space to well capitalized retailers will continue to generate consistent cash flow after expenses. The following presents a summary of combined statements of cash flow (in thousands):

	Six Months Ended June 30,		For the Year Ended December 31,
	2024	2023	2023	2022	2021
Cash flow provided by operating activities	$32,331	$31,604	$59,241	$49,885	$36,227
Cash flow used for investing activities	(80,876)	(87,177)	(186,024)	(323,464)	(78,103)
Cash flow provided by financing activities	49,350	56,058	126,914	273,334	41,088

Changes in cash flow for the six months ended June 30, 2024, compared to the prior period are as follows:

Operating Activities: Cash provided by operating activities increased $0.7 million primarily due to the net impact of property acquisitions.

Investing Activities: Cash used for investing activities decreased $6.3 million primarily due to the decrease in real estate asset improvements of $3.8 million and a decrease in real estate assets acquired of $2.5 million.

Financing Activities: Cash provided by financing activities decreased $6.7 million primarily due to the increase in transactions with SITE Centers of $18.5 million offset by an increase in the repayment of mortgage debt of $25.2 million.

Changes in cash flow for the year ended December 31, 2023, compared to the prior year are as follows:

Operating Activities: Cash provided by operating activities increased $9.4 million primarily due to the net impact of property acquisitions.

Investing Activities: Cash used for investing activities decreased $137.4 million primarily due to the decrease in real estate assets acquired of $141.2 million, partially offset by an increase in real estate asset improvements of $4.3 million.

Financing Activities: Cash provided by financing activities decreased $146.4 million primarily due to the decrease in transactions with SITE Centers of $137.7 million and an increase in the repayment of mortgage debt of $9.1 million.

Changes in cash flow for the year ended December 31, 2022, compared to the prior year are as follows:

Operating Activities: Cash provided by operating activities increased $13.7 million primarily due to the net impact of property acquisitions.

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Confidential Treatment Requested by Curbline Properties Corp.

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Investing Activities: Cash used for investing activities increased $245.4 million primarily due to the increase in real estate assets acquired of $232.7 million and real estate asset improvements of $12.7 million.

Financing Activities: Cash provided by financing activities increased $232.2 million primarily due to the increase in transactions with SITE Centers of $216.6 million and a decrease in the repayment of mortgage debt of $11.5 million.

Other Commitments

In conjunction with the redevelopment of convenience retail properties, Curbline Predecessor had entered into commitments with general contractors aggregating approximately $0.7 million for its combined properties at June 30, 2024. These obligations, composed principally of construction contracts, are generally due within 12 to 24 months, as the related construction costs are incurred, and are expected to be financed through operating cash flow. These contracts typically can be changed or terminated without penalty.

Curbline Predecessor routinely enters into contracts for the maintenance of its properties. These contracts typically can be canceled upon 30 to 60 days’ notice without penalty. At June 30, 2024, Curbline Predecessor had purchase order obligations, typically payable within one year, aggregating approximately $0.6 million related to the maintenance of its properties.

Sources and Uses of Capital

The Company remains committed to maintaining significant liquidity and financial flexibility in order to pursue its stated business plan to acquire additional convenience properties and scale the Company’s portfolio while managing its overall risk profile. Cash on hand and cash flow from operations, as well as debt and equity financings, represent potential sources of proceeds to be used to achieve these objectives. The Company is expected to be in a net cash position at the time of its separation from SITE Centers with approximately $600 million of cash on hand, a $400 million unsecured, undrawn line of credit, a $100 million unsecured, delayed draw term loan and no indebtedness.

Acquisitions

From January 1, 2024 through August 16, 2024, Curbline Predecessor acquired the following convenience retail properties (in thousands of square feet and $):

Date Acquired	Property Name	City, State	Total Owned GLA	Gross Purchase Price
February 2024	Grove at Harper’s Preserve	Conroe, Texas	21	$10,650
March 2024	Shops at Gilbert Crossroads	Gilbert, Arizona	15	8,460
May 2024	Wilmette Center	Wilmette, Illinois	9	2,850
May 2024	Sunrise Plaza	Vero Beach, Florida	16	5,500
May 2024	Meadowmont Village	Chapel Hill, North Carolina	62	26,534
June 2024	Red Mountain Corner	Phoenix, Arizona	6	2,100
June 2024	Roswell Market Center	Roswell, Georgia	82	17,750
July 2024	Crocker Commons	Westlake, Ohio	29	18,500
July 2024	Maple Corner	Henderson, Tennessee	20	8,250

			260	$100,594

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Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

During 2023, Curbline Predecessor acquired the following convenience retail properties (in thousands of square feet and $):

Date Acquired	Property Name	City, State	Total Owned GLA	Gross Purchase Price
January 2023	Foxtail Center	Timonium, Maryland	30	$15,075
January 2023	Parker Keystone	Denver, Colorado	17	11,000
April 2023	Barrett Corners	Kennesaw, Georgia	19	15,600
May 2023	Alpha Soda Center	Alpharetta, Georgia	15	9,400
May 2023	Briarcroft Center	Houston, Texas	33	23,500
July 2023	Towne Crossing Shops	Midlothian, Virginia	7	4,200
August 2023	Oaks at Slaughter	Austin, Texas	26	14,100
September 2023	Marketplace at 249	Houston, Texas	17	9,800
October 2023	Point at University	Charlotte, North Carolina	14	8,900
October 2023	Estero Crossing	Estero, Florida	34	17,122
November 2023	Presidential Plaza North	Snellville, Georgia	11	7,420
December 2023	Shops at Lake Pleasant	Peoria, Arizona	47	29,000

			270	$165,117

During 2022, Curbline Predecessor acquired the following convenience retail properties (in thousands of square feet and $):

Date Acquired	Property Name	City, State	Total Owned GLA	Gross Purchase Price
January 2022	Artesia Village	Scottsdale, Arizona	21	$14,500
February 2022	Shops at Casselberry	Casselberry, Florida	8	3,151
March 2022	Shops at Boca Center	Boca Raton, Florida	117	90,000
April 2022	Shoppes of Crabapple	Alpharetta, Georgia	8	4,350
May 2022	La Fiesta Square	Lafayette, California	74	60,798
May 2022	Lafayette Mercantile	Lafayette, California	53	43,000
June 2022	Shops at Tanglewood	Houston, Texas	26	22,150
June 2022	Boulevard Marketplace	Fairfax, Virginia	19	10,448
June 2022	Fairfax Marketplace	Fairfax, Virginia	19	16,038
June 2022	Fairfax Pointe	Fairfax, Virginia	10	8,394
July 2022	Parkwood Shops	Atlanta, Georgia	20	8,400
August 2022	Chandler Center	Chandler, Arizona	7	5,250
August 2022	Shops at Power and Baseline	Mesa, Arizona	4	4,600
August 2022	Northsight Plaza	Scottsdale, Arizona	10	6,150
August 2022	Broadway Center	Tempe, Arizona	11	7,000
November 2022	Shops on Montview	Denver, Colorado	9	5,762

			416	$309,991

Outparcel Construction Projects

During the years ended December 31, 2023, December 31, 2022, and December 31, 2021, Curbline Predecessor invested $5.8 million, $10.2 million and $1.2 million, respectively, in multiple outparcel construction projects. These outparcels were carved out of existing shopping centers owned by SITE Centers.

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Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Market Environment for Convenience Properties

Curbline Predecessor continues to experience steady retailer demand for vacant space and executed new leases and renewals aggregating approximately 200,000 square feet of GLA for the six months ended June 30, 2024. The Company believes the elevated leased rate and overall tenant activity are attributable to demand for space at properties located on the curbline of well-trafficked intersections and major vehicular corridors and limited new supply. Additionally, the Company’s portfolio benefits from its concentration in suburban, above-average household income communities along with positive demographic and economic trends.

Curbline Predecessor has a diversified tenant base, with only one tenant whose annualized rental revenue equals or exceeds 2% of Curbline Predecessor’s annualized combined revenues (Starbucks at 2.6% as of June 30, 2024). Other significant national tenants generally have relatively strong financial positions, have outperformed their respective retail categories over time and the Company believes remain well-capitalized. The majority of the tenants in Curbline Predecessor’s convenience retail properties provide day-to-day consumer necessities with a focus on value and convenience, versus discretionary items, which the Company believes will enable many of the tenants to outperform under a variety of economic conditions and provide a stable revenue base. Curbline Predecessor has relatively little reliance on overage or percentage rents generated by tenant sales performance or on ancillary income.

The Company believes that the convenience property portfolio is well positioned, as evidenced by recent leasing activity, historical leased and occupancy levels and consistent growth in annualized base rent per square foot. At June 30, 2024, the convenience property portfolio leased and occupancy rates were 95.9% and 93.7%, respectively, and the portfolio ABR per square foot was $35.27, as compared to leased and occupancy rates of 96.7% and 94.8%, respectively, and ABR per square foot of $35.84 at December 31, 2023. The per square foot cost of leasing capital expenditures has been consistent with Curbline Predecessor’s historical trends and the standardized site plan of the majority of Curbline Predecessor’s convenience properties together with high tenant retention rates, higher annualized base rents per square foot and the depth of leasing prospects that can utilize existing square footage generally result in lower operating capital expenditure levels as a percentage of annualized base rents over time. Curbline Predecessor generally does not expend a significant amount of capital on lease renewals, which constitute the majority of overall leasing activity. The weighted-average cost of tenant improvements and lease commissions estimated to be incurred over the expected lease term for all leases executed during the six months ended June 30, 2024 was $1.68 per rentable square foot.

Inflation, higher interest rates and concerns over consumer spending growth, along with the volatility of global capital markets continue to pose risks to the U.S. economy, the retail sector overall and Curbline Predecessor’s tenants. The retail sector overall has also been affected by changing consumer behaviors, increased competition and e-commerce market share gains. Curbline Predecessor routinely monitors the credit profiles of its tenants and analyzes the possible impact of any potential tenant credit issues on the financial statements and overall cash flow, balance sheet and liquidity. In some cases, changing conditions have resulted in weaker retailers losing market share and declaring bankruptcy and/or closing stores. However, other retailers, continue to expand their store fleets and launch new concepts within the suburban, high-household-income communities in which the properties are located. As a result, the Company believes that its prospects to backfill any spaces vacated by bankrupt or non-renewing tenants are generally favorable. However, there can be no assurance that vacancy resulting from increasingly uncertain economic conditions will not adversely affect the Company’s operating results.

Rising interest rates and the availability of commercial real estate financing have also impacted, at certain times, real estate owners’ ability to acquire and sell assets and raise equity and debt financing. Although Curbline Predecessor had no indebtedness as of June 30, 2024, debt capital markets liquidity could adversely impact the Company’s current and expected future business plan and its ability to finance future maturities and/or investments, and the interest rates applicable thereto. Depending on market conditions, the Company intends to acquire additional assets funded with cash on hand along with retained cash flow and debt and equity financing. The timing of certain acquisitions may be impacted by capital markets activity along with the volume and pricing

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Confidential Treatment Requested by Curbline Properties Corp.

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of assets available to acquire. Unfavorable changes in interest rates or the capital markets could adversely impact the Company’s return on investments.

Quantitative and Qualitative Disclosure About Market Risk

Curbline Predecessor’s fixed-rate debt was repaid in May 2024. At December 31, 2023, Curbline Predecessor’s carrying value of the fixed-rate debt was $25.8 million and the fair value was $24.8 million. A 100 basis-point increase in interest rates was estimated to result in a decrease in the fair value of the debt to $24.6 million. At December 31, 2022, Curbline Predecessor’s carrying value of the fixed-rate debt was $38.8 million and the fair value was $36.8 million. A 100 basis-point increase in interest rates was estimated to result in a decrease in the fair value of debt to $36.2 million. The sensitivity to changes in interest rates of Curbline Predecessor’s fixed-rate debt was determined using a valuation model based upon factors that measure the net present value of such obligations that arise from the hypothetical estimate as discussed above.

If the Company were to incur variable-rate indebtedness, its exposure to increases in interest rates could increase. The Company does not believe, however, that increases in interest expense as a result of inflation or other economic factors will significantly impact the Company’s distributable cash flow.

The Company intends to continually monitor and actively manage interest costs on any variable-rate debt portfolio and may enter into swap positions or interest rate caps. Accordingly, the cost of obtaining such protection agreements in relation to the Company’s access to capital markets will continue to be evaluated. The Company has not entered into, and does not plan to enter into, any derivative financial instruments for trading or speculative purposes. As of June 30, 2024, Curbline Predecessor had no other material exposure to market risk.

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Confidential Treatment Requested by Curbline Properties Corp.

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BUSINESS

Curbline is a Maryland corporation formed to own, manage, lease, acquire and develop a portfolio of convenience retail properties. As of June 30, 2024, the Curbline portfolio consisted of 72 properties comprising approximately 2.4 million square feet of GLA. All of the portfolio’s properties are located in the United States and are geographically diversified, principally across the Southeast, Mid-Atlantic, Southwest and Mountain regions, along with Texas. The portfolio is generally located in submarkets with compelling long-term population and employment growth prospects and above-average household incomes of over $115,000 (91st percentile as compared to all shopping centers in the United States as of June 30, 2024). As of June 30, 2024, the Curbline portfolio’s largest MSAs included Miami (18.1% of ABR), Atlanta (11.1%), Phoenix (10.4%), Orlando (7.0%) and San Francisco (6.7%).

Convenience properties are generally positioned on the curbline of well-trafficked intersections and major vehicular corridors, offering excellent access and visibility, dedicated parking and often include drive-thru units, with 62% of Curbline properties having at least one drive-thru unit as of June 30, 2024. The properties generally consist of a homogenous row of primarily small-shop units leased to a diversified mixture of national and local service and restaurant tenants that cater to daily convenience trips from the growing suburban population. The property type’s site plan and depth of leasing prospects that can utilize existing square footage generally reduce operating capital expenditures relative to other real estate formats and provide significant tenant diversification. In 2023, the Curbline portfolio achieved cash blended leasing spreads of 14.7% for both new leases and renewals. As of June 30, 2024, the median GLA of a property in the Curbline portfolio was 21,000 square feet with 92% of base rent generated by units less than 10,000 square feet.

As of June 30, 2024, the Curbline portfolio was 95.9% leased and 93.7% occupied with ABR per square foot of $35.27. The positioning of the Curbline portfolio’s properties, their location in affluent markets, and their standardized unit sizes attract a diversified group of primarily national, high credit quality tenants operating across a wide range of primarily service and restaurant businesses. As of June 30, 2024, national tenants accounted for over 72% of the portfolio’s total ABR, public company tenants comprised over 34% of the portfolio’s total ABR and only one tenant represented more than 2% of the portfolio’s total ABR. Curbline believes its diversification of primarily national tenants along with the depth of leasing prospects for its homogenous store unit sizes mitigates credit risk and will allow it to maintain elevated leased rates across the portfolio. As of June 30, 2024, the portfolio’s largest tenants included Starbucks (2.6% of ABR), Darden (1.7%), Total Wine & More (1.6%), Verizon (1.3%) and JPMorgan Chase (1.2%), and the portfolio’s top ten tenants comprised less than 14% of total ABR.

Below is a map showing the geographic locations of the portfolio’s assets as of June 30, 2024:

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Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

The Company focuses on leasing space to a diversified group of primarily national, high credit quality tenants operating across a wide range of primarily service and restaurant businesses, including quick-service restaurants, healthcare and wellness, financial services, beverage retail, telecommunications, beauty and hair salons, and fitness, among others.

Convenience properties offer the opportunity to generate above-average, occupancy-neutral cash flow growth (compared to cash flow growth levels for other retail real estate assets) through rental income increases from either fixed annual rental increases or renewal option increases embedded in tenant leases, elevated retention rates limiting lost rent resulting from vacancy, and positive mark-to-market of leases at renewal. In addition, tenant lease agreements at convenience properties typically have shorter lease terms and fewer tenant renewal options with approximately 53% of the ABR under Curbline’s leases expiring within the next five years without any tenant renewal options. The duration of convenience tenant leases provides Curbline with more frequent opportunities to increase rents to market levels and to mitigate the risk and impact of inflation. Convenience properties’ standardized site plans, high tenant retention rates, higher annualized base rents per square foot and depth of leasing prospects that can utilize existing square footage also generally result in lower operating capital expenditure levels as a percentage of annualized base rents over time relative to other retail real estate formats including grocery, lifestyle and regional power center properties.

In addition to its focus on growing cash flows at its existing properties, the Company intends to utilize its balance sheet to acquire additional convenience real estate assets. At the time of its separation from SITE Centers, the Company expects to be in a net cash and debt-free position with access to approximately $600 million of cash on hand, a $400 million unsecured, undrawn line of credit and a $100 million unsecured, delayed draw term loan thereby positioning the Company for acquisitions in order to scale its business. As of December 31, 2023, there were over 68,000 convenience properties in the United States (950 million square feet of GLA) representing approximately 60% of all shopping centers by count and 13% by GLA. Over $41 billion of convenience assets traded in the period of 2019 to 2023, primarily among private investors. This highly fragmented but liquid market, along with the Company’s net cash and liquidity position, provides a substantial addressable opportunity for Curbline to scale and differentiate itself as the first mover public REIT exclusively focused on convenience assets.

The Company plans to elect to be treated as a REIT for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2024, and intends to maintain its status as a REIT for U.S. federal income tax purposes in future periods. The Company also intends to operate through an UPREIT structure, in which substantially all of the Company’s properties and assets are held through the Operating Partnership. As the sole general partner of the Operating Partnership, the Company will have exclusive control of the Operating Partnership’s day-to-day management. The Company is not expected to conduct any material business itself, other than acting as the sole general partner of the Operating Partnership, guaranteeing certain debt of the Operating Partnership and issuing equity from time to time.

Operational Metrics

An overview of key operational results and transactions is as follows:

•

In 2023, signed new leases and renewals for approximately 309,000 square feet of GLA, which included 76,000 square feet of new leasing volume. In the first half of 2024, signed new leases and renewals for approximately 200,000 square feet of GLA, which included 59,000 square feet of new leasing volume;

•	In 2023, achieved cash blended leasing spreads of 14.7% for both new leases and renewals. In the first half of 2024, achieved cash blended leasing spreads of 15.3% for both new leases and renewals;

•

The ABR per square foot was $35.27 at June 30, 2024, as compared to $35.84 at December 31, 2023 and $34.61 at December 31, 2022. The decrease in ABR is attributable to acquisitions, partially offset by rent growth from rent steps and renewals, including options;

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•	Leased rate of 95.9% at June 30, 2024, as compared to 96.7% at December 31, 2023 and 96.9% at December 31, 2022. The decrease in leased rate is primarily attributable to acquisitions;

•	Occupied rate of 93.7% at June 30, 2024, as compared to 94.8% at December 31, 2023 and 90.4% at December 31, 2022. The decrease in occupied rate is primarily attributable to acquisitions; and

•	Acquired seven properties in the first half of 2024, at an aggregate cost of $73.8 million.

Competitive Strengths and Business

Convenience Lease Structure Positions Company for Above-Average Relative Organic Growth. Convenience properties offer the opportunity for above-average, occupancy-neutral cash flow growth through rental income increases from either fixed annual rental increases or renewal option increases embedded in tenant leases, elevated retention rates limiting lost rent resulting from vacancy, and positive mark-to-market of leases at renewal. In addition, the generally shorter duration of convenience tenant leases provides Curbline with more frequent opportunities to increase rents to market levels and to mitigate the risk and impact of inflation.

Limited Capital Expenditure Requirements Promote Cash Flow Efficiency. Convenience properties’ standardized site plans, high tenant retention rates, higher annualized base rents per square foot and depth of leasing prospects that can utilize existing square footage generally result in lower operating capital expenditure levels as a percentage of annualized base rents over time relative to other retail real estate formats including grocery, lifestyle and regional power center properties. Curbline generally does not expend a significant amount of capital on lease renewals, which constitute the majority of overall leasing activity. The weighted-average cost of tenant improvements and lease commissions estimated to be incurred over the expected lease term for all leases executed during the year ended December 31, 2023, was $2.09 per rentable square foot.

Diversified National Tenant Exposure Reduces Risk. The positioning of the Curbline portfolio’s properties, generally located on the curbline of well-trafficked intersections and major vehicular corridors in affluent markets, and its standardized unit sizes attract a diversified group of primarily national, high credit quality tenants operating across a wide range of primarily service and restaurant businesses, including quick-service restaurants, healthcare and wellness, financial services, beverage retail, telecommunications, beauty and hair salons, and fitness, among others. As of June 30, 2024, national tenants accounted for over 72% of the portfolio’s total ABR, public company tenants comprised over 34% of the portfolio’s total ABR and only one tenant represented more than 2% of the portfolio’s total ABR. Curbline believes its diversification of primarily national tenants along with the depth of leasing prospects for its homogenous store unit sizes mitigates credit risk and will allow it to maintain elevated leased rates across the portfolio.

Convenience Center Access and Site Plans Drive Higher Customer Traffic and Rents. Convenience-oriented properties are generally positioned to drive customer volume with ease of access, visibility, parking, and often include drive-thru units. As a result, convenience centers such as those owned by the Company typically experience more customer foot traffic per square foot than anchored retail, justifying higher rents and broad tenant demand. The Curbline portfolio leased rate has averaged 96.3% over the last seven years during its ownership of the applicable assets highlighting the portfolio and property type’s supply and demand imbalance along with steady demand from a broad range of service-based tenants for its space. As of June 30, 2024, the Curbline portfolio was 95.9% leased and 93.7% occupied with ABR per square foot of $35.27 as compared to a leased rate of 95.0% and ABR per square foot of $22.67 at June 30, 2024 for a peer group comprised of Brixmor Property Group Inc., Federal Realty Investment Trust, Kimco Realty Corp., Kite Realty Group Trust, Regency Centers Corporation, Retail Opportunities Investment Corp. and Urban Edge Properties. These seven entities were chosen because they were considered to be most similar to the Company in terms of geographic market overlap.

Curated Portfolio Located in Affluent Submarkets. Curbline’s portfolio was curated based on a number of real estate and financial factors including demographics, access, visibility, vehicular traffic, tenant credit profile, rent

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mark-to-market opportunities and prospects for cash flow growth. The portfolio is generally located in submarkets with compelling long-term population and employment growth prospects and above-average household incomes of over $115,000 (91st percentile as compared to all shopping centers in the United States as of June 30, 2024).

Unlevered Balance Sheet and First Mover Advantage Positions Company for External Growth in a Liquid Property Type. The Company is expected to be in a net cash and debt-free position at the time of its separation from SITE Centers. As a result, the Company is expected to have approximately $600 million of cash on hand plus significant access to debt capital in order to grow its asset base through acquisitions with no additional near-term equity required. Additionally, with over 68,000 convenience properties in the United States (950 million square feet of GLA) and over $41 billion of convenience assets traded in the period of 2019 to 2023 (primarily among private investors), the highly fragmented but liquid market provides a substantial addressable opportunity for Curbline to scale and differentiate itself as the first mover public REIT exclusively focused on convenience assets.

Experienced and Well-Regarded Executives with Proven Track Record of Proactive Asset Management and Value Creation. The Company expects to benefit from the experience and significant expertise of members of SITE Centers’ executive team, which has a successful strategic track record, including having completed a spin-off of 50 properties to RVI, as well as a high volume of portfolio, single-property and joint venture transactions. The team has extensive transaction, property management, asset management, leasing and capital markets experience. Furthermore, the members of the management team have developed strong relationships with brokers and tenants that will provide additional value-added benefits.

Properties

The table below shows the Curbline portfolio’s 72 assets as of June 30, 2024:

#	Property	MSA	City	State	Owned GLA(1)	ABR PSF(2)
1	Chandler Center	Phoenix-Mesa-Scottsdale	Chandler	AZ	7	$43.58
2	Shops at Gilbert Crossroads	Phoenix-Mesa-Scottsdale	Gilbert	AZ	15	$38.36
3	Shops at Power and Baseline	Phoenix-Mesa-Scottsdale	Mesa	AZ	4	$56.22
4	Shops at Lake Pleasant	Phoenix-Mesa-Scottsdale	Peoria	AZ	47	$40.52
5	Deer Valley Plaza	Phoenix-Mesa-Scottsdale	Phoenix	AZ	38	$34.56
6	Paradise Village Plaza	Phoenix-Mesa-Scottsdale	Phoenix	AZ	84	$35.68
7	Artesia Village	Phoenix-Mesa-Scottsdale	Scottsdale	AZ	21	$40.90
8	Northsight Plaza	Phoenix-Mesa-Scottsdale	Scottsdale	AZ	10	$35.00
9	Broadway Center	Phoenix-Mesa-Scottsdale	Tempe	AZ	11	$37.74
10	Red Mountain Corner	Phoenix-Mesa-Scottsdale	Phoenix	AZ	6	$24.18
11	Shops on Summit	Los Angeles-Long Beach-Anaheim	Fontana	CA	27	$45.21
12	Creekside Plaza	Sacramento-Roseville-Arden-Arcade	Roseville	CA	32	$42.83
13	Creekside Shops	Sacramento-Roseville-Arden-Arcade	Roseville	CA	57	$40.07
14	La Fiesta Square	San Francisco-Oakland-Hayward	Lafayette	CA	74	$50.97

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#	Property	MSA	City	State	Owned GLA(1)	ABR PSF(2)
15	Lafayette Mercantile	San Francisco-Oakland-Hayward	Lafayette	CA	53	$59.20
16	Parker Keystone	Denver-Aurora-Lakewood	Denver	CO	17	$41.14
17	Shops at University Hills	Denver-Aurora-Lakewood	Denver	CO	25	$45.28
18	Shops on Montview	Denver-Aurora-Lakewood	Denver	CO	9	$37.90
19	Parker Station	Denver-Aurora-Lakewood	Parker	CO	45	$28.85
20	Shops at Boca Center	Miami-Fort Lauderdale-West Palm Beach	Boca Raton	FL	117	$42.46
21	Shoppes at Addison Place	Miami-Fort Lauderdale-West Palm Beach	Delray Beach	FL	56	$46.66
22	Concourse Village	Miami-Fort Lauderdale-West Palm Beach	Jupiter	FL	134	$19.15
23	Collection at Midtown Miami	Miami-Fort Lauderdale-West Palm Beach	Miami	FL	119	$39.26
24	Shops at the Fountains	Miami-Fort Lauderdale-West Palm Beach	Plantation	FL	14	$35.38
25	Shops at Midway	Miami-Fort Lauderdale-West Palm Beach	Tamarac	FL	10	$39.67
26	Shops at Carillon	Naples-Immokalee-Marco Island	Naples	FL	15	$26.95
27	Shops at Casselberry	Orlando-Kissimmee-Sanford	Casselberry	FL	8	$30.80
28	Sunrise Plaza	Sebastian-Vero Beach-West Vero Corridor	Vero Beach	FL	16	$24.05
29	Estero Crossing	Cape Coral-Fort Myers	Estero	FL	34	$33.58
30	Shops at the Grove	Orlando-Kissimmee-Sanford	Orlando	FL	131	$42.63
31	Shops at Lake Brandon	Tampa-St. Petersburg-Clearwater	Brandon	FL	12	$40.50
32	Shoppes of Boot Ranch	Tampa-St. Petersburg-Clearwater	Palm Harbor	FL	52	$29.49
33	Southtown Center	Tampa-St. Petersburg-Clearwater	Tampa	FL	44	$40.51
34	Roswell Market Center	Atlanta-Sandy Springs-Roswell	Roswell	GA	82	$17.26
35	Alpha Soda Center	Atlanta-Sandy Springs-Roswell	Alpharetta	GA	15	$39.98
36	Shoppes of Crabapple	Atlanta-Sandy Springs-Roswell	Alpharetta	GA	8	$30.04
37	Hammond Springs	Atlanta-Sandy Springs-Roswell	Atlanta	GA	69	$32.17
38	Parkwood Shops	Atlanta-Sandy Springs-Roswell	Atlanta	GA	20	$25.78
39	Marketplace Plaza North	Atlanta-Sandy Springs-Roswell	Cumming	GA	44	$30.54

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#	Property	MSA	City	State	Owned GLA(1)	ABR PSF(2)
40	Marketplace Plaza South	Atlanta-Sandy Springs-Roswell	Cumming	GA	37	$33.55
41	Plaza at Market Square	Atlanta-Sandy Springs-Roswell	Douglasville	GA	9	$16.28
42	Barrett Corners	Atlanta-Sandy Springs-Roswell	Kennesaw	GA	19	$47.14
43	Presidential Plaza South	Atlanta-Sandy Springs-Roswell	Snellville	GA	10	$39.36
44	Presidential Plaza North	Atlanta-Sandy Springs-Roswell	Snellville	GA	11	$42.50
45	Wilmette Center	Chicago-Naperville-Elgin	Wilmette	IL	9	$29.59
46	Shops at Framingham	Boston-Cambridge-Newton	Framingham	MA	19	$61.23
47	Foxtail Center	Baltimore-Columbia-Townson	Timonium	MD	30	$35.26
48	Carolina Station	Charlotte-Concord-Gastonia	Charlotte	NC	10	$41.59
49	Belgate Plaza	Charlotte-Concord-Gastonia	Charlotte	NC	20	$36.65
50	Point at University	Charlotte-Concord-Gastonia	Charlotte	NC	14	$38.58
51	Shops at The Fresh Market	Charlotte-Concord-Gastonia	Cornelius	NC	132	$18.48
52	Meadowmont Village	Raleigh	Chapel Hill	NC	62	$29.33
53	Freehold Marketplace	New York-Newark-Jersey City	Freehold	NJ	21	$37.18
54	Shops at Hamilton	Trenton	Hamilton	NJ	62	$28.14
55	Shops on Polaris(3)	Columbus	Columbus	OH	71	$31.81
56	Shops at Tanasbourne(4)	Portland-Vancouver-Hillsboro	Hillsboro	OR	5	$32.60
57	Shops at Echelon Village	Philadelphia-Camden-Wilmington	Voorhees	NJ	4	$49.52
58	Oaks at Slaughter	Austin	Austin	TX	26	$35.62
59	Vintage Plaza	Austin	Round Rock	TX	41	$28.03
60	Grove at Harper’s Preserve	Houston-The Woodlands-Sugar Land	Conroe	TX	21	$33.00
61	Briarcroft Center	Houston-The Woodlands-Sugar Land	Houston	TX	33	$42.49
62	Marketplace at 249	Houston-The Woodlands-Sugar Land	Houston	TX	17	$38.36
63	Shops at Tanglewood	Houston-The Woodlands-Sugar Land	Houston	TX	26	$48.17
64	Bandera Corner	San Antonio-New Braunfels	San Antonio	TX	3	$22.46
65	Shops at Bandera Pointe	San Antonio-New Braunfels	San Antonio	TX	48	$25.77
66	Emmet Street North	Charlottesville	Charlottesville	VA	2	$78.55
67	Emmet Street Station	Charlottesville	Charlottesville	VA	11	$52.08
68	Towne Crossing Shops	Richmond	Midlothian	VA	7	$39.79
69	Boulevard Marketplace	Washington-Arlington-Alexandria	Fairfax	VA	19	$42.07

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#	Property	MSA	City	State	Owned GLA(1)	ABR PSF(2)
70	Fairfax Marketplace	Washington-Arlington-Alexandria	Fairfax	VA	19	$58.70
71	Fairfax Pointe	Washington-Arlington-Alexandria	Fairfax	VA	10	$50.34
72	White Oak Plaza	Richmond	Richmond	VA	34	$35.47

(1)	In thousands of square feet.
(2)	ABR per square foot as of June 30, 2024.
(3)	A portion of this property is subject to a 99-year ground lease expiring in February 2123, at a fixed, prepaid rent of $1.00 with an option to renew for an additional 99-year term.
(4)	This property is subject to a 90-year ground lease expiring in February 2114, at a fixed, prepaid rent of $1.00 with an option to renew for an additional 99-year term.

Tenant Lease Expirations and Renewals

The following table shows the impact of tenant lease expirations through 2033 for all of the Curbline portfolio’s properties, assuming that none of the tenants exercise any of their renewal options as of June 30, 2024:

Expiration Year	No. of Leases Expiring	Approximate GLA in Square Feet (Thousands)	ABR Under Expiring Leases (Thousands)	ABR per Square Foot Under Expiring Leases	Percentage of Total GLA Represented by Expiring Leases	Percentage of Total Base Rental Revenues Represented by Expiring Leases
2024	25	45	$1,404	$31.20	2.0%	1.8%
2025	87	235	8,318	35.40	10.3%	10.4%
2026	80	189	7,061	37.36	8.3%	8.8%
2027	98	263	9,997	38.01	11.5%	12.5%
2028	134	462	15,544	33.65	20.2%	19.4%
2029	76	201	6,969	34.67	8.8%	8.7%
2030	49	169	6,204	36.71	7.4%	7.7%
2031	40	95	3,394	35.73	4.1%	4.2%
2032	68	198	7,346	37.10	8.6%	9.2%
2033	66	196	7,150	36.48	8.6%	8.9%

Total	723	2,053	$73,387	$35.75	10.2%	8.4%

Tenant Demand

The Company continues to see steady demand from a broad range of service-based tenants for its space. The Curbline portfolio leased rate has averaged 96.3% over the last seven years during Curbline’s ownership of the applicable assets. This highlights the portfolio and property type’s supply and demand imbalance. Convenience-oriented properties are generally positioned to drive customer volume with ease of access, visibility and parking. As a result, convenience centers such as those owned by the Company typically experience more customer foot traffic per square foot than anchored retail, justifying higher rents and broad tenant demand.

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In 2023, the Curbline portfolio leased approximately 309,000 square feet of GLA, including 33 new leases and 77 renewals. At December 31, 2022, the Curbline portfolio had 76 leases set to expire in 2023, and of those, eight leases were not renewed or extended, which aggregated approximately 20,400 square feet of GLA. At June 30, 2024, the Curbline portfolio had 25 leases expiring in 2024 with an annualized base rent per square foot of $31.20.

Leasing spreads are a key metric in real estate, representing the percentage change of rental rates on existing leases versus rental rates on new and renewal leases. The following table summarizes the portfolio’s leased rate as well as leasing spreads for the comparable leases executed for the periods presented as well as the weighted average cost of tenant improvements and lease costs:

	Full Year 2023	First Half 2024
Leased Rate
Beginning of period	96.9%	96.7%
End of Period	96.7%	95.9%
Cash Leasing spreads
Blended all leases	14.7%	15.3%
New leases	31.6%	46.3%
Renewal leases	9.7%	11.1%
Lease costs
New leases(1)	$6.53	$6.72
Renewal leases	0.09	—

(1)	Represents weighted average cost of tenant improvements and lease commissions estimated to be incurred over the expected lease term for new leases per rentable square foot.

The cash leasing spread calculation includes all deals, including those vacant for a period greater than 12 months, other than first generation space or spaces that were vacant at the time of acquisition and, as a result, is a good benchmark to compare the average ABR of expiring leases with the comparable executed market rental rates. The Company believes the leasing spreads reported during 2023 are a good indicator of current market trends for the portfolio. The overall total reported leasing spreads could vary from quarter to quarter depending upon both the volume and size of leases executed in each period. For more information, see “Risk Factors—The Company’s dependence on rental income may adversely affect the Company’s results of operations.”

Competition

Numerous real estate companies and developers, private and public, compete with the Company in leasing space in convenience properties to tenants. The Company competes with other real estate companies and owners in terms of rental rate, property location, availability of other space and maintenance.

Insurance

The Company expects to have comprehensive liability, casualty, flood, terrorism and rental loss insurance policies on its properties. The Company believes the policy specifications and insured limits will be appropriate for its properties given the relative risk of loss, the cost of the coverage and industry practice; however, the Company’s insurance coverage may not be sufficient to fully cover its losses.

Government Approval

Outside of routine business filings, the Company does not believe that it is necessary to obtain any government approval in order to operate its business.

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Governmental Regulations

The Company’s business is subject to numerous governmental regulations, including regulations relating to the ownership of real estate, environmental law, regulations governing REITs and other. For additional information, please refer to the discussion in this section, “Risk Factors” and “The Company’s Separation from SITE Centers— Certain U.S. Federal Income Tax Consequences of the Separation.”

Compliance with Environmental Laws

As an owner of real estate, the Company will be subject to various federal, state, territorial and local laws, ordinances and regulations. See the detailed discussion of these and other risks related to environmental matters are described in more detail in “Risk Factors—The Company’s real estate investments may contain environmental risks that could adversely affect its results of operations.”

Legal Proceedings

Neither the Company nor, to its knowledge, SITE Centers is currently subject to any legal proceedings which the Company or SITE Centers consider to be material.

Employees

All of the Company’s executive officers are currently employees of SITE Centers or its subsidiaries. As of June 30, 2024, the Company had no employees. As of June 30, 2024, SITE Centers had approximately 224 employees. On or shortly prior to the distribution date, it is expected that approximately 37 of such employees (including Messrs. Lukes, Fennerty and Cattonar and Ms. Solomon) will become employees of the Company and the Operating Partnership (or a subsidiary thereof) with the balance of SITE Centers’ current employees remaining at SITE Centers. See “The Company’s Relationship and Agreements with SITE Centers.”

Corporate Information

Prior to and after the completion of the separation, the Company’s principal executive offices will be located at 320 Park Avenue, New York, New York 10022, and its telephone number will be (216) 755-5500. The Company’s website is www.curbline.com.

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MANAGEMENT

The Company’s Directors and Executive Officers

Upon the Company’s separation from SITE Centers, the Curbline Board is expected to include David R. Lukes, Linda B. Abraham, Terrance R. Ahern, Jane E. DeFlorio, Victor B. MacFarlane, Alexander Otto and Barry A. Sholem. Terrence R. Ahern is expected to serve as Chair of the Curbline Board. Initially, the Curbline Board will be divided into three classes, designated Class I, Class II and Class III. Class I directors will serve a one-year initial term, Class II directors will serve a two-year initial term and Class III directors will serve a three-year initial term. At the annual meeting of stockholders held in 2025, the successors to the directors whose terms expire at that meeting (i.e., Class I directors) will be elected to hold office for a term expiring at the annual meeting of stockholders held in 2027. At the annual meeting of stockholders held in 2026 and each annual meeting of stockholders held thereafter, the successors to the directors whose terms expire will be elected at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election (e.g., Class II directors elected at the 2026 annual meeting of stockholders will serve until the 2027 annual meeting of stockholders). The Company expects the Curbline Board to determine that all of the directors, other than Mr. Lukes, satisfy the NYSE listing standards for independence. Linda B. Abraham, Terrance R. Ahern, Jane E. DeFlorio, Victor B. MacFarlane, Alexander Otto and Barry A. Sholem are also currently on the SITE Centers Board and are expected to resign from the SITE Centers Board upon completion of the Company’s separation from SITE Centers.

The following table and accompanying narrative presents information as of June 30, 2024.

Name	Age	Position	Class
Executive Officers and Directors
David R. Lukes	54	Chief Executive Officer, President and Director	Class I
Conor M. Fennerty	39	Executive Vice President, Chief Financial Officer and Treasurer
John M. Cattonar	42	Executive Vice President and Chief Investment Officer
Lesley H. Solomon	52	Executive Vice President, General Counsel and Secretary
Linda B. Abraham	61	Director	Class I
Terrance R. Ahern	69	Chair of the Curbline Board	Class III
Jane E. DeFlorio	54	Director	Class II
Victor B. MacFarlane	73	Director	Class III
Alexander Otto	56	Director	Class III
Barry A. Sholem	69	Director	Class II

David R. Lukes has served as Chief Executive Officer and President of the Company since November 2023 and has served as President and Chief Executive Officer of SITE Centers and has been a member of the SITE Centers Board since March 2017. Prior to joining SITE Centers, Mr. Lukes served as Chief Executive Officer and President of Equity One, Inc., an owner, developer and operator of shopping centers, from 2014 until 2017. Mr. Lukes also served as President and Chief Executive Officer of Sears Holding Corporation affiliate Seritage Realty Trust, a real estate company, from 2012 to 2014 and as President and Chief Executive Officer of Olshan Properties, a privately-owned real estate firm specializing in commercial real estate, from 2010 to 2012. From 2002 to 2010, Mr. Lukes served in various senior management positions at Kimco Realty Corporation, including serving as its Chief Operating Officer from 2008 to 2010. Mr. Lukes has also served as the President, Chief Executive Officer and Director of RVI since April 2018 and as an Independent Director of Citycon Oyj, an owner and manager of shopping centers in the Nordic region listed on the Nasdaq Helsinki stock exchange, since 2017. Mr. Lukes also serves as a member of the Advisory Board of Governors of the NAREIT. Mr. Lukes holds

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a Bachelor of Environmental Design from Miami University, a Master of Architecture from the University of Pennsylvania and a Master of Science in real estate development from Columbia University.

Conor M. Fennerty has served as Executive Vice President, Chief Financial Officer and Treasurer of the Company since November 2023 and has served as Executive Vice President, Chief Financial Officer and Treasurer of SITE Centers since November 2019. From 2017 to 2019, Mr. Fennerty served as SITE Centers’ Senior Vice President of Capital Markets. Mr. Fennerty has also served as Executive Vice President of RVI since 2020 and director of RVI since 2022. Prior to joining SITE Centers, Mr. Fennerty served as a Vice President and Senior Analyst at BlackRock, Inc., a global funds manager, from 2014 to 2017, an Analyst at Cohen & Steers Capital Management, a specialist asset manager focused on real assets, from 2012 to 2014, and prior to that, a member of the global investment research division of Goldman Sachs from 2010 to 2012. Mr. Fennerty earned a Bachelor of Science in Business Administration with a major in finance from Georgetown University.

John M. Cattonar has served as Executive Vice President and Chief Investment Officer of the Company since November 2023 and has served as Executive Vice President and Chief Investment Officer of SITE Centers since May 2021. Previously, Mr. Cattonar served as Senior Vice President of Investments of SITE Centers from 2017 to 2021. Prior to joining SITE Centers, Mr. Cattonar served as Vice President of Asset Management for Equity One from 2015 to 2017 and at Sears Holding Corporation affiliate Seritage Realty Trust from 2012 to 2015. Mr. Cattonar earned a Master of Science in Real Estate Development from Columbia University and holds a Bachelor of Arts in Economics from the University of North Carolina at Chapel Hill.

Lesley H. Solomon has served as Executive Vice President, General Counsel and Secretary of the Company and as Senior Vice President and Deputy General Counsel of SITE Centers since April 2024. Previously, Ms. Solomon served as General Counsel and Secretary for CatchMark Timber Trust, Inc., a REIT focused on timberland investment, from 2018 to 2022. From 2006 to 2018, Ms. Solomon was a partner at Alston & Bird LLP where she focused on mergers and acquisitions, capital raises, and compliance with obligations under the Exchange Act and the listing standards of NYSE and Nasdaq. Ms. Solomon earned a Juris Doctor from Georgetown University and a Bachelor of Arts in Comparative Area Studies and History from Duke University.

Linda B. Abraham has served on the SITE Centers Board since 2018. Since 2014, Ms. Abraham has served as Managing Director of Crimson Capital, which invests in and advises a broad range of early stage technology companies spanning data/analytics, cybersecurity, machine learning, e-commerce, educational technology, clean energy and healthcare. From 1999 to 2013, Ms. Abraham co-founded and served as Executive Vice President of comScore, a leader in digital measurement and analytics which went public in 2007. Ms. Abraham also served as an Independent Director and chair of the compensation committee of Carlotz, Inc., an online consignment company for used vehicles, from 2021 until 2022. Additionally, she serves on the boards of the School of Data Science at the University of Virginia and Tiger 21, a member-based organization focused on investment management and education. Ms. Abraham has been named a Fellow in the Stanford University Distinguished Careers Institute. Ms. Abraham holds a degree in Quantitative Business Analysis from Penn State University.

Ms. Abraham’s qualifications to serve on the Curbline Board include extensive experience as a technology entrepreneur and as an expert in consumer analytics, a field that is critical to the Company’s efforts to understand shopping patterns and merchandise mix.

Terrance R. Ahern has served on the SITE Centers Board since 2000. Mr. Ahern served as Co-Founder, Principal and Chief Executive Officer of The Townsend Group, an institutional real estate advisory and investment management firm formed in 1986, until his retirement in May 2022. The Townsend Group serves as adviser to, or invests on behalf of, domestic and offshore public and private pension plans, endowments and foundations, and sovereign wealth funds. Mr. Ahern has also served as an Independent Director of KKR Real Estate Finance Trust since 2017. Mr. Ahern is a past member of the Young Presidents Organization, the Pension Real Estate Association, or PREA, NAREIT, and the National Council of Real Estate Investment Fiduciaries. He is a former member of the Board of Directors of PREA and the Board of Editors of Institutional Real Estate

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Securities. Mr. Ahern has been a frequent speaker at industry conferences, including PREA, NAREIT and the National Association of Real Estate Investment Managers.

Mr. Ahern has over 35 years of real estate industry and institutional real estate consulting experience. This experience includes founding and managing a leading institutional real estate advisory and investment firm whose core skill is analyzing real estate firms and investment opportunities. This role and experience has provided Mr. Ahern with unique insight into the structure and operations of both public and private real estate companies, and into the real estate environment and capital markets in which the Company operates. Through his experience, Mr. Ahern has gained an understanding and knowledge of the opportunities, challenges and risks that face real estate companies, as well as the functions of a board of directors.

Jane E. DeFlorio has served on the SITE Centers Board since 2017. Ms. DeFlorio was Managing Director, Deutsche Bank AG Retail/Consumer Sector Investment Banking Coverage, a division of a global banking and financial services company, from 2007 to 2013. While at Deutsche Bank, Ms. DeFlorio covered a range of mid- to large-cap retail clients. Ms. DeFlorio has served as an Independent Director and chair of the audit committee of Vivid Seats since 2021 and also served as an Independent Director of Perry Ellis International from 2014 to 2018. Ms. DeFlorio is also a member of the Board of Trustees and Chairman of the Audit and Risk Committee at The New School University in New York City. She serves on the Boards of Directors for The Parsons School of Design and the Museum at Fashion Institute of Technology. She also serves on the Advisory Council for the School of Engineering at the University of Notre Dame. Ms. DeFlorio is a graduate of the University of Notre Dame and Harvard Business School.

With over 15 years of experience in investment banking, primarily focusing on the retail sector, as well as her service on other public company boards, Ms. DeFlorio is uniquely qualified to advise the Curbline Board in connection with capital structure, capital allocation, strategic direction, risk management, financial matters, shareholder value creation and strategic opportunities.

Victor B. MacFarlane has served on the SITE Centers Board since 2002. Mr. MacFarlane is Chairman and Chief Executive Officer of MacFarlane Partners, which he founded in 1987 to provide real estate investment management services to institutional investors and has more than 40 years of real estate investment experience. Mr. MacFarlane has served as an Independent Director of Veris Residential, Inc. since 2021 and currently serves on its audit committee and compensation committee. Mr. MacFarlane is a co-founder and emeritus board member of the Real Estate Executive Council, a member and former Trustee of the Urban Land Institute and a member and former Director of PREA.

Mr. MacFarlane brings to the Curbline Board three decades of experience as a chief executive officer of a real estate investment and advisory firm and over 40 years of experience in the areas of real estate investment, corporate finance, portfolio management and risk management. His extensive managerial experience as well as his knowledge of the real estate and private capital industries provide the Curbline Board with an expansive view on issues impacting the Company and its corporate strategy.

Alexander Otto has served on the SITE Centers Board since 2015. Mr. Otto has served as the Chief Executive Officer of ECE Group GmbH & Co. KG, a commercial real estate company based in Hamburg, Germany that manages assets in Europe, since 2000. Mr. Otto is a graduate of St. Clare’s, Oxford, Harvard College and Harvard Business School. Mr. Otto is a member of the boards of directors, or equivalent governing bodies, of privately held companies Otto Group and Peek & Cloppenburg KG. Mr. Otto served as a director of publicly traded company Deutsche EuroShop AG, which owns and operates retail real estate assets in Europe, from 2002 until 2022 and of Sonae Sierra Brasil S.A., which owns and operates retail real estate assets in Brazil, from 2014 until 2019. Additionally, Mr. Otto is the Chairman of Lebendige Stadt (Vibrant City) Foundation, HSV Campus gemeinnützige GmbH and the Alexander Otto Sportstiftung Foundation, is a member of the board of the Harvard Global Advisory Council and, together with his wife, established the Dorit and Alexander Otto Foundation.

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Mr. Otto has more than 25 years of experience in the shopping center business. This experience includes serving as a real estate analyst with a focus on financial analysis and appraisals of shopping centers, as well as a development manager and leasing executive for large shopping centers. These qualifications and his experience as the chief executive officer of a leading private European shopping center company enable Mr. Otto to provide particular insights to the Curbline Board regarding the Company’s corporate strategy, the continual optimization of the Company’s operations, transactional activity and general management.

Barry A. Sholem has served on the SITE Centers Board since 2022. Mr. Sholem joined MSD Capital, L.P., the family office of Michael and Susan Dell, in 2004 and currently serves as Founder and Chairman of MSD Real Estate. From 1995 until 2000, Mr. Sholem was Chairman of DLJ Real Estate Capital Partners, a $2 billion real estate fund that he co-founded and that invested in a broad range of real estate-related assets, and a Managing Director at Credit Suisse First Boston, an investment bank. Since 2023, Mr. Sholem has served as an Independent Director and a member of the nominating and corporate governance committee of Hudson Pacific Properties, Inc. From 2018 until 2022, Mr. Sholem served as a Director of RVI and as a member of its audit, corporate governance and executive committees. From 1998 to 2018, Mr. Sholem served as a Director of SITE Centers, where he served as a member of several board committees. Mr. Sholem is active in Urban Land Institute, ICSC, the University of California, Berkeley Real Estate Advisory Board, Brown University President’s Leadership Council and the Business Roundtable.

Mr. Sholem’s qualifications to serve on the Curbline Board include years of experience leading the real estate groups of investment firms. In addition, he brings a broad understanding of the social and political issues facing the Company through his involvement with Urban Land Institute and ICSC.

Each of Messrs. Lukes, Fennerty and Cattonar is an executive officer of SITE Centers and Ms. Solomon is an employee of SITE Centers. Mr. Fennerty and Ms. Solomon are expected to resign from their respective positions at SITE Centers upon the completion of the Company’s separation from SITE Centers.

Corporate Governance—Board of Directors and Committees

A majority of the Curbline Board is expected to be “independent,” as determined by the requirements of the NYSE and the regulations of the SEC. The Company’s directors will keep informed about the Company’s business by attending meetings of the Curbline Board and its committees and through supplemental reports and communications from management. The Company’s independent directors will meet regularly in executive sessions without the presence of the Company’s corporate officers or non-independent directors.

In connection with the separation, the Curbline Board will form an audit committee, or the Curbline Audit Committee, a compensation committee, or the Curbline Compensation Committee, and a nominating and sustainability committee, or the Curbline Nominating and Sustainability Committee, and adopt charters for these committees. Each of these committees will be composed of independent directors, as defined by the listing standards of the NYSE. Moreover, the Curbline Compensation Committee will be composed exclusively of individuals intended to be, to the extent provided by Rule 16b-3 of the Exchange Act, non-executive directors.

Curbline Audit Committee

The Curbline Audit Committee is expected to be comprised of Linda Abraham, Terrance Ahern and Jane DeFlorio, each of whom will be an independent director and “financially literate” under the rules of the NYSE. The Company expects Ms. DeFlorio to chair the Curbline Audit Committee and that she will be designated as an audit committee financial expert, as that term is defined by the SEC.

The Curbline Audit Committee assists the Curbline Board in overseeing:

•	the accounting and financial reporting processes of the Company and the audits of its financial statements;

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•	its compliance with legal and regulatory requirements;

•	its independent registered public accounting firm’s qualifications and independence;

•	the performance of the Company’s internal audit function and its independent registered public accounting firm;

•	the assessment and management of enterprise risk;

•	management’s initiatives and practices with respect to information technology and cybersecurity and

•	the preparation of the Audit Committee Report to be included in the Company’s annual proxy statement.

The Curbline Audit Committee is also responsible for engaging the Company’s independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of the Company’s internal accounting controls.

Curbline Compensation Committee

The Curbline Compensation Committee is expected to be comprised of Terrance Ahern, Jane DeFlorio and Barry Sholem, each of whom will be an independent director. Mr. Ahern is expected to chair the Curbline Compensation Committee.

The principal functions of the Curbline Compensation Committee will be to:

•	review and approve compensation for the Company’s executive officers;

•	review and recommend to the Curbline Board compensation for directors;

•	oversee the Company’s equity compensation and executive benefit plans;

•	administer the Company’s clawback policy and

•	review and discuss with management the disclosure requirements and (if applicable) produce the Compensation Committee Report to be included in the Company’s annual proxy statement.

The Curbline Compensation Committee may engage a compensation consultant or one or more other advisors to assist in the performance of its responsibilities.

Curbline Nominating and Sustainability Committee

The Curbline Nominating and Sustainability Committee is expected to be comprised of Linda Abraham, Victor MacFarlane and Barry Sholem, each of whom will be an independent director. Mr. MacFarlane is expected to chair the Curbline Nominating and Sustainability Committee.

The Curbline Nominating and Sustainability Committee will be responsible for the following:

•	identifying individuals qualified to become members of the Curbline Board and recommending to the Curbline Board the persons to be nominated as directors at each annual meeting of stockholders;

•	recommending to the Curbline Board qualified individuals to fill vacancies on the Curbline Board;

•	reviewing and recommending to the Curbline Board qualifications for committee membership and committee structure and operations;

•	recommending directors to serve on each committee;

•

developing and recommending to the Curbline Board corporate governance policies and procedures in compliance with the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and other rules and regulations relating to the Company’s corporate governance;

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•	receiving periodic reports from management on the Company’s sustainability initiatives and related topics;

•	reviewing and making recommendations regarding any waivers under the Company’s Code of Business Conduct and Ethics with respect to officers and directors and

•	leading the Curbline Board in its annual review of the performance of the Curbline Board.

Code of Ethics for Senior Financial Officers

The Company will have a Code of Ethics for Senior Financial Officers that applies to the senior financial officers of the Company, including, among others, the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller, Treasurer and Chief Internal Auditor, who we collectively refer to as our senior financial officers. Among other matters, this code will require the Company’s senior financial officers to:

•	act with honesty and integrity and ethically handle all actual or apparent conflicts of interest between personal and professional relationships;

•

endeavor to provide information that is full, fair, accurate, timely and understandable in all reports and documents that the Company files with, or submits to, the SEC and other public filings or communications it makes;

•

endeavor to comply faithfully with all laws, rules and regulations of federal, state and local governments and all applicable private or public regulatory agencies as well as all applicable professional codes of conduct;

•	not knowingly or recklessly misrepresent material facts or allow their independent judgment to be compromised;

•	not use for personal advantage confidential information acquired in the course of their employment;

•	proactively promote ethical behavior among peers and subordinates in the workplace and

•	promptly report any violation or suspected violation of this code in accordance with the Company’s Reporting and Non-Retaliation Policy and, if appropriate, directly to the Curbline Audit Committee.

Only the Curbline Audit Committee or the Curbline Board, including a majority of the independent directors, may waive any provision of this code with respect to a senior financial officer. Any such waiver or any amendment to this code will be promptly disclosed on the Company’s website or in a Current Report on Form 8-K, as required by applicable rules or regulations. This code will be posted on the Company’s website, www.curbline.com, under “Governance” in the “Investors” section.

Code of Business Conduct and Ethics

The Company will adopt a Code of Business Conduct and Ethics that addresses its commitment to honesty, integrity and the ethical behavior of its employees, officers and directors. This code governs the actions and working relationships of the Company’s employees, officers and directors tenants, vendors, contractors, fellow employees, competitors, government and regulatory agencies and officials, potential or actual joint venture partners, third-party consultants, investors, the public, the media and anyone else with whom the Company may conduct business. Employees are required to review and acknowledge the Code of Business Conduct and Ethics on a periodic basis in connection with their completion of certain compliance training modules. Only the Curbline Board or the Curbline Nominating and Sustainability Committee may waive any provision of this code with respect to an officer or director. Any such waiver or any amendment to this code will be promptly disclosed on the Company’s website or in a Current Report on Form 8-K, as required by applicable rules or regulations. The Company’s General Counsel may waive any provision of this code with respect to all other employees. This code will be posted on the Company’s website, www.curbline.com, under “Governance” in the “Investors” section.

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EXECUTIVE AND DIRECTOR COMPENSATION

Introduction

As an emerging growth company under the JOBS Act, Curbline is complying in this Information Statement with the SEC’s reduced executive compensation disclosure requirements applicable to “smaller reporting companies.” These reduced requirements involve disclosure for SITE Centers’ 2023 principal executive officer and the two most highly-compensated executive officers (other than the principal executive officer) serving as executive officers of SITE Centers at the end of 2023. After the separation and distribution, those three officers will be the senior-most executive officers of Curbline, and are considered the named executive officers, or NEOs, for Curbline for 2023. The information in this section describes the executive compensation program in place for the NEOs, who are:

(1)	David R. Lukes—President and Chief Executive Officer;

(2)	Conor M. Fennerty—Executive Vice President, Chief Financial Officer and Treasurer and

(3)	John M. Cattonar—Executive Vice President and Chief Investment Officer.

This Information Statement reflects compensation provided by or earned for service to SITE Centers for each of the NEOs based on their respective roles within SITE Centers during 2023 and prior years. For purposes of this executive and director compensation disclosure, Curbline may also be referred to as “we” or “us” (or substantially similar or related terms).

Mr. Lukes is identified as an NEO because he is expected to serve as our President and Chief Executive Officer, and Messrs. Fennerty and Cattonar are identified because they are expected to serve as our Executive Vice President, Chief Financial Officer and Treasurer, and our Executive Vice President and Chief Investment Officer, respectively.

As discussed above, we are currently a part of SITE Centers and are not an independent company, and the Curbline Compensation Committee has not yet been formed. Each of our NEOs has historically participated in SITE Centers’ executive compensation programs. All 2023 executive compensation decisions for our NEOs prior to the separation and distribution were made or overseen by the SITE Centers Compensation Committee, or the SITE Centers Committee, as further described below. Except as discussed below under “—Our Anticipated NEO Compensation Programs,” no decisions with respect to Curbline compensation for 2024 or any subsequent year for any of the NEOs have yet been made or implemented. We expect that further NEO compensation decisions for 2024 and future years will be made by the Curbline Compensation Committee following the separation and distribution.

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2023 Summary Compensation Table

The following table sets forth compensation information for our NEOs during the fiscal year ended December 31, 2023:

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation ($)(4)	Total ($)
David R. Lukes	2023	900,000	—	3,550,043	2,250,000	40,607	6,740,650
Chief Executive Officer and President

Conor M. Fennerty	2023	575,000	—	1,902,419	900,000	18,930	3,396,349
Executive Vice President, Chief Financial Officer and Treasurer

John M. Cattonar	2023	475,000	—	1,458,668	750,000	12,399	2,696,067
Executive Vice President and Chief Investment Officer

(1)

The amounts reported in columns (c) and (f) include amounts deferred into SITE Centers’ 401(k) plan (a qualified plan) by Messrs. Lukes, Fennerty and Cattonar for the year ended December 31, 2023 as follows: Mr. Lukes, $30,000; Mr. Fennerty, $22,500; and Mr. Cattonar, $22,500.

(2)

The amounts reported in column (e) reflect the aggregate grant date fair value computed in accordance with FASB Accounting Standards Codification, or ASC, Topic 718 of all stock awards granted during 2023. Assumptions used in the calculation of these amounts are included in footnote 13 to the financial statements included in SITE Centers’ Annual Report on Form 10-K for the year ended December 31, 2023. The amounts reported in this column include:

•

for each of Messrs. Lukes, Fennerty and Cattonar, $2,591,211, $647,803, and $323,901, respectively, relating to the grant date fair value of performance-based restricted stock units (or PRSUs) granted in March 2023 in accordance with their employment agreements. The grant date fair value associated with the PRSU awards was computed in accordance with FASB ASC Topic 718 and is based on the probable outcome of the performance condition, although the ultimate value of the awards could be as low as zero. Assuming achievement of maximum performance, the value as of the grant date of these PRSU awards made to Messrs. Lukes, Fennerty and Cattonar would be $5,182,422, $1,295,606, and $647,802, respectively. See “2023 Retention-Based and Performance-Based Equity Grants and Results” below for more information;

•

for each of Messrs. Lukes, Fennerty and Cattonar, $958,832, $239,738, and $119,889, respectively, relating to the grant date fair value of annual service-based restricted stock units (or RSUs) granted in accordance with their employment agreements and

•	for each of Messrs. Fennerty and Cattonar, $1,014,878 relating to the grant date fair value of service-based RSUs granted upon execution of their September 2023 employment agreements.

(3)

The amounts reported in column (f) reflect cash amounts earned by Messrs. Lukes, Fennerty and Cattonar as annual cash performance-based incentive compensation for 2023. For more information about the awards reported in this column, see “2023 Annual Incentive Compensation Decisions” below.

(4)	The amounts shown in column (g) for the NEOs include:

•

for Mr. Lukes, automobile service, reimbursement of personal disability/life insurance premiums of $25,000, matching contributions to the SITE Centers 401(k) plan and a matching contribution to the SITE Centers medical health savings account plan;

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•	for Mr. Fennerty, reimbursement of personal disability/life insurance premiums and matching contributions to the SITE Centers 401(k) plan and

•	for Mr. Cattonar, matching contributions to the SITE Centers 401(k) plan and disability insurance premiums.

None of the amounts reported for the NEOs in column (g), if not a perquisite or personal benefit, exceeds $10,000 or, if a perquisite or personal benefit, exceeds the greater of $25,000 or 10% of the total amount of perquisites and personal benefits, except as disclosed in this footnote.

2023 NEO Compensation Program

2023 Base Salary Levels

In 2023, SITE Centers paid salaries to our NEOs to provide them with a base level of income for services rendered. These base salaries were each originally established at the time of the NEO’s first employment with SITE Centers based on an analysis of the salaries paid to executives in comparable positions within the industry provided by SITE Centers’ compensation consultant, Gressle & McGinley.

Mr. Lukes’ base salary was originally established by SITE Centers in 2020, and was not adjusted for 2023. Base salaries for Messrs. Fennerty and Cattonar were established in 2021 in connection with their prior employment agreements with SITE Centers. In January 2023, the SITE Centers Committee increased both the base salary and target level of annual incentive pay for Mr. Fennerty from $450,000 to $600,000 and for Mr. Cattonar from $350,000 to $500,000, specifically in acknowledgement of their increased levels of experience and the competitive marketplace for similar executive talent. In evaluating these increases, the SITE Centers Committee considered an analysis prepared by Gressle & McGinley with respect to comparable positions at other REITs deemed similar to SITE Centers in property type, size or executive office location. No further adjustments were made to base salary levels for Messrs. Fennerty and Cattonar in connection with the execution of their September 15, 2023 employment agreements.

2023 Annual Incentive Compensation Design

In 2023, the employment agreements between SITE Centers and our NEOs specified threshold, target and maximum annual incentive opportunities as a percentage of year-end base salary. SITE Centers did not guarantee our NEOs an annual incentive payment and each NEO’s annual incentive payment could have been as low as zero or as high as the maximum amount set forth in his agreement based on the degree of achievement of corporate and individual performance measures established by the SITE Centers Committee in the beginning of 2023. Expressed in dollar values, the minimum, threshold, target and maximum annual incentive award payable to each of our NEOs for 2023 pursuant to the terms of his employment agreement, and the maximum amount expressed as a percentage of the NEO’s base salary, were as follows:

NAMED EXECUTIVE OFFICER	DOLLAR VALUE OF				MAXIMUM PAYOUT AS A PERCENTAGE OF BASE SALARY
	MINIMUM PAYOUT	THRESHOLD PAYOUT	TARGET PAYOUT	MAXIMUM PAYOUT
David R. Lukes	$0	$675,000	$1,350,000	$2,250,000	250%
Conor M. Fennerty	$0	$300,000	$600,000	$900,000	150%
John M. Cattonar	$0	$250,000	$500,000	$750,000	150%

The 2023 SITE Centers annual incentive compensation program was established by the SITE Centers Committee in March 2023 and used a combination of a SITE Centers-wide quantitative performance metric as well as qualitative objectives. In each case, the SITE Centers Committee believed that the performance measures were appropriate because their achievement was expected to contribute to SITE Centers’ long-term success and the creation of value for SITE Centers’ shareholders. The quantitative metric, namely Operating FFO, was designed to comprise 50% of the program’s overall assessment of each NEO’s performance for 2023. The remaining 50% of the annual incentive

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compensation program involved a qualitative assessment of each NEO’s performance, with consideration given to the achievement of pre-identified goals for which each NEO was individually responsible.

The quantitative component of SITE Centers’ 2023 executive incentive compensation program differed from the approach utilized in prior years’ SITE Centers executive incentive compensation programs (in which 30% of the annual incentive award was determined by reference to Operating FFO performance, 30% was determined by reference to adjusted earnings before interest, taxes, depreciation and amortization (or Adjusted EBITDA) performance and 40% was determined based on the Committee’s qualitative assessment of performance). In early 2023, the SITE Centers Committee and management recognized that SITE Centers would likely seek to dispose a significant number of its properties during the year in pursuit of a strategy focused on convenience real estate and that the impact of those sales on SITE Centers’ revenues would make it difficult to adopt performance targets with respect to Adjusted EBITDA. In light of these strategic changes and their uncertain impact on quantitative 2023 results, and to help avoid a misalignment of the NEOs’ compensation interests with SITE Centers’ intended strategy, SITE Centers felt that it was appropriate to increase the weighting of the program’s qualitative assessment of performance from 40% to 50% in order to provide the SITE Centers Committee with sufficient control and flexibility to award levels of incentive pay commensurate with the NEOs’ actual performance in 2023.

The following charts identify the design of SITE Centers’ 2023 annual incentive compensation program, including the performance measures applicable to our NEOs, the range of performance in 2023 for which points were awarded in the SITE Centers scoring system and the weighting of each of the performance measures to the overall score. Within the performance range applicable to the quantitative metric, the program awarded from one to five points based on SITE Centers’ level of actual performance relative to break-points within the stated performance range on a formulaic, nondiscretionary basis. No points were to be earned on account of the quantitative measure to the extent actual performance was below the bottom end of the identified performance range. In the case of each individualized performance measure, the applicable NEO received from zero to five points based on the SITE Centers Committee’s subjective assessment of performance. After points were awarded for each performance measure, each NEO was given an overall score based on the weighting of each measure as indicated below. An overall score of one point corresponded to a “threshold” incentive payout, a score of three points corresponded to a “target” incentive payout and a score of five points corresponded to a “maximum” incentive payout, in each case as indicated in the applicable NEO’s employment agreement (with straight line interpolation applicable to scores between those break-points).

MR. LUKES’ PERFORMANCE MEASURES	PERFORMANCE RANGE	MEASUREMENT WEIGHTING
Operating FFO per share(1)	$1.10 to $1.16	50%
Committee’s Evaluation (general and administrative (or G&A) expense management; sustainability; transactions, etc.)	0 to 5	50%

MR. FENNERTY’S PERFORMANCE MEASURES	PERFORMANCE RANGE	MEASUREMENT WEIGHTING
Operating FFO per share(1)	$1.10 to $1.16	50%
Committee’s Evaluation (G&A expense management, sustainability, investor relations, etc.)	0 to 5	50%

MR. CATTONAR’S PERFORMANCE MEASURES	PERFORMANCE RANGE	MEASUREMENT WEIGHTING
Operating FFO per share(1)	$1.10 to $1.16	50%
Committee’s Evaluation (acquisitions and dispositions, etc.)	0 to 5	50%

(1)

FFO is a supplemental non-GAAP financial measure used as a standard in the real estate industry and is a widely accepted measure of REIT performance. FFO is generally defined and calculated by SITE Centers as

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net income (loss) (computed in accordance with GAAP), adjusted to exclude: (a) preferred share dividends, (b) gains and losses from disposition of real estate property and related investments, which are presented net of taxes, (c) impairment charges on real estate property and related investments, and (d) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income (loss) from joint ventures and equity income (loss) from non-controlling interests and adding SITE Centers’ proportionate share of FFO from its unconsolidated joint ventures and non-controlling interests, determined on a consistent basis. SITE Centers’ calculation of FFO is consistent with the definition of FFO provided by the NAREIT. SITE Centers calculates Operating FFO by excluding certain non-operating charges, income and gains in order to allow investors to analyze the results of its operations and assess performance of its core operating real estate portfolio. Operating FFO provides additional indicators of the financial performance of a REIT. Operating FFO also more appropriately measures the core operations of SITE Centers and provides benchmarks to its peer group. Operating FFO is useful to investors as SITE Centers removes non-comparable charges, income and gains to analyze the results of its operations and assess performance of the core operating real estate portfolio. Other real estate companies may calculate Operating FFO in a different manner. For the limited purpose of determining 2023 executive incentive compensation, the SITE Centers Committee maintained discretion to make equitable adjustments to Operating FFO results based on the level and timing of tenant bankruptcies, acquisitions, dispositions, captive joint ventures and casualty events relative to management’s budgeted estimates for those items (but no such adjustments were ultimately made by the SITE Centers Committee). Within the performance range, the target level of Operating FFO per share was $1.13.

2023 Annual Incentive Compensation Decisions

With respect to the 2023 SITE Centers incentive compensation program’s quantitative metric, which comprised 50% of each NEO’s overall assessment of 2023 performance, SITE Centers achieved 2023 Operating FFO of $1.18 per share (as compared to the performance range of $1.10 to $1.16 per share). With respect to the qualitative components of the 2023 annual incentive compensation program, the SITE Centers Committee recognized the NEOs’ collective contributions to SITE Centers’ 2023 results of operations and also considered the following individual achievements in determining each NEO’s score with respect to his individual objectives:

•

For Mr. Lukes: leadership in formulating a strategy to create shareholder value through the planned separation and distribution of Curbline as the first publicly-traded REIT focused on the convenience properties subsector; leadership in consummating an elevated level of property dispositions at favorable pricing in order to launch the announcement of SITE Centers’ convenience separation and distribution strategy; achieving a portfolio “high-water” leased rate of 95.9% at March 31, 2023; and reduction of SITE Centers’ general and administrative expense levels in order to better align its cost structure with the size and needs of the organization.

•

For Mr. Fennerty: effective and transparent investor communication strategy with respect to the announcement of SITE Centers’ convenience separation and distribution strategy, which contributed to the relative outperformance of the SITE Centers’ common stock price subsequent to the announcement; analyzing and formulating optimal capital structures for SITE Centers and Curbline following consummation of the separation and distribution, including obtaining a lender commitment to provide a $1.1 billion mortgage facility with loan proceeds to be used to repay all of SITE Centers’ unsecured indebtedness prior to the separation and distribution date; closing a $380.6 million ($76.1 million at SITE Centers’ share) refinancing of the mortgage loan supporting SITE Centers’ DTP joint venture and a $100 million mortgage loan secured by Nassau Park Pavilion; leadership of SITE Centers’ sustainability reporting steering committee; and continued management of lender and rating agency relationships.

•

For Mr. Cattonar: continued development and use of personal relationships to optimize execution with respect to the sale of 22 shopping centers in 2023 for $966.6 million ($876.9 million at SITE Centers’ share); and building local relationships in target markets in order to source attractive acquisitions for

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SITE Centers’ convenience separation and distribution strategy, including the acquisition of 12 shopping centers in 2023 for an aggregate price of approximately $165.1 million.

Based on Operating FFO results and qualitative assessments, the SITE Centers’ Committee determined that Messrs. Lukes, Fennerty, and Cattonar had achieved the maximum overall level of performance under the 2023 incentive compensation program (in other words, 5 points in the scoring system described above), thereby entitling Messrs. Lukes, Fennerty and Cattonar to 2023 incentive payments of $2,250,000, $900,000, and $750,000, respectively (which represented the maximum incentive award opportunity under their respective employment agreements as in effect with SITE Centers in 2023).

Mr. Lukes’ employment agreement (as in effect with SITE Centers in 2023) entitled him to elect to receive all or a portion his annual incentive compensation in the form of RSUs (in lieu of cash), which RSUs would be subject to a ratable three-year vesting schedule and a 20% increase. In October 2023, Mr. Lukes elected to receive his 2023 annual incentive compensation payout entirely in the form of cash. In accordance with their employment agreements (as in effect with SITE Centers in 2023), annual incentive payments were provided to Messrs. Fennerty and Cattonar in cash.

2023 Retention-Based and Performance-Based Equity Grants and Results

Service-Based RSUs Awarded in Connection with the Execution of September 2023 Employment Agreements. Each of Messrs. Fennerty and Cattonar received an award of 74,187 service-based RSUs in connection with the execution of his September 15, 2023 employment agreement with SITE Centers. Both of these awards generally vest 10%, 10%, 10%, 10% and 60% on each of the first five anniversaries of the grant date, in order to promote SITE Centers’ retention of such officers, and had a value at inception of approximately $1,000,000. Dividend equivalents credited with respect to these RSUs will be paid in cash on a current basis.

Annual Service-Based RSU Awards. Pursuant to the terms of their employment agreements (as in effect with SITE Centers in 2023), on February 22, 2023, Messrs. Lukes, Fennerty and Cattonar were granted 72,915, 18,231 and 9,117 service-based RSUs, respectively, having a value of approximately $1 million, $250,000 and $125,000, respectively, which grants generally vest in substantially equal installments on each of the first three anniversaries of the grant date. Dividend equivalents credited with respect to these RSUs will be paid in cash on a current basis.

2023 Performance-Based RSU Awards. Pursuant to the terms of their employment agreements (as in effect with SITE Centers in 2023), on March 1, 2023, Messrs. Lukes, Fennerty and Cattonar were granted 147,373, 36,843, and 18,422 PRSUs, respectively, subject generally to a performance period beginning on March 1, 2023 and ending on February 28, 2026 and having “target” values of approximately $2,000,000, $500,000, and $250,000, respectively (excluding accrued dividends). These PRSUs become payable to the NEOs at the end of the performance period, if at all, based on the percentile rank of the total shareholder return (or TSR) of SITE Centers measured over the performance period as compared to the total shareholder return of a particular set of peer companies during such period as shown below (with straight-line interpolation between levels):

PERFORMANCE LEVEL	RELATIVE TSR	PERCENTAGE EARNED
Below Threshold	Below 33rd percentile	0%
Threshold	33rd percentile	50%
Target	55th percentile	100%
Maximum	70th percentile or above	200%

For these purposes, SITE Centers’ peer companies consist of Acadia Realty Trust, Brixmor Property Group Inc., Federal Realty Investment Trust, Kimco Realty Corporation, Kite Realty Group Trust, Phillips Edison & Company Inc., Regency Centers Corporation, Retail Opportunity Investments Corp., RPT Realty, Saul Centers

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Inc., Tanger Factory Outlet Centers, Urban Edge Properties and Urstadt Biddle Properties. These 13 entities were chosen because they were considered to be most similar to SITE Centers in terms of the economic forces that impact their financial performance and the trading characteristics of their common stock. For purposes of determining TSR, dividends paid on SITE Centers’ common shares during the performance period are deemed reinvested in additional common shares of SITE Centers. In accordance with the terms of the PRSU awards, Urstadt Biddle Properties and RPT Realty were eliminated from SITE Centers’ list of peer companies when they were acquired in August 2023 and January 2024, respectively.

More information about the treatment of each of the awards described above in connection with the separation and distribution is provided under “The Company’s Separation from SITE Centers—Treatment of Outstanding SITE Centers Equity Incentive Awards” appearing elsewhere in this Information Statement.

Settlement of 2020 Performance-Based RSU Awards for Messrs. Lukes and Fennerty. On March 1, 2020, in accordance with the terms of their prior employment agreements with SITE Centers, SITE Centers granted Messrs. Lukes and Fennerty PRSUs having a performance period ending on February 28, 2023 and a target value (excluding accrued dividends) of approximately $3 million and $225,000, respectively. The potential payouts for these PRSUs based on relative TSR achievement utilized the same scale as described above for the SITE Centers 2023 PRSUs. Based on SITE Centers’ relative TSR during the three-year period ended February 28, 2023, this award paid out at the maximum level in March 2023, and Messrs. Lukes and Fennerty received 520,520 and 39,039 SITE Centers common shares (which included payment for accrued dividends) having a market value of $6,959,357 and $521,957, respectively, based on the closing price of SITE Centers’ common shares on February 28, 2023.

More information concerning the terms of the employment agreements, including the equity compensation granted to the executives thereunder, is provided below under “—SITE Centers Employment Agreements in Effect in 2023.”

Other 2023 Benefits and Information

Perquisites and Fringe Benefits. The NEOs received certain additional benefits from SITE Centers during 2023. The SITE Centers Committee believed that these benefits were reasonable and consistent with its overall compensation program and better enabled SITE Centers to attract and retain superior executive talent.

For 2023, each of Messrs. Lukes, Fennerty and Cattonar were eligible for participation in SITE Centers’ health, life, disability and other insurance plans, sick leave, reasonable vacation time, and other customary fringe benefits generally on terms available to SITE Centers’ other employees.

Pursuant to his employment agreement (as in effect with SITE Centers in 2023), Mr. Lukes was entitled to automobile service for business and personal use. The benefit includes all reasonable related maintenance, repairs, parking, gasoline, insurance and other reasonable costs and expenses.

Pursuant to their employment agreements (as in effect with SITE Centers in 2023), Messrs. Lukes and Fennerty were entitled to reimbursement (up to an aggregate maximum in any calendar year of $25,000 for Mr. Lukes and $10,000 for Mr. Fennerty) for premiums for life, disability and/or similar insurance policies.

Retirement Benefits. In 2023, SITE Centers maintained a customary tax qualified 401(k) plan for its employees pursuant to which SITE Centers made semi-monthly matching contributions during 2023 equal to 50% of each participant’s contribution, up to 6% of the sum of his or her base salary plus annual cash performance-based incentive, not to exceed 3% of the sum of the participant’s base salary plus annual cash performance-based incentive, subject to Internal Revenue Code limits.

Elective Deferred Compensation Plan. In 2023, our NEOs were entitled to participate in SITE Centers’ Elective Deferred Compensation Plan. Pursuant to the Elective Deferred Compensation Plan, certain SITE Centers

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officers can defer up to 100% of their base salaries and annual cash performance-based incentives, less applicable taxes and authorized benefits deductions. SITE Centers’ Elective Deferred Compensation Plan is a nonqualified plan and is an unsecured, general obligation of SITE Centers, and SITE Centers has established and funded a “rabbi” trust to satisfy its payment obligations under this plan. SITE Centers provides a matching contribution to any participant who defers compensation into SITE Centers’ Elective Deferred Compensation Plan equal to the difference between (1) up to 3% of the sum of the participant’s base salary and annual cash performance-based incentive eligible for deferral under SITE Centers’ 401(k) plan and the Elective Deferred Compensation Plan, combined, and (2) the actual employer matching contribution provided under the SITE Centers 401(k) plan. Earnings on a participant’s deferred account are based on the results of the investment options available in the SITE Centers’ Elective Deferred Compensation Plan that are selected by the participant (which are similar to the investment options available under the above-described 401(k) plan). Settlement is generally made in cash at a date determined by the participant at the time a deferral election is made. None of our NEOs elected to defer any portion of his 2023 cash compensation pursuant to SITE Centers’ Elective Deferred Compensation Plan. In connection with the separation and distribution, Curbline is implementing its own Elective Deferred Compensation Plan (and the balance of Mr. Lukes’ account under the SITE Centers’ Elective Deferred Compensation Plan will be transferred to Curbline’s Elective Deferred Compensation Plan).

Equity Deferred Compensation Plan. Under SITE Centers’ Equity Deferred Compensation Plan, certain officers of SITE Centers, including our NEOs, had the right to defer the receipt of RSUs earned under any SITE Centers equity compensation plan in 2023. None of our NEOs elected to defer 2023 service-based RSUs pursuant to the SITE Centers Equity Deferred Compensation Plan. The Equity Deferred Compensation Plan was terminated by SITE Centers in early 2024.

SITE Centers Employment Agreements in Effect in 2023

This section provides a description of our NEOs’ employment agreements as in effect with SITE Centers in 2023. On July 18, 2024, SITE Centers entered into a new employment agreement with Mr. Lukes, the details of which are described below. In addition, on or about September 1, 2024, we expect that SITE Centers will assign our NEOs’ SITE Centers employment agreements to Curbline (or its appropriate subsidiary) in preparation for the separation and distribution.

During 2023, SITE Centers was a party to employment agreements with each of our NEOs. On September 15, 2023, SITE Centers entered into new employment agreements with Messrs. Fennerty and Cattonar, which new agreements superseded and replaced their prior employment agreements on a going-forward basis, largely because the prior employment agreements were scheduled to terminate in February 2024 and May 2024, respectively. The key terms of the SITE Centers employment agreements in effect with our NEOs on December 31, 2023 (which include customary non-competition and non-solicitation restrictive covenants that extend for one year following termination and perpetual confidentiality and mutual non-disparagement restrictive covenants) are described below:

Key Terms	David R. Lukes	Conor M. Fennerty	John M. Cattonar
Date of Agreement	September 11, 2020	September 15, 2023	September 15, 2023

Term of Agreement	September 11, 2024	September 30, 2026	September 30, 2026

Annual Base Salary Rate	$900,000	$600,000	$500,000

Annual Cash Incentive Compensation	Target award of 150% of year-end base salary(1)	Target award of 100% of year-end base salary	Target award of 100% of year-end base salary

Initial Equity Grants Under Employment Agreement	190,696 SITE Centers service-based RSUs (or Upfront RSUs) generally vesting over four years, plus 190,695 Upfront RSUs	74,187 Upfront RSUs generally vesting 10%, 10%, 10%, 10% and 60% on the first, second, third, fourth and fifth	74,187 Upfront RSUs generally vesting 10%, 10%, 10%, 10% and 60% on the first, second, third, fourth and fifth

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Key Terms	David R. Lukes	Conor M. Fennerty	John M. Cattonar
	generally vesting on the fourth anniversary of the grant date (or Cliff Vest Upfront RSUs)	anniversaries of the grant date	anniversaries of the grant date

Annual Equity Grants Under Employment Agreement	In each of 2021, 2022, 2023 and 2024: $1,000,000 in SITE Centers service- based RSUs (or Annual RSUs) generally vesting over three years, plus $2,000,000 in “target” SITE Centers PRSUs (or Annual PRSUs)(2)	In each of 2024, 2025 and 2026: $250,000 in Annual RSUs generally vesting over four years, plus $600,000 in “target” Annual PRSUs	In each of 2024, 2025 and 2026: $150,000 in Annual RSUs generally vesting over four years, plus $600,000 in “target” Annual PRSUs

Other Ongoing Terms	Annual automobile service, and annual reimbursement for $25,000 in life, disability and similar insurance premiums	Annual reimbursement for $10,000 in life, disability and similar insurance premiums	N/A

(1)

Mr. Lukes was entitled to elect, generally no later than October 31 of each calendar year, to receive up to 100% of his SITE Centers annual cash incentive payout (if any) for such calendar year in the form of a grant of SITE Centers service-based RSUs equal in value to 120% of the portion of the SITE Centers annual cash incentive subject to the election, and generally vesting in substantially equal installments on the first three anniversaries of the grant date (or Annual Bonus RSUs).

(2)

Payout for Annual PRSUs may vary from 0% to 200% of the target award based on achievement with respect to performance objectives established by the SITE Centers Committee in consultation with Mr. Lukes measured over a three-year performance period, provided that no less than 50% of the aggregate target Annual PRSUs each year will vest based on SITE Centers’ relative total shareholder return achievement.

The September 15, 2023 SITE Centers agreements with Messrs. Fennerty and Cattonar contain compensation structures which are generally consistent with the compensation structures set forth in their prior SITE Centers employment agreements and with the compensation structure set forth in Mr. Lukes’ September 2020 SITE Centers employment agreement. In terms of specific changes, each of the September 2023 SITE Centers employment agreements generally set the NEO’s annual base salary rate (as further described above), and provided for the grant of SITE Centers service-based RSUs and annual SITE Centers PRSUs starting in 2024 (as further described above). The September 15, 2023 SITE Centers agreements also made certain non-substantive, conforming and clarifying changes compared to the prior SITE Centers employment agreements.

Each of the employment agreements to which the SITE Centers is a party may be terminated under a variety of circumstances. The SITE Centers Board has the right to terminate an employment agreement for “cause” if the NEO engages in certain specified conduct, for “disability” if the NEO is disabled for a specified period of time, or at any other time without cause by giving the NEO at least 90 days’ prior written notice. The NEO also has the right to terminate his employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving SITE Centers at least 90 days’ prior written notice.

Change in Control and Related Provisions in SITE Centers Employment Agreements in Effect in 2023

The NEOs (or their personal representatives or dependents, as appropriate) are entitled under the above-described SITE Centers employment agreements to certain additional payments and benefits in the event of certain termination circumstances during the agreement term, including in connection with a change in control of SITE

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Centers. As discussed further below, on or about September 1, 2024, we expect that SITE Centers will revise our NEOs’ employment agreements and assign them to Curbline (or its appropriate subsidiary) in preparation for the separation and distribution. Following the separation and distribution, the change in control provisions of such revised employment agreements will be explicitly tied to a change in control of Curbline, rather than a change in control of SITE Centers.

In general, inclusion of change in control provisions in the SITE Centers employment agreements was determined appropriate because such agreements would help ensure a continuity of SITE Centers management during a potential change in control of SITE Centers and help ensure that SITE Centers management would remain focused on completing a transaction that would be likely to maximize shareholder value of SITE Centers. The payment of change in control compensation was also determined appropriate because the NEO might forego other opportunities at the time of the change in control of SITE Centers. For information concerning the amounts payable upon a change in control of SITE Centers measured as of December 29, 2023, the last trading day of the year, see the “—Certain Potential SITE Centers Retirement and Termination or Change in Control Benefits” section below. The table below summarizes the benefits to which our NEOs were entitled under the SITE Centers employment agreements in effect on December 29, 2023 in the event of certain termination scenarios (over and above accrued compensation and benefits):

Termination Without Cause or for Good Reason	Termination Due to Death or Disability	“Triggering Event”(1) Within Two Years After a “Change in Control”(2)

•  Lump sum in cash equal to 1.5 times (two times for Mr. Lukes) sum of (a) base salary plus (b) average of the annual incentives earned in the three fiscal years preceding the year of termination (or Average Bonus) disregarding any enhanced value received based on any election by Mr. Lukes to receive Annual Bonus RSUs in lieu of cash for any annual incentive;

•  Lump sum in cash equal to the annual incentive that would have been earned for the year of termination based on actual performance, pro-rated based on the NEO’s period of service during such year (or Pro-Rata Actual Bonus);

•  Lump sum in cash equal to 18 months of monthly insurance premiums for health, dental and vision benefits and the employer portion of the premium for other insurance provided by SITE Centers, or the 18-month Health Benefit) and

•  Vesting of Annual Bonus RSUs, Upfront RSUs, Cliff Vest Upfront RSUs, Annual RSUs and Annual PRSUs based on level of performance to date, or the Accelerated Award Vesting).

•  Lump sum in cash equal to the target annual incentive for year of termination, pro-rated based on the NEO’s period of service during such year (or Pro-Rata Target Bonus);

•  18-month Health Benefit and

•  Accelerated Award Vesting.

• Lump sum in cash equal to 2.5 times (three times for Mr. Lukes) sum of (a) base salary plus (b) Average Bonus; • Pro-Rata Target Bonus; • 18-month Health Benefit and • Accelerated Award Vesting.

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(1)

“Triggering Event” is the occurrence of one of the following within two years after a SITE Centers “Change in Control”: (a) SITE Centers terminates the employment of the NEO, other than in the case of a termination for “Cause” (as defined in the applicable SITE Centers employment agreement), a termination following disability, or a termination based on death; or (b) the NEO terminates his employment for “Good Reason” (as defined in the applicable SITE Centers employment agreement).

(2)

A SITE Centers “Change in Control” generally occurs if: (a) there is a consummation of a consolidation or merger in which SITE Centers is not the surviving corporation, the sale of substantially all of SITE Centers’ assets, or the liquidation or dissolution of SITE Centers; (b) any person or other entity (subject to certain exceptions) purchases SITE Centers shares (or securities convertible into SITE Centers shares) pursuant to a tender or exchange offer without the prior consent of the SITE Centers Board, or becomes the beneficial owner of 30% or more of the voting power of SITE Centers outstanding securities without the prior consent of the SITE Centers Board; or (c) during any two-year period, SITE Centers experiences a turnover of a majority of the directors on the SITE Centers Board (subject to certain exceptions for replacement directors approved by at least two-thirds of the directors serving at the beginning of such period, but specifically excluding certain replacement directors elected in connection with an election or proxy contest).

New SITE Centers Employment Agreement Entered into With Mr. Lukes During 2024

On July 18, 2024, SITE Centers entered into a new employment agreement with Mr. Lukes, referred to as the 2024 Lukes Agreement, which was designed to extend and ultimately replace his prior employment agreement (referred to as the 2020 Lukes Agreement) that was scheduled to expire in September 2024. The 2024 Lukes Agreement primarily does two things. First, it extends and continues the 2020 Lukes Agreement until the earlier of the separation and distribution or March 11, 2025 (six months after the 2020 Lukes Agreement would have otherwise terminated by its terms), in order to facilitate the completion of the separation and distribution. Second, the 2024 Lukes Agreement establishes and evidences the terms on which Mr. Lukes is expected to serve as our Chief Executive Officer and President during the three-year period immediately following our separation from SITE Centers.

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As discussed further below, we expect that SITE Centers will revise the 2024 Lukes Agreement and assign it to Curbline (or its appropriate subsidiary) on or about September 1, 2024, in preparation for the separation and distribution (at the same time such action is also taken for the other NEOs’ employment agreements). The key terms of the 2024 Lukes Agreement (which includes customary non-competition and non-solicitation restrictive covenants that extend for one year following termination and perpetual confidentiality and mutual non-disparagement restrictive covenants) are described below:

Key Terms	David R. Lukes
Date of 2024 Lukes Agreement	July 18, 2024

Term of 2024 Lukes Agreement	The 2024 Lukes Agreement extends the operation of the 2020 Lukes Agreement until the earlier of the separation and distribution and March 11, 2025, in order to facilitate the separation and distribution. Contingent upon the occurrence of the separation and distribution prior to March 11, 2025, the 2024 Lukes Agreement extends until the third anniversary of the date on which the separation and distribution occurs

Annual Cash Base Salary Rate	$50,000

Salary Equity Award	After the separation and distribution, $2,700,000 service-based limited partnership units in the Operating Partnership (or LTIP Units) generally vesting over four years, referred to as the Salary Equity Award, reflecting the equivalent of additional annual salary of $750,000 per year over three years, plus a 20% premium due to the form of payment being made in LTIP Units rather than cash

Annual Cash Incentive Compensation	Target annual award of $1,000,000(1)

Other Initial Equity Grant Under 2024 Lukes Agreement	After the separation and distribution, a grant of performance-based LTIP Units (target value $7.2 million), which we refer to as the Performance Equity Award(2)

Annual Equity Grants Under 2024 Lukes Agreement	Assuming the separation and distribution occurs in 2024, by March 15 of each of 2025, 2026 and 2027, a grant of $800,000 in service-based LTIP Units (or service-based Curbline restricted stock, at Mr. Lukes’ timely election) generally vesting over three years, referred to as the Annual Award

Certain Other Terms	Annual reimbursement for $25,000 in life, disability and similar insurance premiums, plus (if requested by Mr. Lukes) Curbline-provided automobile service

(1)

As discussed further below, the 2024 annual incentive award opportunity for Mr. Lukes originally established by the SITE Centers Committee in the beginning of 2024 will be paid by SITE Centers on a truncated and pro-rated basis, reflecting Mr. Lukes’ service to SITE Centers up to the separation and distribution date, based on actual achievement up to the separation and distribution date as determined by the SITE Centers Committee. We expect that we will establish our own annual incentive award opportunity for Mr. Lukes for the portion of 2024 remaining after the separation and distribution (and future years) based on this target value (with a related threshold value of $500,000 per year and maximum value of $2,000,000 per year).

(2)

Vesting for the Performance Equity Award will vary from 0% to 250% of target value based on achievement with respect to metrics established by the Curbline Compensation Committee (in consultation with Mr. Lukes) prior to the date of grant, provided that no less than 50% of the Performance Equity Award will vest based on our relative total shareholder return achievement. In general, the Performance Equity Award will be earned based on performance evaluated at the end of approximately three-year, four-year and

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five-year performance periods regarding 25%, 25% and 50%, respectively, of the award (with opportunities at the end of the four-year and five-year performance periods to earn amounts that had not been earned at the end of the prior performance periods, up to the total cap of 250% of the target amount of such award). The Performance Equity Award will earn distributions paid in cash on a deferred and contingent basis.

In addition, Mr. Lukes will be eligible to participate in all retirement and other benefit plans maintained by us that are generally available to our senior executives and for which he is eligible. The 2024 Lukes Agreement also includes customary indemnification provisions, and provides for the reimbursement of certain legal fees and expenses, including fees and expenses incurred in relation to enforcement of the 2024 Lukes Agreement, plus provisions applying both of SITE Centers’ and our clawback policies in effect from time to time to the 2024 Lukes Agreement.

The LTIP Units described above are expected to be structured to enable them to qualify as “profits interests” for U.S. federal income tax purposes under current federal income tax law. As a result, the LTIP Units will generally only have value (other than with respect to the right to receive distributions) to the extent that they receive sufficient allocations of book gain for tax purposes, after which LTIP Units that have vested can be redeemed for cash or shares of Curbline common stock.

The 2024 Lukes Agreement may be terminated under a variety of circumstances. The Curbline Board has the right to terminate the employment agreement for “cause” if Mr. Lukes engages in certain specified conduct, for “disability” if Mr. Lukes is disabled for a specified period of time, or at any other time without cause by giving Mr. Lukes at least 90 days’ prior written notice. Mr. Lukes also has the right to terminate his employment agreement for “good reason” in certain specified circumstances or at any other time without good reason by giving us at least 90 days’ prior written notice.

Change in Control and Related Provisions in 2024 Lukes Agreement

Similar to provisions under the 2020 Lukes Agreement, Mr. Lukes (or his personal representative or dependents, as appropriate) is entitled under the 2024 Lukes Agreement to certain additional payments and benefits in the event of certain terminations occurring during the agreement’s term, including in connection with a change in control. On or about September 1, 2024, we expect that the 2024 Lukes Agreement will be revised and assigned to Curbline (or its appropriate subsidiary) in preparation for the separation and distribution, and following the separation and distribution the agreement’s change of control and related severance arrangements will be explicitly tied to a change in control of Curbline, rather than a change in control of SITE Centers. Prior to the separation and distribution, change in control and related severance arrangements will be determined and provided by SITE Centers generally as set forth in the 2020 Lukes Agreement.

In general, inclusion of change in control provisions in the 2024 Lukes Agreement was determined appropriate primarily because such agreement would help ensure a continuity of Curbline management during a potential change in control of Curbline and help ensure that Mr. Lukes would remain focused on completing a transaction that would be likely to maximize shareholder value of Curbline. The payment of change in control compensation was also determined appropriate because Mr. Lukes might forego other opportunities at the time of the change in control of Curbline. The table below summarizes the currently-anticipated benefits to which Mr. Lukes would be

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entitled under the 2024 Lukes Agreement in the event of certain termination scenarios following our separation from SITE Centers (over and above accrued compensation and benefits):

Termination Without Cause or for Good Reason	Termination Due to Death or Disability	“Triggering Event”(1) Within Two Years After a “Change in Control”(2)

•  Lump sum in cash equal to two times sum of (a) $800,000 plus (b) average of the annual incentives earned in the three fiscal years preceding the year of termination (or Lukes Average Bonus);

•  Lump sum in cash equal to the annual incentive that would have been earned for the year of termination based on actual performance, pro-rated based on Mr. Lukes’ period of service during such year (or Lukes Pro-Rata Actual Bonus);

•  Lump sum in cash equal to 18 months of monthly insurance premiums for health, dental and vision benefits and the employer portion of the premium for other insurance provided by Curbline, or the Lukes 18-month Health Benefit and

•  Vesting of Salary Equity Award (pro-rated, and based on three required years of service), Performance Equity Award and any Annual Award, including based on level of performance to date (referred to as the Lukes Accelerated Award Vesting)

•  Lump sum in cash equal to the target annual incentive for year of termination, pro-rated based on Mr. Lukes’ period of service during such year (or Lukes Pro-Rata Target Bonus);

•  Lukes 18-month Health Benefit and

•  Lukes Accelerated Award Vesting

• Lump sum in cash equal to three times sum of (a) $800,000 plus (b) Lukes Average Bonus; • Lukes Pro-Rata Target Bonus; • Lukes 18-month Health Benefit and • Lukes Accelerated Award Vesting

(1)

“Triggering Event” is the occurrence (after the separation and distribution) of one of the following within two years after a Curbline “Change in Control”: (a) Curbline terminates the employment of Mr. Lukes, other than in the case of a termination for “Cause” (as defined in the 2024 Lukes Agreement), a termination following disability, or a termination based on death; or (b) Mr. Lukes terminates his employment for “Good Reason” (as defined in the 2024 Lukes Agreement).

(2)

A Curbline “Change in Control” generally occurs (after the separation and distribution) if: (a) there is a consummation of a reorganization, merger or consolidation in which Curbline is not the surviving corporation (subject to certain limited exceptions as described in the 2024 Lukes Agreement), the sale of all or substantially all of Curbline’s assets, or the acquisition of assets of another corporation or certain other transactions constituting a “Business Combination” (subject to terms and limited exceptions as described in the 2024 Lukes Agreement); (b) any person or other entity (subject to certain exceptions) purchases Curbline shares (or securities convertible into Curbline shares) pursuant to a tender or exchange offer without the prior consent of the Curbline Board, or becomes the beneficial owner of 30% or more of the voting power of Curbline outstanding securities without the prior consent of the Curbline Board; (c) during any two-year period, Curbline experiences a turnover of a majority of the directors on the Curbline Board (subject to certain exceptions for replacement directors approved by at least two-thirds of the directors serving at the beginning of such period, but specifically excluding certain replacement directors elected in connection with an election or proxy contest); or (d) stockholder approval of the liquidation or dissolution of Curbline, subject to limited exceptions described in the 2024 Lukes Agreement.

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Outstanding Equity Awards at 2023 Fiscal Year-End Table(1)

The following table provides information about outstanding SITE Centers equity awards for each of our NEOs as of December 31, 2023. More information about the treatment of each of the awards described in this table in connection with the separation and distribution is provided under “The Company’s Separation from SITE Centers—Treatment of Outstanding SITE Centers Equity Incentive Awards” appearing elsewhere in this Information Statement.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
David R. Lukes	various	447,713	6,102,328	—	—
	3/1/2021	—	—	173,443	2,364,034
	3/1/2022	—	—	140,484	1,914,790
	3/1/2023	—	—	154,725	2,108,908
Conor M. Fennerty	various	127,155	1,733,123	—	—
	3/1/2021	—	—	43,361	591,008
	3/1/2022	—	—	35,121	478,698
	3/1/2023	—	—	38,681	527,223
John M. Cattonar	various	97,371	1,327,167	—	—
	3/1/2022	—	—	17,561	239,356
	3/1/2023	—	—	19,341	263,619

(1)	Except as otherwise indicated, the information in the Outstanding Equity Awards at 2023 Fiscal Year-End Table and its footnotes is provided as of December 31, 2023.
(2)	The amounts in this column with respect to the following NEOs reflect service-based RSUs that generally vest or vested as follows:

Mr. Lukes (#)	Mr. Fennerty (#)	Mr. Cattonar (#)	Vesting Dates
71,457	23,781	1,148	February 22, 2024
43,818	10,956	5,478	February 22, 2024 and 2025
72,915	18,231	9,117	February 22, 2024, 2025 and 2026
—	—	7,441	May 11, 2024
259,523	—	—	September 11, 2024
—	29,676	29,676	September 15, 2024, 2025, 2026, 2027
—	44,511	44,511	September 15, 2028
447,713	127,155	97,371	Total

(3)	These amounts were calculated based upon the closing price of SITE Centers’ common shares on December 29, 2023, the last trading day of the year, of $13.63.
(4)

For Messrs. Lukes and Fennerty, represents the “target” number of shares that could be earned under outstanding SITE Centers PRSUs for the performance period beginning on March 1, 2021 and ending on February 28, 2024 (the second row), the performance period beginning on March 1, 2022 and ending on February 29, 2025 (the third row) and the performance period beginning on March 1, 2023 and ending on February 28, 2026 (the fourth row). For Mr. Cattonar, represents the “target” number of shares that could be earned under outstanding SITE Centers PRSUs for the performance period beginning on March 1, 2022 and ending on February 28, 2025 (the second row) and the performance period beginning on March 1, 2023 and ending on February 28, 2026 (the third row). Consistent with the terms of these PRSUs, the payout values include dividend equivalents accrued under the PRSU awards from the date of grant through December 31, 2023. These awards are described more fully under “—2023 Retention-Based and Performance-Based Equity Grants and Results” above.

113

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Certain Potential SITE Centers Retirement and Termination or Change in Control Benefits

As discussed further below, we (or our appropriate subsidiary) expect to assume employment agreements, and/or enter into certain agreements and maintain certain plans and policies, that will require us to provide certain compensation and other benefits to our named executive officers in the event of a termination of employment or a change in control of the Company.

Based on a hypothetical termination and/or change in control of SITE Centers occurring on December 29, 2023, the following tables describe the potential payments upon such termination or change in control owing to each named executive officer then serving at the end of the year under his employment agreement and other arrangements in effect with SITE Centers on December 29, 2023. Please note in particular that such potential payments are based on Mr. Lukes employment agreement then in effect with SITE Centers. Further, the terms and conditions of the named executive officers’ employment agreements, and any applicable Company policies and compensation arrangements, as in effect after the separation and distribution will govern any potential payments for actual terminations or a change in control of the Company.

EVENT	DAVID R. LUKES ($)	CONOR M. FENNERTY ($)	JOHN M. CATTONAR ($)
Retirement or other Voluntary Termination (without Good Reason)
Accrued Vacation(1)	34,615	23,077	19,231
Total	34,615	23,077	19,231
Involuntary Not for Cause or Good Reason Termination
Cash Severance(2)	5,700,000	1,725,000	1,387,500
Unvested Restricted Stock Units	6,102,328	1,733,123	1,327,167
Unvested Performance-Based Equity Awards(3)	6,387,732	1,596,929	502,975
COBRA Payment(4)	66,737	60,961	30,996
Accrued Vacation(1)	34,615	23,077	19,231
Total	18,291,412	5,139,090	3,267,869
For Cause Termination
No Payments	N/A	N/A	N/A
Total	N/A	N/A	N/A
Involuntary or Good Reason Termination (in Connection with a Change in Control)
Cash Severance(2)	8,550,000	2,875,000	2,312,500
Unvested Restricted Stock Units	6,102,328	1,733,123	1,327,167
Unvested Performance-Based Equity Awards(3)	6,387,732	1,596,929	502,975
COBRA Payment(4)	66,737	60,961	30,996
Accrued Vacation(1)	34,615	23,077	19,231
Total	21,141,412	6,289,090	4,192,869
Disability
Cash Severance(2)	1,950,000	550,000	925,000
Unvested Restricted Stock Units	6,102,328	1,733,123	1,327,167
Unvested Performance-Based Equity Awards(3)	6,387,732	1,596,929	502,975
COBRA Payment(4)	66,737	60,961	30,996
Disability Insurance Proceeds(5)	1,145,722	1,961,664	3,020,284
Accrued Vacation(1)	34,615	23,077	19,231
Total	15,687,134	5,925,754	5,825,653
Death
Cash Severance(2)	1,950,000	550,000	925,000
Unvested Restricted Stock Units	6,102,328	1,733,123	1,327,167
Unvested Performance-Based Equity Awards(3)	6,387,732	1,596,929	502,975
COBRA Payment(4)	66,737	60,961	30,996
Accrued Vacation(1)	34,615	23,077	19,231
Total(6)	14,541,412	3,964,090	2,805,369

114

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

(1)	Assumes two weeks of personal time off (or PTO) is paid pursuant to SITE Centers’ current PTO policy.
(2)

Reported amounts calculated pursuant to the terms of the respective SITE Centers employment agreement, if applicable, assuming an annual incentive payout for 2023 at the “target” level (except in the case of termination in connection with a change in control), payable in a lump sum. Assumes any accrued base salary and annual incentive for 2023 have been paid, due to evaluation as of the last business day of the year.

(3)

As of December 29, 2023, SITE Centers’ relative TSR during the performance periods applicable to the three-year PRSUs issued to Messrs. Lukes and Fennerty on March 1, 2021 and to Messrs. Lukes, Fennerty and Cattonar on March 1, 2022 and March 1, 2023 had each exceeded their “threshold” requirements set forth in the applicable awards, and therefore, each of these awards is included in the respective reported amount for each NEO assuming “target” value. These values assume no SITE Centers replacement awards are granted in the event of a SITE Centers Change of Control.

(4)

Reported amounts consist of an estimate of 18 months of monthly COBRA premiums for SITE Centers health, dental and vision benefits and the employer portion of the premium for other insurance provided by SITE Centers.

(5)

Reported amounts consist of an estimate of payments for long-term disability using a present value calculation that takes into account (a) age and total payments over the benefit term assuming that the disability occurs on December 29, 2023, and (b) a discount rate based on the rate for the Treasury security with a similar term. In general, benefits are available until age 65.

(6)

Reported amounts do not include payments under personal life insurance policies arranged and obtained by the NEOs for which SITE Centers reimburses the premium (subject to caps on reimbursement set forth in the applicable NEO’s employment agreement).

Our Anticipated NEO Compensation Programs

We believe the SITE Centers executive compensation programs described above were both effective at retaining and motivating our NEOs and competitive as compared to the compensation programs of SITE Centers’ peers. However, after the separation and distribution, the Curbline Compensation Committee will continue to evaluate our compensation and benefit programs and may make adjustments, which may be significant, including as necessary to meet prevailing business needs and/or strategic priorities. Adjustments to elements of our compensation programs may be made going forward if appropriate, based on industry practices and the competitive environment for a newly-formed, publicly-traded company of our size, or for other reasons.

Assigned Employment Agreements with Our NEOs

On or about September 1, 2024, we expect that SITE Centers will revise each of our NEOs’ employment agreements (including the 2024 Lukes Agreement) and assign them to Curbline (or its appropriate subsidiary) in preparation for the separation and distribution. These revised and assigned employment agreements, or the Assigned Employment Agreements, are expected to supersede and replace our NEOs’ employment agreements with SITE Centers on a going-forward basis, will facilitate the transfer of the employment of our NEOs from SITE Centers to Curbline (or its appropriate subsidiary) prior to the separation and distribution, and will generally govern the employment and compensation terms and conditions and related items for our NEOs during the term of such Assigned Employment Agreements after the separation and distribution.

In general, the terms and conditions of the Assigned Employment Agreements for our NEOs are expected to be substantially similar to the terms of their SITE Centers employment agreements in effect immediately prior to such revisions and assignment, including as described above, except that:

(i)	certain of our NEOs will be permitted to serve as executive officers of both SITE Centers and the Company after the separation and distribution;

(ii)

the annual performance-based equity awards that our NEOs other than Mr. Lukes are scheduled to receive under the Assigned Employment Agreements will be granted to them in October of each year (beginning in October 2024) in the form of Operating Partnership LTIP Units, or LTIP units, or

115

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Curbline restricted stock (as chosen by the NEO awardee) granted under the Curbline Properties Corp. 2024 Equity and Incentive Compensation Plan with a performance period of approximately 37 months, instead of being granted to them in the subsequent March with a performance period of 36 months;

(iii)

for the annual time-based equity awards that our NEOs are scheduled to receive under the Assigned Employment Agreements, each NEO awardee will be able to choose annually to receive such award in Curbline restricted stock or LTIP units and

(iv)

the NEOs’ annual incentive awards for 2024 will be pro-rated, on a truncated basis, between SITE Centers and Curbline based on the relative timing of the separation and distribution during 2024, as further provided for under the Employee Matters Agreement.

Certain conforming and other changes are also expected in the Assigned Employment Agreements in order to facilitate their assignment from SITE Centers to Curbline (or its appropriate subsidiary) ahead of the separation and distribution, with Curbline (or its appropriate subsidiary) taking on the rights and obligations of SITE Centers under the then-effective SITE Centers employment agreements from and after the separation and distribution.

Grants of LTIP Units or Restricted Stock to Our NEOs

Including as described above, following the separation and distribution and from time to time, we expect to grant LTIP units or restricted stock to our NEOs under the Curbline Properties Corp. 2024 Equity and Incentive Compensation Plan. For a description of the LTIP units, see “Partnership Agreement—LTIP Units” below. We expect the LTIP units or restricted stock to be issued will be subject to time-based or performance-based vesting requirements, consistent with the Assigned Employment Agreements and as determined by the Curbline Compensation Committee at the time of such grants (which vesting requirements, if not satisfied, may result in the automatic forfeiture or repurchase of the LTIP units or restricted stock so granted).

Other Anticipated NEO Compensation Arrangements

After the separation and distribution, we expect that our NEOs will be eligible to participate in a new non-qualified elective deferred compensation plan established by Curbline. Additionally, as described above, 2024 annual incentive award opportunities for the NEOs originally established by the SITE Centers Committee in the beginning of 2024 will be paid by SITE Centers on a truncated and pro-rated basis, reflecting the NEOs’ service to SITE Centers up to the separation and distribution date, based on actual achievement up to the separation and distribution date as determined by the SITE Centers Committee. We expect that Curbline will establish its own annual incentive award opportunities for the NEOs for the portion of 2024 remaining after the separation and distribution on terms and conditions including as required under the Assigned Employment Agreements.

Treatment of Outstanding SITE Centers Equity Awards in Separation and Distribution

See “The Company’s Separation from SITE Centers—Treatment of Outstanding SITE Centers Equity Incentive Awards” above for a description of the treatment of outstanding SITE Centers equity incentive awards in connection with the separation and distribution.

Director Compensation

None of Curbline’s directors received any compensation for their service during 2023 as a director of Curbline, and Curbline has not yet paid any compensation in 2024 to its directors or to any individuals who are expected to become directors on the Curbline Board for such Board service.

We expect that, after the separation and distribution, each of our non-employee directors will receive an annual cash retainer of $75,000, paid quarterly, and for meetings in excess of eight per year, a Board meeting fee of

116

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

$2,000 ($3,000 for the non-employee Chair of the Board) in cash for each such additional Board meeting attended. We also expect that the non-employee Chair of the Board will receive an additional annual cash retainer of $100,000, paid quarterly. In terms of Board committee service, we expect that the chairs of each of the Audit, Compensation and Nominating and Sustainability Committees of the Board will receive additional annual cash retainers in the amount of $25,000, $20,000 and $15,000, respectively, while the non-chair members of each of the Audit, Compensation and Nominating and Sustainability Committees of the Board will receive additional annual cash retainers in the amount of $12,500, $10,000 and $7,500, respectively, all of which will be paid quarterly. Additionally, for meetings each year in excess of six for Audit, four for Compensation and four for Nominating and Sustainability, the chair of each such committee is expected to receive committee meeting fees in cash equal to $3,000 for each such additional committee meeting attended, while each non-chair member of such committees is expected to receive committee meeting fees in cash equal to $2,000 for each such additional committee meeting attended.

In addition to cash compensation, we expect that each non-employee director will receive an upfront restricted stock grant equal in value to $300,000 in connection with his or her service on the Curbline Board. This restricted stock grant will generally vest on a ratable basis, subject to continued service on the Curbline Board, over three years, and dividends and other distributions will be paid on such restricted stock on a current basis. Following the separation and distribution, the compensation of the directors on the Curbline Board may be further reviewed and changed by the Curbline Board and Curbline Compensation Committee. Curbline directors who are also employees of Curbline are not expected to receive any additional compensation for their services as directors.

Curbline Properties Corp. 2024 Equity and Incentive Compensation Plan

Prior to the separation and distribution, we expect that our Board will approve and adopt, and that SITE Centers as our sole stockholder will approve, the Curbline Properties Corp. 2024 Equity and Incentive Compensation Plan, or the 2024 Equity Plan. The 2024 Equity Plan is expected to permit award grants to our non-employee directors, officers and other employees of the Company and its subsidiaries, and certain consultants of the Company and its subsidiaries. It is also expected to permit the issuance of awards to people who are our employees immediately prior the separation and distribution in adjustment for awards relating to common shares of SITE Centers granted prior to the separation and distribution, in accordance with the terms of the Employee Matters Agreement. The Equity Plan will generally be administered by the Curbline Compensation Committee (or the Curbline Board, as determined by the Curbline Board). Pursuant to the 2024 Equity Plan, we may grant stock options (including “incentive stock options” as defined in Section 422 of the Internal Revenue Code), restricted stock, RSUs, performance shares, performance units, cash incentive awards, operating partnership units and certain other awards based on or related to Curbline common stock (including LTIP units and other interests in the Operating Partnership exchangeable for equity of the Company), subject to certain share limitations as described in the 2024 Equity Plan. The 2024 Equity Plan will permit award agreements with respect to any grant under the 2024 Equity Plan to provide for continued or accelerated vesting or exercise of the awards, including in the event of the awardee’s retirement, death, disability or termination of employment or service, or in the event of a “change in control” of Curbline (as defined in the 2024 Equity Plan). Further, the 2024 Equity Plan will require the Curbline Compensation Committee or the Curbline Board to make adjustments to outstanding awards in the event of certain corporate transactions or changes in the capital structure of Curbline. Subject to adjustment as described in the 2024 Equity Plan, as of the effective date of the 2024 Equity Plan, total awards under the 2024 Equity Plan will be limited to the sum of (i) 9,000,000 shares of Curbline common stock, plus (ii) any Curbline shares subject to awards under the 2024 Equity Plan that are added back to the aggregate share pool available under the 2024 Equity Plan pursuant to the share counting rules of the 2024 Equity Plan. This pool of shares will also be used to satisfy the Company’s obligations with respect to Curbline equity awards issued in adjustment for awards relating to common shares of SITE Centers granted prior to the separation and distribution, in accordance with the terms of the Employee Matters Agreement. The 2024 Equity Plan also provides that, subject to adjustment as described in the 2024 Equity Plan: (1) the aggregate number of shares of Curbline common stock actually issued or transferred upon the exercise of incentive stock options will not exceed 9,000,000 shares; and (2) no non-employee director of the Company will be granted in any calendar year compensation for such

117

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

non-employee director service to the Company having an aggregate maximum value (measured at the applicable date of grant and calculating the value of 2024 Equity Plan awards based on the grant date fair value for financial reporting purposes) in excess of $800,000. Curbline common stock issued or transferred pursuant to awards granted under the 2024 Equity Plan in substitution for or in conversion of, or in connection with the assumption of, awards held by awardees of an entity engaging in a corporate acquisition or merger with the Company or any of its subsidiaries will not count against the share limits under the 2024 Equity Plan. Additionally, shares available under certain plans that the Company or its subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the 2024 Equity Plan, under circumstances further described in the 2024 Equity Plan, but will not count against the share limits under the 2024 Equity Plan. The Curbline Compensation Committee or the Curbline Board generally will be able to amend the 2024 Equity Plan, subject to Curbline stockholder approval in certain circumstances as described in the 2024 Equity Plan.

118

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

THE COMPANY’S RELATIONSHIP AND AGREEMENTS WITH SITE CENTERS

General

The Company was organized as a Maryland corporation and a wholly owned subsidiary of SITE Centers on October 25, 2023. SITE Centers will be our sole stockholder until completion of the separation and distribution. As a result of the historical relationship between the Company and SITE Centers, in the ordinary course of our business, the Company and the Operating Partnership have received various services provided by SITE Centers, including tax, treasury and cash management, information technology, general accounting and finance, payroll and human resources, legal, communications, facilities, insurance and other general and administrative stewardship.

Agreements with SITE Centers

The discussion that immediately follows summarizes the terms of the Separation and Distribution Agreement, the Tax Matters Agreement, the Employee Matters Agreement and the Shared Services Agreement, each of which the Company and/or the Operating Partnership intends to enter into with SITE Centers in connection with the separation and to govern its ongoing relationships with SITE Centers following the separation. These agreements have been and will be negotiated between related parties, and the terms, including fees and other amounts payable, may not be on the same terms as if they had been negotiated at arm’s length with an unaffiliated third party. The summaries of the agreements below are qualified in their entirety by reference to the text of the agreements, which have been filed as exhibits to the Registration Statement on Form 10, of which this Information Statement is a part.

The Company and SITE Centers or their applicable subsidiaries have entered into additional agreements governing their ongoing relationships, summarized below.

Separation and Distribution Agreement

The Company and the Operating Partnership will enter into a Separation and Distribution Agreement with SITE Centers to effect the separation and provide a framework for certain aspects of the Company’s and the Operating Partnership’s relationships with SITE Centers after the separation. The Separation and Distribution Agreement sets forth the Company’s and the Operating Partnership’s agreements with SITE Centers regarding the principal transactions necessary to separate the Company and the Operating Partnership from SITE Centers.

Transfer of Assets and Assumption of Liabilities. The Separation and Distribution Agreement will provide for the allocation among the Company, the Operating Partnership and SITE Centers of SITE Centers’ assets, liabilities and obligations attributable to periods both prior to and following the separation of the Company and the Operating Partnership from SITE Centers. In particular, the Separation and Distribution Agreement will provide, among other things, that subject to the terms and conditions contained therein:

•	certain assets relating to the Company’s business, referred to as “CURB Assets,” will be transferred to the Operating Partnership or the applicable Company subsidiary, including:

•	equity interests of certain SITE Centers subsidiaries that hold assets and liabilities related to the Company’s business;

•	interests in real property;

•

tangible equipment, machinery, supplies, furniture and other tangible personal property and, except as provided in the Separation and Distribution Agreement, motor vehicles, in each case, (i) primarily used or held primarily for use in the Company’s business or (ii) exclusively used or held for use in the Company’s business;

•	pre-distribution accounts receivable and prepaid assets primarily related to the Company’s business;

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Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

•	cash and cash equivalents and marketable securities held in Company accounts;

•

rights and assets expressly allocated to the Company or one of the Company’s subsidiaries pursuant to the terms of the Separation and Distribution Agreement or certain other agreements entered into in connection with the separation;

•	contracts as of the effective time of the distribution that relate to the Company’s business;

•	intellectual property and goodwill, in each case, as of the effective time of the distribution primarily used or held primarily for use in the Company’s business;

•	permits as of the effective time of the distribution relating to the Company’s business;

•	rights to causes of action relating to the Company’s business;

•	information relating to the Company’s assets, liabilities, or business as of the effective time of the distribution and

•	assets primarily used or held primarily for use in the Company’s business.

•

certain liabilities relating to the Company’s business or CURB Assets, referred to as “CURB Liabilities,” will be transferred to the Operating Partnership or the applicable Company subsidiary, including:

•	liabilities relating to or arising out of the operation of the Company’s business or ownership or use of CURB Assets after the effective time of the distribution;

•	liabilities from the contracts or permits relating to the Company’s business to the extent they arise out of or result from conduct or activity after the effective time of the distribution;

•

liabilities relating to or arising out of indebtedness under which the Company or its subsidiaries are borrowers thereunder, except for any costs or expenses arising in connection with the closing of such indebtedness;

•

liabilities expressly allocated to the Company or one of the Company’s subsidiaries by the Separation and Distribution Agreement or certain other agreements entered into in connection with the separation and

•

liabilities arising out of claims made by any third party (including SITE Centers’ or the Company’s respective directors, officers, shareholders, employees and agents) against SITE Centers and its subsidiaries or the Company and its subsidiaries relating to the above-described CURB Liabilities.

The Distribution. The Separation and Distribution Agreement will govern the rights and obligations among the Company, the Operating Partnership and SITE Centers regarding the distribution both prior to and following the completion of the separation. On the distribution date, SITE Centers will distribute to its common shareholders that held SITE Centers common shares as of the distribution record date all of the issued and outstanding shares of the Company’s common stock on a pro rata basis. No holders of preferred shares or other interests of SITE Centers will be entitled to receive any form of compensation in connection with the distribution and instead will continue to hold their preferred shares or other interests of SITE Centers.

Conditions. The Separation and Distribution Agreement will also provide that certain conditions must be satisfied before the distribution can occur. For further information about these conditions, see “The Company’s Separation from SITE Centers—Conditions to the Distribution.”

Insurance. The Separation and Distribution Agreement will provide for the Company and SITE Centers to use commercially reasonable efforts prior to the distribution date to (i) obtain either separate insurance policies for the Company and SITE Centers and their respective subsidiaries or (ii) ensure that the Company and its

120

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

applicable subsidiaries are named insureds under existing SITE Centers’ insurance policies. The Separation and Distribution Agreement will provide for the allocation of rights and obligations among the Company and SITE Centers and their respective subsidiaries with respect to insurance for losses, claims and liabilities occurring prior to the distribution.

Termination. SITE Centers, at the direction of the SITE Centers Board in its sole and absolute discretion, may terminate the Separation and Distribution Agreement without the approval or consent of any other person or entity, including the Company, at any time prior to the distribution. Following the distribution, the Separation and Distribution Agreement may not be terminated except by an agreement in writing among the Company, the Operating Partnership and SITE Centers.

Release of Claims. The Company and SITE Centers will each agree to release the other and its affiliates, successors, and assigns, and all persons that prior to the distribution have been the other’s shareholders, directors, officers, agents, and employees, and their respective heirs, executors, administrators, successors, and assigns, from claims against any of them that arise out of or relate to the other party’s liabilities, actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the distribution. These releases will be subject to exceptions set forth in the Separation and Distribution Agreement.

Indemnification. Pursuant to the Separation and Distribution Agreement, the Company will indemnify, defend and hold harmless SITE Centers and its subsidiaries and each of their respective past, present and future directors, officers, employees and agents from and against all liabilities relating to, arising out of or resulting from:

•	the CURB Liabilities and the failure to pay any CURB Liabilities in accordance with their terms;

•	the breach by the Company or any of its subsidiaries of the Separation and Distribution Agreement and

•

any untrue statement or alleged untrue statement of a material fact in the registration statement or this Information Statement or omission or alleged omission to state a material fact required to be stated therein or herein or necessary to make the statements therein or herein not misleading, in each case to the extent related to the Company, its business or any of its subsidiaries.

SITE Centers agrees to indemnify, defend and hold harmless, the Company, its subsidiaries, the Operating Partnership, and each of their respective past, present and future directors, officers, employees or agents from and against all liabilities relating to, arising out of or resulting from:

•	the SITC Liabilities (as defined in the Separation and Distribution Agreement) and the failure to pay any SITC Liabilities in accordance with their terms;

•	the breach by SITE Centers or any of its subsidiaries of the Separation and Distribution Agreement and

•

any untrue statement or alleged untrue statement of a material fact in the registration statement or this Information Statement or omission or alleged omission to state a material fact required to be stated therein or herein or necessary to make the statements therein or herein not misleading, in each case to the extent related to SITE Centers, its business or any of its subsidiaries.

Dispute Resolution. The Separation and Distribution Agreement will contain provisions that govern the resolution of disputes, controversies or claims that may arise among the Company, the Operating Partnership and SITE Centers related to the separation or distribution by mediation, if they are unable to be resolved first through good-faith negotiations among the Company, the Operating Partnership and SITE Centers, and by arbitration, if they are unable to be resolved first by good-faith negotiations and mediation.

Expenses. The Separation and Distribution Agreement will provide that all fees, costs and expenses, including all accounting, legal, financial advisory, NYSE or third party fees, incurred prior to or on the distribution date in connection with the preparation, execution, delivery and implementation of the Separation and Distribution

121

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Agreement, any ancillary agreement (including the Shared Services Agreement and the Beachwood, Ohio office lease option contemplated thereby, the Employee Matters Agreement, and the Tax Matters Agreement), the separation, this Information Statement, the CURB Financing Arrangements (as defined in the Separation and Distribution Agreement) and the distribution and the consummation of the transactions contemplated thereby shall be borne by SITE Centers, and except as expressly set forth in the Separation and Distribution Agreement or the Shared Services Agreement, all fees, costs and expenses, including all accounting, legal, financial advisory, NYSE or third party fees, incurred after the distribution date shall be borne by the party or its applicable affiliate incurring such fees, costs or expenses.

Additionally, the Separation and Distribution Agreement contains provisions relating to certain redevelopment projects expected to be completed after the distribution date at properties that will be owned by the Company after the distribution. As of June 30, 2024, such redevelopment projects are estimated to cost $34.4 million, and the Separation and Distribution Agreement provides that SITE Centers shall bear all costs and expenses in connection with such redevelopment projects both before and after the distribution date. In addition, the Separation and Distribution Agreement provides that SITE Centers and the Company will enter into a lease agreement that provides that SITE Centers will lease a portion of the Collection at Midtown Miami for a term of one year, beginning on April 1, 2025 and ending on March 31, 2026. Pursuant to the lease, SITE Centers will pay the Company an aggregate of approximately $0.8 million for rent and a contribution to real estate taxes.

Insurance Subsidiary Purchase Option. The Separation and Distribution Agreement contains a purchase option pursuant to which the Company will have the right to purchase SITE Centers’ captive insurance subsidiary for the price of one dollar plus any retained capital held by such subsidiary at the time of purchase. The purchase option is exercisable upon the two-year anniversary of the distribution date and terminates upon the earlier of (i) the three-year anniversary of the distribution date or (ii) the termination of the Shared Services Agreement for an event in which SITE Centers would not be obligated to continue to provide shared corporate office space to the Company, as specified in the Shared Services Agreement.

Tax Matters Agreement

The Company and the Operating Partnership will enter into the Tax Matters Agreement with SITE Centers that will govern the respective rights, responsibilities and obligations of the Company, the Operating Partnership and SITE Centers after the distribution with respect to various tax matters. The Tax Matters Agreement will require (i) SITE Centers to (a) represent that commencing with its taxable year ending in December 31, 1993 through its taxable year ending on December 31, 2023, SITE Centers was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and (b) covenant to qualify as a REIT under the Code for its taxable year ending December 31, 2024 (unless SITE Centers obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS to the effect that SITE Centers’ failure to maintain its REIT status will not cause the Company to fail to qualify as a REIT) and (ii) the Company to covenant to (a) be organized and operated so that it will qualify as a REIT for its initial taxable year ending on December 31, 2024 and (b) elect to be taxed as a REIT commencing with its initial taxable year ending on December 31, 2024. The Tax Matters Agreement will also provide for the allocation between the Company and SITE Centers of SITE Centers’ tax-related assets, liabilities and obligations attributable to periods prior to the separation of the Company from SITE Centers.

Employee Matters Agreement

In connection with the separation and distribution, the Company and the Operating Partnership will enter into an Employee Matters Agreement with SITE Centers that will govern the respective rights, responsibilities, and obligations of the Company, the Operating Partnership and SITE Centers after the separation with respect to transitioning employees, equity plans and retirement plans, health and welfare benefits, and other employment, compensation, and benefit-related matters. The Employee Matters Agreement generally provides that the Company and SITE Centers each has responsibility for the employment and compensation of its own employees

122

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

and for the costs associated with providing its employees health and welfare benefits and retirement and other compensation plans. For a period of time following the separation and distribution, the employees and former employees of the Company and SITE Centers will generally continue to participate in the same benefit plans pursuant to the Employee Matters Agreement and the governing plan-related documents.

For information about treatment of outstanding SITE Centers equity compensation in the separation, see “The Company’s Separation from SITE Centers—Treatment of Outstanding SITE Centers Equity Incentive Awards.”

Shared Services Agreement

The Company, the Operating Partnership and SITE Centers will enter into the Shared Services Agreement pursuant to which SITE Centers will provide and/or make available certain services to the Operating Partnership, and the Operating Partnership or its affiliates will provide and/or make available certain services to SITE Centers for the term of the Shared Services Agreement (unless earlier terminated in whole or in part in accordance with its terms).

Services Provided by the Operating Partnership. Pursuant to the Shared Services Agreement, the Operating Partnership or its affiliates will provide SITE Centers (i) leadership and management services that are of a nature customarily performed by leadership and management overseeing the business and operation of a REIT similarly situated to SITE Centers, including supervising various business functions of SITE Centers necessary for the day-to-day management operations of SITE Centers and its affiliates and (ii) transaction services that are of a nature customarily performed by a dedicated transactions team within an organization similarly situated to SITE Centers , including the provision of personnel at both the leadership and operational levels necessary to ensure effective and efficient preparation, negotiation, execution and implementation of real estate transactions, as well as overseeing post-transaction activities and alignment with SITE Centers’ strategic objectives. The Company is expected to provide SITE Centers with a chief executive officer and chief investment officer, but SITE Centers is expected to employ its own chief financial officer, chief accounting officer and general counsel.

The Shared Services Agreement will also provide that the SITE Centers Board will delegate to the Operating Partnership the authority to:

•

from time to time, or at any time reasonably requested by the SITE Centers Board, make reports to the SITE Centers Board on the operations of SITE Centers, including reports with respect to potential conflicts of interest involving the Company or any of its affiliates, and cooperate in good faith to eliminate or minimize any such conflicts;

•	make dispositions subject to the approval of, and within the authority granted by, the SITE Centers Board;

•

furnish the SITE Centers Board with advice and recommendations with respect to making property dispositions consistent with the objectives and policies of SITE Centers (including through participating in the formulation of SITE Centers’ disposition strategy) and

•	advise and assist SITE Centers and the SITE Centers Board in employee recruitment, performance evaluation and establishment of salary, bonus and other compensation scales for SITE Centers employees.

Services Provided by SITE Centers. Pursuant to the Shared Services Agreement, SITE Centers will provide to the Operating Partnership and its affiliates the services of its employees and the use or benefit of SITE Centers’ assets, offices and other resources (including access to SITE Centers’ information technology systems) as may be necessary or useful to establish and operate various business functions of the Operating Partnership and its affiliates in a manner as would be established and operated for a REIT similarly situated to the Company. The Operating Partnership will have the authority to supervise the employees of SITE Centers and its affiliates and direct and control the day-to-day activities of such employees while such employees are providing services to the Operating Partnership or its affiliates under the Shared Services Agreement.

123

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Shared Corporate Offices. Under the Shared Services Agreement, SITE Centers will grant the Operating Partnership and its affiliates a license to access and use any and all space (non-exclusively, in common with the other SITE Centers occupants thereof) at the office owned by SITE Centers in Beachwood, Ohio (the “Owned Shared Corporate Office”) and the offices leased by SITE Centers in New York, New York and Boca Raton, Florida until the earlier of (i) the three-year anniversary of the Shared Services Agreement or (ii) the date of the earlier termination of the Shared Services Agreement by (A) SITE Centers upon a CURB Change of Control (as defined in the Shared Services Agreement) or a change in the composition of the Curbline Board such that the CURB Continuing Directors (as defined in the Shared Services Agreement) cease for any reason to constitute at least a majority of the Curbline Board, (B) SITE Centers on account of the Company’s uncured material breach of the Shared Services Agreement, or (C) the Operating Partnership upon a CURB Change of Control (such termination date, the “Shared Corporate Office Termination Date”). SITE Centers or its affiliates agree not to terminate, assign (other than to another SITE Centers’ affiliate), transfer or amend any lease for real property for any of the leased shared corporate offices, without the prior written consent of the Operating Partnership, until the Shared Corporate Office Termination Date.

Beachwood Lease Option. SITE Centers will also provide the Operating Partnership (or its affiliate designee) an option exercisable until the Shared Corporate Office Termination Date to enter into a lease agreement for office space at SITE Centers’ corporate headquarters location in Beachwood, Ohio for an initial five-year term with the right to extend the lease for up to four successive terms of five years each.

Binding Effect. The obligations with respect to the shared corporate offices at the Owned Shared Corporate Office and the lease option granted to the Operating Partnership with respect to the Owned Shared Corporate Office shall be binding upon and inure to the benefit of the Company, the Operating Partnership and SITE Centers and their respective successors and assigns. If SITE Centers enters into a transaction regarding the sale, transfer, pledge, repledge, assignment, hypothecation, or rehypothecation of the property in which the Owned Shared Corporate Office is located, then prior to the closing of any such transaction, SITE Centers and the Operating Partnership shall cooperate in good faith to enter into a lease agreement for the Owned Shared Corporate Office, containing the rights and obligations of the parties set forth in the Shared Services Agreement, to the reasonable satisfaction of the Operating Partnership.

Fees for Services. In consideration for services provided by SITE Centers to the Operating Partnership, the Operating Partnership will pay SITE Centers a fee in the aggregate amount of 2.0% of the Company’s Gross Revenue (as defined in the Shared Services Agreement) during the term of the Shared Services Agreement to be paid in monthly installments each month in arrears no later than the tenth calendar day of each month based upon the Company’s Gross Revenue for the prior month.

There will be no separate fee paid by SITE Centers in connection with the provision of services by the Operating Partnership or its affiliates under the Shared Services Agreement; however, SITE Centers will reimburse or pay for expenses incurred by the Operating Partnership and its affiliates in the provisions of such services to SITE Centers.

Reimbursements. SITE Centers will pay or reimburse the Operating Partnership and its affiliates for reasonable out-of-pocket third-party expenses incurred by the Operating Partnership or its affiliates in connection with its performance of services, which expenses shall be reimbursed no less than quarterly. Unless otherwise agreed, the Operating Partnership has no obligation to pay or reimburse SITE Centers for any expenses incurred by SITE Centers or its affiliates in connection with its performance of services. To the extent that the Company or the Operating Partnership directly contracts with a third party that is not an affiliate of SITE Centers to provide services in support of the Company’s business (e.g., auditors, property managers, information systems providers, etc.), the Operating Partnership shall be directly responsible for and pay for the cost of such services, and SITE Centers shall have no obligation to reimburse the Company or the Operating Partnership for such costs or expenses. For certain categories of expenses which are not reasonably capable of being identified with, or attributable to, a particular party’s performance or receipt of services in a reasonably practicable manner, such expenses will be, unless otherwise agreed, paid by SITE Centers, and the Operating Partnership and its affiliates shall have no obligation to reimburse SITE Centers for such expenses.

124

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Unpaid Fees and Expenses. To the extent any fees or expenses under the Shared Services Agreement are not paid or reimbursed as and when such fees and expenses are required to be paid or reimbursed thereunder, such unpaid sum shall accrue interest at a rate equal to the prime rate of interest plus 5% per annum calculated from the date such payment was due (without regard to any grace or cure periods contained therein) until the date on which the party with such payment obligation pays such unpaid sum.

Liabilities. Each company providing services is an independent contractor under the Shared Services Agreement. The company providing services will be solely responsible for all aspects of the employment relationship with the employees such company classifies as employees of such company or its affiliates including, but not limited to hiring and terminating employment, providing compensation and benefits and all withholding, employment or payroll taxes, unemployment insurance, workers’ compensation and other insurance and fringe benefits with respect to such employees. Accordingly, SITE Centers shall retain all liability and be solely responsible for all employment-related, compensation and employee benefits liabilities relating to the employees of SITE Centers or its affiliates, and the Operating Partnership shall retain all liability and be solely responsible for all employment-related, compensation and employee benefits liabilities relating to the employees of the Operating Partnership or its affiliates.

Term and Termination. Unless terminated earlier, the term of the Shared Services Agreement will be for three years following the effective date thereof. The Shared Services Agreement or the services provided thereunder may be terminated before such expiration as follows:

By the Operating Partnership:

•	the Operating Partnership may terminate all of the services provided by SITE Centers to the Operating Partnership, without cause, at any time upon at least 90 days’ notice to SITE Centers;

•

the Operating Partnership may terminate all of the services provided by SITE Centers to the Operating Partnership, if SITE Centers breaches any material provision of the Shared Services Agreement and such material breach continues for a period of 20 business days after notice thereof;

•

the Operating Partnership may terminate all of the services provided by the Operating Partnership to SITE Centers upon at least 30 days’ notice to SITE Centers in the event of a change in the composition of the SITE Centers Board at any time such that the SITC Continuing Directors (as defined in the Shared Services Agreement) cease for any reason to constitute at least a majority of the SITE Centers Board and

•	the Operating Partnership may terminate the Shared Services Agreement:

•	upon at least 30 days’ notice to SITE Centers in event of a SITC Change of Control (as defined in the Shared Services Agreement);

•

upon at least 30 days’ notice to SITE Centers in event of a change in the composition of the SITE Centers Board at any time such that the SITC Continuing Directors cease for any reason to constitute at least a majority of the SITE Centers Board or

•	upon at least 90 days’ notice to SITE Centers in the event of a CURB Change of Control.

By SITE Centers:

•	SITE Centers may terminate all services provided by the Operating Partnership to SITE Centers, in their entirety, at any time upon at least 30 days’ notice to the Operating Partnership;

•	SITE Centers may terminate the Shared Services Agreement upon a determination of a majority of the SITC Disinterested Directors (as defined in the Shared Services Agreement):

•	upon at least 30 days’ notice to the Operating Partnership in the event of a CURB Change of Control;

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Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

•

upon at least 30 days’ notice to the Operating Partnership in the event of a change in the composition of the Curbline Board at any time such that CURB Continuing Directors (as defined in the Shared Services Agreement) cease for any reason to constitute at least a majority of the Curbline Board or

•	upon at least 90 days’ notice to the Operating Partnership in the event of a SITC Change of Control.

•

SITE Centers may terminate the Shared Services Agreement for convenience effective upon the second anniversary of the date of the agreement by providing notice to the Operating Partnership not later than 90 days prior to the second anniversary of the date of the agreement.

By the Operating Partnership or SITE Centers:

•

the Shared Services Agreement may be terminated by either the Operating Partnership or SITE Centers, upon notice 20 business days prior to the termination from the terminating party to the other party if the other party breaches any material provision of the Shared Services Agreement and such material breach shall continue for a period of 20 business days after notice thereof.

Termination Amount; Convenience Early Exit Amount. SITE Centers may be obligated to pay an amount to the Company upon termination of the Shared Services Agreement or the services provided thereunder in the following circumstances:

•

in the event that the Operating Partnership terminates the services provided by SITE Centers in their entirety on account of SITE Centers’ uncured material breach of the Shared Services Agreement, SITE Centers will pay the Operating Partnership an amount equal to $2.5 million multiplied by the total number of whole and partial fiscal quarters remaining in the term of the Shared Services Agreement, or the Termination Amount, on or prior to the effective date of the termination of the services provided by SITE Centers to the Operating Partnership;

•

in the event that the Operating Partnership terminates the Shared Services Agreement (i) upon a SITC Change of Control, (ii) upon a change in the composition of the SITE Centers Board such that the SITC Continuing Directors cease for any reason to constitute at least a majority of the SITE Centers Board or (iii) on account of SITE Centers’ uncured material breach of the Shared Services Agreement, in each case, SITE Centers will pay the Operating Partnership the Termination Amount on the termination date;

•	in the event that SITE Centers terminates the Shared Services Agreement upon a SITC Change of Control, SITE Centers will pay the Operating Partnership the Termination Amount on the termination date or

•

in the event that SITE Centers terminates the Shared Services Agreement for convenience effective on the second anniversary of the date of the agreement, SITE Centers will pay the Operating Partnership $12 million on the termination date.

Indemnification. Under the Shared Services Agreement, the Operating Partnership will indemnify, defend and hold harmless SITE Centers and its affiliates, directors, officers, employees and agents, for and from all liability, claims, damages and losses, and related expenses, including reasonable attorneys’ fees, to the extent that such liability, claims, damages or losses and related expenses are incurred by reason of the Operating Partnership’s gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction in connection with its performance of any obligations or agreements of the Operating Partnership thereunder; provided, however, that the Operating Partnership shall not be held responsible for any action of the SITE Centers Board or the SITE Centers executives in following or declining to follow any advice or recommendation given by the Operating Partnership.

SITE Centers shall indemnify, defend and hold harmless the Operating Partnership and its affiliates, directors, officers, employees and agents, for and from all liability, claims, damages and losses, and related expenses,

126

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

including reasonable attorneys’ fees, to the extent that such liability, claims, damages or losses and related expenses are incurred by reason of SITE Centers’ gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction in connection with its performance of any obligations or agreements of SITE Centers hereunder; provided, however, that SITE Centers shall not be held responsible for any action taken at the direction or request of the Operating Partnership (or its executives and management exercising their supervisory authority over SITE Centers’ employees in the provision of SITE Centers providing services to the Operating Partnership as contemplated under the Shared Services Agreement).

Dispute Resolution. The Shared Services Agreement will contain provisions that govern the resolution of disputes, controversies or claims that may arise among the Company, the Operating Partnership and SITE Centers related to the Shared Services Agreement by mediation, if they are unable to be resolved first through good-faith negotiations among the Company, the Operating Partnership and SITE Centers, and by arbitration, if they are unable to be resolved first by good-faith negotiations and mediation.

127

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

PRINCIPAL STOCKHOLDERS

As of the date hereof, all of the shares of the Company’s outstanding common stock are owned by SITE Centers. The following table sets forth certain information, as of immediately after the separation, regarding the ownership of the Company’s common stock by:

•	each of the Company’s directors;

•	the Company’s named executive officers;

•	each holder of 5% or more of the Company’s common stock and

•	all of the Company’s directors and executive officers as a group.

The Company based the share amounts on each person’s beneficial ownership of SITE Centers common shares as of    , 2024, unless it indicates some other basis for the share amounts, and assuming a distribution ratio of two shares of the Company’s common stock for every one SITE Centers common share. In accordance with SEC rules, each listed person’s beneficial ownership is based on:

•	all of the SITE Centers common shares the holder owns beneficially or of record;

•	all of the SITE Centers common shares over which the holder has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund) and

•

all of the SITE Centers common shares the holder has the right to acquire on or before the distribution record date and all of the SITE Centers common shares the holder has the right to acquire within 60 days (such as common shares subject to restricted share units that are scheduled to vest within 60 days).

Unless otherwise indicated, all shares are owned directly, and the indicated person has sole voting and investment power. Unless otherwise indicated, the business address of the stockholders listed below is the address of the Company’s principal executive office upon the completion of the separation, 320 Park Avenue, New York, New York 10022.

Name and Address	Shares Owned	Percentage
Directors and Named Executive Officers
David R. Lukes
Conor M. Fennerty
John M. Cattonar
Linda B. Abraham
Terrance R. Ahern
Jane E. DeFlorio
Victor B. MacFarlane
Alexander Otto
Barry A. Sholem
All Directors and Executive Officers as a Group

5% or More Owners
BlackRock, Inc.(1)	8,771,113
The Vanguard Group, Inc.(2)	7,584,941
Alexander Otto(3)
FMR LLC(4)	6,138,415
State Street Corporation(5)	2,996,065

*	Less than 1%
(1)	According to a report on Schedule 13G/A filed with the SEC on January 22, 2024 by BlackRock, Inc., BlackRock, Inc. is the beneficial owner of 35,084,454 SITE Centers common shares and has sole voting

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Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

power over 33,009,147 SITE Centers common shares and sole dispositive power over 35,084,454 SITE Centers common shares, which amounts were reduced to 8,771,113, 8,252,286 and 8,771,113 shares, respectively, as a result of SITE Centers’ one-for-four reverse stock split on August 16, 2024. The address for this reporting person is 50 Hudson Yards, New York, New York 10001.
(2)

According to a report on Schedule 13G/A filed with the SEC on February 13, 2024 by The Vanguard Group, Inc., The Vanguard Group, Inc. is the beneficial owner of 30,339,767 SITE Centers common shares and has sole voting power over 0 SITE Centers common shares, shared voting power over 293,007 SITE Centers common shares, sole dispositive power over 29,843,443 SITE Centers common shares and shared dispositive power over 496,324 SITE Centers common shares, which amounts were reduced to 7,584,941, 0, 73,251, 7,460,860 and 124,081 shares, respectively, as a result of SITE Centers’ one-for-four reverse stock split on August 16, 2024. The address for this reporting person is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(3)

According to a Form 4 filed with the SEC on    , 2024 and Schedule 13D/A filed with the SEC on  , 2024, Alexander Otto was the beneficial owner of, and had sole voting and sole dispositive power over,     SITE Centers common shares, which amount was reduced to    shares as a result of SITE Centers’ one-for-four reverse stock split on August 16, 2024. The address for this reporting persons is c/o Julie A. Mediamolle, Alston & Bird LLP, 950 F Street, N.W., Washington, DC 20004.

(4)

According to a report on Schedule 13G/A filed with the SEC on July 10, 2024 by FMR LLC and Abigail P. Johnson, FMR LLC is the beneficial owner of, and has sole dispositive power over, 24,553,663 SITE Centers common shares and has sole voting power over 23,764,353 SITE Centers common shares, which amounts were reduced to 6,138,415 and 5,941,088 shares, respectively, as a result of SITE Centers’ one-for-four reverse stock split on August 16, 2024. According to the report, members of Ms. Johnson’s family may be deemed to form a controlling group with respect to FMR LLC under the Investment Company Act of 1940. The address for FMR LLC and Ms. Johnson is 245 Summer Street, Boston, Massachusetts 02210.

(5)

According to a report on Schedule 13G/A filed with the SEC on January 29, 2024 by State Street Corporation, State Street Corporation is the beneficial owner of 11,984,263 SITE Centers common shares and has sole voting power over 0 SITE Centers common shares, shared voting power over 9,510,275 SITE Centers common shares, sole dispositive power over 0 SITE Centers common shares and shared dispositive power over 11,965,263 SITE Centers common shares, which amounts were reduced to 2,996,065, 0, 2,377,568 and 0 shares, respectively, as a result of SITE Centers’ one-for-four reverse stock split on August 16, 2024. The address for this reporting person is State Street Financial Center, One Congress Street, Suite 1, Boston Massachusetts 02114-2016.

129

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Regarding Related-Party Transactions

The Company anticipates that the Curbline Board will adopt a written policy regarding the review and approval of related-party transactions. A proposed transaction between the Company and certain parties to be enumerated in the policy would be required to be submitted to the Company’s General Counsel. The relationship of the parties and the terms of the proposed transaction, among other things, would be reviewed by the Company’s General Counsel in consultation with the chair of the Curbline Nominating and Sustainability Committee to determine if the proposed transaction would constitute a material related-party transaction, in which case it would be reported to the Curbline Nominating and Sustainability Committee prior to its approval. The Curbline Nominating and Sustainability Committee will then determine whether the transaction requires its approval. All material related-party transactions, whether or not those transactions must be disclosed under federal securities laws, will be subject to prior approval by the Curbline Nominating and Sustainability Committee pursuant to the policy.

Agreements with SITE Centers

Following the distribution, the Company will operate as an independent public company. To govern certain ongoing relationships between the Company and SITE Centers after the distribution, and to provide mechanisms for an orderly transition, the Company and SITE Centers and/or their applicable affiliates intend to enter into agreements pursuant to which certain services and rights will be provided following the distribution, and the Company and SITE Centers will indemnify each other against certain liabilities arising from its respective businesses. The Separation and Distribution Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Shared Services Agreement and other agreements governing ongoing relationships have been and will be negotiated between related parties and their terms, including fees and other amounts payable, may not be on the same terms as if they had been negotiated at arm’s length with an unaffiliated third party. See “The Company’s Relationship and Agreements with SITE Centers—Agreements with SITE Centers” for more information on these agreements.

Separation and Distribution Agreement

The Company, the Operating Partnership and SITE Centers will enter into the Separation and Distribution Agreement, which will set forth, among other things, the Company’s and the Operating Partnership’s agreements with SITE Centers regarding the principal transactions necessary to separate the Company and the Operating Partnership from SITE Centers, including providing for the allocation among the Company, the Operating Partnership and SITE Centers of SITE Centers’ assets, liabilities and obligations attributable to periods both prior to and following the separation of the Company and the Operating Partnership from SITE Centers. Furthermore, the Separation and Distribution Agreement will govern the rights and obligations among the Company, the Operating Partnership and SITE Centers regarding the distribution both prior to and following the completion of the separation.

Tax Matters Agreement

The Company and the Operating Partnership will enter into a Tax Matters Agreement with SITE Centers that will govern the respective rights, responsibilities and obligations of the Company, the Operating Partnership and SITE Centers after the distribution with respect to various tax matters. The Company’s obligations under the Tax Matters Agreement will not be limited in amount or subject to any cap. If the Company is required to pay any liabilities under the circumstances set forth in the Tax Matters Agreement or pursuant to applicable tax law, the amounts may be significant.

130

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Employee Matters Agreement

In connection with the separation and distribution, the Company and the Operating Partnership will enter into an Employee Matters Agreement with SITE Centers that will govern the respective rights, responsibilities, and obligations of the Company, the Operating Partnership and SITE Centers after the separation with respect to transitioning employees, equity plans and retirement plans, health and welfare benefits, and other employment, compensation, and benefit-related matters.

Shared Services Agreement

The Company, the Operating Partnership and SITE Centers will enter into the Shared Services Agreement, pursuant to which SITE Centers will provide the Operating Partnership with certain services and the Operating Partnership or its affiliates will provide SITE Centers with certain services, in each case for the term of the Shared Services Agreement. Pursuant to the Shared Services Agreement, the Operating Partnership or its affiliates will provide SITE Centers (i) leadership and management services that are of a nature customarily performed by leadership and management overseeing the business and operation of a REIT similarly situated to SITE Centers, including supervising various business functions of SITE Centers necessary for the day-to-day management operations of SITE Centers and its affiliates and (ii) transaction services that are of a nature customarily performed by a dedicated transactions team within an organization similarly situated to SITE Centers, including the provision of personnel at both the leadership and operational levels necessary to ensure effective and efficient preparation, negotiation, execution and implementation of real estate transactions, as well as overseeing post-transaction activities and alignment with SITE Centers’ strategic objectives. Additionally, SITE Centers will provide to the Operating Partnership the services of its employees and the use or benefit of SITE Centers’ assets, offices and other resources as may be necessary or useful to establish and operate various business functions of the Operating Partnership or its affiliates in a manner as would be established and operated for a REIT similarly situated to the Company.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits the Company to include a provision in its Charter eliminating the liability of its directors and officers to it and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Charter will contain a provision that eliminates its directors’ and officers’ liability to it and its stockholders for money damages to the maximum extent permitted by Maryland law. For more information, see “Description of Securities—Indemnification and Limitation of Directors’ and Officers’ Liability.”

131

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

DESCRIPTION OF SECURITIES

The following is a summary of the rights and preferences of the Company’s preferred and common stock. While the Company believes that the following description covers the material terms of the Company’s preferred and common stock, the description may not contain all of the information that is important to you. The Company encourages you to read carefully this entire Information Statement, the Charter and Bylaws and the other documents the Company refers to for a more complete understanding of the Company’s preferred and common stock. Copies of the Charter and Bylaws are filed as exhibits to the Registration Statement of which this Information Statement is a part. See “Where You Can Find More Information.”

Description of Preferred Stock

The Charter authorizes the Curbline Board to provide for the issuance of up to 100 million shares of preferred stock, $0.01 par value per share, in one or more classes or series, with such terms, preferences, conversion or other rights, voting powers, restrictions, ownership limitations, limitations as to dividends or other distributions, qualifications and redemption provisions, as the Curbline Board may approve, subject to certain restrictions.

If any preferred stock is publicly offered, the terms and conditions of such preferred stock, including any convertible preferred stock, will be set forth in an articles supplementary and described in a prospectus or prospectus supplement relating to the issuance of such preferred stock, if such preferred stock is registered. Because the Curbline Board has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock or other preferred stock, subject to certain restrictions. If the Company ever authorizes, creates and issues additional preferred stock with a distribution preference over common stock or preferred stock, payment of any distribution preferences of new outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock and junior preferred stock. Further, holders of preferred stock are normally entitled to receive a preference payment if the Company liquidates, dissolves, or winds up before any payment is made to the common stockholders, likely reducing the amount common stockholders and junior preferred stockholders, if any, would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional preferred stock may delay, prevent, render more difficult or tend to discourage the following:

•	a merger tender offer, or proxy contest;

•	the assumption of control by a holder of a large block of the Company’s securities or

•	the removal of incumbent management.

Also, subject to certain restrictions, the Curbline Board, without stockholder approval, may issue additional preferred stock with voting and conversion rights that could adversely affect the holders of common stock or preferred stock.

Description of Common Stock

The Charter provides that the Company may issue up to 400 million shares of the Company’s common stock, $0.01 par value per share. After giving effect to the separation and the other transactions described in this Information Statement, approximately      shares of the Company’s common stock will be issued and outstanding, based on the number of outstanding SITE Centers common shares as of    , 2024.

Voting Rights

Holders of the Company’s common stock are entitled to one vote per share on all matters voted on by stockholders, including election of our directors.

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Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Dividend Rights

Holders of the Company’s common stock are entitled to receive dividends when, as and if declared by the Curbline Board, out of funds legally available therefor. The rights, powers, preferences and privileges of holders of the Company’s common stock will be subject to those of the holders of any preferred stock or any other class or series of shares of capital stock the Company may authorize and issue in the future.

Liquidation Rights

If the Company is liquidated, dissolved or involved in any winding-up, the holders of its common stock are entitled to receive ratably any assets remaining after it has fully paid all of its liabilities, including any preferential amounts it owes with respect to any preferred stock the Company may authorize and issue in the future.

Preemptive or Other Rights

Holders of the Company’s common stock do not have preemptive rights, which means that they have no right to acquire any additional shares of common stock that the Company may subsequently issue.

Restrictions on Ownership and Transfer

In order for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year. “Individual” is defined in the Code to include certain entities. In addition, the Company’s capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Additionally, certain other requirements must be satisfied.

To help ensure that five or fewer individuals do not own more than 50% in value of the Company’s outstanding common stock, the Charter provides that, subject to certain exceptions (including those set forth below), no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 8% of the Company’s outstanding common stock prior to an exempt holder reduction event or more than 9.8% of the Company’s outstanding common stock from and after an exempt holder reduction event, which the Company refers to as the ownership limit. Under the Charter, an “exempt holder reduction event” means the date on which the Curbline Board determines, based on the annual written notice delivered by the exempt holder to the Company pursuant to the Charter, that the beneficial ownership of the exempt holder is 7.5% or less of the Company’s outstanding common stock. The Charter provides that the “exempt holder” may own, or be deemed to own by virtue of the attribution provisions of the Code, no more than 17.5% of the Company’s outstanding common stock prior to an exempt holder reduction event. Pursuant to the Charter, the “exempt holder” includes, collectively, (a) Professor Werner Otto, his wife Maren Otto and/or all descendants of Professor Werner Otto, including, without limitation, Alexander Otto, (b) trusts or family foundations established for the benefit of the individuals named in (a) above and (c) any partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other legal entity, in which the individuals or entities named under (a) hold (either directly or indirectly) more than 50% of the voting rights or more than 50% of the equity capital of any such partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company or other legal entity; provided that, from and after an exempt holder reduction event, no person, individually or collectively with any other persons, shall be, or shall be deemed an exempt holder for purposes of the Charter.

As rent from a related party tenant (any tenant 10% of which is owned, directly or constructively, by a REIT, including an owner of 10% or more of a REIT) is not qualifying rent for purposes of the gross income tests under the Code, the Charter provides that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the ownership limit), in

133

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

excess of 9.8% of the Company’s outstanding common stock, which the Company refers to as the related party limit. In connection with the separation from SITE Centers, the Company will enter into a waiver agreement pursuant to which it will waive the related party limit contained in its Charter that would otherwise have prohibited Alexander Otto and his family (and other persons who may be deemed to have constructive ownership of common stock owned by the Otto family) from constructively owning more than 9.8% of the Company’s outstanding common stock.

The Curbline Board, with a ruling from the IRS or an opinion or other advice of counsel, may exempt a person from the ownership limit if the person would not be deemed an “individual” and may exempt a person from the related party limit if the Curbline Board is satisfied that the ownership will not then or in the future jeopardize its status as a REIT. The Curbline Board may also exempt the exempt holder and any person who would constructively own common stock constructively owned by the exempt holder from the ownership limit in its sole discretion. As a condition of any exemption, the Curbline Board will require appropriate representations and undertakings from the applicant with respect to preserving its REIT status.

Finally, the Charter prohibits any transfer of common stock that would cause the Company to cease to be a “domestically controlled qualified investment entity” as defined in Section 897(h)(4)(B) of the Code.

The preceding restrictions on transferability and ownership of common stock may apply even if the Curbline Board determines that it is no longer in the Company’s best interests to continue to qualify as a REIT. The ownership limit and the related party limit will not be automatically removed even if the REIT provisions of the Code are changed to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving the Company’s status as a REIT, the effects of the ownership limit and the related party limit are to prevent any person or small group of persons from acquiring unilateral control of the Company. Any change in the ownership limit, other than modifications that may be made by the Curbline Board as permitted by the Charter, requires an amendment to the Charter, even if the Curbline Board determines that maintenance of REIT status is no longer in its best interests.

The Charter provides that upon a transfer or non-transfer event that results in a person beneficially or constructively owning common stock in excess of the applicable ownership limits or that results in the Company being “closely held” within the meaning of Section 856(h) of the Code, the person, which the Company refers to as a common stock prohibited owner, will not acquire or retain any rights or beneficial economic interest in the shares that would exceed such applicable ownership limits or result in the Company being closely held, which the Company refers to as common excess shares. Instead, the common excess shares will be automatically transferred to a person or entity unaffiliated with and designated by the Company to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by the Company within five days after the discovery of the transaction that created the common excess shares. The trustee will have the exclusive right to designate a person who may acquire the common excess shares without violating the applicable restrictions, which the Company refers to as a common stock permitted transferee, to acquire all of the shares held by the trust. The common stock permitted transferee must pay the trustee an amount equal to the fair market value (determined at the time of transfer to the permitted transferee) for the common excess shares. The trustee will pay to the common stock prohibited owner the lesser of (a) the value of the shares at the time they became common excess shares and (b) the price received by the trustee from the sale of the common excess shares to a common stock permitted transferee. The beneficiary will receive the excess of (x) the sale proceeds from the transfer to a common stock permitted transferee over (y) the amount paid to the common stock prohibited owner, if any, in addition to any dividends paid with respect to the common excess shares.

The Charter provides that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of its outstanding common stock must give written notice to the Company stating the name and address of such person, the number of shares owned, and a description of how such shares are held each year by January 31. In addition, each of those stockholders must provide supplemental information that the Company may request, in good faith, in order to determine its status as a REIT.

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Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits the Company to include a provision in its Charter eliminating the liability of its directors and officers to it and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Charter will contain a provision that eliminates its directors’ and officers’ liability to it and its stockholders for money damages to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter or bylaws provide otherwise, which the Charter will not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity and permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to or in which they may be made or threatened to be made a party or witness by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The MGCL prohibits the Company from indemnifying a director or officer who has been adjudged liable in a suit by the Company or on its behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by the Company or on its behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

The Charter obligates it to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

•

any individual who, while a director or officer of the Company and at its request, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Company expects to enter into indemnification agreements with its directors and certain officers which will provide for indemnification to the maximum extent permitted by Maryland law. The Company also expects to maintain a directors’ and officers’ insurance policy that will insure the directors and officers of the Company

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from claims arising out of an alleged wrongful act by such person in their respective capacities as directors and officers of the Company, subject to certain exceptions.

The limitation of liability and indemnification provisions that will be in the Charter may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit Curbline and its stockholders. Your investment may be adversely affected to the extent that, in a class action or direct suit, Curbline pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. However, these provisions will not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s fiduciary duties. The provisions will not alter the liability of directors under the federal securities laws.

Listing

The Company intends to list the Company’s common stock on the NYSE under the symbol “CURB.”

Transfer Agent and Registrar

The Company expects the transfer agent and registrar for the Company’s common stock to be Computershare Trust Company, N.A.

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CERTAIN ANTI-TAKEOVER PROVISIONS OF THE CHARTER AND BYLAWS

Although the following describes certain provisions of the Charter and Bylaws, it may not contain all of the information that is important to you. For a complete description, the Company refers you to its Charter and Bylaws.

The Charter and Bylaws contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by the Curbline Board.

Initially Classified Board

The Charter initially divides the Curbline Board into three classes, designated Class I, Class II and Class III. The directors first appointed to Class I will hold office for a term expiring at the annual meeting of stockholders to be held in 2025, the directors first appointed to Class II will hold office for a term expiring at the annual meeting of stockholders to be held in 2026 and the directors first appointed to Class III will hold office for a term expiring at the annual meeting of stockholders to be held in 2027. At the annual meeting of stockholders held in 2025, the successors to the directors whose terms expire at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in 2027. At the annual meeting of stockholders held in 2026 and each annual meeting of stockholders held thereafter, the successors to the directors whose terms expire will be elected to hold office for a term expiring at the annual meeting of stockholders held in the year following the year of their election (e.g., Class II directors elected at the 2026 annual meeting of stockholders will serve until the 2027 annual meeting of stockholders).

“Blank Check” Preferred Stock

The Charter authorizes “blank check” preferred stock, which could be issued by the Curbline Board without stockholder approval and may contain voting, liquidation, dividend and other rights superior to the Company’s common stock.

Size of the Board; Vacancies; Removal

The Charter and Bylaws provide that the number of directors on the Curbline Board may be fixed only by the Curbline Board. The Charter and Bylaws provide that the Curbline Board may increase its size and any vacancy on the Curbline Board may be filled only by the affirmative vote of a majority of the remaining directors then in office. The Charter also provides that stockholders may remove directors with or without cause by holders of the affirmative vote of a majority of the shares entitles to vote at the election of directors; provided that prior to conclusion of the annual meeting of stockholders to be held in 2027, such removal shall only be for cause.

No Cumulative Voting

The MGCL provides that stockholders can have the right to cumulate votes in the election of directors if the corporation’s charter provides for such rights and the terms on which such cumulative voting rights may be exercised. The Charter does not include a provision providing for any cumulative voting.

Stockholder Action by Written Consent

The Charter provides that stockholders may not act by written consent unless (a) such written consent is unanimous or (b) the action is advised, and submitted to the stockholders for approval, by the Curbline Board and the written consent of stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action is delivered to the Company in accordance with the MGCL. Stockholder action must otherwise take place at the annual or a special meeting of stockholders.

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Special Meeting of Stockholders

Stockholders who hold a majority of the shares of the Company’s outstanding common stock may call a special meeting.

Advance Notice of Stockholder Proposals and Nominations

The Bylaws establish advance notice procedures with respect to stockholder proposals for business to be conducted at meetings of the Company’s stockholders and for nominations of candidates for election to the Curbline Board.

Proxy Access

In addition to advance notice procedures, the Bylaws include provisions permitting, subject to certain terms and conditions, stockholders who have maintained continuous qualifying ownership of at least 3% of our outstanding common stock for at least three years to use our annual meeting proxy statement to nominate a number of director candidates not to exceed the greater of two candidates or 20% of the number of directors in office.

Exclusive Forum

The Bylaws provide that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on the Company’s behalf, other than any action asserting solely claims arising under federal securities laws, (b) any claim, action or proceeding asserting a claim based on an alleged breach of any duty owed by any of the Company’s directors, officers or other employees to the Company or to the Company’s stockholders, (c) any claim, action or proceeding asserting a claim against the Company or any of its directors, officers or other employees arising under or pursuant to any provision of the MGCL, the Charter or Bylaws or (d) any other claim, action or proceeding asserting a claim against the Company or any of its directors, officers or other employees that is governed by the internal affairs doctrine shall be, in each case, the Circuit Court for Baltimore City, Maryland, or, if that court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division.

Business Combinations

Under the Business Combination Act, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, and, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•

any person (other than the trust or a subsidiary) who beneficially, directly or indirectly, owns 10% or more of the voting power of the corporation’s outstanding stock after the date on which the corporation had 100 or more beneficial owners of stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period before the date in question and after the date on which the corporation had 100 or more beneficial owners of its stock, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the corporation’s then-outstanding voting stock of the corporation.

A person is not an interested stockholder under the Business Combination Act if the board of directors of the corporation approves in advance the transaction by which the person otherwise would have become an interested stockholder. In approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.

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After the five-year prohibition, any business combination between the Maryland corporation and the interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of outstanding voting stock of the board of directors other than voting stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the holders of the corporation’s common stock receive a minimum price, as defined under the Business Combination Act, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

As permitted under Maryland law, the Curbline Board has elected for the Company to opt out of the foregoing provisions on business combinations, provided that such business combination is first approved by the Curbline Board. However, the Company cannot assure you that the Curbline Board will not opt to be subject to such provisions in the future, including opting to be subject to such provisions retroactively.

Control Share Acquisitions

The Maryland Control Share Acquisition Act, or the MCSAA, provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquirer, by officers or by employees who are also directors of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares that, if aggregated with all other shares owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise or direct voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquirer is then entitled to vote as a result of having previously obtained shareholder approval or shares acquired directly from the corporation. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors to call a special meeting of shareholder to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquirer does not deliver an acquiring person statement as required by the statute, then the corporation may, subject to certain limitations and conditions, redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last acquisition of control shares by the acquiring person in a control share acquisition; or, if a meeting of stockholders is held at which the voting rights of the shares are considered and not approved, then as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer

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becomes entitled to exercise or direct the exercise of a majority of the voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The MCSAA does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The Company’s Bylaws contain a provision exempting any acquisition of its shares by any person from the foregoing provisions on control shares. In the event that the Company’s Bylaws are amended to modify or eliminate this provision, certain acquisitions of outstanding shares of its common stock may constitute control share acquisitions and may be subject to the MCSAA.

Unsolicited Takeovers

The Maryland Unsolicited Takeover Act (Title 3, Subtitle 8 of the MGCL), or the MUTA, permits a Maryland corporation that has a class of equity securities registered under the Exchange Act and at least three independent directors to elect, by provision in its charter or bylaws or a resolution of its board of directors and without the need for stockholder approval, and notwithstanding any contrary provision in the charter or bylaws, to be subject to any or all of five provisions, including:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•

a requirement that a vacancy on the board of directors be filled only by the affirmative vote of a majority of the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies; and

•

a provision that a special meeting of stockholders must be called upon stockholder request only on the written request of stockholders entitled to cast a majority of the votes entitled to be cast at the meeting.

The MUTA also permits a Maryland corporation to “opt out” of any or all provisions of the MUTA with express language in in its charter or a resolution of its board of directors. The Charter will provide that the Company has opted out of the provisions of MUTA that would allow the Curbline Board to unilaterally classify itself unless such election is first approved by the affirmative vote of a majority of the votes cast on the matter by stockholders entitled to vote generally in the election of directors.

Through provisions in the Charter and Bylaws unrelated to the MUTA, (1) the Curbline Board will initially be classified, (2) a director may be removed only by the affirmative vote of a majority of the shares then outstanding and entitled to vote generally in the election of directors; provided that prior to conclusion of the annual meeting of stockholders to be held in 2027, such removal shall only be for cause, (3) any vacancy on the Curbline Board may be filled only by the affirmative vote of a majority of the remaining directors then in office, (4) the Curbline Board has the exclusive power to fix the number of directors and (5) the Company requires the request of stockholders who hold a majority of the shares of the Company’s outstanding common stock to call a special meeting.

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Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain material U.S. federal income tax considerations relating to the Company’s qualification and taxation as a REIT and the acquisition, ownership and disposition of the Company’s common stock. The information in this section is based on the Code, current, temporary and proposed Treasury Regulations promulgated under the Code, the legislative history of the Code, current administrative interpretations and practices of the IRS (including its practices and policies as expressed in certain private letter rulings which are not binding on the IRS except with respect to the particular taxpayers who requested and received such rulings), and court decisions, all as of the date of this Information Statement. Future legislation, Treasury Regulations, administrative interpretations and practices and court decisions may adversely affect, perhaps retroactively, the tax considerations described herein. The Company has not requested, and does not plan to request, any rulings from the IRS concerning its tax treatment and the statements in this Information Statement are not binding on the IRS or any court. Thus, the Company can provide no assurance that these statements will not be challenged by the IRS or sustained by a court if challenged by the IRS.

This summary assumes that the common stock registered pursuant to the Company’s Registration Statement on Form 10, of which this Information Statement is a part, will be held as a capital asset (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its investment or tax circumstances, or to certain types of holders subject to special tax rules, such as financial institutions, insurance companies, tax-exempt organizations (except to the extent discussed under the subheading “—Taxation of Tax-Exempt U.S. Holders of the Company’s Common Stock” below), broker-dealers, partnerships and other pass-through entities or their partners or other investors, stockholders holding the Company’s common stock as part of a conversion transaction, or a hedge or hedging transaction or as a position in a straddle for tax purposes, and Non-U.S. Holders (as defined below) (except to the extent discussed under the subheading “—Taxation of Non-U.S. Holders of the Company’s Common Stock” below).

The U.S. federal income tax treatment of holders of the Company’s common stock depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular stockholder of holding the Company’s common stock will depend on the stockholder’s particular tax circumstances.

You are urged to consult with your tax advisors regarding the specific tax consequences to you of the acquisition, ownership and sale of the Company’s common stock, including the federal, state, local, foreign and other tax consequences of such acquisition, ownership and sale and of potential changes in applicable tax laws.

Taxation of the Company

General. The Company intends to elect to be taxed as a REIT under the Code, commencing with its initial taxable year ending December 31, 2024, upon the filing of its U.S. federal income tax return for such year. The Company believes that it has been organized, and expects to operate, in such a manner as to qualify for taxation as a REIT.

The law firm of Jones Day has acted as the Company’s tax counsel in connection with the filing of this Information Statement. In connection with the separation, the Company expects to receive an opinion of Jones Day to the effect that it has been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and the Company’s proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code commencing with its initial taxable year ending December 31, 2024. The opinion of Jones Day is based on current law, which is subject to change, possibly with retroactive effect. It must be emphasized that the opinion of Jones Day is based upon certain assumptions, representations and statements made by the Company, including representations made by the Company in a

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representation letter and certificate provided by one of the Company’s officers and the Company’s representations set forth in this Information Statement. Any variation from the representations and statements set forth herein or in the representation letter and certificate the Company has provided to Jones Day may affect the conclusions upon which its opinion is based. While the Company intends to operate so that it will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of certain determinations, and the possibility of future changes in its circumstances, no assurance can be given by Jones Day or by the Company that the Company will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued, and will not cover any subsequent periods.

Furthermore, an opinion of counsel is not binding on the IRS or any court and no assurance can be given that the IRS will not challenge the Company’s qualification as a REIT. Moreover, the Company’s qualification and taxation as a REIT depend upon its ability, through actual annual results of operations and methods of operation, to satisfy the various qualification tests imposed under the Code discussed below, including income types, asset composition and distribution levels, the results of which have not been and will not be reviewed or verified by Jones Day. In addition, the Company’s qualification and taxation as a REIT also depends on the satisfaction of certain requirements imposed under the Code discussed below with regard to the diversity of ownership of the Company’s stock, which Jones Day has not reviewed or verified and will not review or verify. Furthermore, the Company’s ability to qualify as a REIT also depends in part upon the results of operations, organizational structure and entity classification for U.S. federal income tax purposes of certain affiliated entities, including affiliates that have made elections to be taxed as REITs and for whom the actual results of the various REIT qualification tests are not being reviewed by Jones Day. Accordingly, no assurance can be given that the Company’s actual results of operations or the diversity of its stock ownership for any particular year have satisfied or will satisfy the requirements for qualification and taxation as a REIT.

Provided the Company qualifies for taxation as a REIT, it generally will not be subject to U.S. federal corporate income taxes on its taxable income that is distributed currently to its stockholders. This treatment substantially eliminates the “double taxation” (once at the corporate level when earned and once again at the stockholder level when distributed) that generally results from investment in a C corporation. However, the Company will be subject to U.S. federal income tax as follows:

First, the Company will be taxed at the regular corporate tax rate on any undistributed REIT taxable income, including undistributed net capital gains.

Second, if the Company has (a) net income from the sale or other disposition of “foreclosure property” (defined generally as property the Company acquired through foreclosure or after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business or (b) other nonqualifying income from foreclosure property, the Company will be subject to tax at the regular corporate tax rate on this income.

Third, the Company will be subject to a 100% tax on any net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business).

Fourth, if the Company fails to satisfy the 75% or 95% gross income tests (as discussed below), but has maintained its qualification as a REIT because it satisfied certain other requirements, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amounts by which it fails the 75% or 95% gross income tests multiplied by (b) a fraction intended to reflect its profitability.

Fifth, if the Company fails to satisfy any of the REIT asset tests (as described below) by more than a de minimis amount, due to reasonable cause and it nonetheless maintains its REIT qualification because of specified cure provisions, it will be required to pay a tax equal to the greater of $50,000 or the highest corporate tax rate multiplied by the net income generated by the nonqualifying assets that caused the Company to fail such test.

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Sixth, if the Company fails to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for the year, (b) 95% of its REIT capital gain net income for the year (other than certain long-term capital gains for which it makes a capital gains designation (described below) and on which it pays the tax), and (c) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed.

Seventh, if the Company acquires any asset from a corporation which is or has been a C corporation in a transaction in which the basis of the asset in the Company’s hands is determined by reference to the basis of the asset in the hands of the C corporation, and the Company subsequently recognizes gain on the disposition of the asset during the five-year period beginning on the date on which it acquired the asset, then the Company will be subject to tax at the highest regular corporate tax rate on the excess of (a) the fair market value of the asset over (b) its adjusted basis in the asset, in each case determined as of the date the Company acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the Company will not make an election pursuant to existing Treasury Regulations to recognize such gain at the time it acquires the asset.

Eighth, the Company will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions” or “excess interest.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of the Company’s tenants by a “taxable REIT subsidiary” of the Company. Redetermined deductions and excess interest generally represent amounts that are deducted by a TRS of the Company for amounts paid to it that are in excess of the amounts that would have been deducted based on arm’s length negotiations.

Ninth, if the Company fails to satisfy any provision of the Code that would result in its failure to qualify as a REIT (other than a violation of the REIT gross income tests or certain violations of the asset tests described below) and the violation is due to reasonable cause, the Company may retain its REIT qualification but will be required to pay a penalty of $50,000 for each such failure.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;

(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

(3)	that would be taxable as a domestic corporation, but for the special provisions of the Code applicable to REITs;

(4)	that is not a financial institution or an insurance company within the meaning of the Code;

(5)	that is beneficially owned by 100 or more persons;

(6)

not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year;

(7)	that meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions;

(8)	that elects to be a REIT, or has made such election for a previous year, and satisfies the applicable filing and administrative requirements to maintain qualification as a REIT and

(9)	that adopts a calendar year accounting period.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), certain pension funds and other

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Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

tax-exempt entities are treated as individuals, subject to a “look-through” exception with respect to certain pension funds. The Company believes that it has satisfied, or will satisfy, each of the above conditions. In addition, the Charter provides for restrictions regarding ownership and transfer of stock. These restrictions are intended to assist the Company in continuing to satisfy the stock ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that the Company will, in all cases, be able to satisfy the stock ownership requirements described in (5) and (6) above. In general, if the Company fails to satisfy these stock ownership requirements, its status as a REIT will terminate. However, if the Company complies with the rules in applicable Treasury Regulations that require it to ascertain the actual ownership of its stock, and the Company does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in condition (6) above, the Company will be treated as having met this requirement.

Ownership of Interests in Partnerships and Limited Liability Companies. In the case of a REIT that is a partner in a partnership, such as the Operating Partnership, or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, based on its capital interest in the partnership or limited liability company, subject to special rules relating to the 10% REIT asset test (described below). Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and items of gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company’s proportionate share of the assets and items of income of partnerships and limited liability companies taxed as partnerships, in which it is, directly or indirectly through other partnerships or limited liability companies taxed as partnerships, a partner or member, are treated as the Company’s assets and items of income for purposes of applying the REIT qualification requirements described in this Information Statement (including the income and asset tests described below).

Ownership of Interests in Taxable REIT Subsidiaries. REITs may own more than 10% of the voting power and value of securities in a TRS. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with the REIT to be treated as a TRS. A TRS also includes any corporation other than a REIT with respect to which a TRS owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. Other than some activities relating to lodging and healthcare facilities, a TRS may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A TRS is subject to income tax as a regular C corporation. In addition, a TRS may be prevented from deducting interest on debt funded directly or indirectly by its parent REIT if certain tests regarding the TRS’s debt to equity ratio and interest expense are not satisfied. A REIT’s ownership of securities of a TRS will not be subject to the 10% or 5% asset tests described below, and its operations will be subject to the provisions described above related to the operation of lodging and healthcare facilities.

Income Tests. The Company must satisfy two gross income requirements annually to maintain its qualification as a REIT. First, in each taxable year at least 75% of the Company’s gross income (excluding gross income from prohibited transactions) must be derived directly or indirectly from investments relating to real property or mortgages secured by real property, including “rents from real property,” dividends from other REITs, interest income derived from mortgage loans secured by real property and gains from the sale of real estate assets (other than gain from the sale or other disposition of a Non-Qualified Publicly Offered REIT Debt Instrument, as defined below), as well as certain types of temporary investment income. Second, in each taxable year at least 95% of the Company’s gross income (excluding gross income from prohibited transactions) must be derived directly or indirectly from income from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

144

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Rents the Company receives will qualify as “rents from real property” for purposes of satisfying the gross income tests for a REIT described above only if all of the following conditions are met:

•

The amount of rent must not be based in any way on the income or profits of any person, although rents generally will not be excluded solely because they are based on a fixed percentage or percentages of gross receipts or gross sales.

•

The Company, or an actual or constructive owner of 10% or more of the value of the Company’s outstanding stock, must not actually or constructively own 10% or more of the interests in a tenant of the Company, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such a tenant that is the Company’s TRS, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are comparable to rents paid by the Company’s other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a TRS in which the Company owns shares possessing more than 50% of the voting power or more than 50% of the total value of outstanding stock of such TRS.

•

Rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.”

•

For rents received to qualify as “rents from real property,” the REIT generally must not operate or manage the property or furnish or render services to the tenants of the property (subject to a 1% de minimis exception), other than through an independent contractor from whom the REIT derives no revenue or through a TRS. The REIT may, however, directly perform certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Any amounts the Company receives from a TRS with respect to the TRS’s provision of non-customary services will, however, be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

The Company does not intend to charge rent for any property that is based in whole or in part on the net income or profits of any person (except by reason of being based on a percentage of gross receipts or sales, as heretofore described), and the Company does not intend to rent any personal property (other than in connection with a lease of real property where less than 15% of the total rent is attributable to personal property). To the extent that the Company provides services under its leases, and the performance of such services provided by the Company would cause amounts received from its tenants to be excluded from rents from real property, the Company intends to hire a TRS, or an independent contractor from whom the Company derives no revenue, to perform such services.

On February 23, 2009, SITE Centers entered into a stock purchase agreement with Mr. Alexander Otto to issue and sell to him, Katharina Otto-Bernstein, Dr. Michael Otto and Janina Otto, referred to herein collectively as the Otto Family, in excess of 20% of SITE Centers’ then outstanding common shares. In connection with the separation from SITE Centers, the Company will enter into a waiver agreement pursuant to which it will waive the related party limit contained in its Charter that would otherwise have prohibited the Otto Family (and other persons who may be deemed to have constructive ownership of common stock owned by the Otto Family) from constructively owning more than 9.8% of the Company’s outstanding common stock.

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Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

The waiver agreement will contain provisions for monitoring and restricting ownership by the Otto Family of the Company’s tenants. These provisions, however, may not ensure that rents from the Company’s tenants will qualify as “rents from real property.”

For purposes of these gross income tests, the term “interest” generally does not include any amount received or accrued (directly or indirectly) if the determination of some or all of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

The Company may enter into hedging transactions with respect to one or more of its assets or liabilities.

The Company’s hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Except to the extent determined by the IRS, income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as such as specified in the Code and that hedges indebtedness incurred or to be incurred by the Company to acquire or carry real estate as specified in the Code or that hedges existing hedging positions after any portion of the hedged indebtedness or property is extinguished or disposed of will not constitute gross income for purposes of the 95% gross income test and the 75% gross income test and therefore will be exempt from these gross income tests. The term “hedging transaction,” as used above, generally means any transaction the Company enters into in the normal course of its business primarily to manage risk of interest rate changes or fluctuations with respect to borrowings made or to be made by it, and it also includes a transaction entered into to manage the risk of currency fluctuations with respect to any items of income or gain that would be qualifying income under the 75% and 95% gross income tests. To the extent that the Company hedges with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. The Company intends to structure any hedging transactions in a manner that does not jeopardize its status as a REIT.

If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Code. The Company generally may make use of the relief provisions if:

•

following the Company’s identification of the failure to meet the 75% or 95% gross income tests for any taxable year, it files a schedule with the IRS setting forth each item of its gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations and

•	the Company’s failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that it intentionally accrues or receives exceeds the limits on nonqualifying income, the IRS could conclude that the Company’s failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, the Company will not qualify as a REIT. As discussed above, even if these relief provisions apply, and the Company retains its status as a REIT, a tax would be imposed with respect to the Company’s nonqualifying income. The Company may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of its income.

Prohibited Transaction Income. Any gain the Company realizes on the sale of any property held primarily for sale to customers in the ordinary course of business, other than foreclosure property and certain property for which a safe harbor is met, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Whether property is held primarily for sale to customers in the ordinary course of a trade or business depends on all the facts and circumstances surrounding the particular transaction. The Company does not intend to engage in prohibited transactions.

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Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Penalty Tax. Any redetermined rents, redetermined deductions or excess interest the Company generates will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of the Company’s tenants by one of its TRSs, and redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to the Company that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Rents the Company receives will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, the Company would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for tenant services over the amount actually paid.

Asset Tests. At the close of each quarter of the Company’s taxable year, it also must satisfy certain tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company’s total assets must be represented by real estate assets, cash, cash items and government securities. For purposes of this test, real estate assets include real property (including interests in real property and interests in mortgages on real property) and common stock (or transferable certificates of beneficial interest) in other REITs, debt instruments issued by REITs that are required to file annual and periodic reports with the SEC under the Exchange Act, or Publicly Offered REITs, as well as any stock or debt instruments that are purchased with the proceeds of a stock offering or public offering of debt with a maturity date of at least five years, but only for the one-year period beginning on the date the Company receives such proceeds. Second, not more than 25% of the Company’s total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, of the investments included in the 25% asset class, and except for investments in another REIT, a qualified REIT subsidiary, or a QRS, or a TRS, the value of any one issuer’s securities may not exceed 5% of the value of the Company’s total assets, and the Company may not own more than 10% of the total vote or value of the outstanding securities of any one issuer except, in the case of the 10% value test, securities satisfying the “straight debt” safe-harbor. Certain types of securities the Company may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of the Company’s interest in the assets of a partnership or limited liability company in which the Company own an interest will be based on its proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. Fourth, no more than 20% of the value of the Company’s assets may be comprised of securities of one or more TRSs. Fifth, no more than 25% of the value of the Company’s assets may be represented by debt issued by Publicly Offered REITs unless the debt instrument would otherwise be treated as a real estate asset, or a Non-Qualified Publicly Offered REIT Debt Instrument. After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the Company fails to satisfy an asset test because it acquires securities or other property during a quarter, it can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests. If the Company failed to cure any noncompliance with the asset tests within the 30-day cure period, it would fail to qualify as a REIT unless it is eligible for certain relief provisions discussed below.

Certain relief provisions may be available to the Company if it fails to satisfy the asset tests described above after the 30-day cure period. Under these provisions, the Company will be deemed to have met the 5% and 10% REIT asset tests if the value of its nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of its assets at the end of the applicable quarter or (b) $10,000,000, and (ii) the Company disposes of the nonqualifying assets or otherwise satisfies such tests within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or the period of time prescribed by Treasury Regulations to be issued. For violations due to reasonable cause and not willful neglect that are in excess of the de minimis exception described above, the Company may avoid disqualification as a REIT under any of the asset tests, after the 30-day cure period, by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other

147

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

actions, which allow the Company to meet the asset test within six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the regular corporate tax rate multiplied by the net income generated by the nonqualifying assets and (iii) disclosing certain information to the IRS.

Although the Company expects to satisfy the asset tests described above and plans to take steps to ensure that it satisfies such tests for any quarter with respect to which retesting is to occur, there can be no assurance the Company will always be successful. If the Company fails to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, the Company would cease to qualify as a REIT.

Annual Distribution Requirements. To maintain the Company’s qualification as a REIT, it is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 90% of the Company’s “REIT taxable income” (computed without regard to the dividends paid deduction and the Company’s net capital gain) and (b) 90% of the Company’s net income (after tax), if any, from foreclosure property minus (ii) the excess of (a) the sum of certain items of non-cash income (i.e., income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable) over (b) 5% of “REIT taxable income” as described above.

In addition, if the Company disposes of any asset it acquired from a corporation which is or has been a C corporation in a transaction in which the Company’s basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the five-year period following the Company’s acquisition of such asset, the Company would be required to distribute at least 90% of the after-tax gain, if any, it recognized on the disposition of the asset, to the extent that gain does not exceed the excess of (a) the fair market value of the asset on the date the Company acquired the asset over (b) the Company’s adjusted basis in the asset on the date it acquired the asset.

The Company must pay the distributions described above in the taxable year to which they relate, or current distributions, or in the following taxable year if they are either (i) declared before the Company timely files its tax return for such year and paid on or before the first regular dividend payment after such declaration, or throwback distributions or (ii) paid during January to stockholders of record in October, November or December of the prior year, or deemed current distributions. Throwback distributions are taxable to the Company’s stockholders for the year in which they are paid, even though the distributions relate to the prior year for purposes of the Company’s 90% distribution requirement. Current distributions are taxable for the year they are paid and deemed current distributions, although distributed in January are taxable for the year of their record date. To the extent that the Company does not distribute all of its net capital gain or distributes at least 90%, but less than 100%, of its “REIT taxable income,” as adjusted, the Company will be subject to tax thereon at the regular corporate income tax rate. The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements.

The Company generally expects that its REIT taxable income will be less than its cash flow because of the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements discussed above. However, from time to time, the Company may not have sufficient cash or other liquid assets to meet these distribution requirements because of timing differences between the actual receipt of income and actual payment of deductible expenses, the inclusion of income and deduction of expenses in arriving at its taxable income and the required use of cash flow to pay down indebtedness, if incurred. If these timing differences occur or cash flow is used to repay indebtedness, in order to meet the distribution requirements, the Company may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends.

Under certain circumstances, the Company may be able to rectify a failure (due to, for example, an IRS adjustment such as an increase in the Company’s taxable income or a reduction in reported expenses) to meet the

148

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

90% distribution requirement for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in the Company’s deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends. However, the Company will be required to pay interest to the IRS based on the amount of any deduction taken for deficiency dividends.

In addition, the Company would be subject to a 4% excise tax to the extent it fails to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of the Company’s REIT ordinary income for such year, 95% of the Company’s REIT capital gain income for the year (other than certain long-term capital gains for which the Company makes a Capital Gains Designation (as defined below) and on which it pays the tax), and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which a REIT-level corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating the excise tax.

Earnings and Profits Distribution Requirement. In order to qualify as a REIT, the Company cannot have at the end of any taxable year any undistributed “earnings and profits” that are attributable to a “C corporation” taxable year (i.e., a year in which a corporation is neither a REIT nor an S corporation).

The Company intends to make timely distributions to satisfy the annual distribution requirements.

Failure To Qualify. Specified cure provisions are available to the Company in the event that it violates a provision of the Code that would result in its failure to qualify as a REIT. These cure provisions would reduce the instances that could lead to the Company’s disqualification as a REIT for violations due to reasonable cause and would instead generally require the payment of a monetary penalty. If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company, and it will not be required to distribute any amounts to its stockholders. As a result, the Company’s failure to qualify as a REIT would reduce the cash available for distribution by the Company to its stockholders. In addition, if the Company fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of the Company’s current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company would also be disqualified from taxation as a REIT for the four taxable years following the year during which it lost its qualification. It is not possible to state whether in all circumstances the Company would be entitled to this statutory relief.

The rule against re-electing REIT status following a loss of such status would also apply to the Company if SITE Centers fails to qualify as a REIT, and the Company is treated as a successor to SITE Centers for U.S. federal income tax purposes. Although, as described under the heading “The Company’s Relationship and Agreements with SITE Centers—Agreements with SITE Centers—Tax Matters Agreement,” SITE Centers will represent in the Tax Matters Agreement that commencing with its taxable year ending in December 31, 1993 through its taxable year ending on December 31, 2023, SITE Centers was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and will covenant to qualify as a REIT under the Code for its taxable year ending December 31, 2024 (unless SITE Centers obtains an opinion from a nationally recognized tax counsel or a private letter ruling from the IRS to the effect that SITE Centers’ failure to maintain its REIT status will not cause the Company to fail to qualify as a REIT under the successor REIT rule referred to above), no assurance can be given that such representation and covenant would prevent the Company from failing to qualify as a REIT. Although, in the event of a breach, the Company may be able to seek damages from SITE Centers, there can be no assurance that such damages, if any, would appropriately compensate the Company.

149

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Tax Aspects of the Operating Partnership

In General. The Company owns and will owns all or substantially all of its assets through the Operating Partnership, and the Operating Partnership in turn may own a substantial portion of its assets through interests in various partnerships and limited liability companies.

We expect that the Operating Partnership’s partnership subsidiaries will be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are classified as partnerships for U.S. federal income tax purposes are treated as “pass-through” entities that are not required to pay U.S. federal income taxes. Rather, partners are allocated their share of the items of income, gain, loss, deduction and credit of the partnership and are potentially required to pay tax on that income without regard to whether the partners receive a distribution of cash from the partnership. The Company will include in its income its allocable share of the foregoing items for purposes of computing the Company’s REIT taxable income, based on the Operating Agreement. For purposes of applying the REIT income and asset tests, the Company will include its pro rata share of the income generated by and the assets held by the Operating Partnership, including the Operating Partnership’s share of the income and assets of any subsidiary partnerships, generally based on the Company’s capital interests in the Operating Partnership. See “—Taxation of the Company—Ownership of Interests in Partnerships and Limited Liability Companies.”

The Company’s ownership of interests in such subsidiaries involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities, as opposed to associations taxable as corporations, for U.S. federal income tax purposes. If the Operating Partnership or one or more of its subsidiary partnerships or disregarded entities, were treated as an association taxable as a corporation, it would be subject to U.S. federal income taxes on its income. In that case, the character of the entity and its income would change for purposes of the asset and income tests applicable to REITs and could prevent the Company from satisfying these tests. See “—Taxation of the Company—Asset Tests” and “—Taxation of the Company—Income Tests.” This, in turn, could prevent the Company from qualifying as a REIT. See “—Taxation of the Company—Failure to Qualify” for a discussion of the effect of the Company’s failure to meet these tests for a taxable year.

The Company believes the Operating Partnership and other subsidiary partnerships and limited liability companies that do not elect REIT or TRS status have been and will be classified as partnerships or disregarded entities for U.S. federal income tax purposes.

Publicly Traded Partnership Status

Although a domestic unincorporated entity is generally treated as a partnership (if it has more than one owner) or a disregarded entity (if it has a single owner) for U.S. federal income tax purposes, in certain situations such an entity may be treated as a corporation for U.S. federal income tax purposes, including if the entity is a “publicly traded partnership” that does not qualify for an exemption based on the character of its income. A partnership is a “publicly traded partnership” under Section 7704 of the Code if (i) interests in the partnership are traded on an established securities market; or (ii) interests in the partnership are readily tradable on a “secondary market” or the “substantial equivalent” of a secondary market. A partnership will not be treated as a publicly traded partnership if it qualifies for certain safe harbors, one of which applies to certain partnerships with 100 or fewer partners. There is no guarantee that the Operating Partnership will qualify for any of these safe harbors.

The right of a holder of Operating Partnership common units to redeem the units for cash (or shares of our common stock at our option) may cause such units to be considered readily tradable on the substantial equivalent of a secondary market, and the Operating Partnership may not be eligible for a safe harbor at all times. If the Operating Partnership, or one of its subsidiaries, is treated as a publicly traded partnership, it will be taxed as a corporation for U.S. federal income tax purposes unless at least 90% of its gross income has consisted and will consist of “qualifying income” under Section 7704 of the Code. Qualifying income generally includes real

150

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

property rents and certain other types of passive income. The income requirements applicable to REITs under the Code and the definition of qualifying income under the publicly traded partnership rules are very similar. Although differences exist between these two income tests, we do not believe that these differences will cause the Operating Partnership to fail the 90% qualifying income test applicable to publicly traded partnerships in the event that the Operating Partnership were taxed as a publicly traded partnership.

Allocations of Income, Gain, Loss and Deduction. A partnership agreement (or other operating agreement of a partnership) will generally determine the allocation of income and losses among partners for U.S. federal income tax purposes so long as the agreement provides for allocations that comply with the provisions of Section 704(b) of the Code and the related Treasury Regulations. Generally, Section 704(b) of the Code and the related Treasury Regulations require that partnership allocations respect the economic arrangement of their partners. If an allocation is not recognized by the IRS for U.S. federal income tax purposes, the item subject to the allocation will be reallocated according to the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss in the Operating Partnership and its partnership subsidiaries are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties. In general, when property is contributed to a partnership in exchange for a partnership interest, the partnership inherits the carry-over tax basis of the contributing partner in the contributed property. Any difference between the fair market value and the adjusted tax basis of contributed property at the time of contribution is referred to as a “book-tax difference.” Under Section 704(c) of the Code, income, gain, loss and deduction attributable to property with a book-tax difference that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution and to the extent possible under the applicable method elected under Section 704(c) of the Code, the non-contributing partners receive allocations of depreciation and gain or loss for tax purposes comparable to the allocations they would have received in the absence of book-tax differences. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners or members. Similar tax allocations are required with respect to the book-tax differences in the assets owned by a partnership when additional assets are contributed in exchange for a new partnership interest.

Certain of the Operating Partnership’s assets may have book-tax differences, and the agreement of limited partnership of the Operating Partnership requires such allocations to be made in a manner consistent with Section 704(c) of the Code. As a result, the Company may be allocated lower amounts of depreciation and other deductions for tax purposes, and possibly greater amounts of taxable income in the event of a disposition, as compared to its share of such items for economic or book purposes. Thus, these rules may cause the Company to recognize taxable income in excess of cash proceeds, which might adversely affect the Company’s ability to comply with the REIT distribution requirements. See “—Taxation of the Company—Annual Distribution Requirements.”

Withholding Obligations with respect to Non-U.S. Partners. In the event a non-U.S. limited partner is admitted into the Operating Partnership, the Operating Partnership generally will be required to withhold with respect to the non-U.S. limited partner’s share of the Operating Partnership income (with such rates based on the character of the items comprising the income and the status of the limited partner for U.S. federal income tax purposes), regardless of the amounts distributed to such non-U.S. limited partner. The Company will be liable for any under-withholdings (including interest and penalties). The Operating Partnership will have to make the withholding payments in any event even if the withholding obligation exceeds a limited partner’s share of distributions. Unless it can recover the excess withholdings from the limited partner, the Operating Partnership will have to find other sources of cash to fund excess withholdings. The Company also generally must withhold under FIRPTA or otherwise on the amount realized if and when a non-U.S. limited partner exercises its

151

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

redemption rights and exchanges its units for shares of Company common stock (or cash funded by the Company). The Operating Partnership also may be required to withhold on distributions made to a transferee who acquires units from a non-U.S. limited partner if the transferee did not properly withhold with respect to a non-U.S. transferor.

Partnership Audit Rules. Under the rules applicable to U.S. federal income tax audits of partnerships, the partnership itself may be liable for a hypothetical increase in partner-level taxes (including interest and penalties) resulting from an adjustment of “partnership-related items” on audit, or the imputed adjustment amount, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment (and thus potentially causing the partners at the time of the audit adjustment to bear taxes attributable to former partners). The rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed against the affected partners, subject to a higher rate of interest than otherwise would apply (often referred to as a “push-out election”). Applicable Treasury Regulations provide that when a push-out election causes a partner that is itself a partnership to be assessed with its share of such additional taxes from the adjustment, such partnership may cause such additional taxes to be pushed out to its own partners. In addition, these Treasury Regulations provide that a partnership may request a modification of the imputed adjustment amount based on partnership adjustments allocated to a relevant partner where the modification is based on deficiency dividends distributed by a partner that is a REIT. It is possible that the Operating Partnership and subsidiary partnerships in which the Company directly and indirectly invests may be subject to U.S. federal income tax, interest and penalties in the event of a U.S. federal income tax audit as a result of the foregoing rules, and as a result, the Company could be required to bear the economic cost of taxes attributable to the Company as a direct or indirect partner of such partnerships.

Taxation of Taxable U.S. Holders of the Company’s Common Stock

The following summary describes certain U.S. federal income tax consequences to taxable U.S. Holders (as defined below) with respect to an investment in the Company’s common stock. Certain U.S. federal income tax consequences applicable to tax-exempt stockholders are described under the subheading “—Taxation of Tax-Exempt U.S. Holders of the Company’s Common Stock” below and certain U.S. federal income tax consequences applicable to Non-U.S. Holders are described under the subheading “—Taxation of Non-U.S. Holders of the Company’s Common Stock” below.

As used herein, the term “U.S. Holder” means a beneficial owner of the Company’s securities who, for U.S. federal income tax purposes:

•	is a citizen or resident of the United States;

•

is a corporation or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia;

•	is an estate the income of which is subject to U.S. federal income taxation regardless of its source or

•

is a trust (1) whose administration is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership, including for this purpose any arrangement or entity that is treated as a partnership for U.S. federal income tax purposes, holds the Company’s common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the Company’s common stock, you are urged to consult with your own tax advisors about the consequences of the acquisition, ownership and sale of the Company’s common stock by the partnership.

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Distributions Generally. As long as the Company qualifies as a REIT, distributions out of the Company’s current or accumulated earnings and profits, other than capital gain dividends discussed below, generally will constitute dividends taxable to the Company’s taxable U.S. Holders as ordinary income. For purposes of determining whether distributions to holders of the Company’s common stock are out of current or accumulated earnings and profits, the Company’s earnings and profits will be allocated first to the Company’s outstanding preferred stock (if any) and then to the Company’s common stock. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Holders that are corporations.

Because the Company generally is not subject to U.S. federal income tax on the portion of its REIT taxable income distributed to its stockholders, the Company’s ordinary dividends generally are not eligible for the reduced rate on qualifying dividend income currently available to most non-corporate taxpayers. However, U.S. stockholders that are individuals, trusts and estates generally may deduct up to 20% of the ordinary dividends (e.g., dividends that are not designated as capital gain dividends or qualified dividend income) received from the Company for taxable years beginning after December 31, 2017 and before January 1, 2026. Although this deduction reduces the effective tax rate applicable to certain dividends paid by the Company (generally to 29.6% assuming the stockholder is subject to the 37% maximum rate), such tax rate is still higher than the tax rate applicable to corporate dividends that constitute qualified dividend income.

To the extent that the Company makes distributions in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Holder. This treatment will reduce the adjusted basis that each U.S. Holder has in its common stock for tax purposes by the amount of the distribution (but not below zero). Distributions in excess of a U.S. Holder’s adjusted basis in its common stock will be taxable as capital gains (provided that the common stock has been held as a capital asset) and will be taxable as long-term capital gain if the common stock has been held for more than one year. Dividends the Company declares in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months will be treated as both paid by the Company and received by the stockholders on December 31 of that year, provided the Company actually pays the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of the Company’s net operating losses or capital losses.

Capital Gain Distributions. Distributions that the Company properly designates as capital gain dividends (and undistributed amounts for which it properly make a capital gains designation) will be taxable to U.S. Holders as gains (to the extent that they do not exceed the Company’s actual net capital gain for the taxable year) from the sale or disposition of a capital asset. Depending on the period of time the Company has held the assets which produced these gains, and on certain designations, if any, which the Company may make, these gains may be taxable to non-corporate U.S. Holders at preferential rates, depending on the nature of the asset giving rise to the gain. Corporate U.S. Holders may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income.

Taxable Stock Dividends. The IRS has issued a Revenue Procedure authorizing elective cash/stock dividends to be made by publicly offered REITs (e.g., REITs that are required to file annual and periodic reports with the U.S. Securities and Exchange Commission under the Exchange Act). Pursuant to the Revenue Procedure 2017-45, effective for distributions declared on or after August 11, 2017, the IRS will treat the distribution of stock pursuant to an elective cash/stock dividend as a distribution of property under Section 301 of the Code (e.g., a dividend), as long as at least 20% of the total dividend is available in cash and certain other parameters detailed in the Revenue Procedure are satisfied. It is possible that the Company will issue elective cash/stock dividends to the Company’s stockholders. You are urged to consult your own tax advisors regarding the possible receipt of dividends paid in the form of cash and stock in accordance with Revenue Procedure 2017-45.

Passive Activity Losses and Investment Interest Limitations. Distributions the Company makes and gain arising from the sale or exchange by a U.S. Holder of the Company’s common stock will be treated as portfolio income. As a result, U.S. Holders generally will not be able to apply any “passive losses” against this income or gain. A

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U.S. Holder may elect to treat capital gain dividends, capital gains from the disposition of common stock and qualified dividend income as investment income for purposes of computing the investment interest limitation, but in such case, the stockholders will be taxed at ordinary income rates on such amount. Other distributions the Company makes (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of the Company’s common stock, however, will not be treated as investment income under certain circumstances.

Retention of Net Long-Term Capital Gains. The Company may elect to retain, rather than distribute as a capital gain dividend, its net long-term capital gains. If the Company makes this election, or a Capital Gains Designation, it would pay tax on its retained net long-term capital gains. In addition, to the extent the Company makes a Capital Gains Designation, a U.S. Holder generally would:

•

include its proportionate share of the Company’s undistributed long-term capital gains in computing its long-term capital gains in its income tax return for its taxable year in which the last day of the Company’s taxable year falls (subject to certain limitations as to the amount that is includable);

•	be deemed to have paid the capital gains tax imposed on the Company on the designated amounts included in the U.S. Holder’s long-term capital gains;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it and

•	in the case of a U.S. Holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be issued.

Dispositions of Common Stock. Generally, if you are a U.S. Holder and you sell or dispose of your common stock, you will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property you receive on the sale or other disposition and your adjusted basis in the common stock for tax purposes. This gain or loss will be capital if you have held the common stock as a capital asset and, except as provided below, will be long-term capital gain or loss if you have held the common stock for more than one year. However, if you are a U.S. Holder and you recognize loss upon the sale or other disposition of common stock that you have held for six months or less (after applying certain holding period rules), the loss you recognize will be treated as a long-term capital loss, to the extent you received distributions from the Company that were required to be treated as long-term capital gains. Certain non-corporate U.S. Holders (including individuals) may be eligible for reduced rates of taxation in respect of long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding. The Company reports to its U.S. Holders of its common stock and the IRS the amount of dividends paid during each calendar year, and the amount of any tax withheld. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to dividends paid unless the holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide the Company with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status. See “—Taxation of Non-U.S. Holders of the Company’s Common Stock.”

Medicare Tax. Certain U.S. Holders of the Company’s common stock that are individuals, estates or trusts and whose income exceeds certain thresholds will be subject to a 3.8% Medicare tax on, among other things,

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Confidential Treatment Requested by Curbline Properties Corp.

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dividends on and capital gains from the sale or other disposition of stock, unless such dividends or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. Holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the Company’s common stock.

Taxation of Tax-Exempt U.S. Holders of the Company’s Common Stock

The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income, or UBTI, when received by a tax-exempt entity. Based on that ruling, and provided that (i) a tax-exempt U.S. stockholder has not held the Company’s common stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or ownership of common stock is financed through a borrowing by the tax-exempt stockholder) and (ii) the Company’s common stock is not otherwise used in an unrelated trade or business, dividend income from the Company and income from the sale of the Company’s common stock generally will not be UBTI to a tax-exempt stockholder.

Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, are subject to different UBTI rules, that generally will require them to characterize distributions from the Company as UBTI.

Notwithstanding the above, a pension trust (i) that is described in Section 401(a) of the Code and is tax-exempt under Section 501(a) of the Code and (ii) that owns more than 10% of the value of the Company’s common stock could be required to treat a percentage of the dividends from the Company as UBTI if the Company is a pension-held REIT. The Company will not be a pension-held REIT unless (i) either (a) one pension trust owns more than 25% of the value of its common stock or (b) a group of pension trusts, each individually holding more than 10% of the value of its common stock, collectively owns more than 50% of its outstanding common stock and (ii) the Company would not have qualified as a REIT without relying upon the “look through” exemption for certain trusts under Section 856(h)(3) of the Code to satisfy the requirement that not more than 50% in value of its outstanding common stock is owned by five or fewer individuals. The Company does not expect to be classified as a pension held REIT, but because its common stock are publicly traded, the Company cannot guarantee this will always be the case.

Tax-exempt stockholders are encouraged to consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences of an investment in the Company’s common stock.

Taxation of Non-U.S. Holders of the Company’s Common Stock

The following summary describes certain U.S. federal income tax consequences to Non-U.S. Holders (as defined below) with respect to an investment in the Company’s common stock. As used herein, a “Non-U.S. Holder” means a beneficial owner of the Company’s securities that is not a U.S. Holder and is not a partnership or other entity that is treated as a partnership for U.S. federal income tax purposes. For purposes of this discussion, the term “Non-U.S. Holder does not include foreign sovereigns and their controlled entities nor does the term include “qualified foreign pension funds” as defined in the Code, each of which are subject to special rules. The rules governing U.S. federal income taxation of Non-U.S. Holders of the Company’s common stock are complex and no attempt is made herein to provide more than a brief summary of such rules. Non-U.S. Holders are urged to consult their own tax advisors concerning the U.S. federal, state, local and foreign tax consequences to them of an acquisition of the Company’s common stock, including tax return filing requirements and the U.S. federal, state, local and foreign tax treatment of dispositions of interests in, and the receipt of distributions from, the Company.

Distributions Generally. Distributions that are neither attributable to gain from the Company’s sale or exchange of U.S. real property interests nor designated by the Company as capital gain dividends will be treated as

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Confidential Treatment Requested by Curbline Properties Corp.

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dividends of ordinary income to the extent that they are made out of the Company’s current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by you of a U.S. trade or business. Under some treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are treated as effectively connected with the conduct of a U.S. trade or business will be subject to tax on a net basis (that is, after allowance for deductions), generally in the same manner (and at the same rates) as dividends paid to U.S. Holders are subject to tax, and are generally not subject to withholding. Any such dividends received by a Non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

The Company expects to withhold U.S. federal tax at the rate of 30% on any distributions made to you unless:

•	a lower treaty rate applies and you file with the Company an IRS Form W-8BEN or IRS Form W-8BEN-E evidencing eligibility for that reduced treaty rate or

•	you file an IRS Form W-8ECI with the Company claiming that the distribution is income effectively connected with your U.S. trade or business.

Distributions in excess of the Company’s current and accumulated earnings and profits will not be taxable to you to the extent that such distributions do not exceed your adjusted basis in the Company’s common stock. Instead, the distribution will reduce the adjusted basis of such common stock. To the extent that such distributions exceed your adjusted basis in the Company’s common stock, they will give rise to gain from the sale or exchange of such common stock. The tax treatment of this gain is described below. Because the Company generally cannot determine at the time it makes a distribution whether the distribution will exceed its current and accumulated earnings and profits, the Company expects to treat all distributions as made out of its current or accumulated earnings and profits and the Company therefore expects to withhold tax on the entire amount of any distribution at the same rate as it would withhold on a dividend. However, amounts withheld should generally be refundable if it is subsequently determined that the distribution was, in fact, in excess of the Company’s current and accumulated earnings and profits.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of U.S. Real Property Interests. Distributions to you that the Company properly designates as capital gain dividends, other than those arising from the disposition of a U.S. real property interest, generally should not be subject to U.S. federal income taxation, unless (1) the investment in the Company’s common stock is treated as effectively connected with your U.S. trade or business, in which case you will be subject to the same treatment as U.S. Holders with respect to such gain, except that a Non-U.S. Holder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above; or (2) you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case you will be subject to a 30% tax on your capital gains.

Distributions that are attributable to gain from sales or exchanges of “U.S. real property interests” by the Company are taxable to a Non-U.S. Holder under special provisions of the Code known as the FIRPTA. The term “U.S. real property interests” includes interests in U.S. real property and interests in certain entities that hold, directly or indirectly interests in U.S. real property. Under FIRPTA, subject to the 10% Exception (discussed below), a distribution attributable to gain from sales of U.S. real property interests is considered effectively connected with a U.S. trade or business of the Non-U.S. Holder and will be subject to U.S. federal income tax at the rates applicable to U.S. Holders (subject to a special alternative minimum tax adjustment in the case of nonresident alien individuals), without regard to whether the distribution is designated as a capital gain dividend. In addition, the Company will generally be required to withhold tax equal to 21% of the amount of distribution attributable to gain from the sale or exchange of the U.S. real property interest.

However, any distribution with respect to any class of equity securities which is regularly traded on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to

156

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

the 21% U.S. withholding tax described above, if you did not own more than 10% of such class of equity securities at any time during the one-year period ending on the date of the distribution, or the 10% Exception. Instead, such distributions will be treated as ordinary dividend distributions and, as a result, Non-U.S. Holders generally would be subject to withholding tax on such distributions in the same manner as they are subject to ordinary dividends.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts designated by the Company as retained capital gains in respect of the common stock held by Non-U.S. Holders generally should be treated in the same manner as actual distributions by the Company of capital gain dividends. Under this approach, you would be able to offset as a credit against your U.S. federal income tax liability resulting from your proportionate share of the tax paid by the Company on such retained capital gains, and to receive from the IRS a refund to the extent your proportionate share of such tax paid by the Company exceeds your actual U.S. federal income tax liability.

Sale of Common Stock. Gain recognized by a Non-U.S. Holder upon the sale or exchange of the Company’s common stock generally will not be subject to U.S. taxation unless such common stock constitute a U.S. real property interest. The Company’s common stock will not constitute a U.S. real property interest if it is a domestically controlled qualified investment entity, which includes a REIT. A REIT is domestically controlled if, at all times during a specified testing period, less than 50% in value of its common stock are held directly or indirectly by Non-U.S. Holders. Recently finalized regulations require a REIT to “look through” certain foreign controlled domestic corporations to their owners when determining whether the REIT is domestically controlled. The Company believes that it is, and expects to continue to be, a domestically controlled REIT. However, because the Company’s common stock is publicly traded, no assurance can be given that it is or will be a domestically controlled REIT.

Even if the Company does not qualify as a domestically controlled REIT at the time you sell or exchange its common stock, gain arising from such a sale or exchange would not be subject to tax under FIRPTA as a sale of a U.S. real property interest provided that (i) such common stock are of a class of the Company’s common stock that is regularly traded, as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and (ii) you owned, actually and constructively, 10% or less in value of such class of the Company’s common stock throughout the shorter of the period during which you held such common stock or the five-year period ending on the date of the sale or exchange.

If gain on the sale or exchange of the Company’s common stock were subject to taxation under FIRPTA, you would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. Holder (subject to any applicable alternative minimum tax and a special alternative minimum tax adjustment in the case of nonresident alien individuals) and the purchaser of the common stock would be required to withhold and remit to the IRS 15% of the purchase price.

Notwithstanding the foregoing, gain from the sale or exchange of the Company’s common stock not otherwise subject to FIRPTA will be taxable to you if either (i) the investment in the Company’s common stock is effectively connected with your U.S. trade or business or (ii) you are a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met.

Backup Withholding Tax and Information Reporting. The Company will, where required, report to the IRS and to Non-U.S. Holders, the amount of dividends paid, the name and address of the recipients, and the amount, if any, of tax withheld. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the Non-U.S. Holder’s country of residence. Payments of dividends made to a Non-U.S. Holder may be subject to backup withholding (currently at a rate of 24%) unless the Non-U.S. Holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either the Company or its paying agent has actual knowledge, or reason to know, that the holder is a U.S. person.

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Confidential Treatment Requested by Curbline Properties Corp.

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The gross proceeds from the disposition of the Company’s common stock may be subject to information reporting and backup withholding. If a Non-U.S. Holder sells common stock outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to such Non-U.S. Holder outside the United States, then the backup withholding and information reporting requirements generally will not apply to that payment. However, information reporting, but not backup withholding, generally will apply to a payment of sales proceeds, even if that payment is made outside the United States, if the Non-U.S. Holder sells common stock through a non-U.S. office of a broker that has specified types of connections with the United States, unless the broker has documentary evidence in its records that the Non-U.S. Holder is not a United States person and specified conditions are met, or the holder otherwise establishes an exemption. If a Non-U.S. Holder receives payments of the proceeds of a sale of common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless such holder properly provides an IRS Form W-8BEN (or another appropriate version of IRS Form W-8) certifying that such holder is not a United States person or otherwise establishes an exemption, and the broker does not know or have reason to know that such Non-U.S. Holder is a U.S. person.

Backup withholding is not an additional tax. Rather, any amounts withheld under the backup withholding rules will generally be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. You are urged to consult your own tax advisors regarding the application of information reporting and backup withholding rules to your particular situation, the availability of an exemption therefrom, and the procedure for obtaining such an exemption, if applicable.

FATCA. FATCA imposes a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source dividends and gross proceeds from the sale or other disposition of certain securities producing such U.S.-source dividends made to (i) “foreign financial institutions” unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a holder might be eligible for refunds or credits of such taxes. Under final Treasury Regulations, as modified by certain IRS guidance, the withholding obligations described above generally apply to payments of U.S.-source dividends made on or after July 1, 2014. Under proposed Treasury Regulations, the preamble to which specified that taxpayers may rely on them pending finalization, the FATCA withholding requirement on gross proceeds was eliminated. The rules under FATCA are complex. Non-U.S. Holders and holders that hold the Company’s common stock through a non-U.S. intermediary should consult their own tax advisors regarding the implications of FATCA on an investment in the Company’s common stock.

State and Local Tax Consequences

The Company may be subject to state or local taxation in various state or local jurisdictions, including those in which it transacts business and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which they reside. The Company’s state and local tax treatment may not conform to the U.S. federal income tax treatment discussed above. In addition, your state and local tax treatment may not conform to the U.S. federal income tax treatment discussed above. You are urged to consult with your own tax advisors regarding the effect of state and local tax laws on an investment in the Company’s common stock.

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Confidential Treatment Requested by Curbline Properties Corp.

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PARTNERSHIP AGREEMENT

A summary of the material terms and provisions of the Amended and Restated Agreement of Limited Partnership of the Operating Partnership, or the Partnership Agreement, is set forth below. The following summary is subject to and qualified in its entirety by reference to Delaware law and the Partnership Agreement. For more detail, please refer to the Partnership Agreement itself, a copy of which will be filed with the SEC and will be incorporated by reference as an exhibit to the Registration Statement on Form 10 of which this Information Statement is a part. For purposes of this section, references to the “Company” and the “general partner” refer to Curbline, in its capacity as the general partner of the Operating Partnership. See the section entitled “Where You Can Find More Information.”

Management of the Operating Partnership

The Company is the sole general partner of the Operating Partnership, which is organized as a Delaware limited partnership. The Company expects to conduct substantially all of its operations and make substantially all of its investments through the Operating Partnership. Except as otherwise expressly provided in the Partnership Agreement, the Company has full, exclusive and complete responsibility and discretion in the management and control of the Operating Partnership, including the ability to cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions and refinancings, make distributions to partners, and to cause changes in the Operating Partnership’s business activities. The Partnership Agreement will require that the Operating Partnership be operated in a manner that permits the Company to qualify as a REIT.

Transferability of General Partner Interests; Extraordinary Transactions

The Company may voluntarily withdraw from the Operating Partnership or transfer or assign the Company’s interest in the Operating Partnership or engage in any merger, consolidation or other combination, or sale of all or substantially all of the Company’s assets without obtaining the consent of limited partners if either:

•	the Company is the surviving entity in the transaction and its shareholders do not receive cash, securities or other property in the transaction;

•

as a result of such a transaction, all limited partners (other than the Company) will receive for each common unit an amount of cash, securities and other property equal in value to the greatest amount of cash, securities and other property paid in the transaction to a holder of shares of the Company’s common stock, provided that if, in connection with the transaction, a purchase, tender or exchange offer shall have been made to and accepted by the holders of more than 50% of the outstanding shares of the Company’s common stock, each holder of common units (other than those held by the Company or its subsidiaries) shall be given the option to exchange its common units for the greatest amount of cash, securities or other property that a limited partner would have received had it (A) exercised its redemption right (described below) and (B) sold, tendered or exchanged pursuant to the offer the shares of the Company’s common stock received upon exercise of the redemption right immediately prior to the expiration of the offer or

•

if immediately after such a transaction (i) substantially all of the assets of the successor or surviving entity, other than common units held by the Company, are owned, directly or indirectly, by the Operating Partnership or another limited partnership or limited liability company, which the Company refers to as the surviving partnership; (ii) the rights, preferences and privileges of the limited partners in the surviving partnership are at least as favorable as those in effect immediately prior to the consummation of such transaction and as those applicable to any other limited partners or non-managing members of the surviving partnership (who have, in either case, the rights of a common equity holder); and (iii) such rights of the limited partners include the right to exchange their common units in the surviving partnership for at least one of: (A) the consideration paid in the transaction to a holder of shares of the Company’s common stock or (B) if the ultimate controlling person of the

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surviving partnership has publicly traded common equity securities, such common equity securities, with an exchange ratio based on the relative fair market value of such securities and the shares of the Company’s common stock as of the time of the transaction.

The Company also may transfer all or any portion of its general partner interest to a wholly owned subsidiary, including any TRS or QRS, and following such transfer may withdraw as the general partner.

Limited partners generally have no voting or consent rights, except with respect to certain amendments to the Partnership Agreement that may be adopted by the general partner. Amendments to reflect the issuance of additional partnership interests or to set forth or modify the designations, rights, powers, duties and preferences of holders of any additional partnership interests in the partnership may be made by the general partner without the consent of the limited partners. In addition, amendments that would not adversely affect the rights of the limited partners in any material respect and certain other specified types of amendments may be made by the general partner without the consent of the limited partners. Otherwise, amendments to the Partnership Agreement that would adversely affect the rights of the limited partners in any material respect must be approved by limited partners holding a majority of the common units (including the common units held by the Company and its affiliates) and, if such amendments would modify certain provisions of the Partnership Agreement relating to distributions, allocations, and redemptions, among others, the consent of a majority in interest of the common units held by limited partners (other than the Company and its affiliates) is required if such an amendment would disproportionately affect such limited partners. In addition, any amendment to the Partnership Agreement that would convert a limited partner interest into a general partner interest (except for the Company’s acquiring such interest) or modify the limited liability of a limited partner would require the consent of each limited partner adversely affected or otherwise will be effective against only those limited partners who provide consent.

Capital Contributions

The Partnership Agreement provides that if the Operating Partnership requires additional funds at any time in excess of funds available to the Operating Partnership from borrowing or capital contributions, the Company may borrow such funds from a financial institution or other lender and lend such funds to the Operating Partnership on substantially the same terms and conditions as are applicable to the Company’s borrowing of such funds. Under the Partnership Agreement, if the Company issues any additional equity securities, it is obligated, subject to certain exceptions, including in connection with issuances of dividends or distributions, to contribute the net proceeds from such issuance as additional capital to the Operating Partnership and it will receive additional common units with economic interests substantially similar to those of the securities it issued. In addition, if the Company contributes additional capital to the Operating Partnership, it generally will revalue the property of the Operating Partnership to its fair market value (as determined by the Company) and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property (that has not been reflected in the capital accounts previously) would be allocated among the partners under the terms of the Partnership Agreement if there were a taxable disposition of such property for its fair market value (as determined by the Company) on the date of the revaluation. The Operating Partnership may issue preferred partnership interests, in connection with acquisitions of property or otherwise, which could have priority over common partnership interests with respect to distributions from the Operating Partnership, including the partnership interests that the Company owns.

Redemption Rights

Pursuant to the Partnership Agreement, except as set forth in any separate agreement entered into between the Operating Partnership and the applicable limited partner, any future limited partners, other than the Company or its subsidiaries, will receive redemption rights, which will enable them to cause the Operating Partnership to redeem the common units held by such limited partners in exchange for cash or, at the Company’s option, shares of the Company’s common stock on a one-for-one basis. The cash redemption amount per common unit would be based on the market price of the Company’s common stock at the time of redemption. The number of shares

160

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

of the Company’s common stock issuable upon redemption of common units held by limited partners may be adjusted upon the occurrence of certain events such as stock dividends, stock subdivisions or combinations. The Company expects to fund cash redemptions, if any, out of available cash or borrowings. Notwithstanding the foregoing, a limited partner will not be entitled to exercise its redemption rights if the delivery of common stock to the redeeming limited partner could cause:

•	the redeeming partner or any other person to violate any of the restrictions on ownership and transfer of the Company’s stock contained in the Charter;

•	the Operating Partnership to cease to be classified as a partnership for U.S. federal income tax purposes (except as a result of the redemption of all units other than those owned by the Company);

•

the Operating Partnership to become, with respect to any employee benefit plan subject to Title I of Employee Retirement Income Security Act of 1974, or ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e) of the Code);

•	any portion of the assets of the Operating Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.2-101;

•

the Operating Partnership to fail to qualify for any of the safe harbors from treatment as a “publicly traded partnership,” as such term is defined in Section 7704(b) of the Code, or cause the Operating Partnership to derive income that is not “qualifying income” within the meaning of Section 7704(d) of the Code;

•	the Operating Partnership to be regulated under the Investment Company Act of 1940, the Investment Advisers Act of 1940, as amended, or ERISA;

•

a transfer to a lender to the Operating Partnership, or any person who is “related” and whose loan constitutes a “non-recourse liability” (each within the meaning of Section 1.752-4 of the Federal Income Tax Regulations promulgated under the Code);

•

an adverse effect on the Company’s ability to continue to qualify as a REIT or, except with its consent, cause any taxes to become payable by the Company under Section 857 or Section 4981 of the Code or

•	the Operating Partnership to become subject to a withholding obligation under section 1446(f) of the Code.

The Company may, in its sole and absolute discretion or, in certain cases, upon the advice of counsel, waive any of these restrictions.

Reimbursement of Expenses

In addition to the administrative and operating costs and expenses incurred by the Operating Partnership, the Operating Partnership or one of its subsidiaries generally will pay all of the Company’s administrative costs and expenses, including:

•	all expenses relating to the Company’s formation and continuity of existence and operation;

•	all expenses relating to offerings, registrations and repurchases of securities, including those incurred in connection with issuing or redeeming interests in the Operating Partnership;

•	all expenses associated with the preparation and filing of any of the Company’s periodic or other reports and communications under U.S. federal, state or local laws or regulations;

•	all expenses associated with the Company’s compliance with laws, rules and regulations promulgated by any regulatory body;

•	all expenses for compensation of the Company’s directors, director nominees, officers and employees and

•	all of the Company’s other operating or administrative costs incurred in the ordinary course of business on behalf of the Operating Partnership.

161

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Exculpation and Indemnification of the General Partner

The Partnership Agreement provides that none of the general partner, its affiliates nor any of their directors, officers, agents or employees nor any officers, agents or employees of the Operating Partnership or its affiliates (each of which we refer to as a “covered person”) will be liable to the Operating Partnership, any of its partners or any assignees for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or any act or omission unless such covered person acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

In addition, the Partnership Agreement requires the Operating Partnership to indemnify the general partner, its directors and such other persons (including affiliates, officers, employees and agents of the general partner or the Operating Partnership or any of their respective subsidiaries or representatives of the Operating Partnership) as the general partner may designate from time to time, in its sole and absolute discretion, to the fullest extent permitted by Delaware law, including from and against any and all claims that relate to the operations of the Operating Partnership or the general partner in which any such indemnitee may be involved, or is threatened to be involved, as a party or otherwise, except to the extent (i) the act or omission was material to the matter giving rise to the proceeding and either was committed in bad faith, constituted fraud or was the result of active and deliberate dishonesty; (ii) an improper personal benefit in money, property or services was actually received; or (iii) in the case of any criminal proceeding, there was reasonable cause to believe that the act or omission was unlawful.

No indemnitee may subject any partner of the Operating Partnership to personal liability with respect to this indemnification obligation as this indemnification obligation will be satisfied solely out of the assets of the Operating Partnership and any insurance proceeds.

Distributions

The Partnership Agreement provides that, subject to the terms of any preferred partnership interests, the Operating Partnership will make non-liquidating distributions at such time and in such amounts as determined by the Company in its sole discretion, to the Company and the limited partners in accordance with their respective percentage interests in the Operating Partnership.

Upon liquidation of the Operating Partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans and subject to the terms of any preferred partnership interests, any remaining assets of the partnership will be distributed to the Company and the limited partners with positive capital accounts in accordance with their respective positive capital account balances unless otherwise modified by an award agreement.

Allocations

Profits and losses of the partnership (including depreciation and amortization deductions) for each taxable year generally will be allocated to the Company and the other limited partners in accordance with the respective percentage interests in the partnership, subject to certain allocations to be made with respect to LTIP units as described below (or as modified by an award agreement) or the terms of any preferred partnership interests. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Code and Treasury Regulations promulgated thereunder. To the extent Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit, the Company, as the general partner, shall have the authority to elect the method to be used by the Operating Partnership for allocating items with respect to any contributed property for which fair market value differs from the adjusted tax basis at the time of contribution, or with respect to properties that are revalued and carried for purposes of maintaining capital accounts at a value different from adjusted tax basis at the time of revaluation, and such election shall be binding on all partners.

162

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

LTIP Units

The Company may cause the Operating Partnership to issue LTIP units, which are intended to qualify as “profits interests” in the Operating Partnership for U.S. federal income tax purposes, to certain persons providing services to or for the benefit of the Operating Partnership. LTIP units may be issued subject to performance- and/or service-based vesting requirements, which, if they are not met, may result in the automatic forfeiture or repurchase of any issued LTIP units. Generally, LTIP units will be entitled to the same non-liquidating distributions and allocations of profits and losses as the common units on a per unit basis unless otherwise modified or required by an award agreement.

As with common units, liquidating distributions with respect to LTIP units are made in accordance with the holder’s positive capital account balances associated with these LTIP units. However, unlike common units, upon issuance, LTIP units generally will have a capital account equal to zero. Upon the sale of all or substantially all of the assets of the Operating Partnership or a book-up event for tax purposes in which the book values of the Operating Partnership’s assets are adjusted, holders of LTIP units will be entitled to priority allocations of any book gain that may be allocated by the Operating Partnership to increase the value of their capital accounts associated with their LTIP units until these capital accounts are equal, on a per unit basis, to the capital accounts associated with the common units. In addition, once the capital account associated with a vested LTIP unit has increased to an amount equal, on a per unit basis, to the capital accounts associated with the common units, that LTIP unit will be automatically converted into a common unit. The book gain that may be allocated to increase the capital accounts associated with LTIP units is comprised in part of unrealized gain, if any, inherent in the property of the Operating Partnership on an aggregate basis at the time of a book-up event. Book-up events are events that, for U.S. federal income tax purposes, require or permit a partnership to revalue its property and allocate any unrealized gain or loss since the last book-up event to its partners. Book-up events generally include, among other things, the issuance or redemption by a partnership of more than a de minimis partnership interest.

LTIP units may be converted into common units once such LTIP units have vested, as further described in the Partnership Agreement, and will be subject to mandatory conversion in the event of certain corporate transactions or events, as further described in the Partnership Agreement. LTIP units are not entitled to the redemption right described above, but any common units into which LTIP units are converted are entitled to this redemption right. In general, LTIP units vote with the common units and do not have any separate voting rights except in connection with actions that would materially and adversely affect the rights of the LTIP units.

Term

The Operating Partnership will continue indefinitely, or until sooner dissolved upon:

•

an event of withdrawal of the general partner, as defined in the Delaware Revised Uniform Limited Partnership Act (unless a majority of the partnership interests held by the limited partners elect to continue the partnership);

•	an election by the general partner, in its sole and absolute discretion;

•	entry of a decree of judicial dissolution or

•	the sale or other disposition of all or substantially all of the assets of the Operating Partnership.

Tax Matters

The Partnership Agreement provides that the Company, as the sole general partner of the Operating Partnership, or the Company’s designee will be the partnership representative of the Operating Partnership and, in such capacity will have authority to handle tax audits and to make tax elections under the Code on behalf of the Operating Partnership.

163

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

WHERE YOU CAN FIND MORE INFORMATION

The Company has filed with the SEC a Registration Statement on Form 10, including exhibits and schedules filed with the Registration Statement of which this Information Statement is a part, under the Exchange Act, with respect to the Company’s common stock to be distributed. This Information Statement is part of, and does not contain all of the information set forth in, the Registration Statement and exhibits and schedules to the Registration Statement. For further information with respect to the Company and the Company’s common stock to be distributed, reference is made to the Registration Statement, including the exhibits and schedules to the Registration Statement. You may review a copy of the Registration Statement, including its exhibits and schedules on the Internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this Information Statement is not incorporated by reference in this Information Statement.

As a result of the separation, the Company will become subject to the information and reporting requirements of the Exchange Act and will file periodic reports, proxy statements and will make available to its stockholders annual reports containing audited financial information for each year and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

You should rely only on the information contained in this Information Statement or to which the Company has referred you. The Company has not authorized any person to provide you with different information or to make any representation not contained in this Information Statement.

164

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

INDEX TO FINANCIAL STATEMENTS

CURBLINE PROPERTIES CORP.

CURBLINE PROPERTIES CORP. PREDECESSOR

All other schedules are omitted because they are not applicable or the required information is shown in the combined financial statements or notes thereto.

F-1

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of SITE Centers Corp.

Opinion on the Financial Statement – Balance Sheet

We have audited the accompanying balance sheet of Curbline Properties Corp. (the “Company”) as of July 31, 2024, including the related notes (collectively referred to as the “financial statement”).

In our opinion, the financial statement presents fairly, in all material respects, the financial position of the Company as of July 31, 2024 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

The financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statement based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit of this financial statement in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement, whether due to error or fraud.

Our audit included performing procedures to assess the risks of material misstatement of the financial statement, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statement. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statement. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Cleveland, OH

August 16, 2024

We have served as the Company’s auditor since 2024.

F-2

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Curbline Properties Corp.

BALANCE SHEET

(In thousands)

July 31, 2024
Assets
Cash and cash equivalents	$1

$1

Liabilities and Equity
Equity
Common stock, par value $0.01 per share; 1,000 shares authorized; 100 shares issued at July 31, 2024	$—
Additional paid-in-capital	1

Total equity	$1

The accompanying notes are an integral part of these financial statements.

F-3

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Notes to Balance Sheet

1. Organization and Description of Business

Curbline Properties Corp. (the “Company”), was incorporated in the state of Maryland on October 25, 2023 and was capitalized with $1,000 in July of 2024. The Company is a direct, wholly owned subsidiary of SITE Centers Corp. (“SITE Centers”), formed in contemplation of a spin-off transaction in which SITE Centers plans to contribute substantially all of its convenience properties to the Company, or its subsidiaries, and distribute all the outstanding voting shares of common stock of the Company to SITE Centers’ common shareholders.

2. Summary of Significant Accounting Policies

The financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) as set forth within the Financial Accounting Standards Board’s Accounting Standards Codification. Statements of operations, equity and cash flows have not been prepared as no material substantive transactions have taken place aside from the initial capitalization on July 15, 2024. The Company has been capitalized with the issuance of 100 shares of common stock ($0.01 par value per share).

3. Subsequent Events

In connection with the preparation of these financial statements, subsequent events were evaluated through August 16, 2024, the date this balance sheet was available to be issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

F-4

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of SITE Centers Corp.

Opinion on the Financial Statements

We have audited the accompanying combined balance sheets of Curbline Properties Corp. Predecessor (the “Curbline Predecessor”), a business of SITE Centers Corp., as of December 31, 2023 and 2022, and the related combined statements of operations, of equity and of cash flows for each of the three years in the period ended December 31, 2023, including the related notes and financial statement schedules listed in the accompany index (collectively referred to as the “combined financial statements”). In our opinion, the combined financial statements present fairly, in all material respects, the financial position of the Curbline Predecessor as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These combined financial statements are the responsibility of the Curbline Predecessor’s management. Our responsibility is to express an opinion on the Curbline Predecessor’s combined financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Curbline Predecessor in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these combined financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the combined financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the combined financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the combined financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

June 28, 2024

We have served as the Curbline Predecessor’s auditor since 2024.

F-5

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Curbline Properties Corp. Predecessor

COMBINED BALANCE SHEETS

(In thousands)

	December 31,
	2023	2022
Assets
Land	$316,212	$260,044
Buildings	622,414	515,264
Fixtures and tenant improvements	58,676	34,708

	997,302	810,016
Less: Accumulated depreciation	(136,168)	(113,561)

	861,134	696,455
Construction in progress	13,504	24,552

Total real estate assets, net	874,638	721,007

Cash and cash equivalents	566	77
Restricted cash	155	513
Accounts receivable	11,528	9,115
Intangible assets, net	34,330	27,027
Other assets	415	280

	$921,632	$758,019

Liabilities and Equity
Mortgage indebtedness, net	$25,758	$38,845
Below-market leases, net	21,243	14,971
Accounts payable and other liabilities	11,993	12,425

Total liabilities	58,994	66,241

Commitments and contingencies (Note 9)
Equity
Curbline Predecessor equity	862,638	691,778

Total equity	862,638	691,778

	$921,632	$758,019

The accompanying notes are an integral part of these combined financial statements.

F-6

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Curbline Properties Corp. Predecessor

COMBINED STATEMENTS OF OPERATIONS

(In thousands)

	For the Year Ended December 31,
	2023	2022	2021
Revenues from operations:
Rental income	$93,004	$72,855	$52,194
Other income	656	281	123

	93,660	73,136	52,317

Rental operation expenses:
Operating and maintenance	10,653	7,385	4,671
Real estate taxes	11,261	7,990	6,105
General and administrative	5,215	3,775	3,299
Depreciation and amortization	31,993	26,627	15,004

	59,122	45,777	29,079

Other income (expense):
Interest expense	(1,520)	(1,619)	(2,146)
Other expense	(2,376)	(10)	(7)
Gain on disposition of real estate	371	—	—

	(3,525)	(1,629)	(2,153)

Net income	$31,013	$25,730	$21,085

Income attributable to non-controlling interest	—	—	(427)

Net income attributable to Curbline Predecessor	$31,013	$25,730	$20,658

The accompanying notes are an integral part of these combined financial statements.

F-7

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Curbline Properties Corp. Predecessor

COMBINED STATEMENTS OF EQUITY

(In thousands)

	Curbline Predecessor Equity	Non-Controlling Interest	Total
Balance, December 31, 2020	$312,939	$(1,528)	$311,411
Acquisition of non-controlling interest	(5,503)	1,101	(4,402)
Net transactions with SITE Centers	60,819	—	60,819
Net income	20,658	427	21,085

Balance, December 31, 2021	388,913	—	388,913
Acquisition of non-controlling interest	(411)	—	(411)
Net transactions with SITE Centers	277,546	—	277,546
Net income	25,730	—	25,730

Balance, December 31, 2022	691,778	—	691,778
Net transactions with SITE Centers	139,847	—	139,847
Net income	31,013	—	31,013

Balance, December 31, 2023	$862,638	$—	$862,638

The accompanying notes are an integral part of these combined financial statements.

F-8

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Curbline Properties Corp. Predecessor

COMBINED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2023	2022	2021
Cash flow from operating activities:
Net income	$31,013	$25,730	$21,085
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	31,993	26,627	15,004
Amortization of debt issuance costs	161	161	176
Gain on disposition of real estate	(371)	—	—
Net change in accounts receivable	(2,667)	(1,773)	608
Net change in accounts payable and accrued expenses	(753)	(1,582)	(418)
Net change in other operating assets and liabilities	(135)	722	(228)

Total adjustments	28,228	24,155	15,142

Net cash flow provided by operating activities	59,241	49,885	36,227

Cash flow from investing activities:
Real estate acquired, net of liabilities and cash assumed	(163,423)	(304,587)	(71,950)
Real estate improvements to operating real estate	(23,164)	(18,877)	(6,153)
Proceeds from disposition of real estate	563	—	—

Net cash flow used for investing activities	(186,024)	(323,464)	(78,103)

Cash flow from financing activities:
Repayment of mortgage debt	(12,933)	(3,801)	(15,329)
Acquisition of non-controlling interests	—	(411)	(4,402)
Transactions with SITE Centers	139,847	277,546	60,819

Net cash flow provided by financing activities	126,914	273,334	41,088

Net increase (decrease) in cash, cash equivalents and restricted cash	131	(245)	(788)
Cash, cash equivalents and restricted cash, beginning of period	590	835	1,623

Cash, cash equivalents and restricted cash, end of period	$721	$590	$835

The accompanying notes are an integral part of these combined financial statements.

F-9

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Notes to Combined Financial Statements

1. Nature of Business

On October 30, 2023, SITE Centers Corp. (“SITE Centers”) announced that it intended to separate its portfolio of convenience retail properties from the rest of its operations (collectively, the “Curbline Business” or “Curbline Predecessor”), into a separate publicly-traded company expected to separate on or around October 1, 2024. To accomplish this separation, in October 2023, SITE Centers formed a Maryland corporation, Curbline Properties Corp. (“Curbline” or the “Company”), to own the Curbline Business. The separation will be effected by means of a pro rata special distribution of all outstanding shares of Curbline common stock to the holders of SITE Centers common shares as of the record date for the distribution (the “Distribution”).

As of December 31, 2023, Curbline Predecessor consisted of 65 assets comprising approximately 2.2 million square feet of gross leasable area (“GLA”) located in the United States and are geographically diversified principally across the Southeast, Mid-Atlantic, Southwest and Mountain regions along with Texas. Amounts relating to the number of properties and GLA are unaudited.

Following the separation from SITE Centers, Curbline plans to elect to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2024 and intends to maintain its status as a REIT for U.S. federal income taxes purposes in future periods.

The Curbline Business is operated as one segment, which owns and operates convenience retail properties. The tenant base of the Curbline Business primarily includes a diversified mixture of national and local retail tenants. Consequently, the Curbline Business’ credit risk is concentrated in the retail industry.

2. Basis of Presentation

The accompanying historical combined financial statements and related notes of the Curbline Business do not represent the balance sheets, statements of operations and cash flows of a legal entity, but rather a combination of entities under common control that have been “carved-out” of SITE Centers’ consolidated financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). All intercompany transactions and balances have been eliminated in combination. The preparation of these combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the combined financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

As of December 31, 2023, the Curbline Predecessor portfolio consisted of 65 convenience retail properties, of which 26 properties were carved out of existing shopping centers owned by SITE Centers. Curbline Predecessor’s process of allocating the land value to the carved-out properties was to conclude on the acquisition date the fair value per square foot of convenience retail land with the residual value allocated to the existing shopping center which was validated with market comparisons. Curbline Predecessor’s process of allocating the building value at the carved-out convenience retail property as compared to the shopping center, is based on annualized base rent as of the date of acquisition or based on specific identification of costs for ground up developments as of the date placed in service. Curbline Predecessor’s process of allocating mortgage indebtedness and interest expense for these properties was based on the percentage of total assets at acquisition date or refinancing. The mortgages related to the carved-out assets were repaid during the years ended December 31, 2022 and 2021.

These combined financial statements reflect the revenues and direct expenses of the Curbline Predecessor and include material assets and liabilities of SITE Centers that are specifically attributable to the Curbline Business. Curbline Predecessor equity in these combined financial statements represents the excess of total assets over total liabilities. Curbline Predecessor equity is impacted by contributions from and distributions to SITE

F-10

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Centers, which are the result of treasury activities and net funding provided by or distributed to SITE Centers prior to the Distribution, as well as the allocated costs and expenses described below.

The combined financial statements include the revenues and direct expenses of the Curbline Predecessor. Net transactions with SITE Centers shown in the combined statements of equity include contributions from and distributions to SITE Centers, which are the result of treasury activities and net funding provided by or distributed to SITE Centers prior to the Distribution, in addition to the indirect costs and expenses allocated to Curbline Predecessor by SITE Centers. Further, the combined financial statements include an allocation of indirect costs and expenses incurred by SITE Centers related to the Curbline Business, primarily consisting of compensation and other general and administrative costs that have been allocated using the relative percentage of GLA of the Curbline Business and SITE Centers’ management’s knowledge of the Curbline Business. The amounts allocated in the accompanying combined financial statements are not necessarily indicative of the actual amount of such indirect expenses that would have been recorded had the Curbline Predecessor been a separate independent entity. SITE Centers believes the assumptions underlying SITE Centers’ allocation of indirect expenses are reasonable.

3. Summary of Significant Accounting Policies

Real Estate

Real estate assets, which include construction in progress, are stated at cost less accumulated depreciation. Depreciation and amortization is recorded on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings	Useful lives, 30 to 31.5 years
Building improvements and fixtures	Useful lives, ranging from 3 to 20 years
Tenant improvements	Shorter of economic life or lease terms

Useful lives of its depreciable real estate assets are assessed periodically and accounts for any revisions, which are not material for the periods presented, prospectively. Expenditures for maintenance and repairs are charged to operations as incurred. Significant expenditures that improve or extend the life of the asset are capitalized.

Construction in progress primarily relates to convenience retail property redevelopment projects. Curbline Predecessor capitalized certain direct costs (salaries and related personnel) and incremental internal construction costs of $0.6 million, $0.7 million and $0.5 million in 2023, 2022 and 2021, respectively.

In 2023, Gain on disposition of real estate is a result of condemnation proceeds in excess of land value.

Purchase Price Accounting

Curbline Predecessor’s acquisitions were accounted for as asset acquisitions, and Curbline Predecessor capitalized the acquisition costs incurred. Upon acquisition of properties, Curbline Predecessor estimates the fair value of acquired tangible assets, consisting of land, building and improvements and intangibles, generally including above- and below-market leases and in-place leases. Curbline Predecessor allocates the purchase price to assets acquired and liabilities assumed on a gross basis based on their relative fair values at the date of acquisition.

The fair value of land of an acquired property considers the value of land as if the site were unimproved based on comparable market transactions. The fair value of the building is determined as if it were vacant by applying a capitalization rate to property net operating income based upon market leasing assumptions. Above- and below-market lease values are calculated based on the present value (using a discount rate that reflects the risks associated with the leases acquired) of the difference between contractual rents and estimated market rents,

F-11

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

measured over a period equal to the remaining term of the lease for above-market leases and the remaining term plus the estimated term of any below-market, renewal options for below-market leases. The capitalized above- and below-market lease values are amortized to base rental revenue over the related lease term plus fixed-rate renewal options, as appropriate. The value of acquired in-place leases is recorded based on the present value of the estimated gross monthly market rental rate for each individual lease multiplied by the estimated period of time it would take to lease the space to a new tenant. Such amounts are amortized to depreciation and amortization expense over the remaining initial lease term.

Real Estate Impairment Assessment

Curbline Predecessor reviews its individual real estate assets, including undeveloped land and construction in progress, and intangibles for potential impairment indicators whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Impairment indicators are primarily related to changes in estimated hold periods and significant, prolonged decreases in projected cash flows; however, other impairment indicators could occur. Decreases in cash flows may be caused by declines in occupancy, projected losses on potential future sales, market factors, significant changes in projected development costs or completion dates and sustainability of development projects. An asset with impairment indicators is considered impaired when the undiscounted future cash flows are not sufficient to recover the asset’s carrying value. The determination of anticipated undiscounted cash flows is inherently subjective, requiring significant estimates made by management, and considers the most likely expected course of action at the balance sheet date based on current plans, intended holding periods and available market information. For operational real estate assets, the significant valuation assumptions included the capitalization rate used in the income capitalization valuation, as well as the projected property net operating income. If Curbline Predecessor is evaluating the potential sale of an asset, the undiscounted future cash flows analysis is probability-weighted based upon management’s best estimate of the likelihood of the alternative courses of action as of the balance sheet date. If an asset’s carrying value is not recoverable, an impairment loss is recognized based on the excess of the carrying amount of the asset over its fair value. There were no impairment charges recorded during the years ended December 31, 2023, 2022 and 2021.

Real Estate Held for Sale

Curbline Predecessor generally considers assets to be held for sale when management believes that a sale is probable within a year. This generally occurs when a sales contract is executed with no substantive contingencies and the prospective buyer has significant funds at risk. Assets that are classified as held for sale are recorded at the lower of their carrying amount or fair value, less cost to sell. Curbline Predecessor evaluated its property portfolio and did not identify any properties that would meet the above-mentioned criteria for held for sale as of December 31, 2023 and 2022.

Interest Expense

Interest expense paid on Curbline Predecessor’s mortgage indebtedness during the years ended December 31, 2023, 2022 and 2021, aggregated $1.7 million, $1.7 million and $2.2 million, respectively.

Cash and Cash Equivalents

Curbline Predecessor considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Curbline Predecessor maintains cash deposits with major financial institutions, which from time to time may exceed federally insured limits. Curbline Predecessor periodically assesses the financial condition of these institutions and believes that the risk of loss is minimal.

F-12

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Restricted Cash

Restricted cash represents amounts on deposit with financial institutions primarily for debt service payments and real estate taxes, as required pursuant to the applicable loan agreement. For purposes of Curbline Predecessor’s combined statements of cash flows, changes in restricted cash are aggregated with cash and cash equivalents.

Statements of Cash Flows and Supplemental Disclosure of Non-Cash Investing and Financing Information

For the three years ended December 31, 2023, non-cash investing and financing activities related to accounts payable included in Construction in progress were $1.5 million, $3.9 million and $1.3 million, respectively.

Accounts Receivable

Curbline Predecessor makes estimates of the collectability of its accounts receivable related to base rents, including straight-line rentals, expense reimbursements and other revenue or income. Rental income has been reduced for amounts Curbline Predecessor believes are not probable of being collected. Curbline Predecessor analyzes tenant credit worthiness, as well as current economic and tenant-specific sector trends when evaluating the probability of collection of accounts receivable. In evaluating tenant credit worthiness, Curbline Predecessor’s assessment may include a review of payment history, tenant sales performance and financial position. For national tenants, Curbline Predecessor also evaluates projected liquidity, as well as the tenant’s access to capital and the overall health of the particular sector. In addition, with respect to tenants in bankruptcy, Curbline Predecessor makes estimates of the expected recovery of pre-petition and post-petition claims in assessing the probability of collection of the related receivable. The time to resolve these claims may exceed one year. These estimates have a direct impact on Curbline Predecessor’s earnings because once the amount is not considered probable of being collected, earnings are reduced by a corresponding amount until the receivable is collected.

Accounts receivable, excluding straight-line rents receivable, exclude estimated amounts not probable of being collected (including contract disputes) of $0.3 million and $0.1 million at December 31, 2023 and 2022, respectively. Accounts receivable are generally expected to be collected within one year. At December 31, 2023 and 2022, straight-line rents receivable, net of a provision for uncollectible amounts of $0.3 million and $0.2 million, respectively, aggregated $8.0 million and $6.5 million, respectively.

Deferred Financing Costs

External costs and fees incurred in obtaining indebtedness are included in Curbline Predecessor’s combined balance sheets as a direct deduction from the related debt liability, rather than as an asset. The aggregate costs are amortized over the terms of the related debt agreements. Such amortization is reflected in Interest expense in Curbline Predecessor’s combined statements of operations.

Revenue Recognition

For the real estate industry, leasing transactions are not within the scope of the revenue standard. A majority of Curbline Predecessor’s tenant-related revenue is recognized pursuant to lease agreements and is governed by the leasing guidance.

Rental Income

Rental income on the combined statements of operations includes contractual lease payments that generally consist of the following:

•	Fixed-lease payments, which include fixed payments associated with expense reimbursements from tenants for common area maintenance, taxes and insurance from tenants and are recognized on a

F-13

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

straight-line basis over the non-cancelable term of the lease, which generally ranges from one month to 10 years, and include the effects of applicable rent steps and abatements.

•	Variable lease payments, which include overage income, recognized after a tenant’s reported sales have exceeded the applicable sales breakpoint set forth in the applicable lease and percentage income.

•

Variable lease payments associated with expense reimbursements from tenants for common area maintenance, taxes, insurance and other property operating expenses, based upon the tenant’s lease provisions, which are recognized in the period the related expenses are incurred.

•	Lease termination payments, which are recognized upon the effective termination of a tenant’s lease when Curbline Predecessor has no further obligations under the lease.

•	Ancillary and other property-related rental payments, primarily composed of leasing vacant space to temporary tenants, and parking and signage income, which are recognized in the period earned.

For those tenants where Curbline Predecessor is unable to assert that collection of amounts due over the lease term is probable, regardless if Curbline Predecessor has entered into a deferral agreement to extend the payment terms, Curbline Predecessor has categorized these tenants on the cash basis of accounting. As a result, all existing accounts receivable relating to these tenants have been reserved in full, including straight-line rental income, and no rental income is recognized from such tenants once they have been placed on the cash basis of accounting until payments are received. Curbline Predecessor will remove the cash basis designation and resume recording rental income from such tenants on a straight-line basis at such time it believes collection from the tenants is probable based upon a demonstrated payment history, improved liquidity, the addition of credit-worthy guarantors or a recapitalization event.

Leases

Curbline Predecessor’s accounting policies as a lessor exclude from lease payments taxes assessed by a governmental authority that are both imposed on and concurrent with rental income and collected by the lessor from the lessee (e.g., sales tax).

Segments

Curbline Predecessor’s chief operating decision maker may review operational and financial data on a property basis and does not differentiate among properties on a geographical basis for purposes of allocating resources or capital. Curbline Predecessor evaluates individual property performance primarily based on net operating income before depreciation, amortization and certain nonrecurring items.

Fair Value Hierarchy

The standard Fair Value Measurements specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs). The following summarizes the fair value hierarchy:

• Level 1	Quoted prices in active markets that are unadjusted and accessible at the measurement date for identical, unrestricted assets or liabilities;

• Level 2	Quoted prices for identical assets and liabilities in markets that are inactive, quoted prices for similar assets and liabilities in active markets or financial instruments for which significant inputs are observable, either directly or indirectly, such as interest rates and yield curves that are observable at commonly quoted intervals and

• Level 3	Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

F-14

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level input that is significant to the fair value measurement in its entirety. Curbline Predecessor’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability.

4. Acquisitions

In 2023 and 2022, Curbline Predecessor acquired the following convenience retail properties (purchase price in thousands):

Asset	Location	Date Acquired	Purchase Price
Parker Keystone	Denver, Colorado	January 2023	$11,000
Foxtail Center	Timonium, Maryland	January 2023	15,075
Barrett Corners	Kennesaw, Georgia	April 2023	15,600
Alpha Soda Center	Alpharetta, Georgia	May 2023	9,400
Briarcroft Center	Houston, Texas	May 2023	23,500
Towne Crossing Shops	Midlothian, Virginia	July 2023	4,200
Oaks at Slaughter	Austin, Texas	August 2023	14,100
Marketplace at 249	Houston, Texas	September 2023	9,800
Point at University	Charlotte, North Carolina	October 2023	8,900
Estero Crossing	Estero, Florida	October 2023	17,122
Presidential Plaza North	Snellville, Georgia	November 2023	7,420
Shops at Lake Pleasant	Peoria, Arizona	December 2023	29,000

			$165,117

Asset	Location	Date Acquired	Purchase Price
Artesia Village	Scottsdale, Arizona	January 2022	$14,500
Shops at Casselberry	Casselberry, Florida	February 2022	3,151
Shops at Boca Center	Boca Raton, Florida	March 2022	90,000
Shoppes of Crabapple	Alpharetta, Georgia	April 2022	4,350
La Fiesta Square	Lafayette, California	May 2022	60,798
Lafayette Mercantile	Lafayette, California	May 2022	43,000
Shops at Tanglewood	Houston, Texas	June 2022	22,150
Boulevard at Marketplace	Fairfax, Virginia	June 2022	10,448
Fairfax Marketplace	Fairfax, Virginia	June 2022	16,038
Fairfax Pointe	Fairfax, Virginia	June 2022	8,394
Parkwood Shops	Atlanta, Georgia	July 2022	8,400
Chandler Center	Chandler, Arizona	August 2022	5,250
Shops at Power and Baseline	Mesa, Arizona	August 2022	4,600
Northsight Plaza	Scottsdale, Arizona	August 2022	6,150
Broadway Center	Tempe, Arizona	August 2022	7,000
Shops on Montview	Denver, Colorado	November 2022	5,762

			$309,991

F-15

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

The fair value of acquisitions was allocated as follows ($ in thousands):

			Weighted-Average Amortization Period (in Years)
	2023	2022	2023		2022
Land	$56,174	$86,677	N/A		N/A
Buildings	94,260	200,442	(A	)	(A	)
Tenant improvements	5,720	3,893	(A	)	(A	)
In-place leases (including lease origination costs and fair market value of leases)	16,480	24,386	7.1		6.4
Other assets acquired	—	379	N/A		N/A

	172,634	315,777
Less: Below-market leases	(8,330)	(8,741)	16.0		13.7
Less: Other liabilities assumed	(881)	(2,449)	N/A		N/A

Net assets acquired	$163,423	$304,587

(A)	Depreciated in accordance with Curbline Predecessor’s policy (Note 3).

Total consideration for the acquisitions in 2023 and 2022 was paid in cash. In 2021, Curbline Predecessor acquired five assets for an aggregate purchase price of $89.1 million. Included in Curbline Predecessor’s combined statements of operations are $6.3 million, $15.0 million and $3.3 million in total revenues from the date of acquisition through December 31, 2023, 2022 and 2021, respectively, for properties acquired during each of the respective years.

5. Intangible Assets and Liabilities

Intangible assets and liabilities consist of the following (in thousands):

	December 31, 2023
	Asset	Accumulated Amortization	Net
Intangible assets, net:
In-place leases	$46,839	$(20,277)	$26,562
Above-market leases	3,458	(1,706)	1,752
Lease origination costs	8,548	(2,678)	5,870
Tenant relationships	651	(505)	146

Total intangible assets, net	$59,496	$(25,166)	$34,330

	Liability	Accumulated Amortization	Net
Below-market leases, net	$25,893	$(4,650)	$21,243

F-16

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

	December 31, 2022
	Asset	Accumulated Amortization	Net
Intangible assets, net:
In-place leases	$34,844	$(13,930)	$20,914
Above-market leases	3,114	(1,233)	1,881
Lease origination costs	5,629	(1,566)	4,063
Tenant relationships	651	(482)	169

Total intangible assets, net	$44,238	$(17,211)	$27,027

	Liability	Accumulated Amortization	Net
Below-market leases, net	$17,927	$(2,956)	$14,971

Amortization expense related to Curbline Predecessor’s intangibles, excluding above- and below-market leases, was as follows (in thousands):

Year	Expense
2023	$8,125
2022	7,607
2021	3,441

Curbline Predecessor recorded contra revenue for above-market leases of $0.6 million, $0.5 million and $0.2 million for the years ended December 31, 2023, 2022 and 2021, respectively. Curbline Predecessor recorded revenue for below-market leases of $2.1 million, $1.5 million and $0.8 million for the years ended December 31, 2023, 2022 and 2021, respectively. These items are included in Rental income within the combined statements of operations.

Estimated net future amortization associated with Curbline Predecessor’s intangibles is as follows (in thousands):

Year	Income	Expense
2024	$1,731	$8,004
2025	1,664	6,246
2026	1,612	4,907
2027	1,532	3,690
2028	1,394	2,786

6. Leases

Space in Curbline Predecessor’s convenience retail properties is leased to tenants pursuant to agreements that provide for terms generally ranging from one month to 10 years and for rents which, in some cases, are subject to upward adjustments based on operating expense levels, sales volume or contractual increases as defined in the lease agreements.

F-17

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

The scheduled future minimum rental income from rental properties under the terms of all non-cancelable tenant leases (including those on the cash basis), assuming no new or renegotiated leases or option extensions, as determined under Topic 842 for such premises for the years ending December 31, were as follows (in thousands):

Year	December 31,
2024	$74,627
2025	67,605
2026	60,521
2027	53,008
2028	41,358
Thereafter	113,013

Total	$410,132

7. Mortgage Indebtedness

The terms of Curbline Predecessor’s outstanding mortgages payable at December 31, 2023 and 2022 were as follows ($ in thousands):

	Interest Rate	Maturity Date	December 31,
Name			2023	2022
Shoppes at Addison Place (North), Florida(A)	4.70%	February 2025	$8,701	$8,879
Shoppes at Addison Place (South), Florida(A)	3.77%	February 2025	6,586	6,877
Shoppes at Addison Place (Outlot), Florida(A)	3.77%	February 2025	1,264	1,319
Southtown Center, Florida(A)	4.20%	May 2025	9,100	9,100
Concourse Village, Florida(B)	4.86%	February 2024	—	12,409

			25,651	38,584
Unamortized fair market value of assumed debt			201	516
Deferred financing costs, net of accumulated amortization of $250 and $335, respectively			(94)	(255)

			$25,758	$38,845

(A)	Repaid in May 2024.
(B)	Repaid in December 2023.

The mortgage indebtedness, collateralized by real estate with a net book value of $56.2 million at December 31, 2023, and related tenant leases are generally due in monthly installments of principal and/or interest. There are no covenants associated with any of the mortgages.

8. Financial Instruments and Fair Value Measurements

The following methods and assumptions were used by Curbline Predecessor in estimating fair value disclosures of financial instruments:

Cash and Cash Equivalents, Restricted Cash, Accounts Receivable and Accounts Payable and Other Liabilities

The carrying amounts reported in Curbline Predecessor’s combined balance sheets for these financial instruments approximated fair value because of their short-term maturities.

Debt

The fair market value of debt is estimated using a discounted cash flow technique that incorporates future contractual interest and principal payments and a market interest yield curve with adjustments for duration,

F-18

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

optionality and risk profile, including Curbline Predecessor’s non-performance risk and loan to value, and is classified as Level 3 in the fair value hierarchy.

Considerable judgment is necessary to develop estimated fair values of financial instruments. Accordingly, the estimates presented are not necessarily indicative of the amounts Curbline Predecessor could realize on disposition of the financial instruments. The carrying amount of debt was $25.8 million and $38.8 million at December 31, 2023 and 2022, respectively. The fair value of mortgage indebtedness was $24.8 million and $36.8 million at December 31, 2023 and 2022, respectively.

9. Commitments and Contingencies

Legal Matters

Curbline Predecessor and its subsidiaries are subject to various legal proceedings, which, taken together, are not expected to have a material adverse effect on Curbline Predecessor. Curbline Predecessor is also subject to a variety of legal actions for personal injury or property damage arising in the ordinary course of its business, most of which are covered by insurance. While the resolution of all matters cannot be predicted with certainty, management believes that the final outcome of such legal proceedings and claims will not have a material adverse effect on Curbline Predecessor’s liquidity, financial position or results of operations.

Commitments and Guaranties

In conjunction with the redevelopment of various convenience retail properties, Curbline Predecessor had entered into commitments with general contractors aggregating approximately $1.0 million for its properties as of December 31, 2023. These obligations, composed principally of construction contracts, are generally due within 12 to 24 months, as the related construction costs are incurred, and are expected to be financed through operating cash flow. These contracts typically can be changed or terminated without penalty.

Curbline Predecessor routinely enters into contracts for the maintenance of its properties. These contracts typically can be canceled upon 30 to 60 days’ notice without penalty. At December 31, 2023, Curbline Predecessor had purchase order obligations, typically payable within one year, aggregating approximately $0.6 million related to the maintenance of its properties and general and administrative expenses.

10. Non-Controlling Interests

In 2021, Curbline Predecessor acquired its partner’s 33% interest in Paradise Village Gateway (Phoenix, Arizona), which had a value of non-controlling interest of negative $1.1 million, for $5.5 million. In 2022, Curbline Predecessor paid an additional $0.4 million in earnouts, which are reflected in Curbline Predecessor’s combined statements of equity.

11. Subsequent Events

In connection with the preparation of these combined financial statements, subsequent events were evaluated through June 28, 2024, the date these combined financial statements were available to be issued.

In May 2024, Curbline Predecessor repaid all of its mortgages outstanding at December 31, 2023.

From January 1, 2024 through June 28, 2024, Curbline Predecessor acquired seven convenience retail properties for an aggregate price of $73.8 million.

In June 2024, SITE Centers Corp. sold two properties to unrelated third-parties including land which was subject to intercompany ground leases with Curbline Predecessor having initial terms of 90-years and 99-years, respectively, with a fixed, prepaid rent of $1. The buyers of these properties assumed the in-place below-market ground leases with Curbline Predecessor resulting in Curbline Predecessor recording a right of use asset of approximately $13.7 million.

F-19

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

SCHEDULE II

Curbline Properties Corp. Predecessor

Valuation and Qualifying Accounts and Reserves

For the Years Ended December 31, 2023, 2022 and 2021

(In thousands)

	Balance at Beginning of Year	Charged to Expense	Deductions	Balance at End of Year
Allowance for uncollectible accounts:(A)
Year ended December 31, 2023	$146	$17	$(97)	$260
Year ended December 31, 2022	$—	$146	$—	$146
Year ended December 31, 2021	$65	$—	$65	$—

(A)	Includes allowances on accounts receivable and straight-line rents.

F-20

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

SCHEDULE III

Curbline Properties Corp. Predecessor

Real Estate and Accumulated Depreciation

December 31, 2023

(In thousands)

	Initial Cost		Total Cost(1)				Total Cost, Net of Accumulated Depreciation		Date of Construction (C) Acquisition (A)
Location	Land	Buildings & Improvements	Land	Buildings & Improvements(2)	Total	Accumulated Depreciation(3)		Encumbrances(4)
Chandler, AZ	$1,417	$3,490	$1,417	$3,497	$4,914	$187	$4,727	—	2022 (A)
Mesa, AZ	1,486	3,202	1,486	3,202	4,688	160	4,528	—	2022 (A)
Peoria, AZ	11,048	16,918	11,048	16,918	27,966	—	27,966	—	2023 (A)
Phoenix, AZ	5,631	4,177	5,631	5,647	11,278	3,486	7,792	—	1999 (A)
Phoenix, AZ	7,496	9,488	7,496	14,390	21,886	9,083	12,803	—	2003 (A)
Scottsdale, AZ	6,424	7,684	6,424	7,697	14,121	547	13,574	—	2022 (A)
Scottsdale, AZ	1,756	4,404	1,756	4,404	6,160	240	5,920	—	2022 (A)
Tempe, AZ	2,451	4,640	2,451	4,660	7,111	262	6,849	—	2022 (A)
Lafayette, CA	21,431	36,076	21,432	36,086	57,518	2,170	55,348	—	2022 (A)
Lafayette, CA	6,808	32,751	6,808	33,332	40,140	1,990	38,150	—	2022 (A)
Roseville, CA	5,174	14,031	5,174	14,694	19,868	2,641	17,227	—	2014 (A)
Roseville, CA	6,544	21,423	6,544	22,994	29,538	9,029	20,509	—	2014 (A)
Fontana, CA	3,661	8,993	3,661	9,444	13,105	2,828	10,277	—	2014 (A)
Denver, CO	5,188	3,450	5,188	7,451	12,639	1,272	11,367	—	2003 (A)
Denver, CO	1,222	4,305	1,223	4,490	5,713	182	5,531	—	2022 (A)
Parker, CO	2,474	7,842	2,456	7,842	10,298	299	9,999	—	2023 (A)
Parker, CO	3,553	8,345	3,553	9,213	12,766	2,960	9,806	—	2003 (A)
Boca Raton, FL	23,120	58,982	23,120	62,549	85,669	3,599	82,070	—	2022 (A)
Brandon, FL	734	2,682	734	3,036	3,770	1,118	2,652	—	2013 (A)
Casselberry, FL	3,002	1,052	3,002	1,052	4,054	93	3,961	—	2022 (A)
Delray Beach, FL	12,664	26,006	12,664	26,240	38,904	2,404	36,500	16,551	2021 (A)
Estero, FL	3,504	13,286	3,504	13,300	16,804	84	16,720	—	2023 (A)
Jupiter, FL	8,764	20,051	8,764	21,873	30,637	2,431	28,206	—	2020 (A)
Miami, FL	11,217	19,555	11,217	40,091	51,308	20,648	30,660	—	2007 (C)
Naples, FL	1,557	2,316	1,557	2,852	4,409	928	3,481	—	2013 (A)
Palm Harbor, FL	1,137	4,089	1,137	5,799	6,936	4,581	2,355	—	1995 (A)
Plantation, FL	3,842	2,198	3,842	2,763	6,605	1,449	5,156	—	2007 (A)
Tamarac, FL	2,333	2,611	2,333	2,709	5,042	292	4,750	—	2021 (A)
Tampa, FL	10,000	10,907	10,000	11,358	21,358	1,647	19,711	9,100	2019 (A)
Winter Garden, FL	20,340	25,345	20,340	27,959	48,299	8,993	39,306	—	2013 (A)
Alpharetta, GA	1,370	3,003	1,370	3,007	4,377	202	4,175	—	2022 (A)
Alpharetta, GA	1,489	7,489	1,490	7,542	9,032	189	8,843	—	2023 (A)
Atlanta, GA	12,358	17,103	12,365	17,590	29,955	1,579	28,376	—	2021 (A)
Atlanta, GA	2,719	5,379	2,719	5,406	8,125	301	7,824	—	2022 (A)
Cumming, GA	4,421	4,693	4,421	7,014	11,435	4,387	7,048	—	2003 (A)
Cumming, GA	2,432	9,148	2,432	9,989	12,421	3,425	8,996	—	2013 (A)
Douglasville, GA	616	191	616	244	860	40	820	—	2018 (A)
Kennesaw, GA	3,819	10,807	3,826	11,007	14,833	293	14,540	—	2023 (A)
Snellville, GA	4,077	2,217	4,079	2,217	6,296	13	6,283	—	2023 (A)
Snellville, GA	1,638	1,514	1,638	2,463	4,101	1,140	2,961	—	2007 (A)
Timonium, MD	4,380	9,921	4,366	9,957	14,323	363	13,960	—	2023 (A)
Framingham, MA	5,173	208	5,173	8,156	13,329	188	13,141	—	2013 (A)
Freehold, NJ	2,460	2,475	3,166	12,677	15,843	1,826	14,017	—	2005 (C)
Hamilton, NJ	5,382	3,542	5,382	5,385	10,767	3,302	7,465	—	2003 (A)
Voorhees, NJ	613	251	613	984	1,597	59	1,538	—	2020 (A)
Charlotte, NC	1,201	1,772	1,201	4,453	5,654	896	4,758	—	2012 (A)
Charlotte, NC	1,911	6,892	1,904	6,892	8,796	43	8,753	—	2023 (A)
Charlotte, NC	1,792	—	1,506	8,303	9,809	1,289	8,520	—	2017 (A)
Cornelius, NC	4,382	15,184	4,190	29,164	33,354	12,672	20,682	—	2007 (A)
Columbus, OH	6,322	9,143	6,322	14,154	20,476	5,465	15,011	—	2011 (A)
Portland, OR	751	290	751	1,283	2,034	116	1,918	—	2012 (A)

F-21

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

SCHEDULE III

Curbline Properties Corp. Predecessor

Real Estate and Accumulated Depreciation

December 31, 2023

(In thousands)

	Initial Cost		Total Cost(1)				Total Cost, Net of Accumulated Depreciation		Date of Construction (C) Acquisition (A)
Location	Land	Buildings & Improvements	Land	Buildings & Improvements(2)	Total	Accumulated Depreciation(3)		Encumbrances(4)
Austin, TX	5,000	8,838	5,521	8,272	13,793	106	13,687	—	2023 (A)
Houston, TX	2,141	6,689	2,141	6,881	9,022	62	8,960	—	2023 (A)
Houston, TX	15,189	6,531	15,204	6,541	21,745	184	21,561	—	2023 (A)
Houston, TX	2,743	18,506	2,743	18,458	21,201	1,011	20,190	—	2022 (A)
Round Rock, TX	3,467	8,839	3,467	9,533	13,000	1,421	11,579	—	2019 (A)
San Antonio, TX	1,866	10,183	1,866	12,328	14,194	7,824	6,370	—	2002 (C)
Charlottesville, VA	1,400	2,537	1,396	2,537	3,933	168	3,765	—	2021 (A)
Charlottesville, VA	2,181	6,571	2,181	7,113	9,294	593	8,701	—	2021 (A)
Fairfax, VA	4,377	10,868	4,377	11,357	15,734	592	15,142	—	2022 (A)
Fairfax, VA	1,830	6,206	1,830	6,227	8,057	345	7,712	—	2022 (A)
Fairfax, VA	4,532	5,221	4,532	5,588	10,120	333	9,787	—	2022 (A)
Midlothian, VA	634	3,499	633	3,499	4,132	49	4,083	—	2023 (A)
Richmond, VA	4,829	791	4,829	831	5,660	89	5,571	—	2020 (A)

	$315,473	$586,800	$316,212	$694,594	$1,010,806	$136,168	$874,638	$25,651

(1)	The aggregate cost for federal income tax purposes was approximately $0.9 billion at December 31, 2023.
(2)	Includes $13.5 million of construction in progress at December 31, 2023.
(3)	Depreciation and amortization is recorded on a straight-line basis over the estimated useful lives of the assets as follows:

Buildings	Useful lives, ranging from 30 to 31.5 years
Building improvements and fixtures	Useful lives, ranging from 3 to 20 years
Tenant improvements	Shorter of economic life or lease terms

(4)	Excludes fair market value of debt adjustments and net loan costs aggregating $0.1 million.

The changes in Total Real Estate Assets are as follows (in thousands):

	For the Year Ended December 31,
	2023	2022	2021
Balance at beginning of year	$834,568	$525,358	$433,610
Acquisitions	156,154	291,012	85,629
Improvements	20,919	21,955	6,986
Disposals	(835)	(3,757)	(867)

Balance at end of year	$1,010,806	$834,568	$525,358

The changes in Accumulated Depreciation and Amortization are as follows (in thousands):

	2023	2022	2021
Balance at beginning of year	$113,561	$98,467	$87,996
Depreciation for year	23,868	19,020	11,563
Disposals	(1,261)	(3,926)	(1,092)

Balance at end of year	$136,168	$113,561	$98,467

F-22

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Curbline Properties Corp. Predecessor

COMBINED BALANCE SHEETS

(Unaudited, In thousands)

	June 30, 2024	December 31, 2023
Assets
Land	$341,666	$316,212
Buildings	667,281	622,414
Fixtures and tenant improvements	66,120	58,676

	1,075,067	997,302
Less: Accumulated depreciation	(149,380)	(136,168)

	925,687	861,134
Construction in progress	12,852	13,504

Total real estate assets, net	938,539	874,638

Cash and cash equivalents	1,526	566
Restricted cash	—	155
Accounts receivable	11,535	11,528
Intangible assets, net	50,720	34,330
Other assets	2,338	415

	$1,004,658	$921,632

Liabilities and Equity
Mortgage indebtedness, net	$—	$25,758
Below-market leases, net	21,961	21,243
Accounts payable and other liabilities	17,177	11,993

Total liabilities	39,138	58,994

Commitments and contingencies (Note 6)
Equity
Curbline Predecessor equity	965,520	862,638

Total equity	965,520	862,638

	$1,004,658	$921,632

The accompanying notes are an integral part of these unaudited combined financial statements.

F-23

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Curbline Properties Corp. Predecessor

COMBINED STATEMENTS OF OPERATIONS

(Unaudited, In thousands)

	Six Months Ended June 30,
	2024	2023
Revenues from operations:
Rental income	$55,810	$43,636
Other income	385	319

	56,195	43,955

Rental operation expenses:
Operating and maintenance	5,991	5,009
Real estate taxes	5,996	5,377
General and administrative	3,725	2,309
Depreciation and amortization	18,611	15,194

	34,323	27,889

Other expense:
Interest expense	(416)	(779)
Other expense	(7,245)	(681)

	(7,661)	(1,460)

Net income attributable to Curbline Predecessor	$14,211	$14,606

The accompanying notes are an integral part of these unaudited combined financial statements.

F-24

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Curbline Properties Corp. Predecessor

COMBINED STATEMENTS OF EQUITY

(Unaudited, In thousands)

Curbline Predecessor Equity
Balance, December 31, 2023	$862,638
Net transactions with SITE Centers	88,671
Net income	14,211

Balance, June 30, 2024	$965,520

Curbline Predecessor Equity
Balance, December 31, 2022	$691,778
Net transactions with SITE Centers	56,480
Net income	14,606

Balance, June 30, 2023	$762,864

The accompanying notes are an integral part of these unaudited combined financial statements.

F-25

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Curbline Properties Corp. Predecessor

COMBINED STATEMENTS OF CASH FLOWS

(Unaudited, In thousands)

	Six Months Ended June 30,
	2024	2023
Cash flow from operating activities:
Net income	$14,211	$14,606
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation and amortization	18,611	15,194
Amortization and write-off of debt issuance costs	93	77
Assumption of buildings due to ground lease terminations	(2,678)	—
Net change in accounts receivable	(7)	(114)
Net change in accounts payable and other liabilities	3,211	2,441
Net change in other operating assets	(1,110)	(600)

Total adjustments	18,120	16,998

Net cash flow provided by operating activities	32,331	31,604

Cash flow from investing activities:
Real estate acquired, net of liabilities	(72,266)	(74,783)
Real estate redeveloped and improvements to operating real estate	(8,610)	(12,394)

Net cash flow used for investing activities	(80,876)	(87,177)
Cash flow from financing activities:
Repayment of mortgage debt	(25,651)	(422)
Transactions with SITE Centers	75,001	56,480

Net cash flow provided by financing activities	49,350	56,058
Net increase in cash, cash equivalents and restricted cash	805	485
Cash, cash equivalents and restricted cash, beginning of period	721	590

Cash, cash equivalents and restricted cash, end of period	$1,526	$1,075

The accompanying notes are an integral part of these unaudited combined financial statements.

F-26

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Notes to Combined Financial Statements (Unaudited)

1. Nature of Business

On October 30, 2023, SITE Centers Corp. (“SITE Centers”) announced that it intended to separate its portfolio of convenience retail properties from the rest of its operations (collectively, the “Curbline Business” or “Curbline Predecessor”), into a separate publicly-traded company expected to separate on or around October 1, 2024. To accomplish this separation, in October 2023, SITE Centers formed a Maryland corporation, Curbline Properties Corp. (“Curbline” or the “Company”), to own the Curbline Business. The separation will be effected by means of a pro rata special distribution of all outstanding shares of Curbline common stock to the holders of SITE Centers common shares as of the record date for the distribution (the “Distribution”).

As of June 30, 2024, Curbline Predecessor consisted of 72 assets comprising approximately 2.4 million square feet of gross leasable area (“GLA”) located in the United States and are geographically diversified principally across the Southeast, Mid-Atlantic, Southwest and Mountain regions along with Texas.

Following the separation from SITE Centers, Curbline plans to elect to be treated as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2024 and intends to maintain its status as a REIT for U.S. federal income taxes purposes in future periods.

The Curbline Business is operated as one segment, which owns and operates convenience retail properties. The tenant base of the Curbline Business primarily includes a diversified mixture of national and local retail tenants. Consequently, the Curbline Business’ credit risk is concentrated in the retail industry.

2. Basis of Presentation

The accompanying historical combined financial statements and related notes of the Curbline Business do not represent the balance sheets, statements of operations and cash flows of a legal entity, but rather a combination of entities under common control that have been “carved-out” of SITE Centers’ consolidated financial statements in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). All intercompany transactions and balances have been eliminated in combination. The preparation of these combined financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the dates of the combined financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

As of June 30, 2024, the Curbline Predecessor portfolio consisted of 72 convenience retail properties, of which 27 properties were carved out of existing shopping centers owned by SITE Centers. Curbline Predecessor’s process of allocating the land value to the carved-out properties was to conclude on the acquisition date the fair value per square foot of convenience retail land with the residual value allocated to the existing shopping center which was validated with market comparisons. Curbline Predecessor’s process of allocating the building value at the carved-out convenience retail property as compared to the shopping center, is based on annualized base rent as of the date of acquisition or based on specific identification of costs for ground up developments as of the date placed in service. Curbline Predecessor’s process of allocating mortgage indebtedness and interest expense for these properties was based on the percentage of total assets at acquisition date or refinancing. The mortgages related to the carved-out assets were repaid during the years ended December 31, 2022 and 2021.

These combined financial statements reflect the revenues and direct expenses of Curbline Predecessor and include material assets and liabilities of SITE Centers that are specifically attributable to the Curbline Business. Curbline Predecessor equity in these combined financial statements represents the excess of total assets over total liabilities. Curbline Predecessor equity is impacted by contributions from and distributions to SITE Centers, which are the result of treasury activities and net funding provided by or distributed to SITE Centers prior to the Distribution, as well as the allocated costs and expenses described below.

F-27

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

Further, the combined financial statements include an allocation of indirect costs and expenses incurred by SITE Centers related to the Curbline Business, primarily consisting of compensation and other general and administrative costs that have been allocated using the relative percentage of GLA of the Curbline Business and SITE Centers’ management’s knowledge of the Curbline Business. The amounts allocated in the accompanying combined financial statements are not necessarily indicative of the actual amount of such indirect expenses that would have been recorded had Curbline Predecessor been a separate independent entity. SITE Centers believes the assumptions underlying SITE Centers’ allocation of indirect expenses are reasonable.

Unaudited Interim Financial Statements

These financial statements have been prepared by Curbline Predecessor in accordance with U.S. GAAP for interim financial information and the applicable rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all information and footnotes required by U.S. GAAP for complete financial statements. However, in the opinion of management, the interim financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results of the periods presented. The results of operations for the six months ended June 30, 2024 and 2023, are not necessarily indicative of the results that may be expected for the full year. These unaudited combined financial statements should be read in conjunction with the audited combined financial statements and notes thereto which are included in this Information Statement.

3. Summary of Significant Accounting Policies

Statements of Cash Flows and Supplemental Disclosure of Non-Cash Investing and Financing Information

Non-cash investing and financing activities are summarized as follows (in millions):

	Six Months Ended June 30,
	2024	2023
Accounts payable related to construction in progress	$1.0	$2.5
Assumption of buildings due to ground lease terminations	2.7	—
Recognition of below market ground lease assets	13.7	—

Mortgage Indebtedness

In May 2024, Curbline Predecessor repaid all of its mortgages outstanding at December 31, 2023.

4. Acquisitions

In the first six months of 2024, Curbline Predecessor acquired the following convenience retail properties (purchase price in thousands):

Asset	Location	Date Acquired	Purchase Price
Grove at Harper’s Preserve	Conroe, Texas	February 2024	$10,650
Shops at Gilbert Crossroads	Gilbert, Arizona	March 2024	8,460
Wilmette Center	Wilmette, Illinois	May 2024	2,850
Sunrise Plaza	Vero Beach, Florida	May 2024	5,500
Meadowmont Village	Chapel Hill, North Carolina	May 2024	26,534
Red Mountain Corner	Phoenix, Arizona	June 2024	2,100
Roswell Market Center	Roswell, Georgia	June 2024	17,750

			$73,844

F-28

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

The fair value of acquisitions was allocated as follows ($ in thousands):

		Weighted- Average Amortization Period (in Years)
Land	$25,895	N/A
Buildings	38,976	(A	)
Tenant improvements	2,624	(A	)
In-place leases (including lease origination costs and fair market value of leases)	7,756	7.6
Other assets assumed	31	N/A

	75,282
Less: Below-market leases	(2,278)	15.4
Less: Other liabilities assumed	(738)	N/A

Net assets acquired	$72,266

(A)	Depreciated in accordance with Curbline Predecessor’s policy.

Total consideration for the acquisitions was paid in cash. Included in Curbline Predecessor’s combined statements of operations for the six months ended June 30, 2024 is $0.8 million in total revenues from the date of acquisition through June 30, 2024 for properties acquired in 2024.

5. Intangible Assets and Liabilities

Intangible assets and liabilities consist of the following (in thousands):

	June 30, 2024
	Asset	Accumulated Amortization	Net
Intangible assets, net:
In-place leases	$51,956	$(23,510)	$28,446
Above-market leases	3,769	(1,886)	1,883
Lease origination costs	9,857	(3,270)	6,587
Tenant relationships	651	(517)	134
Below market ground lease (as lessee)(A)	13,670	—	13,670

Total intangible assets, net	$79,903	$(29,183)	$50,720

	Liability	Accumulated Amortization	Net
Below-market leases, net	$27,595	$(5,634)	$21,961

(A)

In connection with two assets sold by SITE Centers in June 2024 to unrelated third parties, intercompany ground leases related to certain portions of land that had initial terms of 90-years and 99-years, respectively, with a fixed, prepaid rent of $1 were assumed by the buyers. Such intercompany ground leases were previously eliminated in consolidation and treated as a sale leaseback when the shopping centers were sold. The leased back land pertains to land underlying convenience assets that were retained by Curbline Predecessor. Upon sale of the shopping centers, Curbline Predecessor recognized below-market ground lease assets of approximately $13.7 million.

F-29

Confidential Treatment Requested by Curbline Properties Corp.

Pursuant to 17 C.F.R. Section 200.83

	December 31, 2023
	Asset	Accumulated Amortization	Net
Intangible assets, net:
In-place leases	$46,839	$(20,277)	$26,562
Above-market leases	3,458	(1,706)	1,752
Lease origination costs	8,548	(2,678)	5,870
Tenant relationships	651	(505)	146

Total intangible assets, net	$59,496	$(25,166)	$34,330

	Liability	Accumulated Amortization	Net
Below-market leases, net	$25,893	$(4,650)	$21,243

6. Commitments and Contingencies

Legal Matters

Curbline Predecessor and its subsidiaries are subject to various legal proceedings, which, taken together, are not expected to have a material adverse effect on Curbline Predecessor. Curbline Predecessor is also subject to a variety of legal actions for personal injury or property damage arising in the ordinary course of its business, most of which are covered by insurance. While the resolution of all matters cannot be predicted with certainty, management believes that the final outcome of such legal proceedings and claims will not have a material adverse effect on Curbline Predecessor’s liquidity, financial position or results of operations.

Commitments and Guaranties

In conjunction with the redevelopment of various convenience retail properties, Curbline Predecessor had entered into commitments with general contractors aggregating approximately $0.7 million for its properties as of June 30, 2024. These obligations, composed principally of construction contracts, are generally due within 12 to 24 months, as the related construction costs are incurred, and are expected to be financed through operating cash flow. These contracts typically can be changed or terminated without penalty.

Curbline Predecessor routinely enters into contracts for the maintenance of its properties. These contracts typically can be canceled upon 30 to 60 days’ notice without penalty. At June 30, 2024, Curbline Predecessor had purchase order obligations, typically payable within one year, aggregating approximately $0.6 million related to the maintenance of its properties and general and administrative expenses.

7. Subsequent Events

In connection with the preparation of these combined financial statements, subsequent events were evaluated through August 16, 2024, the date these combined financial statements were available to be issued.

From July 1, 2024 through August 16, 2024, Curbline Predecessor acquired two convenience retail properties for an aggregate price of $26.7 million.

F-30